Exhibit (a)(1)(A)

TCW DIRECT LENDING LLC

and its wholly owned subsidiary,

TCW MIDDLE MARKET LENDING OPPORTUNITIES BDC, INC.

Offer to Exchange Limited Liability Company Units of

TCW DIRECT LENDING LLC

for Shares of Common Stock of

TCW MIDDLE MARKET LENDING OPPORTUNITIES BDC, INC.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY

TIME, ON JUNE 21, 2018 UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

TCW Direct Lending LLC (“Direct Lending,” also known as “Fund VI”), together with its wholly owned subsidiary, TCW Middle Market Lending Opportunities BDC, Inc. (the “Extension Fund”), is offering to exchange (the “exchange offer”) outstanding common limited liability company units of Direct Lending (“Units”) that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equivalent number of shares of common stock, par value $0.001 per share, of the Extension Fund (“Common Stock”).

Each Unit represents an initial capital commitment to Direct Lending of $100.

For each Unit tendered and accepted in the exchange offer, you will receive one share of Common Stock. The obligation of Direct Lending and the Extension Fund to exchange Units for shares of Common Stock is subject to the terms and conditions listed under “The Exchange Offer—Conditions to Completion of the Exchange Offer,” including that at least 5,033,675 Units of Direct Lending (approximately 25% of the outstanding Units) are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

At the time of the completion of the exchange offer, a pro rata share of all of the assets and liabilities held by Direct Lending immediately prior to the completion of the exchange offer, including each of Direct Lending’s portfolio investments, will be transferred to the Extension Fund in proportion to the number of Units that are validly tendered and accepted for exchange, as described herein. Following the closing of the exchange offer and the other related transactions described herein, the Extension Fund will no longer be a subsidiary of Direct Lending.

Each tendering unitholder will also be required to enter into a new subscription agreement with the Extension Fund pursuant to which the unitholder will make a capital commitment to the Extension Fund to purchase additional shares of Common Stock. The aggregate amount of each capital commitment will equal the pro rata portion of the tendering unitholder’s available commitment to Direct Lending as of the closing date of the exchange offer corresponding to the percentage of its Units tendered and accepted for exchange relative to all Units held by the tendering unitholder as of the date of the Extension Fund’s acceptance of the subscription agreement, subject to the terms and conditions thereof. Each tendering unitholder may confirm the amount of its available commitment to Direct Lending by contacting TCW Asset Management Company LLC (the “Adviser”) prior to the execution and delivery of its subscription agreement.

You should read carefully the terms and conditions of the exchange offer described in this offer to exchange memorandum (“Offer to Exchange”). Although the boards of directors of Direct Lending and the Extension Fund have approved the exchange offer, none of Direct Lending, the Extension Fund or any of their respective directors or officers, the Adviser or any of the dealer managers makes any recommendation, or authorizes any person to make a recommendation, as to whether you should exchange all, some or none of your Units. You must make your own decision after reading this document and consulting with your advisors.

Direct Lending is a closed-end, non-diversified management investment company that is a Delaware limited liability company. The Extension Fund is incorporated in Delaware and will operate as a closed-end, non-diversified management investment company. Direct Lending has elected, and the Extension Fund will elect, to be regulated as a business development company under the Investment Company Act of 1940, as amended. Direct Lending is, and the Extension Fund will be, externally managed by the Adviser, a wholly owned subsidiary of The TCW Group, Inc. The investment objective of both Direct Lending and the Extension Fund is to generate attractive risk-adjusted returns primarily through direct investments in senior secured loans to middle-market companies or other issuers. Units of Direct Lending are not, and shares of Common Stock of the Extension Fund will not be, currently listed on any national securities exchange. Subsequent to the closing of the exchange offer, subject to market conditions, the Extension Fund expects to conduct an initial public offering and a listing of its Common Stock. However, there can be no assurance when an initial public offering and listing will, if ever, be completed.

See “Risk Factors” beginning on page 33 for a discussion of factors that you should consider in connection with the exchange offer.

This document concisely describes the Extension Fund, the exchange offer and other related matters that you ought to know before tendering Units in the exchange offer and should be retained for future reference. You can also obtain information about Direct Lending and the Extension Fund from documents that each has filed or will file with the Securities and Exchange Commission (“SEC”), and such documents are available upon oral or written request and without charge from the Adviser. See “Incorporation by Reference” and “Where You Can Find More Information” for instructions on how to obtain such information.

Ownership of the Common Stock is subject to risks, including the risk of total loss of investment. The types of securities in which the Extension Fund will invest are subject to special risks. For example, the Extension Fund will invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” are subject to significant risks with respect to their respective issuers’ ability to pay interest and repay principal.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be exchanged under this Offer to Exchange or determined if this Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

THE SECURITIES BEING OFFERED PURSUANT TO THIS EXCHANGE OFFER ARE BEING OFFERED PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), PROVIDED BY RULE 506(B) UNDER SECTION (4)(A)(2) OF THE SECURITIES ACT, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

TCW Direct Lending LLC 200 Clarendon Street, 51st Floor Boston, MA 02116 (617) 936-2275	TCW Middle Market Lending Opportunities BDC, Inc. 200 Clarendon Street, 51st Floor Boston, MA 02116 (617) 936-2275

The dealer managers for the exchange offer are:

BofA Merrill Lynch	Morgan Stanley

The date of this Offer to Exchange is May 21, 2018.

i

ABOUT THIS DOCUMENT

The exchange offer is being made by Direct Lending and the Extension Fund pursuant to exemptions from registration provided by Rule 506(b) under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), certain state securities laws and certain rules and regulations promulgated thereunder. This offer to exchange memorandum (“Offer to Exchange”) is being filed as an exhibit to a Tender Offer Statement on Schedule TO (the “Schedule TO”) by Direct Lending with the Securities and Exchange Commission (“SEC”) in satisfaction of the reporting requirements of Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.

This Offer to Exchange, together with the Letter of Transmittal and the New Subscription Agreement (as defined herein), and any amendments or supplements to any of the foregoing, and any other documents or materials as Direct Lending or the Extension Fund may use or prepare, approve, authorize for use or file with the SEC in connection with the exchange offer, constitute the “Offering Materials.” The Offering Materials provide information regarding the exchange offer and instructions as to how you can elect to exchange your common limited liability units in Direct Lending (“Units”) for shares of common stock of the Extension Fund (“Common Stock”). You should read all of the Offering Materials carefully before you decide whether to participate in the exchange offer. Holders of Units are referred to herein as “unitholders” or “Members,” and holders of Common Stock are referred to herein as “stockholders.”

Although Direct Lending and the Extension Fund will require that tendering unitholders make certain representations in the New Subscription Agreement as to their status as “accredited investors,” as that term is defined in Rule 501 under the Securities Act, and will rely on those representations, this exchange offer is not limited to accredited investors.

You should rely only on the information contained in the Offering Materials. No one has been authorized to provide you with information that is different from that contained in the Offering Materials. This Offer to Exchange is dated May 21, 2018. You should not assume that the information contained in this Offer to Exchange is accurate as of any date other than that date and any information that has been incorporated by reference is accurate as of any date other than the date of the document that is incorporated by reference. Neither the distribution of this Offer to Exchange to unitholders nor the issuance by the Extension Fund of Common Stock in the exchange offer will create any implication to the contrary.

This Offer to Exchange contains summaries with respect to certain documents, but reference is made to the actual documents for complete information. All of those summaries are qualified in their entirety by this reference. Copies of certain documents referred to herein are filed with the SEC as exhibits to the Schedule TO and the documents also will be made available to unitholders without charge upon request to the Adviser. See “Where You Can Find More Information.”

The exchange offer is being made on the basis of the Offering Materials and is subject to the terms and conditions described therein. Any decision to participate in the exchange offer must be based on the Offering Materials or information specifically incorporated by reference therein. In making the decision to participate in the exchange offer, unitholders must rely on their own examination of the Extension Fund, the terms of the Common Stock and the New Subscription Agreement and the terms of the exchange offer, including the merits and risks involved. Unitholders should not construe anything in the Offering Materials as legal, business or tax advice. Each unitholder should consult its advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offer under applicable legal investment or similar laws or regulations.

Direct Lending and the Extension Fund offer each unitholder and its qualified representatives or agents the opportunity to ask questions and receive answers concerning the Extension Fund and the terms and conditions of the exchange offer. Any questions or requests for information should be directed to the Adviser. Please see “Adviser Contact Information” below.

This document does not constitute an offer to sell or exchange, or a solicitation of an offer to buy or sell, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Non-U.S. holders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in Units or Common Stock that may apply in their home countries. Direct Lending, the Extension Fund, the Adviser and the dealer managers cannot provide any assurance about whether such limitations exist.

Subject to applicable law, Direct Lending and the Extension Fund reserve the right to amend or modify the exchange offer at any time, and reserve the right to extend or withdraw the exchange offer or reject any tender, as the case may be, in whole or in part, if any condition to the exchange offer is not met.

THE UNITS AND THE SHARES OF COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFER AND PURSUANT TO THE NEW SUBSCRIPTION AGREEMENTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS. THE UNITS AND THE COMMON STOCK MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE UNITS OR THE COMMON STOCK, AS APPLICABLE, UNDER THE SECURITIES ACT OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO DIRECT LENDING AND THE EXTENSION FUND AND THEIR RESPECTIVE COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN ADDITION TO ANY APPLICABLE CONTRACTUAL RESTRICTIONS, AS DESCRIBED HEREIN.

As used in this Offer to Exchange, unless the context requires otherwise, the term:

•	“Direct Lending” and “Fund VI” refer to TCW Direct Lending LLC and its subsidiaries, but excluding the Extension Fund;

•	the “Extension Fund” refers to TCW Middle Market Lending Opportunities BDC, Inc. and its subsidiaries;

•	the “Funds” or a “Fund” refers to both Direct Lending and the Extension Fund;

•	the “Adviser” refers to TCW Asset Management Company LLC;

•	the “TCW Group” refers to The TCW Group, Inc.; and

•	“TCW” refers to the TCW Group together with its affiliated companies.

THE SUBMISSION PACKAGE

For you to validly tender your Units pursuant to the exchange offer you must deliver to the Adviser and the Adviser must receive at the address or email listed below the following documents:

(i)	the Letter of Transmittal for Units, properly completed and duly executed (including a Form W-9 or applicable Form W-8, and a Beneficial Owners of Legal Entity Customers Certification Form, if applicable);

(ii)	the tendering unitholder’s executed signature page to the New Subscription Agreement; and

(iii)	a properly completed investor questionnaire.

These materials are referred to as the “Submission Package.” The Submission Package must be received by the Adviser prior to the expiration of the exchange offer, currently expected to be at 5:00 p.m., New York City time, on June 21, 2018. Please read carefully the instructions to the Letter of Transmittal you have been sent. Please do not send these documents to the dealer managers.

For a detailed description of the procedures for tendering your Units, please see “The Exchange Offer—Procedures for Tendering Units.”

You may withdraw your tendered Units at any time before the expiration of the exchange offer. If you change your mind again before the expiration of the exchange offer, you may re-tender your Units by following the exchange offer procedures. Please see “The Exchange Offer—Withdrawal Rights.”

ADVISER CONTACT INFORMATION

If you have any questions or need assistance with respect to the terms and conditions of the exchange offer or any aspect of the Exchange, or to confirm the amount of your Available Commitment (as defined herein), please contact the Adviser at:

The TCW Group, Inc.

c/o James Bold

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

Email:

james.bold@tcw.com

Telephone:

(212) 771-4522

To submit your Submission Package (or Notice of Withdrawal), or if you have any procedural questions or need assistance with respect to the Submission Package, or would like to request copies of the Offer to Exchange, the other Offering Materials or the information incorporated by reference herein, please contact the Adviser at:

TCW Direct Lending LLC

c/o TCW Asset Management Company LLC

865 South Figueroa Street, Suite 1800

Los Angeles, CA 90017

Attention: Vartan Bezhanyan

Email:

tcwprivatefunds@tcw.com

Telephone:

(213) 244-0531

INCORPORATION BY REFERENCE

Certain information has been “incorporated by reference” into this Offer to Exchange by Direct Lending and the Extension Fund, which means that Direct Lending and the Extension Fund are disclosing important information to you by referring you to another document that Direct Lending has separately filed with the SEC. The information incorporated by reference is deemed to be part of this Offer to Exchange, except for any information directly superseded by information contained in this Offer to Exchange.

This Offer to Exchange incorporates by reference the following sections included in Direct Lending’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 22, 2018:

(i)	the risk factors related to Direct Lending’s business and structure included in Part I, Item 1A;

(ii)	the Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part II, Item 7; and

(iii)	the financial statements of Direct Lending and TCW Direct Lending Strategic Ventures LLC (“Strategic Ventures”).

This Offer to Exchange also incorporates by reference the following sections included in Direct Lending’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed with the SEC on May 8, 2018:

(i)	the Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 2; and

(ii)	the financial statements of Direct Lending and Strategic Ventures.

For instructions on how you can obtain this information, please see “Where You Can Find More Information.”

NOTE REGARDING FINANCIAL INFORMATION OF THE EXTENSION FUND

Financial information has not been presented for the Extension Fund because it is a business combination related shell company as defined in Rule 405 under the Securities Act, formed for the purpose of completing the Exchange.

INDUSTRY AND MARKET DATA

Direct Lending and the Extension Fund obtained certain industry, market and competitive position data used throughout this Offer to Exchange from research, surveys or studies conducted by third parties and industry or general publications. While Direct Lending and the Extension Fund believe that each of these studies and publications is reliable, they have not independently verified such data.

v

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The questions and answers below highlight only selected information from this Offer to Exchange. They do not contain all of the information that may be important to you when making a decision whether to tender your Units in the exchange offer. You should carefully read all of the Offering Materials.

•	Why has Direct Lending decided to pursue the exchange offer?

Direct Lending is conducting the exchange offer in order to provide unitholders with the option to either (i) continue to hold Units in Direct Lending for the duration of Direct Lending’s remaining term with no material change to the existing economics of the unitholder’s investment or (ii) exchange all, or a portion, of their Units for an equivalent number of shares of Common Stock of the Extension Fund. The Extension Fund will make new investments during its commitment period (the “Extension Fund Commitment Period”), which will terminate on the third anniversary of the completion of the Exchange (as defined in “Summary—The Split-Off Transaction—Other Exchange Steps”), and expects to conduct an initial public offering or a listing on a U.S. national securities exchange of its Common Stock (a “Listing,” and, together with an initial public offering, an “IPO”), allowing unitholders to remain invested in a direct lending vehicle over a longer (and potentially indefinite) investment horizon. The exchange offer provides Direct Lending’s unitholders with the optionality that was negotiated for and that was disclosed at the time of their investment in Direct Lending. The Extension Fund expects to conduct an IPO subsequent to the closing of the exchange offer, subject to market conditions, but there can be no assurance when an IPO will, if ever, be completed.

•	What is the Extension Fund?

The Extension Fund currently is a wholly-owned subsidiary of Direct Lending that has not yet commenced operations. Following completion of the Exchange, the Extension Fund will operate as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), separate from Direct Lending, and will own a pro rata share of all of the assets and liabilities that are held by Direct Lending immediately prior to the completion of the Exchange, including each of Direct Lending’s portfolio investments, in proportion to the number of Units that are validly tendered and accepted for exchange in the exchange offer. The Extension Fund will make new investments in line with its investment objective and policies, and the organizational documents of the Extension Fund will permit, without stockholder approval, a Listing or an IPO.

See “The Split-Off Transaction—Other Exchange Steps” for a detailed description of the Exchange.

•	What will be the relationship between the Extension Fund and Direct Lending following the Exchange?

Following the Exchange, the Extension Fund will no longer be a subsidiary of Direct Lending. Direct Lending and the Extension Fund will both be externally managed by the Adviser.

•	What are the principal differences between the terms of Direct Lending and the Extension Fund?

Following the Exchange, the Extension Fund will make new investments and expects to conduct an IPO in the future, subject to market conditions. The commitment period of Direct Lending (the “Direct Lending Commitment Period”) ended on September 19, 2017, and therefore Direct Lending generally can no longer make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the Direct Lending Commitment Period). Subject to extension or early termination, the term of Direct Lending will continue until September 19, 2020, after which Direct Lending will wind down operations.

There are certain differences in the management and incentive fee structure and other management arrangements between Direct Lending and the Extension Fund, which are more fully described elsewhere in this Offer to Exchange. Please see “Comparison of Principal Terms of Direct Lending and the Extension Fund” for a description of these differences, as well as “Comparative Fees and Expenses,” “Management and Other Agreements of Direct Lending” and “Management and Other Agreements of the Extension Fund.”

In addition, following an IPO or Listing, if any, shares of Extension Fund Common Stock will trade on a national securities exchange. The market price of Common Stock on the exchange may fluctuate significantly, and shares of closed-end investment companies, including BDCs, frequently trade at a discount to their net asset values. As a result, if shares of Common Stock trade at a discount to the net asset value per share of the Extension Fund, exchanging unitholders will face increased risk of loss.

•	How do the Extension Fund’s investment objective and policies differ from those of Direct Lending?

The Extension Fund will have the same investment objective and policies as Direct Lending, and both Direct Lending and the Extension Fund are or will be externally managed by the Adviser, and will have the same portfolio management team. Direct Lending has elected, and the Extension Fund will elect, to be regulated as a BDC under the 1940 Act. Direct Lending has elected, and the Extension Fund will elect, to be treated as a regulated investment company (“RIC”) under Subchapter M of the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code” or the “Code”), and both Direct Lending and the Extension Fund intend to comply with the requirements to qualify as a RIC annually.

Direct Lending currently engages, and the Extension Fund will engage, in leverage through bank borrowing and therefore they are subject to similar principal investment risks. However, their respective exposure to such risks may vary, with the Extension Fund having potentially greater exposure than Direct Lending to certain risks after the Exchange because the Extension Fund will make new investments after the Exchange and may utilize more leverage than the historical leverage used by Direct Lending. By contrast, the Direct Lending Commitment Period has ended and Direct Lending generally can no longer make new investments.

•	What will the Extension Fund’s portfolio look like after the Exchange?

Immediately after the completion of the Exchange, holders of Units and holders of Common Stock will beneficially own the same percentage of underlying assets and liabilities in the aggregate as beneficially owned by holders of Units immediately prior to the completion of the Exchange. However, as Direct Lending generally will not make new investments after the Exchange, and the Extension Fund will make new investments, the Extension Fund’s investment portfolio will diverge from that of Direct Lending after the Exchange.

•	Have Direct Lending and the Extension Fund obtained regulatory approval to conduct the Exchange and the transactions contemplated thereby?

Direct Lending, the Extension Fund and the Adviser submitted their third amended and restated application (File No. 812-14765, May 9, 2018) to the SEC for an order exempting Direct Lending, the Extension Fund and the Adviser from certain provisions of the 1940 Act (the “Split-Off Exemptive Relief Application”) to the extent necessary to permit the completion of the Exchange. On May 10, 2018, the SEC issued public notice of the Split-Off Exemptive Relief Application. Direct Lending and the Extension Fund expect the SEC to issue an order (the “Split-Off Exemptive Order”) granting the relief requested in the Split-Off Exemptive Relief Application after the expiration of the notice period on or about June 4, 2018. However, there is no guarantee exemptive relief will be received at all or during such time frame.

Direct Lending, the Extension Fund and the Adviser must have obtained the Split-Off Exemptive Order from the SEC in order to consummate the Exchange. It is a condition to the completion of the exchange offer that Direct Lending and the Extension Fund receive and are able to rely on the Split-Off Exemptive Order. Therefore, the Exchange will not occur if the Split-Off Exemptive Order is not granted.

In order for Direct Lending, the Extension Fund and the Adviser to be able to rely on the Split-Off Exemptive Order, the boards of directors of Direct Lending and the Extension Fund (including a “required majority” as defined in Section 57(o) of the 1940 Act of the directors of each board) must have made certain determinations about the interests of Direct Lending and the Extension Fund in the Exchange, and certain other conditions must be met. These determinations and conditions are described in “The Split-Off Transaction—Exemptive Relief.”

On May 21, 2018, the boards of directors of Direct Lending and the Extension Fund made the required determinations under the Split-Off Exemptive Relief Application.

Under Direct Lending’s limited liability company agreement (the “LLC Agreement”) and the investment advisory agreement between Direct Lending and the Adviser (the “Direct Lending Advisory Agreement”), in connection with a transfer of assets and liabilities in which unitholders have the opportunity to exchange their Units for shares in a newly formed entity, such as will occur in the Exchange, an incentive fee would be payable in respect of the exchanged Units (the “Spin-Off Incentive Fee”). However, under the terms of the Split-Off Exemptive Relief Application, the Adviser has agreed not to charge any Spin-Off Incentive Fee it would be entitled to receive in connection with the Exchange.

Assuming the other conditions to the exchange offer are satisfied or, where permissible, waived, including receipt of the Split-Off Exemptive Order, as of the date of this Offer to Exchange, Direct Lending and the Extension Fund believe they will be able to comply with all other requirements of the Split-Off Exemptive Relief Application at the consummation of the Exchange.

•	Who is responsible for paying the costs and expenses relating to the Exchange?

Except as provided below, the costs and expenses relating to the Exchange will be borne by the Adviser. To the extent Direct Lending incurs or has incurred any costs in connection with the Exchange, Direct Lending will be reimbursed for such costs by the Adviser prior to the consummation of the Exchange.

All costs and expenses relating to the organization and operation of the Extension Fund, including expenses related to the filing of the Extension Fund’s registration statement on Form 10 and entry into the Extension Fund Credit Facility (as defined herein), will be borne by the Extension Fund. Those costs and expenses will be indirectly borne by tendering unitholders that become stockholders of the Extension Fund.

•	How is the Exchange expected to impact the annual expenses of Direct Lending and the Extension Fund?

Direct Lending’s management and incentive fee structure will remain unchanged and the Exchange will not result in any additional incremental fees for the unitholders during the remainder of the term. Subject to certain limited exceptions, pursuant to the LLC Agreement, Direct Lending’s costs and expenses other than offering and organizational expenses and ordinary operating expenses (such costs and expenses, the “Direct Lending Expenses”) are subject to a cap equal to 12.5 basis points of the aggregate commitments per annum. Any such Direct Lending Expenses in excess of the cap in any calendar year are borne by the Adviser. Direct Lending Expenses exceeded the cap in 2017 and are expected to exceed the cap in 2018. Since the cap is based on aggregate commitments, the dollar amount of the cap will decrease proportionately to the percentage of Units that are exchanged in the exchange offer. The Adviser will bear the costs and expenses relating to the Exchange (other than the costs and expenses relating to the organization and operation of the Extension Fund).

The Extension Fund’s expenses will not be subject to any cap.

For a more detailed description of the expenses of Direct Lending and the Extension Fund, please see “Comparative Fees and Expenses,” “Management and Other Agreements of Direct Lending” and “Management and Other Agreements of the Extension Fund.”

•	What potential conflicts of interest may arise in relation to the Exchange?

Because Direct Lending has a finite term, the management and incentive fees that the Adviser receives from Direct Lending are limited. By contrast, because the Extension Fund has a potentially indefinite term, the Adviser may receive fees from the Extension Fund indefinitely (as long as it serves as investment advisor to the Extension Fund). The Adviser may therefore be incentivized to pursue the Exchange and favor unitholder participation therein. See “Risk Factors—Risks Related to the Extension Fund’s Business and Structure—Conflicts of interest may exist from time to time between the Adviser and certain of its affiliates involved with the Extension Fund.” and “Certain Relationships and Related Party Transactions—Relationship with the Adviser and Potential Conflicts of Interest.”

•	Will dividends be paid by the Extension Fund on Common Stock?

To the extent that the Extension Fund has taxable income available, it intends to issue quarterly dividends to its stockholders commencing after the end of its first full quarter of operations following the completion of the Exchange. The amount of such dividends, if any, will be determined by the board of directors of the Extension Fund. Any dividends to Extension Fund stockholders will be declared out of its surplus and assets legally available for dividends. The Extension Fund anticipates that its dividends will generally be paid from taxable earnings, including interest and capital gains generated by its investment portfolio, and any other income, including any other fees that it receives from portfolio companies. However, if the Extension Fund does not generate sufficient taxable earnings during a year, all or part of a dividend may constitute a return of capital for U.S. federal income tax purposes. The specific tax characteristics of the Extension Fund’s dividends will be reported to stockholders after the end of each calendar year.

The Extension Fund also expects to adopt a dividend reinvestment plan, pursuant to which the Extension Fund will reinvest all cash dividends declared by the board of directors on behalf of stockholders who do not elect to receive their dividends in cash. Tendering unitholders may opt out of the dividend reinvestment plan with respect to the shares of Common Stock that they receive in the Exchange by marking the relevant box on the Letter of Transmittal. See “Dividend Reinvestment Plan of the Extension Fund.”

•	How will the Extension Fund meet its ongoing capital requirements prior to an IPO?

The ongoing capital requirements of the Extension Fund during the period between the completion of the Exchange and an IPO or Listing will initially be funded by tendering unitholders pursuant to new subscription agreements entered into by tendering unitholders with the Extension Fund at the time of the Exchange (the “New Subscription Agreements”).

The Extension Fund may seek to raise additional capital on a private placement basis from its existing stockholders or, to the extent the Extension Fund’s capital requirements exceed the capital commitments made available by the existing stockholders, from third parties and other affiliates of the Adviser. Any such additional capital raise may result in dilution to existing stockholders. See “Business of the Extension Fund—About the Extension Fund—Capital Commitments.”

The Extension Fund may also seek to incur additional debt, to the extent permitted under the borrowing limitations imposed by the 1940 Act. Please see “Risk Factors—Risks Related to the Extension Fund’s Business and Structure—The Extension Fund will borrow money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing with the Extension Fund.” and “Risk Factors—Risks Related to the Extension Fund’s Business and Structure—The Extension Fund’s indebtedness could adversely affect its business, financial conditions and results of operations.”

•	What are the terms of the New Subscription Agreement?

Under the New Subscription Agreement, among other things, each tendering unitholder will commit (i) to make a capital commitment to the Extension Fund to purchase additional shares of Common Stock in an aggregate amount equal to the pro rata portion of the undrawn and recallable portions of its commitment to Direct Lending (the “Available Commitment”) as of the closing date of the exchange offer corresponding to the percentage of its Units tendered and accepted for exchange relative to all Units held by the tendering unitholder as of the date of the Extension Fund’s acceptance of its New Subscription Agreement (such pro rata portion of the Available Commitment, the “New Subscription Amount”), (ii) to expand the purposes for which the capital may be called during the Extension Fund Commitment Period, including to repay indebtedness, and (iii) to extend the date during which the capital may be called by the Extension Fund to the third anniversary of the completion of the Exchange.

Each tendering unitholder will also be required to make certain representations under the New Subscription Agreement, including with respect to its status as (i) an accredited investor as that term is defined in Rule 501 of the Securities Act, (ii) a “Bad Actor” for purposes of Rule 506(d) of Regulation D under the Securities Act and (iii) a “Covered Unitholder,” which refers to an investment company registered under the 1940 Act, a BDC or a private fund that is excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act.

In addition, the New Subscription Agreement will impose certain transfer restrictions on the shares of Common Stock held by the stockholder both prior to and after an IPO or a Listing.

Entry into the New Subscription Agreement by each tendering unitholder is a requirement for participation in the exchange offer. For a more detailed description of the terms of the New Subscription Agreement, please see “Description of New Subscription Agreement.”

•	How do I find out what my Available Commitment is?

Each tendering unitholder’s Available Commitment to Direct Lending includes the tendering unitholder’s Undrawn Commitment to Direct Lending plus Recallable Amounts attributable to the unitholder’s Units that are tendered and accepted for exchange in the exchange offer. An “Undrawn Commitment” refers to the amount of capital that remains to be drawn down and contributed with respect to Units. “Recallable Amounts” refers to amounts distributed to unitholders that may be recalled by Direct Lending pursuant to the LLC Agreement. See “Description of Units of Direct Lending—General” and “Description of New Subscription Agreement—New Commitments—Subscription Amount.”

The following table summarizes Direct Lending’s Unit commitment amounts as of March 31, 2018. A unitholder’s Available Commitment, shown as of May 14, 2018, may change up to the closing date of the exchange offer. Each tendering unitholder may confirm the amount of its Available Commitment to Direct Lending prior to the execution and delivery of its New Subscription Agreement by contacting the Adviser.

	Units	Total Capital Commitment to Direct Lending		Net Asset Value of Direct Lending		Available Commitment
Per Unit	1	$100.00	(1)	$58.79	(2)	$25.33	(4)
Aggregate	20,134,698	$2,013,469,800		$1,183,756,868	(3)	$510,000,000

(1)	Represents original capital commitment to Direct Lending associated with each Unit of Direct Lending. As of March 31, 2018, represented $79.681 of contributed capital per unit and $20.319 of unfunded capital (i.e., the Undrawn Commitment) per unit.
(2)	As of March 31, 2018, represented $56.300 of unreturned capital per unit, $2.870 of undistributed income per unit and ($0.378) of unrealized gain (loss) per unit. As of that date, income distributed was $6.556 per unit.
(3)	Equals Members’ capital as of March 31, 2018.
(4)	As of May 14, 2018, represented $20.319 of unfunded capital (i.e., the Undrawn Commitment) per unit and $5.010 of recallable capital (i.e., the Recallable Amount) per unit.

•	What will be the impact of an IPO or a Listing on stockholders of the Extension Fund?

Under the terms of the New Subscription Agreement, each stockholder will be restricted from transferring shares of Common Stock issued prior to an IPO or a Listing for a period of 180 days following the IPO or Listing.

In addition, each stockholder will also be required under the New Subscription Agreement to enter into a separate lock-up agreement with the Extension Fund prior to an IPO with respect to all of its Common Stock, on such terms as the Extension Fund, in consultation with the underwriters in the IPO, reasonably requests. The lock-up agreement will include additional transfer restrictions that will apply for an additional period beyond the 180-day period following an IPO. Although the specific terms of the lock-up agreement will be determined prior to an IPO, it is currently expected that the lock-up agreement will restrict transfers for a period of 180 days following an IPO for, subject to certain exceptions, all of the shares of Common Stock held by a stockholder prior to an IPO, 360 days following an IPO for two-thirds of such shares and 540 days following an IPO for one-third of such shares.

In addition, upon an IPO or a Listing, stockholders’ uncalled capital commitments under the New Subscription Agreements will be automatically reduced to zero. See “Comparison of Principal Terms of Direct Lending and the Extension Fund” and “Description of New Subscription Agreement.”

There can be no assurance that an IPO or a Listing will occur and, if so, that a trading market will develop for the Common Stock or that such trading market can be sustained. In addition, the Extension Fund cannot predict the prices at which the Common Stock will trade. The Common Stock may trade at, above or below net asset value. If the Common Stock trades below net asset value, a stockholder may realize less value upon the sale of its shares of Common Stock than a unitholder may realize on its Units. If the Common Stock trades below its net asset value, the Extension Fund, as a BDC, will generally not be able to sell additional shares of the Common Stock to the public at its market price without, among other things, the requisite stockholders’ approval of such a sale. See “Risk Factors—Risks Related to the Common Stock of the Extension Fund—There is currently no public market for the Common Stock, and the Extension Fund cannot assure you that the market price of the Common Stock would not decline in the event of an IPO or a Listing, if any.”

•	What will happen if the Extension Fund does not conduct an IPO or Listing after the Exchange?

If an IPO or a Listing of the Common Stock has not occurred as of the third anniversary of the closing date of the exchange offer, the board of directors of the Extension Fund (subject to any necessary stockholder approvals and applicable requirements of the 1940 Act) will use its best efforts to wind down and/or liquidate and dissolve the Extension Fund. The three-year term may be extended by one or more successive one-year periods with the affirmative vote of a majority in voting power of all then-outstanding shares of stock of the Extension Fund entitled to vote thereon, voting together as a single class. See “Business of the Extension Fund—About the Extension Fund—Term.”

•	Who may participate in the exchange offer?

Any holder of Units during the exchange offer period may participate in the exchange offer, including directors and officers of Direct Lending, the Extension Fund and their respective affiliates.

Although Direct Lending and the Extension Fund will require that tendering unitholders make certain representations in the New Subscription Agreement as to their status as “accredited investors,” as that term is defined in Rule 501 under the Securities Act, and will rely on those representations, this exchange offer is not limited to accredited investors.

Although Direct Lending will deliver this Offer to Exchange to its unitholders to the extent required by U.S. law, including unitholders located outside the United States, this Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell any Units or Common Stock in any jurisdiction in which such offer, solicitation, sale or exchange is not permitted. See “The Exchange Offer—Private Placement; Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions—Certain Matters Relating to Non-U.S. Jurisdictions.”

All tendering unitholders must also make certain representations in the Letter of Transmittal, including, in the case of non-U.S. unitholders, as to the availability of an exemption under their home country laws that would allow them to participate in the exchange offer without the need for Direct Lending or the Extension Fund to take any action to facilitate a public offering in that country or otherwise. Direct Lending and the Extension Fund will rely on those representations and, unless the exchange offer is terminated, plan to accept Units tendered by persons who properly submit the Letter of Transmittal, an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire on a timely basis and as otherwise described herein.

Non-U.S. unitholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in Units or Common Stock that may apply in their home countries. Direct Lending, the Extension Fund, the Adviser and the dealer managers cannot provide any assurance about whether such limitations exist.

•	How many shares of Common Stock will I receive for Units accepted in the exchange offer?

For each Unit that you tender in the exchange offer and do not validly withdraw, and that is accepted by Direct Lending, you will receive one share of Common Stock.

•	Will all the Units that I tender be accepted in the exchange offer?

Not necessarily. There is no maximum limit on the number of outstanding Units that may be tendered in the exchange offer. However, Units will only be accepted for exchange if they are validly tendered and not validly withdrawn prior to the expiration of the exchange offer (currently expected to be at 5:00 p.m., New York City time, on June 21, 2018). The acceptance of Units tendered for exchange will be made only after the receipt by the Adviser of the Submission Package (which includes the Letter of Transmittal, an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire) on a timely basis and as otherwise described herein.

•	What happens if my Units are not accepted in the exchange offer?

If your Units are not accepted for exchange for any reason, your Units will be returned to you promptly after the expiration or termination of the exchange offer. See “The Exchange Offer—Return of Units.”

•	Is there a minimum or maximum number or amount of Units that must be tendered in the exchange offer?

There is a minimum number of Units that must be tendered in the exchange offer. Direct Lending and the Extension Fund are not required to complete the exchange offer unless at least 5,033,675 Units of Direct Lending are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. This number of Units represents approximately 25% of the outstanding Units as of May 21, 2018. This condition to completion of the exchange offer is referred to herein as the “Minimum Condition.”

The Minimum Condition is consistent with the requirements of the Split-Off Exemptive Relief Application, and reflects a minimum size designed to provide the Extension Fund with an initial asset base of sufficient size and scale to continue operations as a private BDC and facilitate an eventual IPO. To the extent that total Unit tenders are greater than 25%, Direct Lending and the Extension Fund believe the resulting increase in the initial asset base of the Extension Fund may help accelerate the potential timing of an IPO.

Due to the requirements of the Split-Off Exemptive Relief Application, Direct Lending and the Extension Fund may not amend the exchange offer to decrease the Minimum Condition to a percentage lower than 25% of unitholders (based on Units outstanding).

There is no maximum amount of Units that may be exchanged in the exchange offer.

•	Are there any other conditions to Direct Lending and the Extension Fund’s obligation to complete the exchange offer?

Yes. Direct Lending and the Extension Fund are not required to complete the exchange offer unless all of the other conditions described under “The Exchange Offer—Conditions to Completion of the Exchange Offer” are satisfied or, where permissible, waived before the expiration of the exchange offer. Those conditions include (but are not limited to) that:

(i)	Direct Lending and the Extension Fund have received and can rely on the Split-Off Exemptive Order;

(ii)	immediately following consummation of the Exchange, neither Direct Lending nor the Extension Fund would be considered to hold “plan assets” as defined by the plan assets regulation of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (such regulation, the “Plan Assets Regulation”) (e.g., assuming no other exemption applies, if 25% or more of any class of equity interest of either Direct Lending or the Extension Fund would be owned by “benefit plan investors,” as such term is defined in Section 3(42) of ERISA); and

(iii)	Regulation D and an exemption from the registration requirements of applicable state securities laws are available for the offer and sale of the Common Stock.

Direct Lending and the Extension Fund may waive any or all of the conditions to the exchange offer, subject to limited exceptions, including that the Minimum Condition may not be lower than 25% of unitholders (based on Units outstanding) participating in the exchange offer, as required by the Split-Off Exemptive Relief Application.

See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

•	How long will the exchange offer be open?

The period during which you are permitted to tender your Units in the exchange offer will expire at 5:00 p.m., New York City time, on the expiration date of the exchange offer (currently expected to be June 21, 2018), unless the exchange offer is extended or terminated. Direct Lending and the Extension Fund may extend the exchange offer in the circumstances described in “The Exchange Offer—Extension; Amendment; Termination.”

•	Under what circumstances can the exchange offer be extended, amended or terminated by Direct Lending and the Extension Fund?

Direct Lending and the Extension Fund may, in their sole discretion, for any reason, extend the period of time during which the exchange offer is open and thereby delay acceptance for exchange of, and the exchange for, any Units validly tendered and not validly withdrawn in the exchange offer. For example, the exchange offer can be extended if any of the conditions to completion of the exchange offer described in the section entitled “The Exchange Offer—Conditions to Completion of the Exchange Offer” are not satisfied or, where permissible, waived prior to the expiration of the exchange offer. In their sole discretion, Direct Lending and the Extension Fund may extend the expiration of the exchange offer to allow additional time for review and processing of the documentation submitted by tendering unitholders.

•	How will I be notified if the exchange offer is extended, amended or terminated?

If the exchange offer is extended, amended or terminated, or this Offer to Exchange is amended or supplemented, Direct Lending will issue an announcement of such extension, amendment or termination of the exchange offer, or such amendment or supplement of this Offer to Exchange, to unitholders through the electronic portal pursuant to which Direct Lending communicates with unitholders in accordance with the LLC Agreement. In the event of an extension of the exchange offer, such extension will be announced no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer (currently expected to be June 21, 2018). See “The Exchange Offer—Extension; Amendment; Termination.”

•	How do I decide whether to participate in the exchange offer?

Whether you should participate in the exchange offer depends on many factors. You should examine carefully your specific financial position, plans and needs before you decide whether to participate, as well as the relative risks associated with an investment in the Extension Fund and Direct Lending. In addition, you should consider all of the factors described in “Risk Factors,” as well as the information included or incorporated by reference in this Offer to Exchange and the other Offering Materials.

None of Direct Lending, the Extension Fund, the Adviser or any of the dealer managers provides any assurance that the Extension Fund will complete an IPO or a Listing or that any of the contemplated benefits of the Exchange will be realized to the extent anticipated or at all. If an IPO or a Listing does occur, there can be no assurance that a trading market will develop for the Common Stock, that such trading market can be sustained, or that the Common Stock will trade at a price above its net asset value. See “Risk Factors—Risks Related to the Common Stock of the Extension Fund—There is currently no public market for the Common Stock, and the Extension Fund cannot assure you that the market price of the Common Stock would not decline in the event of an IPO or a Listing, if any.”

•	Is anyone making any recommendation as to whether I should exchange my Units?

No. None of Direct Lending, the Extension Fund or any of their respective directors or officers or any of the dealer managers or any other person makes any recommendation as to whether you should tender all, some or none of your Units. You must make your own decision as to whether to participate in the exchange offer, and, if so, how many Units to tender, based on your own assessment of the terms and conditions of the exchange offer and your own particular circumstances. Prior to making any decision with respect to the exchange offer, you should read carefully the information included or incorporated by reference in this Offer to Exchange and the other Offering Materials and consult with your advisors. You are encouraged to carefully read this Offer to Exchange and the other Offering Materials in their entirety, including any documents referred to therein.

•	How do I participate in the exchange offer?

Before the expiration of the exchange offer, you must deliver to the Adviser, and the Adviser must receive at the address or email listed under “Adviser Contact Information,” the Submission Package, which includes a properly completed and duly executed Letter of Transmittal, an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire. Please do not send these documents to the dealer managers.

Direct Lending and the Extension Fund are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures described in this Offer to Exchange to be completed prior to the expiration of the exchange offer (currently expected to be at 5:00 p.m., New York City time, on June 21, 2018). Unless accepted by Direct Lending in its sole discretion, tenders not received by the Adviser prior to the expiration of the exchange offer will be of no effect and you will continue to hold those Units as unitholders of Direct Lending.

•	Can I tender only a part of my Units in the exchange offer?

Yes. You may tender all, some or none of your Units in the exchange offer.

•	What do I do if I want to retain all of my Units?

If you want to retain your Units, you do not need to take any action in connection with the exchange offer.

•	Will I be able to withdraw the Units that I tender in the exchange offer?

Yes. You may withdraw Units tendered at any time before the expiration of the exchange offer (currently expected to be at 5:00 p.m., New York City time, on June 21, 2018). In addition, unless Direct Lending has previously accepted them pursuant to the exchange offer, Units tendered may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer on July 17, 2018. All tenders validly delivered are considered irrevocable unless validly withdrawn prior to the expiration of the exchange offer. Once Direct Lending accepts Units pursuant to the exchange offer, your tender is irrevocable.

In order to withdraw your Units, you must provide a written Notice of Withdrawal or an e-mail transmission of a Notice of Withdrawal, in the form of the Notice of Withdrawal provided by Direct Lending, to the Adviser at its address or email, respectively, set forth under “Adviser Contact Information.” If you change your mind again before the expiration of the exchange offer, you can re-tender your Units by following the tender procedures again. See “The Exchange Offer—Withdrawal Rights.”

•	How soon will I receive delivery of my Common Stock once I have tendered my Units?

Assuming the Units you tendered in the exchange offer have been accepted for exchange, the Adviser will cause shares of Common Stock to be credited to you in book-entry form on the first business day of the calendar month following the month in which the conditions are satisfied or waived (currently expected to be July 2, 2018) (the “Closing Date”), but in any event no later than ten business days after the acceptance of such Units or as soon as practicable thereafter. No certificates representing shares of Common Stock will be issued in the exchange offer. See “The Exchange Offer—Delivery of Common Stock of the Extension Fund; Book-Entry Accounts.”

•	Will I have to pay any transaction fees or commissions if I tender my Units in the exchange offer?

No. You will not be required to pay any transaction fees or commissions directly to Direct Lending, the Extension Fund or the Adviser in connection with the exchange offer. However, as a general matter, fees or expenses paid or to be paid by the Extension Fund in connection with the Exchange related to its organization and operation will be borne indirectly by its stockholders.

If your Units are held through a broker, dealer, commercial bank, trust company or other nominee that tenders your Units on your behalf, your broker or other nominee may charge you a commission for doing so. You should consult your broker or other nominee to determine whether any charges will apply.

•	Will I be taxed on the shares of Common Stock that I receive in the exchange offer?

Tendering unitholders that exchange all of their Units in the exchange offer should generally be treated as disposing of their Units in a sale or exchange and should recognize taxable gain or loss in connection therewith, subject to certain qualifications and depending on the relative fair market value of the Units exchanged and the unitholders’ adjusted basis therein. Unitholders that exchange some but not all of their Units should either be treated as disposing of the Units exchanged in a sale or exchange and recognize gain or loss in respect thereof, or be treated as receiving a taxable distribution from Direct Lending. In addition, tendering unitholders may have additional taxable income in the future when the Extension Fund disposes of any assets that were contributed to it with built-in gain.

Please see “Risk Factors—Risks Related to the Exchange—The Exchange and certain of the Other Exchange Steps could result in significant tax liability.” and “Material U.S. Federal Income Tax Considerations” for more information regarding the potential tax consequences of the exchange offer. Unitholders should consult their tax advisor as to the particular tax consequences of the exchange offer.

•	What will Direct Lending do with the Units it acquires in the exchange offer?

Units acquired by Direct Lending in the exchange offer will be canceled.

•	What is the impact of the exchange offer on the number of Units outstanding?

Any Units acquired by Direct Lending in the exchange offer will reduce the total number of Units outstanding.

•	If the exchange offer is consummated and I do not participate in the exchange offer, or I do not exchange all of my Units in the exchange offer, how will my rights and obligations in Direct Lending be affected?

The rights and obligations of unitholders who continue to hold Units in Direct Lending after the consummation of the exchange offer will not be affected, and the interests of unitholders will not be diluted, as a result of the exchange offer.

If you exchange some, but not all, of your Units, the number of Units you own will decrease by operation of the Exchange, while the number of shares of Common Stock you own will increase. As a result, your investment will become subject to risks associated with both Direct Lending and the Extension Fund. Your rights and obligations as a unitholder will continue to be governed by the LLC Agreement with respect to the portion of your Units you do not tender or that have not been accepted for exchange, and you will be released from your obligations as a unitholder under the LLC Agreement with respect to the Units that have been tendered and accepted for exchange. Your rights and obligations as a stockholder of the Extension Fund will be governed by the Extension Fund’s certificate of incorporation (as amended and restated, the “certificate of incorporation”) and bylaws (as amended and restated, the “bylaws”).

•	If the exchange offer is consummated and I exchange all of my Units in the exchange offer, how will my rights and obligations in Direct Lending be affected?

If you exchange all of your Units in the exchange offer, you will be released from your obligations as a unitholder of Direct Lending under the LLC Agreement, including your Available Commitment to Direct Lending with respect to your tendered Units.

•	Will the Common Stock received by tendering unitholders be freely transferrable?

No. The shares of Common Stock issued in the Exchange will be “restricted securities.” Restricted securities may not be sold by the holder absent registration or an exemption from the registration requirements under the Securities Act and the applicable securities laws of any other state or jurisdiction, which may require a holding period of at least six months (or in some cases, one year). There is currently no trading market for the Common Stock, and the Extension Fund currently does not intend to list the Common Stock for trading on any exchange or market prior to conducting an IPO, if any.

All of the Common Stock held by you also will be subject to certain transfer restrictions under the New Subscription Agreements similar to the restrictions that apply to your Units, which will apply for a period of 180 days following an IPO or a Listing.

In addition, at the time of an IPO, if any, you will be required under the New Subscription Agreement to enter into a separate lock-up agreement with the Extension Fund with respect to all of your Common Stock, on such terms as the Extension Fund, in consultation with the underwriters in the IPO, reasonably requests. The lock-up agreement will include additional transfer restrictions that will apply for an additional period beyond the 180-day period following an IPO. Although the specific terms of the lock-up agreement will be determined prior to an IPO, it is currently expected that the lock-up agreement will restrict transfers for a period of 180 days following an IPO for, subject to certain exceptions, all of the shares of Common Stock held by a stockholder prior to an IPO, 360 days following an IPO for two-thirds of such shares and 540 days following an IPO for one-third of such shares.

•	What will happen if the Exchange is not completed?

If Direct Lending does not complete the Exchange, Direct Lending will continue operations under its existing structure and commence liquidation at the end of its term in accordance with its LLC Agreement.

•	Where can I find out more information about Direct Lending and the Extension Fund?

You can find out more information about Direct Lending and the Extension Fund by reading this Offer to Exchange and, with respect to Direct Lending, from various sources described in “Incorporation by Reference” and “Where You Can Find More Information.”

•	Whom should I contact if I have questions about the exchange offer or want copies of additional documents?

You may ask any questions about the exchange offer or request copies of the Offer to Exchange and the other Offering Materials, and the information incorporated by reference in this Offer to Exchange, without charge, by contacting the Adviser. Please see “Adviser Contact Information.”

SUMMARY

This summary highlights some of the information contained elsewhere in this Offer to Exchange. It is not complete and may not contain all of the information that you may want to consider. You are urged to read carefully this entire document, including “Risk Factors” beginning on page 33 of this document, and the other documents to which this Offer to Exchange refers for a more complete understanding of the exchange offer. See “Incorporation by Reference” and “Where You Can Find More Information.” Certain items in this summary include a section reference directing you to a more complete description of that item.

The Companies

TCW Direct Lending LLC

200 Clarendon Street, 51st Floor

Boston, MA 02116

(617) 936-2275

Direct Lending is a closed-end, non-diversified management investment company that is a Delaware limited liability company. Direct Lending was formed on April 1, 2014 and commenced investment operations in September 2014. It has elected to be regulated as a BDC under the 1940 Act and as a RIC under Subchapter M of the Code. Direct Lending is externally managed by the Adviser, a wholly owned subsidiary of the TCW Group. The Direct Lending Commitment Period ended on September 19, 2017. Subject to extension or early termination, as described in “Business of Direct Lending—About Direct Lending—Term,” the term of Direct Lending will continue until September 19, 2020, after which Direct Lending will wind down operations.

Direct Lending seeks to generate attractive risk-adjusted returns primarily through direct investments in senior secured loans to middle-market companies or other issuers. Direct Lending provides private capital to middle-market companies operating in a broad range of industries primarily in the United States. Its highly negotiated, private investments may include senior secured loans, unsecured senior loans, subordinated and mezzanine loans, convertible securities, notes and other non-convertible debt securities, equity securities, and equity-linked securities including options and warrants. However, its investment bias is towards adjustable-rate, senior secured loans. There is currently no secondary market for Direct Lending’s private investments, and Direct Lending does not anticipate one developing. Direct Lending compensates for the inherent lack of liquidity in its private investments by seeking returns that are higher than those of similar, but more liquid, investments. It considers financings for many different purposes, including corporate acquisitions, growth opportunities, liquidity needs, rescue situations, recapitalizations, debtor-in-possession (“DIP”) loans, bridge loans and Chapter 11 exits. As a result, it may invest in companies that are experiencing, or are likely to experience, operational, capital structure, liquidity and/or other financial difficulties. These investments can be subject to greater credit and liquidity risks, and could be more prone to default. The typical investment size has been and is expected to continue to be between $25 million and $150 million. Additionally, while Direct Lending generally focuses on investments in middle-market companies, it may invest in larger or smaller companies.

TCW Middle Market Lending Opportunities BDC, Inc.

200 Clarendon Street, 51st Floor

Boston, MA 02116

(617) 936-2275

The Extension Fund was incorporated in Delaware on February 20, 2018 and has not yet commenced operations. The Extension Fund currently has no assets or liabilities, and has no contingent liabilities other than as described herein. The Extension Fund will operate as a closed-end, non-diversified management investment company. The Extension Fund will elect to be regulated as a BDC under the 1940 Act and as a RIC under Subchapter M of the Code. The Extension Fund will be externally managed by the Adviser. The Extension Fund currently is wholly owned by Direct Lending.

Following completion of the Exchange (as described below), the Extension Fund will own a pro rata share of all of the assets and liabilities that are held by Direct Lending immediately prior to the completion of the Exchange, including each of Direct Lending’s portfolio investments, in proportion to the number of Units that are validly tendered and accepted for exchange in the exchange offer. The investment objectives and policies of the Extension Fund will be substantially the same as those of Direct Lending. However, the fees paid by the Extension Fund will differ from those paid by Direct Lending, as further described in this Offer to Exchange. See “Comparison of Principal Terms of Direct Lending and the Extension Fund” and “Comparison of Unitholders’ and Stockholders’ Rights.” In addition, the organizational documents of the Extension Fund will permit, without stockholder approval, an IPO or a Listing. Subsequent to the closing of the exchange offer, subject to market conditions, the Extension Fund expects to conduct an IPO. However, there can be no assurance when an IPO will, if ever, be completed.

The Split-Off Transaction

Direct Lending is conducting the exchange offer in order to provide unitholders with the option to either (i) continue to hold Units in Direct Lending for the duration of Direct Lending’s remaining term or (ii) exchange all, or a portion, of their Units for an equivalent number of shares of Common Stock in the Extension Fund. The Extension Fund expects to subsequently conduct an IPO, subject to market conditions, but there can be no assurance when an IPO will, if ever, be completed.

Reasons for the Exchange Offer

The exchange offer provides Direct Lending’s unitholders with the optionality that was negotiated for and that was disclosed at the time of their investment in Direct Lending. Specifically, the exchange offer enables Direct Lending to offer each unitholder the option to participate in the Extension Fund, and therefore remain invested in a direct lending vehicle over a longer (and potentially indefinite) investment horizon, or the option to remain invested in Direct Lending during the remainder of Direct Lending’s finite term, with no material change to the existing economics of the unitholder’s investment.

Direct Lending and the Adviser believe that a potentially publicly traded direct lending vehicle can provide an attractive alternative to maintaining Units in a wind-down fund for investors looking to manage their direct lending exposure and that conducting the Exchange may benefit unitholders in a number of ways. Exchanging unitholders would maintain exposure to a developed portfolio across a broad range of borrowers, industries and other metrics, and the portfolio would have the potential to increase in size over time, alleviating certain inefficiencies associated with investing in a newly formed publicly traded BDC. In addition, to the extent the Extension Fund conducts an IPO or a Listing:

•	exchanging unitholders would have the opportunity to maintain, increase or decrease their investment exposure to TCW’s direct lending platform over time by holding, buying or selling shares of Common Stock;

•	the Extension Fund may have access to more diverse and efficient sources of financing; and

•	ownership of Common Stock may offer investors the opportunity to realize a premium to net asset value in the secondary market.

None of Direct Lending, the Extension Fund, the Adviser or any of the dealer managers provides any assurance that the Extension Fund will complete an IPO or a Listing or that any of these benefits will be realized to the extent anticipated or at all. If an IPO or a Listing does occur, there can be no assurance that a trading market will develop for the Common Stock, that such trading market can be sustained, or that the Common Stock will trade at a price above its net asset value. If shares of Common Stock trade at a discount to the net asset value per share of the Extension Fund, tendering unitholders will face increased risk of loss. See “Risk Factors—Risks Related to the Common Stock of the Extension Fund—There is currently no public market for the Common Stock, and the Extension Fund cannot assure you that the market price of the Common Stock would not decline in the event of an IPO or a Listing, if any.”

Other Exchange Steps

Prior to or at the time of the completion of the exchange offer described herein, and subject to the terms and conditions of the exchange offer listed under “The Exchange Offer—Conditions to Completion of the Exchange Offer,” including that at least 5,033,675 Units of Direct Lending (approximately 25% of the outstanding Units) are validly tendered and not validly withdrawn prior to the expiration of the exchange offer (i.e., the Minimum Condition), Direct Lending and the Extension Fund will take the steps described below, which are referred to as the “Other Exchange Steps”:

•	the Extension Fund will file a Form 10 to register its Common Stock under the Exchange Act and will elect to be regulated as a BDC;

•	the Extension Fund will file an amended and restated certificate of incorporation and adopt amended and restated bylaws;

•	the Extension Fund will enter into a subscription agreement (the New Subscription Agreement) with each tendering unitholder, pursuant to which each tendering unitholder will make a capital commitment to the Extension Fund to purchase additional shares of Common Stock in an aggregate amount equal to the pro rata portion of its Available Commitment to Direct Lending corresponding to the percentage of its Units tendered and accepted for exchange relative to all Units held by the tendering unitholder as of the date of the Extension Fund’s acceptance of its New Subscription Agreement, subject to the terms and conditions described in the New Subscription Agreement;

•	the Extension Fund will enter into a new credit facility (the “Extension Fund Credit Facility”) and draw down an amount equal to the pro rata portion of Direct Lending’s existing indebtedness determined as of the first day of the calendar month following the month in which the conditions to the completion of the exchange offer are satisfied or waived (the “Effective Date”) attributable to the Units that have been validly tendered and accepted for exchange, which amount will be distributed to Direct Lending and will be used to pay down Direct Lending’s current outstanding senior secured revolving credit facility with Natixis, New York Branch (the “Existing Direct Lending Credit Facility”);

•	Direct Lending will enter into a new credit facility (the “New Direct Lending Credit Facility”) and draw down an amount to pay down the remainder of the Existing Direct Lending Credit Facility;

•	Direct Lending will transfer to the Extension Fund, pursuant to a contribution agreement between Direct Lending and the Extension Fund, a pro rata share of all of the assets and other liabilities held by Direct Lending immediately prior to the completion of the Exchange, including each of Direct Lending’s portfolio investments, in proportion to the number of Units that have been validly tendered and accepted for exchange in the exchange offer, for value as of the Effective Date;

•	the Extension Fund and the Adviser will enter into an investment advisory agreement (the “Extension Fund Advisory Agreement”) and a separate administration agreement (the “Extension Fund Administration Agreement”); and

•	the Extension Fund will issue Common Stock to tendering unitholders in exchange for Units received by Direct Lending and, pursuant to the certificate of incorporation, the Common Stock that Direct Lending holds in the Extension Fund will automatically be canceled for no consideration.

See “The Split-Off Transaction,” “Management and Other Agreements of the Extension Fund,” “Description of New Subscription Agreement” and “Description of Certain Indebtedness of Direct Lending and the Extension Fund.” The completion of the exchange offer, together with the Other Exchange Steps, is referred to as the “Exchange.”

Immediately after the completion of the Exchange, remaining unitholders of Direct Lending and stockholders of the Extension Fund will beneficially own the same percentage of underlying assets and liabilities in the aggregate as beneficially owned by unitholders immediately prior to the completion of the Exchange. Following the Exchange, the Extension Fund will no longer be a subsidiary of Direct Lending.

The Extension Fund will elect to be regulated as a RIC under Subchapter M of the Code by computing taxable income as a RIC in its return for its first taxable year, and intends to comply with the requirements to qualify as a RIC annually.

No Recommendation

On May 21, 2018, the boards of directors of Direct Lending and the Extension Fund (including a “required majority” as defined in Section 57(o) of the 1940 Act of the directors of each board) authorized and approved the Exchange and determined, in accordance with the Split-Off Exemptive Relief Application, that:

•	the Exchange is in the best interests of Direct Lending or the Extension Fund, as applicable;

•	the interests of unitholders who elect to remain invested in Direct Lending and the interests of the exchanging unitholders will not be diluted as a result of effecting the Exchange; and

•	following the Exchange, all unitholders, including the exchanging unitholders, will hold the same pro rata interest in the same underlying portfolio investments as immediately prior to the completion of the Exchange.

In addition, the board of directors of Direct Lending approved participation in the Exchange by any “remote” affiliates of Direct Lending, as described in Section 57(d) of the 1940 Act, as required under Section 57(f) of the 1940 Act, in accordance with the Split-Off Exemptive Relief Application.

However, none of Direct Lending, the Extension Fund or any of their respective directors or officers, the Adviser or any of the dealer managers makes any recommendation, or authorizes any person to make a recommendation, as to whether you should exchange all, some or none of your Units. You must make your own decision as to whether to participate in the exchange offer, and, if so, how many Units to tender, based on your own assessment of the terms and conditions of the exchange offer and your own particular circumstances. Prior to making any decision with respect to the exchange offer, you should read carefully the information included or incorporated by reference in this Offer to Exchange and the other Offering Materials and consult with your advisors.

Exemptive Relief

Direct Lending, the Extension Fund and the Adviser submitted their third amended and restated application (File No. 812-14765, May 9, 2018) to the SEC for an order exempting Direct Lending, the Extension Fund and the Adviser from certain provisions of the 1940 Act (i.e., the Split-Off Exemptive Relief Application) to the extent necessary to permit the completion of the Exchange. On May 10, 2018, the SEC issued public notice of the Split-Off Exemptive Relief Application. Direct Lending and the Extension Fund expect the SEC to issue an order granting the relief requested in the Split-Off Exemptive Relief Application after the expiration of the notice period on or about June 4, 2018. However, there is no guarantee exemptive relief will be received at all or during such time frame.

Direct Lending, the Extension Fund and the Adviser must have obtained exemptive relief from the SEC (i.e., the Split-Off Exemptive Order) in order to consummate the Exchange. It is a condition to the completion of the exchange offer that Direct Lending and the Extension Fund receive and are able to rely on the Split-Off Exemptive Order. Therefore, the Exchange will not occur if the Split-Off Exemptive Order is not granted.

For a discussion of the terms of the Split-Off Exemptive Relief Application, see “The Split-Off Transaction—Exemptive Relief.”

Structure

The diagrams below summarize the structure of Direct Lending and the Extension Fund prior to and following the Exchange. These simplified diagrams do not show the subsidiaries of either entity that currently exist or that may be formed in the future to hold Direct Lending’s or the Extension Fund’s respective investments.

Comparison of Principal Terms of Direct Lending and the Extension Fund

There are certain differences in the management and incentive fee structure and other management arrangements between Direct Lending and the Extension Fund, which are more fully described elsewhere in this Offer to Exchange. Please see “Comparison of Principal Terms of Direct Lending and the Extension Fund” for a description of these differences between the terms of Direct Lending and the Extension Fund, as well as “Comparative Fees and Expenses,” “Management and Other Agreements of Direct Lending” and “Management and Other Agreements of the Extension Fund.”

Potential Future Offerings of Common Stock of the Extension Fund

Following the Exchange, the Extension Fund expects that it will conduct an IPO. However, the Extension Fund will only pursue an IPO if and when the Adviser and the Extension Fund’s board of directors believe market conditions are appropriate. There can be no assurance that an IPO will occur and, if it does, that a trading market will develop for the Common Stock, that such trading market can be sustained, or that the Common Stock will trade at a price above its net asset value. See “Risk Factors—Risks Related to the Common Stock of the

Extension Fund—There is currently no public market for the Common Stock, and the Extension Fund cannot assure you that the market price of the Common Stock would not decline in the event of an IPO or a Listing, if any.”

Prior to an IPO or a Listing, in addition to the capital available under the New Subscription Agreements, the Extension Fund may seek to raise additional capital on a private placement basis from its existing stockholders or, to the extent the Extension Fund’s capital requirements exceed the capital commitments made available by the existing stockholders, from third parties and other affiliates of the Adviser. Any such additional capital raise may result in dilution to existing stockholders.

Upon an IPO or a Listing, stockholders’ uncalled capital commitments will be automatically reduced to zero. See “Comparison of Principal Terms of Direct Lending and the Extension Fund” and “Description of New Subscription Agreement—New Commitments.”

If an IPO or a Listing has not occurred as of the third anniversary of the closing date of the exchange offer, the board of directors of the Extension Fund (subject to any necessary stockholder approvals and applicable requirements of the 1940 Act) will use its best efforts to wind down and/or liquidate and dissolve the Extension Fund. The three-year term may be extended by one or more successive one-year periods with the affirmative vote of a majority in voting power of all then-outstanding shares of stock of the Extension Fund entitled to vote thereon, voting together as a single class. See “Business of the Extension Fund—About the Extension Fund—Term.”

The Adviser has informed the Extension Fund that it will consider entering into an agreement with an agent to purchase, in accordance with Rules 10b5-1 and 10b-18 under the Exchange Act, a specified amount of Common Stock in the market following an IPO at prices below either the IPO price per share or the most recently reported net asset value per share. However, no assurances can be given regarding whether the Adviser or any of its affiliates will enter into such an agreement. See “Risk Factors—Risks Related to the Common Stock of the Extension Fund—There is currently no public market for the Common Stock, and the Extension Fund cannot assure you that the market price of the Common Stock would not decline in the event of an IPO or a Listing, if any.”

Market Opportunity

Direct Lending and the Extension Fund believe the middle-market lending environment provides attractive risk-adjusted investment opportunities as a result of a combination of the following factors:

Favorable Market Dynamics. Direct Lending and the Extension Fund believe the middle market remains one of the more attractive investment areas due to its large size, superior value relative to the broadly syndicated loan market, and the supply-demand imbalance that continues to favor non-bank lenders. Direct Lending and the Extension Fund believe market yields and leverage levels at middle-market companies remain attractive, creating a favorable investment environment.

Large and Growing U.S. Middle Market. The U.S. middle market is one of the largest markets by many measures, which the Extension Fund expects will enable it to maintain a high degree of deal selectivity. According to the National Center for the Middle Market (“NCMM”), there are nearly 200,000 middle-market businesses in the United States that collectively represent one-third of the private sector GDP. Surveys conducted by the NCMM indicate that middle-market companies reported year-over-year growth of 8.4% in the twelve months ended March 31, 2018 and expect a growth rate of nearly 6% over the next twelve months. Further, confidence levels are at or near all-time highs and companies are indicating their intent to continue making capital investments to support long-term growth. Direct Lending and the Extension Fund believe these middle-market companies represent a significant segment of the U.S. economy and that their continued growth will require substantial capital investments.

Leverage, Pricing and Risk. According to the S&P Global Market Intelligence LCD Comps Loan Stats Trends (Q1 2018), middle-market companies are generally less levered than large corporates. Middle-market loans also tend to achieve more attractive pricing and structures, including stricter documentation, tighter covenants and greater information/governance requirements, than large corporate or other broadly syndicated loans. From 2015 to Q1 2018, middle-markets loans exhibited an over 120 basis point yield premium over large corporate loans, according to Thomson Reuters Quarterly Middle Market Review (Q1 2018).

Market Environment Favors Non-Traditional Lenders. Traditional middle-market lenders, such as commercial and regional banks and commercial finance companies, have contracted their origination and lending activities following the global financial crisis of approximately 2008 to 2009 and are focused on more liquid asset classes or have exited the business entirely. At the same time, institutional investors have sought to invest in larger, more liquid offerings, limiting the ability of middle-market companies to raise debt capital through the public capital markets. This has resulted in other capital providers, such as BDCs, specialty finance companies, structured-credit vehicles such as collateralized loan obligations (“CLOs”), and private investment funds, actively investing in the middle market. Direct Lending and the Extension Fund believe the developments have created a large market opportunity for alternative lenders such as them. Further, the Small Business Credit Availability Act (the “SBCAA”), which became law in March 2018, may ease some of the regulatory burdens for BDCs, including the use of leverage.

Favorable Capital Markets Trends. Current and future demand for middle-market financings, driven by growth at the underlying businesses, increased private equity investment and upcoming maturities are expected to provide the Extension Fund with ample deal flow. According to the PitchBook U.S. Private Equity Middle Market Report (Q1 2018), private equity firms invested in 2,949 middle-market deals totaling $383 billion in 2017 and Q1 2018, with $155 billion of capital raised across 223 funds over the same period. Further, data from the Thompson Reuters Middle Market Review (Q1 2018) indicates that an estimated $581 billion of loan maturities for middle-market companies are due between 2018 and 2023. Direct Lending and the Extension Fund believe these impending maturities and significant capital overhang will provide a steady flow of attractive opportunities for well-positioned lenders with deep and longstanding market relationships.

Benefits of Traditional Middle Market Focus. Direct Lending and the Extension Fund believe there are significant advantages to their focus on the traditional middle market, a market they categorize to include borrowers with earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the range of approximately $10 million to $100 million. Traditional middle-market companies are established businesses with proven track-records, but are generally less levered than companies with EBITDA in excess of $100 million. Meanwhile, loans to middle-market borrowers generally offer more attractive economics in the form of upfront fees, spreads and prepayment penalties. Senior secured middle-market loans typically have strong defensive characteristics and are consistent with Direct Lending’s and the Extension Fund’s focus on principal preservation. These loans have priority in payment among a portfolio company’s security holders and carry the least risk among investments in the capital structure. These investments, which are secured by the company’s assets, typically contain carefully structured covenant packages which allow lenders to take early action in situations where obligors underperform. These characteristics can provide protection against credit deterioration. Middle-market lenders, particularly those with large investment sizes, such as Direct Lending and the Extension Fund, are often able to guide and complete more thorough due diligence investigations prior to investment than lenders in the broadly syndicated space.

Competitive Strengths

Industry Leading Platform. TCW is a leading global asset management firm with over $200 billion in assets under management across the equity, fixed income and alternatives markets. TCW has established a scaled direct lending platform (the “Direct Lending Group”), which has one of the longest track records and is among the largest middle-market direct lenders in the United States as measured by assets under management. The Direct Lending Group has a broad geographic presence with offices in Boston, New York, Chicago, Los Angeles and Atlanta and maintains strategic relationships throughout North America. The Direct Lending Group’s internal capabilities are augmented by the substantial resources and network of the TCW platform, including access to market intelligence and research, middle and back office operational support, and legal and compliance oversight.

As of March 31, 2018, the Direct Lending Group had over $3 billion of assets under management. The platform’s size and scale allows the Direct Lending Group to offer borrowers highly customized financing solutions with certainty of execution and no syndication risk, which Direct Lending and the Extension Fund believe makes the Direct Lending Group a value-added partner to borrowers seeking debt solutions. The Direct Lending Group’s large size and creative approach to structuring historically has contributed to the development of a consistent pipeline of investment opportunities regardless of broader economic conditions, which has allowed the Direct Lending Group to be highly selective with the transactions it chooses to underwrite. Further, this approach generally enables the Direct Lending Group to exert control over the diligence and documentation processes and ensure a focus on principal preservation, which Direct Lending and the Extension Fund believe enables the Direct Lending Group to drive attractive risk-adjusted returns.

Experienced Investment Team. Led by Richard T. Miller, the Direct Lending Group began managing its first fund in 2001. The Direct Lending Group’s 18 dedicated investment professionals have nearly 300 years of collective experience with significant investing, corporate finance, and merger and acquisition experience in addition to leveraged transactions, high yield financings and restructurings. Over its 17-year history, the Direct Lending Group has experienced minimal turnover of investment professionals. The core senior team of the Direct Lending Group has worked together since 2005, and a majority of the Direct Lending Group’s investment professionals have either worked together or collaborated in some manner prior to joining the Direct Lending Group. Direct Lending and the Extension Fund believe that the extensive experience and cohesiveness of the Direct Lending Group’s investment professionals provide the Direct Lending Group with a competitive strength in sourcing high-quality investments, developing creative financing solutions, and ultimately building a portfolio that Direct Lending and the Extension Fund believe will allow them to generate meaningful investment returns. Over its 17-year history, the Direct Lending Group has deployed over $8.0 billion across six funds, including Direct Lending, through multiple economic cycles and volatile credit environments.

Robust Direct Origination Platform. The Direct Lending Group’s long-term presence in the public and private capital markets, and reputation as a value-added partner to borrowers, has resulted in the development of an extensive network of strategic relationships which Direct Lending and the Extension Fund expect to continue generating a significant amount of investment opportunities. These relationships include capital market intermediaries, such as broker-dealers, investment bankers, commercial bankers, private equity sponsors, mergers and acquisitions bankers, restructuring professionals, accountants and other financial professionals, through whom the Direct Lending Group is able to source investment opportunities. The Direct Lending Group’s network also extends to the corporate community and includes senior management teams, independent industry consultants, attorneys and other business executives.

Direct Lending and the Extension Fund believe key factors that differentiate the Direct Lending Group to borrowers include:

•	speed and certainty of execution;

•	the ability to fully underwrite transactions;

•	the ability and willingness to perform robust due diligence in a timely manner;

•	a creative, partnership-minded approach to structuring and lending; and

•	senior level attention.

Differentiated Investment Strategy. The Direct Lending Group’s strategy has been developed, honed and tested over its 17-year history of investing in the middle market. The strategy was designed to take advantage of the attractive attributes of senior secured middle-market bank debt, and seeks to generate differentiated returns by originating opportunities that can yield above-market returns at a below-market risk profile through its direct origination-focused sourcing effort, approach to underwriting and structuring, and portfolio monitoring.

Loans to middle-market companies typically include the following attractive features:

•	underlying investments that are not accessible via traditional means of investing;

•	priority liens on borrower collateral ahead of junior and equity capital;

•	floating rate interest, which the Direct Lending Group believes provides embedded inflation and interest rate protection;

•	cash interest payments; and

•	structural protection via negotiated loan agreements, including covenants.

The Direct Lending Group strives to achieve its targeted return by employing an experienced team with a long-term presence in the market. As of March 31, 2018, the Direct Lending Group has directly originated a majority of its investments. The Direct Lending Group’s origination capability is an important component of its strategy as it allows the Direct Lending Group to focus on deals that fit its specific criteria, which include the following:

•	predominately first-lien senior secured investments with fulsome covenant packages;

•	middle-market borrowers with EBITDA greater than $15 million;

•	strong, sustainable cash flows;

•	conservative credit metrics, including debt-to-EBITDA and loan-to-value ratios; and

•	defensible market positions.

Direct origination also provides the Direct Lending Group with greater control of the transaction process and allows it to:

•	gain incremental economics via agency fees, as well as additional interest and fees as a result of arrangements with other lenders in a syndication;

•	determine and execute on critical due diligence items;

•	structure and negotiate loan documents and financial covenants;

•	maintain direct dialogue with management throughout life of the deal; and

•	monitor the investment through repayment.

Documentation is a key part of the Direct Lending Group’s investment process. The Direct Lending Group rarely invests in syndicated and broader market loan offerings, instead focusing on single lender or small club transactions, which typically enables it to drive diligence, structuring and documentation in order to thoughtfully invest and address the requirements of both the borrower and the fund. The objective of this process is to provide the borrower’s management with the operating flexibility to effectively manage the business while creating accountability to the Direct Lending Group.

Carefully Constructed, Proprietary Portfolio. The Direct Lending Group has maintained a disciplined approach to investing and a consistent risk profile since its inception. Direct Lending’s portfolio is constructed with a focus on principal preservation and risk-adjusted returns, contributing to stable yet meaningful investment income generation. The Direct Lending Group believes its current portfolio has exposure across a broad range of borrowers, industries and other metrics, including limited exposure to the oil and gas sector. Investments are predominantly U.S. dollar-denominated and in U.S.-based companies.

As of March 31, 2018, Direct Lending had investments across 26 portfolio companies with a weighted average yield of debt and income-producing securities of 10.6%. The portfolio is comprised of approximately 99% first lien senior secured positions (including Strategic Ventures) and, excluding any equity investments, is 100% floating rate in nature. Direct Lending’s portfolio included $1.4 billion of investments at fair value as of March 31, 2018. The Direct Lending Group has invested across cycles for the last 17 years and has a substantially lower annualized cumulative realized loss rate since its inception versus commercial and industrial bank loans over the same time period, based on The Federal Reserve—Charge-Off and Delinquency Rates on Loans and Leases at Commercial Banks.

The Exchange Offer

Terms of the Exchange Offer

Direct Lending and the Extension Fund are offering to exchange outstanding Units that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equivalent number of shares of Common Stock. You may tender all, some or none of your Units. Units validly tendered and not validly withdrawn will be accepted for exchange on the terms and conditions of the exchange offer. Units not accepted for exchange will be returned to the tendering unitholder promptly following the expiration or termination of the exchange offer, as applicable.

Extension; Amendment; Termination

The exchange offer, and your withdrawal rights, will expire at 5:00 p.m., New York City time, on June 21, 2018, unless the exchange offer is extended or terminated. You must tender your Units before this time if you want to participate in the exchange offer. Direct Lending and the Extension Fund may extend, amend or terminate the exchange offer as described in this Offer to Exchange.

Conditions to Completion of the Exchange Offer

The exchange offer is subject to various conditions described herein, including that at least 5,033,675 Units of Direct Lending are validly tendered and not validly withdrawn prior to the expiration of the exchange offer (i.e., the Minimum Condition). This number of Units represents approximately 25% of the outstanding Units of Direct Lending as of May 21, 2018.

The Minimum Condition is consistent with the requirements of the Split-Off Exemptive Relief Application, and reflects a minimum size designed to provide the Extension Fund with an initial asset base of sufficient size and scale to continue operations as a private BDC and facilitate an eventual IPO. To the extent that total Unit tenders are greater than 25%, Direct Lending and the Extension Fund believe the resulting increase in the initial asset base of the Extension Fund may help accelerate the potential timing of an IPO.

All conditions to the completion of the exchange offer must be satisfied or, where permissible, waived by Direct Lending and the Extension Fund before the expiration of the exchange offer. Direct Lending and the Extension Fund may waive any or all of the conditions to the exchange offer, subject to limited exceptions. For example, due to the requirements of the Split-Off Exemptive Relief Application, the Minimum Condition may not be lower than 25% of unitholders (based on Units outstanding) participating in the exchange offer. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

Procedures for Tendering Units

For you to validly tender your Units pursuant to the exchange offer, before the expiration of the exchange offer, you must deliver to the Adviser and the Adviser must receive at the address or email listed under “Adviser Contact Information,” the Submission Package, which includes a properly completed and duly executed Letter of Transmittal, an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire. Please do not send these documents to the dealer managers.

Direct Lending and the Extension Fund are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures described in this Offer to Exchange to be completed prior to the expiration of the exchange offer (currently expected to be at 5:00 p.m., New York City time, on June 21, 2018). Unless accepted by Direct Lending in its sole discretion, tenders not received by the Adviser prior to the expiration of the exchange offer will be of no effect and you will continue to hold those Units as unitholders of Direct Lending.

New Subscription Agreement

Tendering unitholders must submit an executed signature page to the New Subscription Agreement, together with a properly completed investor questionnaire, to the Adviser as part of the Submission Package. Entry into the New Subscription Agreement by each tendering unitholder is a requirement for participation in the exchange offer. Among other things, each tendering unitholder will commit, pursuant to the New Subscription Agreement, (i) to make a capital commitment to the Extension Fund to purchase additional shares of Common Stock in an aggregate amount equal to the pro rata portion of the undrawn and recallable portions of its commitment to Direct Lending (the “Available Commitment”) as of the closing date of the exchange offer corresponding to the percentage of its Units tendered and accepted for exchange relative to all Units held by the tendering unitholder as of the date of the Extension Fund’s acceptance of its New Subscription Agreement (such pro rata portion of the Available Commitment, the “New Subscription Amount”), (ii) to expand the purposes for which the capital may be called during the Extension Fund Commitment Period, including to repay indebtedness, and (iii) to extend the date during which the capital may be called by the Extension Fund to the third anniversary of the completion of the Exchange. Direct Lending’s ability to call its Available Commitments to make new investments generally expired at the end of the Direct Lending Commitment Period on September 19, 2017, the third anniversary of the Initial Closing Date.

Each tendering unitholder may confirm the amount of its Available Commitment to Direct Lending prior to the execution and delivery of its New Subscription Agreement by contacting the Adviser. A unitholder’s Available Commitment amount may change between the date of this Offer to Exchange and the closing date of the exchange offer. For a summary of the Unit commitment amounts of Direct Lending as of March 31, 2018, please see “Description of New Subscription Agreement—New Commitments—Subscription Amount.”

At the time of the Exchange, each tendering unitholder will be released from its obligations as a unitholder of Direct Lending under the LLC Agreement, including its Available Commitment, with respect to its Units that are tendered and accepted for exchange.

Direct Lending will not accept Units tendered by unitholders if such tender is not accompanied by an executed signature page to the New Subscription Agreement along with a properly completed investor questionnaire as part of the Submission Package. The Extension Fund will execute each New Subscription Agreement at the closing of the exchange offer, at which time each New Subscription Agreement will become effective. If the exchange offer is not completed or none of a unitholder’s Units are accepted for exchange, the Adviser will return the unused signature page.

Delivery of Common Stock of the Extension Fund

Assuming the Units tendered in the exchange offer have been accepted for exchange and the Exchange has been consummated, the Adviser will cause shares of Common Stock to be credited in book-entry form to direct registered accounts maintained by the Extension Fund’s sub-administrator (the “Sub-Administrator”) for the benefit of the respective holders, on the first business day of the calendar month following the month in which the conditions are satisfied or waived (currently expected to be July 2, 2018) (the “Closing Date”), but in any event no later than ten business days after the acceptance of Units tendered in the exchange offer or as soon as practicable thereafter. Physical certificates representing shares of Common Stock will not be issued pursuant to the exchange offer. See “The Exchange Offer—Delivery of Common Stock of the Extension Fund; Book-Entry Accounts” and “The Split-Off Transaction—Timing of the Exchange.”

Withdrawal Rights

You may withdraw your tendered Units at any time before the expiration of the exchange offer (currently expected to be at 5:00 p.m., New York City time, on June 21, 2018). If you change your mind again before the expiration of the exchange offer, you may re-tender your Units by following the exchange offer procedures.

In order to withdraw your Units, you must provide a written Notice of Withdrawal or an e-mail transmission of a Notice of Withdrawal, in the form of the Notice of Withdrawal provided by Direct Lending, to the Adviser at its address or email, respectively, set forth under “Adviser Contact Information.” The information that must be included in that notice is specified under “The Exchange Offer—Withdrawal Rights.”

No Appraisal Rights

No appraisal rights are available to Direct Lending unitholders or Extension Fund stockholders in connection with the Exchange.

Private Placement; Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

The exchange offer is being made by Direct Lending and the Extension Fund pursuant to exemptions from registration provided by Rule 506(b) under Section 4(a)(2) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. Although Direct Lending and the Extension Fund will require that tendering unitholders make certain representations in the New Subscription Agreement as to their status as “accredited investors,” as that term is defined in Rule 501 under the Securities Act, and will rely on those representations, this exchange offer is not limited to accredited investors. It is a condition to the completion of the exchange offer that Regulation D and an exemption from the registration requirements of applicable state securities laws be available for the offer and sale of the Common Stock in the exchange offer. Unitholders that wish to participate in the exchange offer but are unable to represent that they are accredited investors are encouraged to notify the Adviser as soon as possible prior to the expiration of the exchange offer.

Except as described elsewhere in this Offer to Exchange, Direct Lending is not aware of any jurisdiction where the making of the exchange offer or its acceptance would not be legal. If Direct Lending learns of any jurisdiction where making the exchange offer or its acceptance would not be permitted, Direct Lending intends to make a good faith effort to comply with the relevant law in order to enable such offer and acceptance to be permitted. If, after such good faith effort, Direct Lending cannot comply with such law, Direct Lending will determine whether the exchange offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of Units residing in the jurisdiction.

Although Direct Lending will deliver this Offer to Exchange to its unitholders to the extent required by U.S. law, including to unitholders located outside the United States, this Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell any Units or Common Stock in any jurisdiction in which such offer, solicitation, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Direct Lending and the Extension Fund have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange Units or Common Stock but may take steps to facilitate exchanges. Therefore, the ability of any non-U.S. person to tender Units in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for Direct Lending or the Extension Fund to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering unitholders must make certain representations in the Letter of Transmittal, including, in the case of non-U.S. unitholders, as to the availability of an exemption under their home country laws that would allow them to participate without the need for Direct Lending or the Extension Fund to take any action to facilitate a public offering in that country or otherwise. Direct Lending and the Extension Fund will rely on those representations and, unless the exchange offer is terminated, plan to accept Units tendered by persons who properly complete the Letter of Transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

Non-U.S. unitholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in Units or Common Stock that may apply in their home countries. Direct Lending, the Extension Fund, the Adviser and the dealer managers cannot provide any assurance about whether such limitations may exist. See “The Exchange Offer—Private Placement; Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Risk Factors

In deciding whether to tender your Units, you should carefully consider in their entirety the matters described in “Risk Factors,” as well as other information included or incorporated by reference in this Offer to Exchange and the other Offering Materials.

Regulatory Considerations

A condition to the completion of the exchange offer is that neither the Extension Fund nor Direct Lending will be considered “plan assets” under U.S. Department of Labor regulations (which we refer to as the “Plan Assets Regulation”) after the Exchange. Assuming no other exemption applies, under the Plan Assets Regulation, Direct Lending and/or the Extension Fund would be deemed to include “plan assets” on the date of the Exchange if 25% or more of the value of the equity interests in either entity are held by Benefit Plan Investors, as defined in “The Split-Off Transaction—Regulatory Considerations—ERISA Matters.” None of Direct Lending, the Extension Fund, the Adviser or any of the dealer managers has provided, and none of them will provide, impartial investment advice and they are not giving any advice in a fiduciary capacity or otherwise in connection with your decision to tender your Units or otherwise participate in the exchange offer. See “The Split-Off Transaction—Regulatory Considerations—ERISA Matters” for a more detailed discussion of certain considerations for Benefit Plan Investors.

Investment companies registered under the 1940 Act, BDCs and private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act (“Covered Unitholders”) may not acquire directly or through a controlled entity more than 3% of the Extension Fund’s total outstanding voting securities (measured at the time of the acquisition), unless such Covered Unitholders comply with an exemption under the 1940 Act. As a result, Covered Unitholders that are unable to rely on an exemption may seek to hold fewer shares of Common Stock than if they were not subject to these restrictions. In evaluating the exchange offer and determining whether to tender all or a portion of its Units, a Covered Unitholder that is unable to rely on an applicable exemption should be especially mindful of the 3% limitation, particularly because a Covered Unitholder’s percentage ownership of the Extension Fund will depend on the total number of Units tendered and accepted for exchange, which cannot be known prior to the expiration of the exchange offer. You will be required to make certain representations regarding your status as a Covered Unitholder in the New Subscription Agreement. See “Risk Factors—Risks Related to the Exchange Offer—Certain investors may be limited in their ability to make significant investments in the Funds.” and “The Split-Off Transaction—Regulatory Considerations—Investment Company Act Matters” for a more detailed discussion.

The 1940 Act limits the ability of certain persons related to either Direct Lending or the Extension Fund from engaging in certain transactions with such fund and its affiliates. As a result, a unitholder may be restricted from engaging in such transactions following the Exchange, even if the unitholder does not tender any Units. Please see “Risk Factors—Risks Related to the Extension Fund’s Business and Structure—The 1940 Act will limit the Extension Fund’s ability to take advantage of investment opportunities with affiliated funds or investors.” and “The Split-Off Transaction—Regulatory Considerations—Investment Company Act Matters” for a more detailed discussion.

Material U.S. Federal Income Tax Considerations

Unitholders that do not elect to tender any Units should not incur any U.S. federal income tax liability as a result of the consummation of the exchange offer. In addition, Direct Lending believes that it will not be subject to U.S. federal income tax as a result of the transactions undertaken pursuant to the Exchange. However, Direct Lending does not intend to seek a ruling from the Internal Revenue Service (the “IRS”) with respect to the foregoing and there can be no assurances that the IRS will agree with the treatment of unitholders or Direct Lending. If the IRS were to successfully challenge the U.S. federal income tax treatment of the exchange offer to non-tendering unitholders, non-tendering unitholders may be treated as receiving a deemed dividend that may be taxable to them. In addition, the IRS could challenge the tax treatment of the Exchange for Direct Lending and as a result, unitholders that retain Units in Direct Lending could be treated as receiving a taxable distribution from Direct Lending.

Tendering unitholders that exchange all of their Units in the exchange offer should generally be treated as disposing of their Units in a sale or exchange and should recognize taxable gain or loss in connection therewith, subject to certain qualifications and depending on the relative fair market value of the Units exchanged and the unitholders’ adjusted basis therein. Unitholders that exchange some but not all of their Units should either be treated as disposing of the Units exchanged in a sale or exchange and recognize gain or loss in respect thereof, or be treated as receiving a taxable distribution from Direct Lending. See “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders—Treatment of the Exchange of Units in Direct Lending for Common Stock of the Extension Fund.” In addition, tendering unitholders may have additional taxable income in the future when the Extension Fund disposes of any assets that were contributed to it with built-in gain. See “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders—Taxation of the Extension Fund.”

The Extension Fund does not expect to recognize taxable gain or loss in connection with the transactions consummated pursuant to the Exchange and should generally have a carry-over basis in the assets contributed to it from Direct Lending. See “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders—Taxation of the Extension Fund.” The Extension Fund intends to elect to be classified as a RIC for U.S. federal income tax purposes. As a RIC, the Extension Fund generally will not be required to pay corporate-level federal income taxes on any ordinary income or capital gains it distributes to its shareholders as dividends. A RIC is required to distribute to its shareholders at least 90% of its investment company taxable income in each taxable year. In addition, to maintain its RIC qualification, the Extension Fund’s income must be comprised of certain sources of generally passive income and the Extension Fund must, among other things, meet certain asset diversification requirements. See “Material U.S. Federal Income Tax Considerations—Consequences of Holding Common Stock of the Extension Fund—Taxation as a Regulated Investment Company.” Shareholders of the Extension Fund will be subject to special rules as described in “Material U.S. Federal Income Tax Considerations—Consequences of Holding Common Stock of the Extension Fund.”

Unitholders who are not U.S. Holders, as defined in “Material U.S. Federal Income Tax Considerations,” may be subject to different tax treatment upon the consummation of the exchange offer than what is described above. For instance, unitholders who are not U.S. Holders and who elect to exchange all of their Units pursuant to the exchange offer generally should not be subject to U.S. federal income tax on the exchange of Units.

Accounting Treatment of the Exchange Offer

Units acquired by Direct Lending in the exchange offer will be canceled.

Upon completion of the Exchange, the assets and liabilities of Direct Lending that were transferred to the Extension Fund in the Exchange will be excluded from Direct Lending’s financial statements, beginning with the period in which the Exchange took effect. In addition, as of the Effective Date and in subsequent periods, Direct Lending’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows that will be attributable to the Extension Fund.

Comparison of Unitholders’ and Stockholders’ Rights

Direct Lending and the Extension Fund are both organized under the laws of the State of Delaware. Differences in the rights of a unitholder of Direct Lending from those of a stockholder of the Extension Fund arise from the fact that Direct Lending is a Delaware limited liability company and the Extension Fund is a Delaware corporation and from differences in provisions of the constitutive documents of each of Direct Lending and the Extension Fund. See “Comparison of Unitholders’ and Stockholders’ Rights.”

The Dealer Managers

The dealer managers for the exchange offer are Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Morgan Stanley & Co. LLC (“Morgan Stanley”). These firms are referred to as the “dealer managers.”

COMPARATIVE FEES AND EXPENSES

The following tables are intended to assist you in understanding the fees and expenses that an investor in Units of Direct Lending currently bears, and an investor in Units of Direct Lending and an investor in Common Stock of the Extension Fund would bear following the Exchange, based on the assumptions set forth below regarding the costs and expenses estimated to be incurred by the Extension Fund in the first year following the Exchange, directly or indirectly. For purposes of the Extension Fund Pro Forma information, the following tables have applied the expected fees and expenses of the Extension Fund to the historical results of Direct Lending for the twelve months ending March 31, 2018. Direct Lending and the Extension Fund caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this document contains a reference to fees or expenses paid or to be paid by “you,” “Direct Lending” or the “Extension Fund,” holders will indirectly bear such fees or expenses as investors in Direct Lending or the Extension Fund, as applicable.

	Direct Lending	Extension Fund Pro Forma
Unitholder / stockholder transaction expenses (as a percentage of offering price)
Sales load paid by Direct Lending and Extension Fund(1)	—	—
Offering expenses borne by Direct Lending and Extension Fund	—	—
Dividend reinvestment plan expenses(2)	—	—

Total transaction expenses paid by Direct Lending and Extension Fund	None	None

	Direct Lending	Extension Fund Pro Forma
Estimated annual expenses (as a percentage of consolidated net assets attributable to common equity)(3)
Management fees(4)	1.71%	1.80%
Incentive fees(5)	0.00%	1.80%
Interest payments on borrowed funds(6)	1.82%	1.82%
Other expenses(7)	0.27%	0.27%

Total gross annual expenses (estimated)(8)	3.80%	5.69%
Fee waivers and expense reimbursements(9)	(0.04%)	—
Total annual expenses (estimated)(10)	3.76%	5.69%

(1)	No underwriting discounts and commissions will be charged with respect to tendering Units in exchange for shares of Common Stock in the exchange offer.

(2)	Direct Lending does not have a dividend reinvestment plan. If any expenses had been incurred in connection with the Extension Fund’s dividend reinvestment plan, such expenses would have been included in “Other expenses” below.

(3)	“Consolidated net assets attributable to common equity” equals Members’ capital at March 31, 2018 of Direct Lending for both Direct Lending and the Extension Fund.

(4)	The management fee for Direct Lending (the “Direct Lending Management Fee”) was, until the end of its Commitment Period, 0.375% per quarter (1.50% per annum) of the aggregate capital commitments of Direct Lending as of the Final Closing Date (as defined below) and currently is 0.1875% per quarter (0.75% per annum) of the aggregate cost basis (whether acquired by Direct Lending with contributions from unitholders, other Direct Lending funds or borrowings) of all portfolio investments that have not been sold, distributed to the unitholders or written off for tax purposes (but reduced by any portion of such cost basis that has been written down to reflect a permanent impairment of value of any portfolio investment). The Direct Lending Commitment Period commenced on September 19, 2014 (the “Initial Closing Date”) and ended on September 19, 2017, the third anniversary of the Initial Closing Date.

The Extension Fund will pay the Adviser a management fee (the “Extension Fund Management Fee”), accrued and payable quarterly in arrears. The Extension Fund Management Fee will be calculated separately with respect to Extension Fund’s gross assets (including existing portfolio investments) that are transferred to the Extension Fund by operation of the Exchange (the “Legacy Portfolio”) and gross assets (including new portfolio investments) that are acquired or originated by the Extension Fund concurrent with or following the completion of the Exchange (the “Subsequent Portfolio”).

The Extension Fund Management Fee in respect of the Legacy Portfolio will be calculated at an annual rate of 0.75% (0.1875% per quarter) of the average value of the Legacy Portfolio (excluding cash or cash equivalents (such as investments in money market funds), but including assets purchased with borrowed amounts) at the end of each of the two most recently completed calendar quarters (except, in the case of the Extension Fund’s first quarter of operations, as of such quarter-end).

The Extension Fund Management Fee in respect of the Subsequent Portfolio will be calculated at an annual rate of 1.50% (0.375% per quarter) of the average value of the Subsequent Portfolio (excluding cash or cash equivalents (such as investments in money market funds), but including assets purchased with borrowed amounts) at the end of each of the two most recently completed calendar quarters (except, in the case of the Extension Fund’s first quarter of operations, as of such quarter-end).

The percentages reflected in the table are calculated based on Direct Lending’s net assets as of March 31, 2018. The management fees shown for the Extension Fund assume that all assets are part of the Subsequent Portfolio. See “Management and Other Agreements of Direct Lending” and “Management and Other Agreements of the Extension Fund.”

(5)	The incentive fee payable by Direct Lending (the “Direct Lending Incentive Fee”) is calculated on a cumulative basis and the amount of the Direct Lending Incentive Fee payable in connection with any distribution (or deemed distribution) will be determined and, if applicable, paid in accordance with the following formula each time amounts are to be distributed to the unitholders:

(i)	first, no incentive fee will be owed until the unitholders have collectively received cumulative distributions pursuant to this clause (i) equal to their aggregate capital contributions to Direct Lending in respect of all Units;

(ii)	second, no incentive fee will be owed until the unitholders have collectively received cumulative distributions equal to a 9% internal rate of return on their aggregate capital contributions to Direct Lending in respect of all Units (the “Hurdle”);

(iii)	third, the Adviser will be entitled to an incentive fee out of 100% of additional amounts otherwise distributable to unitholders until such time as the cumulative incentive fee paid to the Adviser is equal to 20% of the sum of (a) the amount by which the Hurdle exceeds the aggregate capital contributions of the holders of Units in respect of all Units and (b) the amount of incentive fee being paid to the Adviser pursuant to this clause (iii); and

(iv)	thereafter, the Adviser will be entitled to an incentive fee equal to 20% of additional amounts otherwise distributable to unitholders, with the remaining 80% distributed to the unitholders.

No Direct Lending Incentive Fees were actually payable by Direct Lending under the Direct Lending Advisory Agreement as of March 31, 2018 as cumulative distributions have not yet equaled aggregate capital contributions to Direct Lending.

The incentive fee payable by the Extension Fund (the “Extension Fund Incentive Fee”) will consist of two parts, one based on income and the other based on capital gains.

The portion of the Extension Fund Incentive Fee based on income will equal 20% of the amount by which (a) the Extension Fund’s aggregate net investment income earned in the applicable period exceeds (b) a quarterly hurdle rate equal to 1.75% (7% annualized) multiplied by the Extension Fund’s net asset value at the beginning of each of the applicable trailing twelve quarters (or if shorter, the number of quarters that have occurred since the completion of the Exchange), subject to a “catch-up” in favor of the Adviser. The amount of income incentive fee payable to the Adviser will be subject to a cap to ensure that the total amount of income incentive fee during the relevant period will not exceed 20% of the Extension Fund’s net cumulative returns during such period, which will take into consideration net capital losses incurred by the Extension Fund and reduce the amount of income incentive fee otherwise payable.

The portion of the Extension Fund Incentive Fee based on capital gains will be calculated and payable in arrears as of the end of each calendar year and will equal 20% of the Extension Fund’s aggregate realized capital gains, computed net of aggregate realized capital losses and unrealized capital depreciation. The Extension Fund will accrue, but not pay, a portion of the Extension Fund Incentive Fee based on capital gains with respect to net unrealized appreciation. For more detailed information about the Extension Fund Incentive Fee, see “Management and Other Agreements of the Extension Fund—Investment Advisory Agreement—Incentive Fee.”

The incentive fees shown in this item for the Extension Fund apply the Extension Fund Incentive Fee to the results of Direct Lending for the twelve months ended March 31, 2018.

See “Management and Other Agreements of Direct Lending” and “Management and Other Agreements of the Extension Fund.”

(6)	“Interest payments on borrowed funds” for Direct Lending represents actual interest and credit facility expenses incurred for the twelve months ended March 31, 2018 by Direct Lending. The expenses shown in this item are based on the assumption that leverage and interest costs relative to Direct Lending’s and the Extension Fund’s respective assets and liabilities after the Exchange will remain the same as those costs incurred by Direct Lending prior to the Exchange. Actual leverage and interest costs after the Exchange may differ. See “Description of Certain Indebtedness of Direct Lending and the Extension Fund” for a description of the Extension Fund Credit Facility that the Extension Fund will enter into as part of the Exchange.

The amount of leverage that Direct Lending or the Extension Fund may employ at any particular time will depend on, among other things, Direct Lending or the Extension Fund’s boards of directors’ and the Adviser’s assessment of market and other factors at the time of any proposed borrowing. See “Risk Factors—Risks Related to the Extension Fund’s Business and Structure—The Extension Fund will borrow money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing with the Extension Fund.” and “Risk Factors—Risks Related to the Extension Fund’s Business and Structure—The Extension Fund’s indebtedness could adversely affect its business, financial conditions and results of operations.”

(7)	Includes overhead expenses, including payments under Direct Lending’s and the Extension Fund’s respective administration agreements based on their respective allocable portions of overhead and other expenses incurred by the Administrator in performing its obligations under such administration agreements. This item does not include expenses incurred by Direct Lending (and that will be reimbursed by the Adviser) and that will be incurred by the Extension Fund in connection with the Exchange related to its organization and operation. The expenses shown in this item are based on the assumption that the Extension Fund after the Exchange maintains an expense ratio substantially similar to that incurred by Direct Lending prior to the Exchange. This item does not reflect the cap on Direct Lending’s costs and expenses described in Note 9 below.

(8)	“Total gross annual expenses” as a percentage of consolidated net assets attributable to common equity are higher than the total annual expenses percentage would be for a company that is not leveraged. Direct Lending borrows, and the Extension Fund will borrow, money to leverage and increase its total assets. The relevant SEC guidance requires that the “Total annual expenses” percentage be calculated as a percentage of net assets (defined as total assets less indebtedness and before taking into account any income-based fees or capital gains incentive fees accrued during the period), rather than the total assets, including assets that have been funded with borrowed monies or other forms of leverage.

(9)	Subject to certain limited exceptions as described in “Management and Other Agreements of Direct Lending—Organizational and Operating Expenses,” pursuant to the LLC Agreement, Direct Lending’s costs and expenses other than offering and organizational expenses and ordinary operating expenses (i.e., Direct Lending Expenses) are subject to a cap equal to 12.5 basis points of the aggregate commitments per annum. The Adviser bears all such expenses that exceed the cap. Fee waivers and expense reimbursements for Direct Lending reflects the amount borne by the Adviser due to the expense cap for the twelve months ended March 31, 2018, since Direct Lending Expenses exceeded the cap for that period. This item does not include expenses incurred by Direct Lending (and that will be reimbursed by the Adviser) and that will be incurred by the Extension Fund in connection with the Exchange related to its organization and operation.

The Extension Fund’s expenses will not be subject to any cap, and therefore this item is not applicable to the Extension Fund. See “Management and Other Agreements of the Extension Fund—Organizational and Operating Expenses.”

(10)	“Total annual expenses” for Direct Lending reflect the cap amount, as Direct Lending Expenses exceeded the cap for the twelve months ended March 31, 2018. “Total annual expenses” for the Extension Fund reflect all expenses borne by or on behalf of Direct Lending (excluding costs and expenses relating to the Exchange) for the twelve months ended March 31, 2018 without regard to the cap.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses over various periods with respect to a hypothetical investment in Direct Lending or the Extension Fund. In calculating the following expense amounts, it has been assumed that Direct Lending and the Extension Fund would have no additional leverage, that no assets are cash or cash equivalents and that the annual operating expenses would remain at the levels set forth in the table above. In addition, expenses are based on the assumption that both Direct Lending’s and the Extension Fund’s respective expense ratios will remain consistent with Direct Lending’s expense ratio as of March 31, 2018. However, the expenses for Direct Lending below reflect the expense cap amount, as expenses exceeded the cap for the twelve months ended March 31, 2018. The expenses for the Extension Fund below reflect all expenses borne by or on behalf of Direct Lending by the Adviser (due to the expense cap being exceeded) for the twelve months ended March 31, 2018, as the Extension Fund’s expenses will not be subject to any cap. Transaction expenses related to the Exchange are not included in the following example.

	1 year	3 years	5 years	10 years
You would pay the following expenses on a $1,000 investment in:
Direct Lending
Assuming a 5% annual return entirely from net realized capital gains (none of which is subject to the incentive fee on capital gains)(1)	$38	$115	$194	$400
Assuming a 5% annual return entirely from net realized capital gains (all of which is subject to the incentive fee on capital gains)(2)	38	115	194	400
Extension Fund Pro Forma
Assuming a 5% annual return entirely from net realized capital gains (none of which is subject to the incentive fee on capital gains)(1)	$39	$118	$200	$410
Assuming a 5% annual return entirely from net realized capital gains (all of which is subject to the incentive fee on capital gains)(2)	49	147	245	491

(1)	Assumes no realized capital gains computed net of all realized capital losses and unrealized capital depreciation.
(2)	Assumes no unrealized capital depreciation and a 5% annual return resulting entirely from net realized capital gains and therefore subject to the incentive fee based on capital gains. Because the Extension Fund’s investment strategy involves investments that generate primarily current income, the Extension Fund believes that a 5% annual return resulting entirely from net realized capital gains is unlikely.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in Direct Lending or the Extension Fund will bear directly or indirectly. While the example assumes, as required by the relevant SEC guidance, a 5% annual return, the Extension Fund believes that a 5% annual return resulting entirely from net realized capital gains is unlikely because its investment strategy involves investments that generate primarily current income. Because the income portion of the incentive fee under the Extension Fund Advisory Agreement is unlikely to be significant assuming a 5% annual return, the second example assumes that the 5% annual return will be generated entirely through net realized capital gains and, as a result, will trigger the payment of the capital gains portion of the incentive fee under the Extension Fund Advisory Agreement. The income portion of the Extension Fund Incentive Fee under the Extension Fund Advisory Agreement, which, assuming a 5% annual return, would either not be payable or have an immaterial impact on the expense amounts shown above, is not included in the example. If either of Direct Lending or the Extension Fund were to achieve sufficient returns on its investments, including through net realized capital gains, to trigger an incentive fee of a material amount, its expenses, and returns to its investors, would be higher.

In addition, the example assumes reinvestment of all dividends and distributions at net asset value. Prior to an IPO or a Listing, if the Extension Fund’s board of directors declares, and the Extension Fund pays, a cash dividend, participants in the Extension Fund’s dividend reinvestment plan will receive a number of shares of Common Stock determined by dividing the total dollar amount of the dividend payable to dividend reinvestment plan participants by the most recently determined net asset value per share of Common Stock as of the valuation date for the dividend, pursuant to the dividend reinvestment plan. Direct Lending does not have a dividend reinvestment plan. See “Dividend and Distribution Information” and “Dividend Reinvestment Plan of the Extension Fund” for additional information regarding distributions and dividend reinvestment.

This example and the expenses in the table above should not be considered a representation of Direct Lending’s or the Extension Fund’s future expenses. Actual expenses (including the cost of debt or preferred equity issued, if any, and other expenses) may be greater or less than those shown.

RISK FACTORS

In determining whether or not to tender your Units in the exchange offer, you should carefully consider all of the information about Direct Lending and the Extension Fund included or incorporated by reference in this Offer to Exchange and the other Offering Materials, as well as the information about the terms and conditions of the exchange offer. None of Direct Lending, the Extension Fund or any of their respective directors or officers, the Adviser, or any of the dealer managers or any other person makes any recommendation as to whether you should exchange all, some or none of your Units. You must make your own decision after reading the Offering Materials and consulting with your advisors.

As used in this section, except where the context suggests otherwise:

•	the terms “Fund,” “we,” “us” and “our” refer to Direct Lending and the Extension Fund, as applicable, and

•	the risks described with respect to an investment in the Extension Fund assume the consummation of the Exchange, as described in this Offer to Exchange.

An investment in the Funds involves certain risks. You should carefully consider the risk factors described below. The risks set forth below are not the only risks the Funds face. Additional risks and uncertainties not presently known to the Funds or not presently deemed material by the Funds may also impair their operations and performance. If any of the following risks occur, the business, financial condition and results of operations of the Funds could be materially and adversely affected. In such case, the net asset value of either or both Funds could decline, and you may lose all or part of your investment.

Comparison of Risks

Following the Exchange, Direct Lending and the Extension Fund will have the same investment objectives and policies, will be externally managed by the Adviser and will have the same portfolio management team. Direct Lending has elected, and the Extension Fund will elect, to be regulated as a BDC under the 1940 Act. Additionally, Direct Lending has elected, and the Extension Fund will elect, to be treated as a RIC under Subchapter M of the Code, and both Direct Lending and the Extension Fund intend to comply with the requirements to qualify as a RIC annually. Direct Lending currently engages, and the Extension Fund will engage, in leverage through bank borrowing.

As a result, Direct Lending and the Extension Fund are subject to similar principal investment risks. However, the exposure of Direct Lending and the Extension Fund to such risks may vary, with the Extension Fund having potentially greater exposure to certain risks than Direct Lending because the Direct Lending Commitment Period has ended and Direct Lending generally can no longer make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the Direct Lending Commitment Period) and the Extension Fund may utilize more leverage than the historical leverage used by Direct Lending.

Risks Related to Direct Lending’s Business and Structure

The risk factors relating to Direct Lending’s business and structure in Part I, Item 1A of Direct Lending’s Annual Report on Form 10-K for the year ended December 31, 2017 are hereby incorporated by reference.

Risks Related to the Extension Fund’s Business and Structure

The Extension Fund has no performance history, and past performance is not necessarily indicative of future results.

Direct Lending commenced investment operations in 2014. The Extension Fund has not yet commenced operations. As a result, the Extension Fund has no financial information or prior performance on which you can evaluate an investment in the Extension Fund. Past performance, including the past performance of Direct Lending and of other funds, accounts and investment vehicles managed by the Adviser, is not necessarily indicative of future results. The Extension Fund will have a different investment portfolio and employ different investment strategies and techniques from other funds, accounts and investment vehicles advised by the Adviser, including Direct Lending as Direct Lending’s portfolio winds down and the Extension Fund’s portfolio develops over time. Accordingly, the Extension Fund’s results may differ from and are independent of the results obtained by such other funds, accounts and investment vehicles, including those of Direct Lending.

The Extension Fund will be dependent upon the Adviser for future success.

The Extension Fund will not have any employees. In addition, other than the election of directors of the Extension Fund’s board, holders of Common Stock will have no right or power to participate in the management of the Extension Fund, and generally will not receive detailed financial information that is available to the Adviser regarding investments. The Extension Fund and its investors therefore will depend on the diligence, skill and network of business contacts of the Adviser’s Direct Lending Group to source and manage appropriate investments for it. The Extension Fund will depend on members of the Direct Lending Group to appropriately analyze investments and the Direct Lending Group’s investment committee (the “Investment Committee”) to approve and monitor middle-market portfolio investments. The Investment Committee, together with the other members of the Direct Lending Group, will identify, source, evaluate, negotiate, structure, close, monitor and administer the Extension Fund’s investments. The Extension Fund’s future success will depend on the continued availability of the members of the Investment Committee and the rest of the Direct Lending Group. Neither the Extension Fund nor the Adviser has employment agreements with these individuals or other key personnel, and Extension Fund cannot provide any assurance that unforeseen business, medical, personal or other circumstances would not lead any such individual to terminate his or her relationship with Extension Fund or the Adviser.

Additionally, the loss of any of the members of the Direct Lending Group could have a material adverse effect on the Extension Fund’s ability to achieve its investment objectives as well as on its business, financial condition and results of operations.

In addition, we cannot assure you that the Adviser will remain the Extension Fund’s investment adviser or that the Extension Fund will continue to have access to its investment professionals or its information and deal flow. Further, we cannot assure you that the Adviser will replicate its own historical success with other funds, accounts or investment vehicles, and we caution you that the Extension Fund’s investment returns could be substantially lower than the returns achieved by other Adviser-managed or TCW-managed funds, accounts or investment vehicles.

The Extension Fund will borrow money, which will magnify the potential for gain or loss on amounts invested and may increase the risk of investing with the Extension Fund.

The use of leverage magnifies the potential for gain or loss on amounts invested and, therefore, increases the risks associated with investing in the Extension Fund. Subject to the borrowing limitation imposed on the Extension Fund by the 1940 Act, the Extension Fund will borrow from, or may issue senior debt securities to, banks, insurance companies and other lenders. Those lenders may have fixed dollar claims on the Extension Fund’s assets that are superior to the claims of its stockholders, and the Extension Fund would expect such lenders to seek recovery against the Extension Fund’s assets in the event of a default. If the value of the Extension Fund’s assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had the Extension Fund not leveraged. Conversely, if the value of the Extension Fund’s assets increases, leveraging would cause net asset value to increase more sharply than it otherwise would have had the Extension Fund not leveraged. Similarly, any decrease in the Extension Fund’s income would cause net income to decline more sharply than it would have had the Extension Fund not borrowed, while any increase in income would cause net income to increase more sharply than it would have had the Extension Fund not borrowed. Leverage is generally considered a speculative investment technique, and there can be no assurance that any leveraging strategy that the Extension Fund uses will be successful. The Extension Fund’s ability to service any debt that it incurs will depend largely on the Extension Fund’s financial performance and will be subject to prevailing economic conditions and competitive pressures. Moreover, since the calculation of the Extension Fund Management Fee will be based in part on a percentage of assets acquired through the incurrence of debt, the Extension Fund Management Fee expenses will increase if it incurs additional indebtedness, which may give the Adviser an incentive to use leverage to make additional investments.

As a BDC, the Extension Fund generally will be required to meet a coverage ratio of total assets to total borrowings and other senior securities, which includes all borrowings and any preferred equity issued by the Extension Fund, of at least 200%. If this ratio declines below 200%, absent its adoption of a lower asset coverage requirement as described in “—Recent legislation may allow the Extension Fund to incur additional indebtedness.”, the Extension Fund may not be able to incur additional debt, which could have a material adverse effect on the Extension Fund’s operations. The amount of leverage that the Extension Fund employs will depend on the Adviser’s assessment of market and other factors at the time of any proposed borrowing. There can be no assurance that the Extension Fund will be able to obtain credit at all or on acceptable terms.

In addition to having fixed-dollar claims on the Extension Fund’s assets that are superior to the claims of stockholders, any obligations to the lenders will be secured by a first priority secured interest in the Extension Fund’s portfolio of investments and cash. In the case of a liquidation event, those lenders would receive proceeds to the extent of their security interest before any distributions are made to stockholders. In addition, the Extension Fund’s future credit agreements may impose financial and operating covenants that restrict its business activities, including limitations that could hinder the Extension Fund’s ability to finance additional loans and investments or to make the distributions required to maintain its status as a RIC under Subchapter M of the Code. In particular, the facilities may contain certain financial covenants, which would require the Extension Fund to maintain a minimum amount of equity supporting the credit facility or comply with certain collateral quality and coverage tests. The Extension Fund’s compliance with these covenants would depend on many factors, some of which are beyond the Extension Fund’s control. Accordingly, although the Extension Fund intends to be and remain in compliance, we cannot assure you that the Extension Fund will be able to maintain compliance at all times with any covenants in its credit facilities. Failure to comply with these covenants could result in a default. In such a case, if the Extension Fund is unable to obtain a waiver of a default from the lenders, those lenders could accelerate repayment under that indebtedness, which may result in cross-acceleration of other indebtedness. An acceleration could have a material adverse impact on the Extension Fund’s business, financial condition and results of operations. Lastly, the Extension Fund may be unable to obtain its desired leverage, which would, in turn, affect your return on investment. See “Description of Certain Indebtedness of Direct Lending and the Extension Fund—Description of the Extension Fund Credit Facility.”

The Extension Fund’s indebtedness could adversely affect its business, financial conditions and results of operations.

We cannot assure you that the Extension Fund’s future business will generate sufficient cash flow from operations or that future borrowings will be available to the Extension Fund under the Extension Fund Credit Facility or otherwise in an amount sufficient to enable it to repay its future indebtedness or to fund any of its other liquidity needs. The Extension Fund may need to refinance all or a portion of its indebtedness before it matures or on maturity. We cannot assure you that the Extension Fund will be able to refinance any of its indebtedness on commercially reasonable terms or at all. If the Extension Fund cannot service its indebtedness, the Extension Fund may have to take actions, such as selling assets or seeking additional equity. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all, or on terms that would not be disadvantageous to the Extension Fund’s stockholders or on terms that would not require the Extension Fund to breach the terms and conditions of its existing or future debt agreements. Additionally, any amounts that the Extension Fund uses to service its indebtedness would not be available for paying its distributions.

The Extension Fund’s proposed operation as a BDC will impose numerous constraints on the Extension Fund and significantly reduce its operating flexibility. In addition, if the Extension Fund withdraws its election to be regulated as a BDC, it may be regulated as a closed-end investment company that is required to register under the 1940 Act, which would subject it to additional regulatory restrictions.

The 1940 Act imposes numerous constraints on the operations of BDCs that do not apply to other types of investment vehicles. For example, under the 1940 Act, the Extension Fund will be required as a BDC to invest at least 70% of its total assets in specified types of “qualifying assets,” primarily in private U.S. companies or thinly-traded U.S. public companies, cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. The Extension Fund may be precluded from investing in what the Adviser believes are attractive investments if the investments are not qualifying assets for purposes of the 1940 Act. If the Extension Fund does not invest a sufficient portion of its assets in qualifying assets, the Extension Fund will be prohibited from making any additional investment that is not a qualifying asset and could be forced to forgo attractive investment opportunities. Similarly, these rules could prevent the Extension Fund from making follow-on investments in existing portfolio companies (which could result in the dilution of its position).

Furthermore, any failure to comply with the requirements imposed on the Extension Fund as a BDC by the 1940 Act could cause the SEC to bring an enforcement action against the Extension Fund or expose it to claims of private litigants. In addition, upon approval of a majority of the Extension Fund’s outstanding voting securities as required by the 1940 Act, the Extension Fund may elect to withdraw its status as a BDC. If the Extension Fund decides to withdraw its election or otherwise fails to maintain its status as a BDC, it might be regulated as a closed-end investment company that is required to register under the 1940 Act, which would subject it to additional regulatory restrictions, significantly decrease its operating flexibility and could significantly increase its cost of doing business. In addition, any such failure could cause an event of default under the Extension Fund’s then-outstanding indebtedness, which could have a material adverse effect on its business, financial condition and results of operations.

Regulations governing the Extension Fund’s operation as a BDC affect its ability to raise, and the way in which it raises, additional capital.

The Extension Fund will borrow money from banks or other financial institutions and may issue debt securities or preferred equity, which are collectively referred to herein as “senior securities,” up to the maximum amount permitted by the 1940 Act. Under the provisions of the 1940 Act, absent its adoption of a lower asset coverage requirement as described in “—Recent legislation may allow the Extension Fund to incur additional indebtedness.”, the Extension Fund, as a BDC, will be permitted to incur indebtedness or issue senior securities in amounts such that its asset coverage ratio, as defined in the 1940 Act, equals at least 200% of gross assets less all liabilities and indebtedness not represented by senior securities, after each such incurrence or issuance of senior securities. If the value of the Extension Fund’s assets declines, it may be unable to satisfy this test, which may prohibit it from paying dividends and could prevent it from maintaining its status as a RIC or may prohibit it from repurchasing common equity. In addition, the Extension Fund’s inability to satisfy this test could cause an event of default under the Extension Fund’s then-existing indebtedness. If it cannot satisfy this test, it may be required to sell a portion of its investments at a time when such sales may be disadvantageous and, depending on the nature of the Extension Fund’s leverage, repay a portion of its indebtedness. Accordingly, any failure to satisfy this test could have a material adverse effect on the Extension Fund’s business, financial condition and results of operations.

Also, to generate cash for funding new investments, the Extension Fund may in the future seek to issue additional debt or to securitize certain loans. The 1940 Act may impose restrictions on the structure of any such securitization. See “—The Extension Fund may securitize certain of its investments, which may subject the Extension Fund to certain structured financing risks.”

Any amounts that the Extension Fund may use to service indebtedness will not be available for distributions to its stockholders. Furthermore, as a result of issuing senior securities, it may be exposed to typical risks associated with leverage, including an increased risk of loss.

If the Extension Fund issues preferred stock (“Preferred Stock”), the Preferred Stock would rank “senior” to the Common Stock in the capital structure, and the holders of Preferred Stock would have separate voting rights on certain matters and might have other rights, preferences, or privileges more favorable than those of holders of Common Stock.

The Extension Fund, as a BDC, generally will not be able to issue and sell Common Stock at a price below net asset value per share. It currently does not intend to issue and sell Common Stock, or warrants, options or rights to acquire Common Stock, at a price below the current net asset value per share of Common Stock, but it may elect to do so if its board of directors determines that such sale is in the Extension Fund’s best interests and the best interests of its stockholders, and the Extension Fund’s stockholders approve such sale. Any such sale would be dilutive to the net asset value per share of the Common Stock. In any such case, the price at which any shares of Common Stock are to be issued and sold may not be less than a price that, in the determination of the board of directors, closely approximates the market value of such Common Stock (less any commission or discount). In addition, the Extension Fund may generally issue new Common Stock at a price below net asset value per share in rights offerings to existing stockholders, in payment of dividends and in certain other limited circumstances. If the Extension Fund’s Common Stock trades at a discount to net asset value following an IPO or a Listing, this restriction could adversely affect its ability to raise capital.

Recent legislation may allow the Extension Fund to incur additional leverage.

The 1940 Act generally prohibits BDCs from incurring borrowings, issuing debt securities or issuing preferred securities unless immediately after the borrowing or issuance its asset coverage ratio, as defined in the 1940 Act, equals at least 200% of gross assets less all liabilities and indebtedness not represented by senior securities. In March 2018, an amendment to Section 61(a) of the 1940 Act (the “SBCAA”) was signed into law to permit BDCs to reduce the minimum “asset coverage” ratio from 200% to 150%, so long as certain approval and disclosure requirements are satisfied. Under the SBCAA, a BDC is allowed to increase its leverage capacity if stockholders representing at least a majority of the votes cast, when quorum is met, approve a proposal to do so. If the BDC receives the requisite stockholder approval, it would be allowed to increase its leverage capacity on the first day after such approval. Alternatively, the legislation allows the BDC’s board, including a majority of the directors who are not “interested persons” within the meaning of the 1940 Act, to approve an increase in its leverage capacity, and such approval would become effective after one year. In either case, the BDC would be required to make certain disclosures on its website and in SEC filings regarding, among other things, the receipt of approval to increase its leverage, its leverage capacity and usage, and risks related to leverage. If the BDC is not an issuer of common equity securities that are listed on a national securities exchange, it will also be required to offer its equityholders the opportunity to sell their securities to the BDC, with 25% of those securities to be repurchased in each of the four calendar quarters following the approval date.

The Extension Fund’s plan with respect to reducing its minimum asset coverage ratio has yet to be determined. However, if the Extension Fund lowers its minimum asset coverage ratio pursuant to the SBCAA after the Exchange, it may be able to incur additional indebtedness in the future. Stockholders may face increased investment risk as a result of any additional indebtedness that the Extension Fund incurs. In addition, since the calculation of the Extension Fund Management Fee will be based in part on a percentage of assets acquired through the incurrence of debt, the Extension Fund Management Fee could increase if it incurs additional indebtedness and gross assets increase.

The Extension Fund will operate in a highly competitive market for investment opportunities.

The activity of identifying, structuring, completing, implementing and realizing attractive investment opportunities is highly competitive. The Extension Fund will compete for investment opportunities with many other industry participants, including other BDCs, public and private funds, individual and institutional investors, and financial institutions. The manner in which it reacts or adjusts to competitive pressures may have a material adverse effect on its business, financial condition, results of operations, effective yield on investments, investment returns, leverage ratio and cash flows. Moreover, alternative investment vehicles, such as hedge funds, continue to increase their investment focus in the market of privately owned U.S. companies. Additionally, the Federal Reserve and other bank regulators may periodically provide incentives to U.S. commercial banks to originate more loans to U.S. middle-market private companies. Many such entities have substantially greater economic, technical, marketing and personnel resources than the Extension Fund and better relationships with borrowers and others or the ability to accept more risk than the Extension Fund believes can be prudently managed. Other such entities may have a lower cost of capital and access to funding sources that are not available to the Extension Fund. In addition, many competitors are not subject to the regulatory restrictions that the 1940 Act imposes on the Extension Fund as a BDC or the restrictions that the Code imposes on the Extension Fund as a RIC. As a result, the Extension Fund will face additional constraints on its operations, which may put it at a competitive disadvantage.

In March 2018, the SBCAA was signed into law to permit BDCs to reduce the minimum “asset coverage” ratio from 200% to 150%, so long as certain approval and disclosure requirements are satisfied. See “—Recent legislation may allow the Extension Fund to incur additional indebtedness.” The Extension Fund’s plan with respect to reducing its minimum asset coverage ratio has yet to be determined. However, if the Extension Fund does not adopt or is delayed in adopting the lower minimum asset coverage ratio, the Extension Fund may be at a competitive disadvantage relative to other BDCs that have adopted the lower minimum asset coverage ratio.

Competition for investments may have the effect of reducing the number of suitable prospective investments available to the Extension Fund and increasing the bargaining power of borrowers, thereby reducing the Extension Fund’s investment returns. Furthermore, the availability of investment opportunities generally will be subject to market conditions. It is possible that the Extension Fund’s capital may not be fully utilized if sufficient attractive investments are not identified and consummated by the Adviser.

The Extension Fund may lose investment opportunities if it does not match its competitors’ pricing, terms and structure. If the Extension Fund matches its competitors’ pricing, terms and structure, it may experience decreased net interest income and increased risk of credit loss. As a result of operating in such a competitive environment, the Extension Fund may make investments that are on less favorable terms than what it may have originally anticipated, which may impact its return on these investments. There can be no assurance that there will be a sufficient number of suitable investment opportunities to enable the Extension Fund to invest all of the commitments of its stockholders under the New Subscription Agreements or other capital available to the Extension Fund in opportunities that will satisfy the Extension Fund’s investment objectives, or that such investment opportunities will lead to completed investments by the Extension Fund.

The Extension Fund’s financial condition and results of operations depend on its ability to manage its business, investments and future growth effectively.

The Extension Fund’s ability to achieve its investment objectives will depend on its ability to acquire suitable investments and monitor and administer those investments, which depends, in turn, on the Adviser’s ability to identify, invest in and monitor companies that meet its investment criteria.

Accomplishing this result on a cost-effective basis will largely be a function of the structuring of the Extension Fund’s investment process, the ability of the Adviser to provide competent, attentive and efficient services to the Extension Fund and the ability to access financing on acceptable terms. The Direct Lending Group and members of the Investment Committee have substantial responsibilities under the Extension Fund Advisory Agreement, and in connection with their roles in managing the Extension Fund and certain other funds, accounts and investment vehicles advised by the Adviser (including Direct Lending and TCW Direct Lending VII LLC (“Fund VII”)). The Direct Lending Group and members of the Investment Committee may also be called upon to provide significant managerial assistance to certain of the Extension Fund’s portfolio companies. These demands on their time, which will increase as the number of investments in the Extension Fund grows, may distract them or slow the rate of investment. In order for the Extension Fund to grow, the Adviser may need to hire, train, supervise, manage and retain new employees. However, the Adviser may not be able to do so effectively, and any failure to manage the Extension Fund’s business, investments and growth effectively could have a material adverse effect on its business, financial condition and results of operations.

In certain circumstances, the Extension Fund may rely on an unaffiliated co-lender for due diligence and other investment-related activities.

In certain circumstances, the Extension Fund may co-invest with an unaffiliated lender who is sometimes responsible for performing some of the legal due diligence on the borrower and for negotiating some of the terms of the loan agreement that establishes the terms and conditions of the debt investment and the rights of the borrower and the lenders. In such circumstances, although the Extension Fund would perform its own due diligence, the Extension Fund may rely in part on the due diligence performed by the co-lender, and will be bound by the negotiated terms of the loan documentation. There can be no assurance that the unaffiliated co-lender has performed or will perform the same level of due diligence as the Extension Fund would perform or that the co-lender will negotiate terms that are consistent with the terms generally negotiated and obtained by the Extension Fund. If the unaffiliated co-lender is acting as collateral agent under the loan documentation and becomes insolvent, the assets securing the debt investment may be determined by a court or regulatory authority to be subject to the claims of the co-lender’s creditors. If that were to occur, the Extension Fund might incur delays and costs in realizing payment on the loan, or the Extension Fund might suffer a loss of principal or interest.

The Extension Fund’s ability to grow depends on its ability to raise capital.

The Extension Fund may periodically access the capital markets to raise cash to fund new investments in excess of its repayments, and may also need to access the capital markets to refinance existing debt obligations to the extent such maturing obligations are not repaid with availability under the Extension Fund Credit Facility or cash flows from operations or otherwise. The Extension Fund will elect to be treated as a RIC and operate in a manner so as to qualify for the U.S. federal income tax treatment applicable to RICs. Among other things, in order to maintain RIC status, the Extension Fund must distribute to its stockholders on a timely basis generally an amount equal to at least 90% of its investment company taxable income (the “Annual Distribution Requirement”), and, as a result, such distributed amounts will not be available to fund investment originations or repay maturing debt. The Extension Fund may need to borrow from financial institutions or issue additional securities to fund its growth. Unfavorable economic or capital market conditions may increase its funding costs or limit its access to the capital markets, or could result in a decision by lenders not to extend credit to the Extension Fund. An inability to successfully access the capital markets (including via an IPO) may limit the Extension Fund’s ability to refinance its existing debt obligations as they become due or to fully execute its business strategy and could limit its ability to grow or cause it to have to shrink the size of its business, which could decrease its earnings, if any. There can be no assurance that an IPO will occur. See “—There is currently no public market for the Common Stock, and the Extension Fund cannot assure you that the market price of the Common Stock would not decline in the event of an IPO or a Listing, if any.”

In addition, absent its adoption of a lower asset coverage requirement as described in “—Recent legislation may allow the Extension Fund to incur additional indebtedness.”, with certain limited exceptions, the Extension Fund will only be allowed to borrow amounts or incur debt or issue senior securities, such that the Extension Fund’s asset coverage ratio, as calculated pursuant to the 1940 Act, equals at least 200% immediately after such borrowings, which, in certain circumstances, may restrict the Extension Fund’s ability to borrow or issue senior securities. The amount of leverage that the Extension Fund will employ will depend on the Adviser’s and the Extension Fund’s board of directors’ assessments of market conditions and other factors at the time of any proposed borrowing or issuance of senior securities. We cannot assure you that the Extension Fund will be able to maintain its credit facilities, obtain other lines of credit or issue senior securities at all or on acceptable terms.

Furthermore, equity capital may be difficult to raise because, subject to some limited exceptions, as a BDC, the Extension Fund generally will not be able to issue additional shares of its Common Stock at a price per share less than net asset value per share without first obtaining approval for such issuance from its stockholders and the board of directors, including a “required majority” as defined in Section 57(o) of the 1940 Act.

The Extension Fund will be subject to corporate-level income tax if it is unable to maintain its qualifications as a RIC under Subchapter M of the Code, which would have a material adverse effect on its financial performance.

Although the Extension Fund will elect to be treated as a RIC under Subchapter M of the Code and operate in a manner so as to qualify for the U.S. federal income tax treatment applicable to RICs, we cannot assure you that the Extension Fund will be able to maintain RIC status. As a RIC, the Extension Fund generally will not pay U.S. federal corporate-level income taxes on its income and net capital gains that it distributes to its stockholders as dividends on a timely basis.

The Extension Fund will be subject to U.S. federal corporate-level income tax on any undistributed income or gains and may also be subject to certain U.S. federal excise taxes, as well as state, local and foreign taxes.

In addition, the Extension Fund will be subject to U.S. federal corporate-level income tax if it is unable to maintain qualification as a RIC under Subchapter M of the Code. To qualify as a RIC under Subchapter M of the Code, the Extension Fund must meet certain source-of-income, asset diversification and distribution requirements. The Annual Distribution Requirement for a RIC will be satisfied if the Extension Fund distributes at least 90% of its net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to its stockholders on an annual basis. Because the Extension Fund will incur debt, it will be subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict it from making distributions necessary to qualify as a RIC. If the Extension Fund is unable to obtain cash from other sources, it may fail to qualify as a RIC and, thus, may be subject to corporate-level income tax.

To qualify as a RIC, the Extension Fund must also meet certain asset diversification requirements at the end of each calendar quarter. Failure to meet these tests may result in the Extension Fund having to dispose of certain investments at times that it would not otherwise have done so in order to avoid losing its qualification as a RIC. Because most of the Extension Fund’s investments will be in private or thinly traded public companies, any such dispositions may be made at disadvantageous prices and may result in substantial losses. In addition, the Extension Fund may have difficulty satisfying the diversification requirements if it does not complete an IPO prior to the expiration of its term. While the Extension Fund generally will not lose its status as a RIC as long as it does not acquire any non-qualifying securities or other property, under certain circumstances it may be deemed to have made an acquisition of non-qualifying securities or other property. If the Extension Fund fails to qualify as a RIC for any reason and becomes subject to corporate-level income tax, the resulting corporate income taxes could substantially reduce its net assets, the amount of income available for distributions to stockholders and the amount of funds available for new investments. Such a failure would have a material adverse effect on the Extension Fund and its stockholders. See “Material U.S. Federal Income Tax Considerations—Consequences of Holding Shares in the Extension Fund—Taxation as a Regulated Investment Company.”

A portion of the Extension Fund’s income and fees may not be qualifying income for purposes of the income source requirement.

Some of the income and fees that the Extension Fund may recognize will not satisfy the source-of-income requirements applicable to RICs. In order to ensure that such income and fees do not disqualify the Extension Fund as a RIC, the Extension Fund may be required to recognize such income and fees indirectly through one or more entities treated as corporations for U.S. federal income tax purposes. Any such domestic corporation will be required to pay U.S. corporate income tax on its earnings, which ultimately will reduce the amount of income available for distribution to the Extension Fund, and indirectly, the Extension Fund’s income available for distribution to stockholders.

The Extension Fund will not be treated as a “publicly offered regulated investment company,” as defined in the Code. As a result, certain U.S. stockholders will be treated as having received a dividend from the Extension Fund in the amount of such U.S. stockholders’ allocable share of the Extension Fund Management Fee and Extension Fund Incentive Fee paid to the Adviser and certain other expenses, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. stockholders.

The Extension Fund will not be treated as a “publicly offered regulated investment company” until such time as it is treated as publicly offered for U.S. federal income tax purposes. In any calendar year that the Extension Fund is not treated as a publicly offered regulated investment company, each U.S. stockholder that is an individual, trust or estate will be treated as having received a dividend from the Extension Fund in the amount of such U.S. stockholder’s allocable share of the management and incentive fees paid to the Adviser and certain other expenses for the calendar year, and these fees and expenses will be treated as miscellaneous itemized deductions of such U.S. stockholder. Miscellaneous itemized deductions generally are not deductible by individuals, trusts or estates for taxable years beginning after December 31, 2017, and before January 1, 2026. See “Material U.S. Federal Income Tax Considerations—Consequences of Holding Common Stock of the Extension Fund—Limitation on Deduction for Certain Expenses.”

Non-U.S. stockholders may be subject to withholding of U.S. federal income tax on dividends that the Extension Fund may pay.

Any distribution of the Extension Fund’s “investment company taxable income” to a non-U.S. stockholder that is not effectively connected with the non-U.S. stockholder’s conduct of a trade or business within the United States will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) to the extent of the Extension Fund’s then-current or accumulated earnings and profits, unless an exception to withholding applies. Certain properly designated dividends will be generally exempt from withholding of U.S. federal income tax, including certain dividends that are paid in respect of the Extension Fund’s (i) “qualified net interest income” (generally, the Extension Fund’s U.S.-source interest income, other than certain contingent interest and interest from obligations of a corporation or partnership in which the Extension Fund or the non-U.S. stockholder is at least a 10% stockholder, reduced by expenses that are allocable to such income) or (ii) “qualified short-term capital gains” (generally, the excess of the Extension Fund’s net short-term capital gain over its long-term capital loss for such taxable year). No assurance can be given as to whether the Extension Fund’s distributions will be eligible for this exemption from withholding of U.S. federal income tax or, if eligible, will be designated as such by the Extension Fund.

The Extension Fund may have difficulty paying its required distributions if it recognizes taxable income before or without receiving cash representing such income.

For U.S. federal income tax purposes, the Extension Fund will include in its taxable income certain amounts that it has not yet received in cash, such as original issue discount (“OID”) or accruals on a contingent payment debt instrument, which may occur if the Extension Fund receives warrants in connection with the origination of a loan, originates a loan at a discount, or possibly in other circumstances, or the loan provides for payment-in-kind (“PIK”) interest, which generally represents contractual interest added to the loan balance and due at the end of the loan term. Such OID and PIK interest will be included in the Extension Fund’s taxable income before it receives any corresponding cash payments. The Extension Fund also may be required to include in its taxable income certain other amounts that it will not receive in cash.

Because in certain cases the Extension Fund may recognize taxable income before or without receiving cash representing such income, the Extension Fund may have difficulty making distributions to its stockholders that will be sufficient to enable the Extension Fund to meet the Annual Distribution Requirement necessary for the

Extension Fund to maintain its status as a RIC. Accordingly, the Extension Fund may need to sell some of its assets at times or at prices that it would not consider advantageous, it may need to raise additional equity or debt capital, or it may need to forgo new investment opportunities or otherwise take actions that are disadvantageous to the Extension Fund’s business (or be unable to take actions that are advantageous to its business) to enable the Extension Fund to make distributions to its stockholders that will be sufficient to enable it to meet the Annual Distribution Requirement. If the Extension Fund is unable to obtain cash from other sources to meet the Annual Distribution Requirement, it may fail to qualify for the U.S. federal income tax benefits allowable to RICs and, thus, become subject to a corporate-level U.S. federal income tax (and any applicable U.S. state and local taxes).

Conflicts of interest may exist from time to time between the Adviser and certain of its affiliates involved with the Extension Fund.

The Extension Fund, the Adviser and their respective direct or indirect stockholders, members, partners, officers, directors, employees, agents and affiliates are subject to certain potential conflicts of interest in connection with the Extension Fund’s activities and investments.

For example, the terms of the Adviser’s management and incentive fees may create an incentive for the Adviser to approve and cause the Extension Fund to make more speculative investments than it would otherwise make in the absence of this fee structure. See “—The Adviser will be paid the Extension Fund Management Fee even if the value of your investment in the Extension Fund declines and the Extension Fund Incentive Fee may create incentives for the Adviser to make certain kinds of investments.” below. In addition, because Direct Lending has a finite term, the management and incentive fees that the Adviser receives from Direct Lending are limited. By contrast, because the Extension Fund has a potentially indefinite term, the Adviser may receive fees from the Extension Fund indefinitely (as long as it serves as investment adviser to the Extension Fund). The Adviser may therefore be incentivized to pursue the Exchange and favor unitholder participation therein.

The Direct Lending Group is separated from those partners and employees of the Adviser and its affiliates involved in the management of the investments of other funds, accounts and investment vehicles (the “Other Employees”) by an ethical wall, and accordingly, the Other Employees may be unable to make certain material information available to the Direct Lending Group. In addition, the Adviser’s other funds, accounts and investment vehicles may take positions in securities or issuers that are in a different part of the capital structure of an issuer or adverse to those of the Extension Fund.

The members of the senior management and investment teams and the Investment Committee of the Adviser serve or may serve as officers, directors, principals or investment committee members of entities that operate in the same or a related line of business as the Extension Fund will operate, or of funds, accounts or other investment vehicles (including Direct Lending and Fund VII) managed by the Adviser or its affiliates. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the Extension Fund’s best interests or in the best interest of its stockholders. For example, Mr. Miller and the other members of the Investment Committee have management responsibilities for other funds, accounts or other investment vehicles managed by the Adviser or its affiliates. The Extension Fund’s investment objectives also may overlap with the investment objectives of such funds, accounts or other investment vehicles (including Direct Lending and Fund VII). For example, the Adviser concurrently manages Direct Lending, Fund VII and other accounts that are pursuing an investment strategy similar to the Extension Fund’s strategy. As a result, the members of the senior management and investment teams and the Investment Committee of the Adviser may face conflicts in the allocation of investment opportunities between the Extension Fund and other funds, accounts or investment vehicles (including Direct Lending and Fund VII) advised by principals of, or affiliated with, the Adviser.

Direct Lending and the Adviser have obtained exemptive relief from the SEC that, subject to certain conditions and limitations, permits Direct Lending, the Extension Fund and other funds, accounts and investment vehicles advised by the Adviser (including Fund VII) or certain affiliates of the Adviser (referred to herein as

“potential co-investment funds”) to engage in certain co-investment transactions (the “Co-Investment Exemptive Order”). Under the Co-Investment Exemptive Order, in the case where the interest in a particular investment opportunity exceeds the size of the opportunity, then the investment opportunity will be allocated among the Extension Fund, Direct Lending, Fund VII and any other potential co-investment funds based on capital available for investment, which generally is determined based on the amount of cash on hand, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix and other investment policies and restrictions set from time to time by the board or other governing body of the relevant fund or imposed by applicable laws, rules, regulations or interpretations. Since the Direct Lending Commitment Period ended in September 2017, Direct Lending may not make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the Direct Lending Commitment Period) and therefore would not expect to rely on the Co-Investment Exemptive Order except in connection with follow-on or significantly in-process investments. In situations where the Extension Fund cannot co-invest with other funds, accounts or investment vehicles managed by the Adviser or an affiliate of the Adviser due to the restrictions contained in the 1940 Act that are not addressed by the Co-Investment Exemptive Order or SEC guidance, the investment policies and procedures of the Adviser generally require that such opportunities be offered to the Extension Fund, Direct Lending, Fund VII and such other funds, accounts and investment vehicles on an alternating basis. There can be no assurance that the Extension Fund will be able to participate in all investment opportunities that are suitable to it.

The Adviser will be paid the Extension Fund Management Fee even if the value of your investment in the Extension Fund declines, and the Extension Fund Incentive Fee may create incentives for the Adviser to make certain kinds of investments.

The Extension Fund Management Fee is payable even in the event the value of your investment in the Extension Fund declines. The Extension Fund Management Fee will be calculated as a percentage of the average value of the Extension Fund’s gross assets including borrowed funds (excluding cash or cash equivalents) at the end of the prior two completed calendar quarters (except, in the case of the Extension Fund’s first quarter of operations, as of such quarter-end). Accordingly, the Extension Fund Management Fee is payable regardless of whether the value of the Extension Fund’s gross assets or your investment has decreased during the then-current quarter and creates an incentive for the Adviser to incur leverage. Under certain circumstances, the use of leverage may increase the likelihood of default, which would impair the value of the Extension Fund’s equity.

In addition, the Extension Fund Incentive Fee payable to the Adviser may create an incentive for the Adviser to make investments on the Extension Fund’s behalf that are risky or more speculative than would be the case in the absence of such a fee structure and also to incur leverage, which will tend to enhance returns where the Extension Fund’s portfolio has positive returns. Furthermore, the Adviser receives the Extension Fund Incentive Fee based, in part, upon capital gains realized on the Extension Fund’s investments. As a result, the Adviser may have an incentive to cause the Extension Fund to invest more in companies whose securities are likely to yield capital gains, as compared to income-producing securities. Such a practice could result in the Extension Fund investing in more speculative securities than would otherwise be the case, which could result in higher investment losses, particularly during cyclical economic downturns.

The Extension Fund Incentive Fee payable to the Adviser also may create an incentive for the Adviser to invest on the Extension Fund’s behalf in instruments that have a deferred interest feature. Under these investments, the Extension Fund accrues the interest over the life of the investment but does not receive the cash income from the investment until the end of the term of the investment. The Extension Fund’s net investment income used to calculate the income portion of the Extension Fund Incentive Fee, however, includes accrued interest. Thus, a portion of the Extension Fund Incentive Fee is based on income that the Extension Fund has not yet received in cash. This risk could be increased because the Adviser is not obligated to reimburse the Extension Fund for any Extension Fund Incentive Fees received even if the Extension Fund subsequently incurs losses or never receives in cash the accrued income (including accrued income with respect to OID, PIK interest and zero coupon securities).

Fees and expenses will reduce the actual returns to stockholders, the dividends the Extension Fund will make to stockholders and the overall value of the stockholders’ investment.

The Extension Fund will pay the Extension Fund Management Fee and the Extension Fund Incentive Fee to the Adviser and generally will bear other operating expenses. Generally, other than the Extension Fund Incentive Fee, fees and expenses will be paid regardless of whether the Extension Fund produces positive investment returns. The fees and expenses reduce the actual returns to stockholders, the dividends the Extension Fund will make to stockholders, and the overall value of the stockholders’ investment.

The Adviser, the Administrator and the Sub-Administrator are able to resign upon 60 days’ notice, and the Extension Fund may not be able to find suitable replacements within that time, which may result in a disruption in operations that could adversely affect the Extension Fund’s financial condition, business and results of operations.

The Adviser and the Extension Fund’s administrator (the “Administrator”) may resign at any time upon 60 days’ written notice under the terms of the Extension Fund Advisory Agreement and the Extension Fund Administration Agreement, and the Sub-Administrator may resign upon 60 days’ written notice in certain situations under the terms of the sub-administration agreement, regardless of whether the Extension Fund has found replacements. If the Adviser, the Administrator or the Sub-Administrator resigns, the Extension Fund may not be able to find replacements or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 60 days, or at all. If the Extension Fund is unable to do so quickly, its operations are likely to experience a disruption and its financial condition, business and results of operations as well as its ability to pay distributions are likely to be adversely affected. In addition, the coordination of the Extension Fund’s management and investment activities is likely to suffer if the Extension Fund is unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by the Adviser, the Administrator, the Sub-Administrator and their affiliates. Even if comparable service providers or individuals performing such services are retained, whether internal or external, their integration into the business and lack of familiarity with the Extension Fund’s investment objectives may result in additional costs and time delays that may materially adversely affect the Extension Fund’s business, results of operations and financial condition. Any new advisory agreement also would be subject to approval by the Extension Fund’s stockholders.

The Adviser’s liability is limited, and the Extension Fund will be required to indemnify the Adviser against certain liabilities, which may lead the Adviser to act in a riskier manner on the Extension Fund’s behalf than it would when acting for its own account.

To the extent permissible by law, the Adviser will not be liable, responsible or accountable in damages or otherwise to the Extension Fund or to its stockholders for any breach of duty to it or any such stockholder or for any act or failure to act pursuant to the Extension Fund Advisory Agreement or otherwise, except in certain limited circumstances provided by the 1940 Act and as set forth in the Extension Fund Advisory Agreement. The limitation on liability and indemnity may lead the Adviser to act in a riskier manner when acting on the Extension Fund’s behalf than it would when acting for its own account. The Extension Fund Advisory Agreement provides that the Adviser (and other related or affiliated parties) will not be entitled to indemnification in respect of any liability to the Extension Fund or its stockholders arising out of the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or reckless disregard of its duties and obligations under the Extension Fund Advisory Agreement. See “Management and Other Agreements of the Extension Fund—Investment Advisory Agreement—Indemnification.”

The Extension Fund may experience fluctuations in its quarterly financial results, and as a result, results for any period should not be relied upon as indicative of future performance.

The Extension Fund could experience fluctuations in its quarterly financial results due to a number of factors, including the pace at which investments are made, the interest rates payable on the debt investments the

Extension Fund makes, the default rates on such investments, the level of the Extension Fund’s expenses, variations in and the timing of the recognition of realized and unrealized gains or losses, the degree to which the Extension Fund encounters competition in its markets and general economic conditions. As a result of these factors, results for any period should not be relied upon as being indicative of performance in future periods.

The Extension Fund is dependent on information systems, and systems failures could significantly disrupt the Extension Fund’s business, which may, in turn, negatively affect the Extension Fund’s liquidity, financial condition and results of operations.

The Extension Fund’s business is dependent on its and third parties’ communications and information systems, including those of the Adviser, the Administrator, their affiliates and third parties. Any failure or interruption of those systems, including as a result of the termination of an agreement with any third-party service providers or as a result of a cyber-attack, could cause delays or other problems in the Extension Fund’s activities. The Extension Fund’s financial, accounting, data processing, backup or other operating systems and facilities or those of the Adviser, the Administrator, their affiliates or third parties may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond its control and adversely affect its business. There could be:

•	sudden electrical or telecommunications outages;

•	natural disasters such as earthquakes, tornadoes and hurricanes;

•	disease pandemics;

•	events arising from local or larger scale political or social matters, including terrorist acts; and/or

•	cyber-attacks.

These events, in turn, could have a material adverse effect on the Extension Fund’s business, financial condition and operating results and negatively affect the Extension Fund’s ability to pay dividends to its stockholders.

Cybersecurity risks and cyber incidents may adversely affect the Extension Fund’s business by causing a disruption to the Adviser’s or its operations, a compromise or corruption of the Adviser’s or its confidential information or damage to its business relationships, all of which could negatively impact its business, financial condition and operating results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of the Adviser’s or the Extension Fund’s information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to the Adviser’s or the Extension Fund’s information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to the Extension Fund’s business relationships. The Adviser depends, and the Extension Fund will depend, heavily on technology and computer systems in the course of its business functions. As these technologies have become more necessary for day-to-day operations, the risks posed to the Adviser’s and the Extension Fund’s information systems, both internal and those provided by third-party service providers, will also increase.

The Adviser has implemented, and the Extension Fund will implement, processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that a cyber incident will not occur or that the Extension Fund’s financial results, operations or confidential information will not be negatively impacted by such an incident. Even if the Extension Fund protects its technological infrastructure and the confidentiality of sensitive data, the Extension Fund may incur significant expenses in connection with its responses to any such attacks and the adoption and maintenance of additional appropriate security measures. The Extension Fund cannot be certain that advances in criminal capabilities, discovery of new vulnerabilities, attempts to exploit vulnerabilities in the Adviser’s, the Extension Fund’s or their respective vendors’ systems, data thefts, physical system or network break-ins or inappropriate access, or other developments will not compromise or breach the technology or other security measures protecting the networks and systems the Adviser and the Extension Fund use. Privacy and information security legal and regulatory changes, and compliance with those changes, may also result in cost increases due to system changes and the need to develop new administrative processes.

Ineffective internal controls could impact the Extension Fund’s business and operating results.

The Extension Fund’s internal control over financial reporting may not prevent or detect misstatements because of its inherent limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. Even effective internal controls can provide only reasonable assurance with respect to the preparation and fair presentation of financial statements. If the Extension Fund fails to maintain the adequacy of its internal controls, including any failure to implement required new or improved controls, or if it experiences difficulties in their implementation, the Extension Fund could fail to meet its financial reporting obligations and its business and operating results could be harmed.

The Extension Fund’s board of directors may change its investment objectives, operating policies and strategies without prior notice or stockholder approval.

The Extension Fund’s board of directors has the authority to modify or waive its investment objectives, operating policies and strategies without prior notice (except as required by the 1940 Act) and without stockholder approval. However, absent stockholder approval, the Extension Fund may not change the nature of its business so as to cease to be, or withdraw its election as, a BDC. We cannot predict the effect any changes to the Extension Fund’s operating policies and strategies would have on its business and operating results or the value of the Extension Fund’s equity. Nevertheless, the effects may adversely affect the Extension Fund’s business and impact its ability to pay dividends.

The Extension Fund’s assets may be subject to recourse.

The Extension Fund’s assets, including any investments it makes and any capital it holds, will be available to satisfy all of the Extension Fund’s liabilities and other obligations. Among other things, each tendering unitholder will commit, pursuant to its New Subscription Agreement, to expand the purposes for which such capital may be called during the Extension Fund Commitment Period, including to repay indebtedness. If the Extension Fund becomes subject to a liability, parties seeking to have the liability satisfied may have recourse to the Extension Fund’s assets generally and may not be limited to any particular asset, even in the circumstance where a specific investment gave rise to the liability.

The Extension Fund may securitize certain of its investments, which may subject the Extension Fund to certain structured financing risks.

The Extension Fund may securitize certain of its investments, including through the formation of one or more collateralized loan obligations, or CLOs, while retaining all or most of the exposure to the performance of these investments. This would involve contributing a pool of assets to a special purpose entity, and selling debt interests in that entity on a non-recourse or limited-recourse basis to purchasers.

If the Extension Fund were to create a CLO or other securitization vehicle, it would depend on distributions from the vehicle to pay dividends to its stockholders. The ability of a CLO or other securitization vehicle to make distributions will be subject to various limitations, including the terms and covenants of the debt it issues. For example, tests (based on interest coverage or other financial ratios or other criteria) may restrict the Extension Fund’s ability, as holder of a CLO or other securitization vehicle equity interest, to receive cash flow from these investments. We cannot assure you that any such performance tests would be satisfied. Also, a CLO or other securitization vehicle may take actions that delay distributions to preserve ratings and to keep the cost of present and future financings lower or the financing vehicle may be obligated to retain cash or other assets to satisfy over-collateralization requirements commonly provided for holders of its debt. As a result, there may be a lag, which could be significant, between the repayment or other realization on a loan or other assets in, and the distribution of cash out of, a CLO or other securitization vehicle, or cash flow may be completely restricted for the life of the CLO or other securitization vehicle.

In addition, a decline in the credit quality of loans in a CLO or other securitization vehicle due to poor operating results of the relevant borrower, declines in the value of loan collateral or increases in defaults, among other things, may force the sale of certain assets at a loss, reducing their earnings and, in turn, cash potentially available for distribution to the Extension Fund for distribution to its stockholders. If the Extension Fund were to form a CLO or other securitization vehicle, to the extent that any losses were incurred by the financing vehicle in respect of any collateral, these losses would be borne first by the Extension Fund as owner of its equity interests. Any equity interests that the Extension Fund were to retain in a CLO or other securitization vehicle would not be secured by its assets and the Extension Fund would rank behind all of its creditors.

A CLO or other securitization vehicle, if created, also would likely be consolidated in the Extension Fund’s financial statements and consequently affect its asset coverage ratio, which may limit its ability to incur additional leverage.

The 1940 Act will limit the Extension Fund’s ability to take advantage of investment opportunities with affiliated funds or investors.

The 1940 Act will limit the Extension Fund’s ability to engage in transactions with affiliated funds and investors. For example, the Extension Fund will be prohibited under the 1940 Act from participating in certain transactions with its affiliates without the prior approval of its Independent Directors (as defined elsewhere in this Offer to Exchange) and, in some cases, of the SEC. Any person that owns, directly or indirectly, 5% or more of the Extension Fund’s outstanding voting securities will be its affiliate for purposes of the 1940 Act, and the Extension Fund is generally prohibited from buying or selling any security from or to such affiliate, absent the prior approval of the board, including a “required majority” as defined in Section 57(o) of the 1940 Act. The 1940 Act also prohibits certain “joint” transactions with certain of the Extension Fund’s affiliates, which could include co-investments in the same portfolio company, without prior approval of a “required majority” as defined in Section 57(o) of the 1940 Act of the board and, in some cases, of the SEC. The Extension Fund will be prohibited from buying or selling any security from or to any person who owns more than 25% of its voting securities or controls either the Extension Fund or Direct Lending (such as the Adviser) or certain of that person’s affiliates (such as other investment funds managed by the Adviser), or entering into prohibited joint transactions with such persons, absent the prior approval of the SEC. As a result of these restrictions, the Extension Fund may be prohibited from buying or selling any security (other than any security of which the Extension Fund is the issuer) from or to any portfolio company of a fund managed by the Adviser or its affiliates without the prior approval of the SEC, which may limit the scope of investment opportunities that would otherwise be available to the Extension Fund.

Direct Lending and the Adviser have obtained the Co-Investment Exemptive Order from the SEC that, subject to certain conditions and limitations, permits the Extension Fund and potential co-investment funds to engage in certain co-investment transactions. See “—Conflicts of interest may exist from time to time between the Adviser and certain of its affiliates involved with the Extension Fund.” above.

In evaluating whether to tender Units in the exchange, each unitholder should understand that it may become an owner of 5% or more of the Extension Fund’s outstanding voting securities, and therefore would become an affiliate for purposes of the 1940 Act. Similarly, a unitholder could become an owner of greater than 25% of the Extension Fund’s outstanding securities, and would therefore become subject to the restrictions applicable to greater than 25% owners noted above. Since that outcome will depend on a number of factors that cannot yet be determined, including the total number of Units that will be tendered and accepted for exchange, a unitholder may not be able to determine its affiliate status with respect to the Extension Fund (or Direct Lending) until after the completion of the exchange offer. Furthermore, a unitholder may become restricted from engaging in certain prohibited transactions with the Extension Fund and its affiliates (which could include co-investments in the same portfolio company) even if the unitholder determines not to tender any of its Units or tenders only a portion of its Units. See “The Split-Off Transaction—Regulatory Considerations—Investment Company Act Matters.”

The Extension Fund cannot guarantee that it will be able to obtain various required licenses in U.S. states or in any other jurisdiction where it may be required in the future.

The Extension Fund may be required to obtain various state licenses to, among other things, originate commercial loans, and may be required to obtain similar licenses from other authorities, including outside of the United States, in the future in connection with one or more investments. Applying for and obtaining required licenses can be costly and take several months. We cannot assure you that the Extension Fund will maintain or obtain all of the licenses that it needs on a timely basis. The Extension Fund will be subject to various information and other requirements to maintain and obtain these licenses, and we cannot assure you that it will satisfy those requirements. The Extension Fund’s failure to maintain or obtain licenses that it may require might restrict investment options and have other adverse consequences.

Recent Commodity Futures Trading Commission rulemaking may have a negative impact on the Extension Fund and the Adviser.

The Commodity Futures Trading Commission (the “CFTC”) and the SEC have issued final rules establishing that certain derivative transactions (such as swaps) are subject to CFTC regulation. Engaging in such derivative transactions may cause the Extension Fund to fall within the definition of “commodity pool” under the U.S. Commodity Exchange Act of 1974, as amended, and related CFTC regulations. The Adviser expects to claim no-action relief from CFTC registration and regulation as a commodity pool operator (“CPO”) pursuant to CFTC No-Action Letter 12-40 (the “BDC CFTC No-Action Letter”) with respect to the Extension Fund’s operations, and qualifies for an exemption from registration with the CFTC as a commodity trading advisor (“CTA”) with respect to advice that it provides to the Extension Fund. As a result, the Extension Fund will be limited in its ability to use futures contracts or options on futures contracts or engage in swap or other derivative transactions regulated by the CFTC (collectively, “Commodity Interest Transactions”). Specifically, the BDC CFTC No-Action Letter imposes strict limitations on engaging in such transactions other than for hedging purposes, whereby the use of transactions not used solely for hedging purposes is generally limited to situations where (i) the aggregate initial margin and premiums required to establish such positions does not exceed 5% of the liquidation value of the Extension Fund’s portfolio, after taking into account unrealized profits and unrealized losses on any such contracts it has entered into; or (ii) the aggregate net notional value of such transactions does not exceed 100% of the liquidation value of the Extension Fund’s portfolio.

Risks Related to Portfolio Company Investments

Economic recessions or downturns could impair the Funds’ portfolio companies and harm their operating results.

The occurrence of recessionary conditions or negative developments, including rising interest rates, in the U.S. and international credit markets may significantly affect the markets in which the Funds or their portfolio companies do business, the value of their investments, and their ongoing operations, costs and profitability. Many of the portfolio companies in which the Funds make or will make investments may be susceptible to economic slowdowns or recessions and may be unable to repay the loans the Funds made or will make to them during these periods. Therefore, a Fund’s non-performing assets may increase and the value of its portfolio may decrease during these periods, as the Funds are required to record their investments at their current fair value. Adverse economic conditions also may decrease the value of collateral securing some of the Funds’ loans and the value of their equity investments. Economic slowdowns or recessions could lead to financial losses in the Funds’ portfolios and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase the Funds’ and their portfolio companies’ funding costs, limit the Funds’ and their portfolio companies’ access to the capital markets or result in a decision by lenders not to extend credit to the Funds or their portfolio companies. These events could prevent the Extension Fund from making additional investments and harm its operating results.

A portfolio company’s failure to satisfy financial or operating covenants imposed by the Funds or other lenders could lead to defaults and, potentially, acceleration of the time when the loans are due and foreclosure on the portfolio company’s secured assets, which could trigger cross-defaults under other agreements and jeopardize the portfolio company’s ability to meet its obligations under the debt that a Fund holds and the value of any equity securities a Fund owns. The Funds may incur additional expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company. In addition, if one of the Funds’ portfolio companies were to go bankrupt, depending on the facts and circumstances, including the extent to which significant managerial assistance is actually provided to that portfolio company, a bankruptcy court might subordinate all or a portion of the Funds’ claim to that of other creditors.

Investments in privately held middle-market companies involve significant risks.

The Funds primarily invest in privately-held U.S. middle-market companies. Investments in privately held middle-market companies involve a number of significant risks, including the following:

•	these companies may have limited financial resources and may be unable to meet their obligations, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of the Funds realizing any guarantees they may have obtained in connection with their investment;

•	they typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•	they typically depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse effect on the portfolio company and, in turn, on the Funds;

•	there is generally little public information about these portfolio companies and other potential investments. These companies and their financial information generally are not subject to the Exchange Act and other regulations that govern public companies, and the Funds may be unable to uncover all material information about these companies, which may prevent the Funds from making a fully informed investment decision and cause them to lose money on their investments;

•	they generally have less predictable operating results and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position;

•	the Funds’ executive officers and directors and the Adviser may, in the ordinary course of business, be named as defendants in litigation arising from the Funds’ investments in portfolio companies;

•	changes in laws and regulations, as well as their interpretations, may adversely affect their business, financial structure or prospects; and

•	they may have difficulty accessing the capital markets to meet future capital needs.

If a Fund’s investments are concentrated in a few issuers or industries, any adverse change in one or more of such issuers or industries could have a material adverse effect on the Fund’s investments.

Although the regulatory restrictions applicable to RICs limit the amount that each Fund may generally invest in any single portfolio company, either Fund’s investments may not be adequately diversified. Aside from the diversification requirements that each Fund has to comply with as a RIC, the Funds do not have any specific portfolio diversification or concentration limits. As a result, a Fund’s portfolio may include a relatively limited number of large positions. If a Fund’s investments are concentrated in a few issuers or industries, any adverse change in one or more of such issuers or industries could have a material adverse effect on the Fund’s investments. In addition, since the Direct Lending Commitment Period ended in September 2017, Direct Lending may not make new investments (other than certain follow-on investments or investments that were significantly in process prior to the expiration of the Direct Lending Commitment Period). As a result, Direct Lending’s portfolio may become more concentrated as it begins to wind down under the terms of the LLC Agreement.

The Funds’ portfolio companies may be highly leveraged.

Some of the Funds’ portfolio companies may be highly leveraged, which may have adverse consequences to these companies and to the Funds as investors. These companies may be subject to restrictive financial and operating covenants, and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.

The Funds invest in highly leveraged or other risky portfolio companies, and such investments may expose them to financial market risks, interest rate risks and credit risks that are significantly greater than the risks associated with other securities in which they may invest.

The Funds can invest up to 100% of their total assets in debt and equity securities of portfolio companies that are highly leveraged and whose debt securities would be considered well below investment grade if rated. The Funds may invest in bridge loans, subordinated or mezzanine financing that is either unsecured or, if secured, is subordinated to the interests of the senior lenders in the borrower’s capital structure. If the Funds invest in bridge loans for a portfolio company that intends to refinance all or a portion of that loan, there is a risk that the borrower will be unable to complete the refinancing successfully. Such failure could lead to the portfolio company having to pay interest at increasing rates along with additional fees and expenses, the result of which may reduce the value of the portfolio company. If the Funds invest in subordinated or mezzanine financing and a bankruptcy or insolvency event occurs involving the borrower, and there are insufficient assets to satisfy the obligations of the borrower to its senior lender, there may be no assets available to meet its obligations to the holders of its subordinated or mezzanine debt, including the Funds. The Funds may also invest in obligations of portfolio companies in connection with a restructuring under Chapter 11 of the U.S. Bankruptcy Code (i.e., a DIP financing) if the obligations meet the credit standards of the Adviser.

In first lien senior secured loans, the fact that a loan is secured does not guarantee that the Funds will receive principal and interest payments according to the loan’s terms, or at all, or that the Funds will be able to collect on the loan should they be forced to enforce their remedies. To the extent the Funds hold second lien senior secured loans and junior debt investments, holders of first lien loans may be repaid before the Funds in the event of a bankruptcy or other insolvency proceeding. This may result in an above average amount of risk and loss of principal. Unitranche loans generally allow the borrower to make a large lump sum payment of principal at the end of the loan term, and there is a heightened risk of loss if the borrower is unable to pay the lump sum or refinance the amount owed at maturity. When the Funds invest in loans, they may acquire equity securities as well. However, they may not be able to realize gains from their equity interests, and any gains that they do realize on the disposition of any equity interests may not be sufficient to offset any other losses they experience.

The highly leveraged debt obligations of such borrowers tend to offer higher yields than investment grade securities to compensate investors for the higher risk, and are commonly referred to as “high risk securities” or, in the case of bonds, “junk bonds.” Lending to highly leveraged or other risky borrowers is highly speculative. These investments may expose the Funds to financial market risks, interest rate risks and credit risks that are significantly greater than the risks associated with other securities in which the Funds may invest. An economic downturn or a period of rising interest rates, for example, could cause a decline in the prices of such securities. The prices of securities structured as zero-coupon or PIK securities may be more volatile than securities that pay interest periodically and in cash. In the event of a default by a portfolio company, the Funds would experience a reduction of their income and could expect a decline in the fair value of the defaulted securities and may incur significant additional expenses to seek recovery.

The Funds’ debt investments are subject to credit risks.

Debt investments are subject to credit risk. Credit risk relates to the ability of the borrower to make interest and principal payments on the loan or security as they become due. If the borrower fails to pay interest, the Funds’ income might be reduced. If the borrower fails to repay principal, the value of that security and the value of the Funds’ investment might be reduced. The Funds’ investments in debt securities are subject to risks of default. The Funds may invest in debt securities made in connection with leveraged buy-out transactions, recapitalizations and other highly leveraged transactions. While their investments in senior loans typically will be secured by collateral, the Funds may have difficulty liquidating the collateral or enforcing their rights under the terms of the senior loans in the event of the borrower’s default. There is no guarantee that the collateral securing a senior loan will be sufficient to protect the Funds against losses or a decline in income in the event of a borrower’s non-payment of interest or principal. In the event that a borrower declares bankruptcy, a court could invalidate the Funds’ security interest in the loan collateral or subordinate their rights under the senior loan to other creditors of the borrower. Also, the Funds may invest part of their assets in loans and other debt obligations that are not fully secured.

Investments in equity securities, many of which are illiquid with no readily available market, involve a substantial degree of risk.

The Funds have purchased, and the Extension Fund may in the future purchase, common stock and other equity securities. Although common stock has historically generated higher average total returns than fixed income securities over the long term, common stock also has experienced significantly more volatility in those returns. The equity securities a Fund acquires may fail to appreciate and may decline in value or become worthless, and the Fund’s ability to recover its investment will depend on the portfolio company’s success. The illiquidity of such investments may make it difficult or impossible for the Funds to sell such investments if the need arises. If a Fund is required to liquidate all or a portion of its equity securities quickly, it may realize significantly less than the value at which the Fund recorded its investments, which could have a material adverse effect on the Fund’s business, financial condition and results of operations.

Investments in equity securities involve a number of significant risks, including:

•	any equity investment a Fund makes in a portfolio company could be subject to further dilution as a result of the issuance of additional equity interests and to risks as a junior security that will be subordinate to all indebtedness (including trade creditors) or senior securities in the event that the issuer is unable to meet its obligations or becomes subject to a bankruptcy process;

•	to the extent that the portfolio company requires additional capital and is unable to obtain it, the Fund may not recover its investment; and

•

in some cases, equity securities in which a Fund invests will not pay current dividends, and the Fund’s ability to realize a return on its investment, as well as to recover its investment, will be dependent on the success of the portfolio company. Even if the portfolio company is successful, the Fund’s ability to realize the value of its investment may be dependent on the occurrence of a liquidity event, such as a public offering or the sale of the portfolio company, due to the lack of a market or insufficient trading in an existing market for the equity security. It is likely to take a significant amount of time before a liquidity event occurs or the Fund can otherwise sell its investment. In addition, the equity securities the Fund receives or invests in may be subject to restrictions on resale during periods in which it could be advantageous to sell them.

There are special risks associated with investing in preferred securities, including:

•	preferred securities may include provisions that permit the issuer, at its discretion, to defer distributions for a stated period without any adverse consequences to the issuer. If a Fund owns a preferred security that is deferring distributions, the Fund may be required to report income for tax purposes before it receives such distributions;

•	preferred securities are subordinated to debt in terms of priority to income and liquidation payments, and therefore will be subject to greater credit risk than debt;

•	preferred securities may be substantially less liquid than many other securities, such as common stock or U.S. government securities; and

•	generally, preferred security holders have no voting rights with respect to the issuing company, subject to limited exceptions.

Additionally, when a Fund invests in first lien senior secured loans (including unitranche loans), second lien senior secured loans or mezzanine debt, the Fund may acquire warrants or other equity securities as well. The Fund’s goal is ultimately to dispose of such equity interests and realize gains upon its disposition of such interests. However, the equity interests that the Fund receives may not appreciate in value and, in fact, may decline in value. Accordingly, the Fund may not be able to realize gains from its equity interests, and any gains that it does realize on the disposition of any equity interests may not be sufficient to offset any other losses it experiences.

Direct Lending has invested, and the Extension Fund will invest at the closing of the Exchange, in Strategic Ventures, and the Extension Fund may invest, to the extent permitted by law, in the equity securities of other investment funds that are operating pursuant to certain exceptions to the 1940 Act. To the extent the Funds so invest, they bear their ratable share of any such company’s expenses, including management and performance fees (if applicable). Each Fund also remains obligated to pay the management fee and incentive fee to the Adviser with respect to the assets invested in the securities and instruments of such companies. With respect to each of these investments, the Funds’ equityholders bear their share of the management fee and incentive fee due to the Adviser, as well as indirectly bear any management and performance fees and other expenses of any such investment funds.

The lack of liquidity in a Fund’s investments may adversely affect its business.

The Funds generally make loans to private companies. There may not be a ready market for a Fund’s loans and certain loans may contain transfer restrictions, which may also limit liquidity. Additionally, even if there is a ready market and the investment is liquid at the time of making the loan, the loan may subsequently become illiquid due to events relating to market changes, economic events or conditions or investor perceptions. The illiquidity of these investments may make it difficult for a Fund to sell positions if the need arises. In addition, if a Fund is required to liquidate all or a portion of its portfolio quickly, it may realize significantly less than the value at which it had previously recorded these investments, which could have a material adverse effect on the Fund’s business, financial condition and results of operations. In addition, a Fund may face other restrictions on its ability to liquidate an investment in a portfolio company to the extent that the Fund holds a significant portion of a company’s equity or if it or an affiliate has material non-public information regarding that company.

The Funds are exposed to risks associated with changes in interest rates.

As of March 31, 2018, all of Direct Lending’s debt investments are based on floating rates, such as LIBOR, EURIBOR, the Federal Funds Rate or the Prime Rate. General interest rate fluctuations may have a substantial negative impact on the Funds’ investments, the value of their securities and their rate of return on invested capital. Most of Direct Lending’s floating rate investments are linked to LIBOR and it is unclear how increased regulatory oversight and changes in the method for determining LIBOR may affect the value of the financial obligations to be held by or issued to the Funds that are linked to LIBOR, or how such changes could affect their results of operations and financial condition. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021 and will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. If LIBOR ceases to exist, the Funds may need to renegotiate credit agreements extending beyond 2021 with the Funds’ portfolio companies that utilize LIBOR as a factor in determining the interest rate to replace LIBOR with any new standard that is established, which may have on adverse effect on the Funds’ ability to receive attractive returns. The U.S. Federal Reserve, in conjunction with the Alternative Reference Rates Committee, a steering committee comprised of large U.S. financial institutions, is considering replacing U.S. dollar LIBOR with a new index calculated by short-term repurchase agreements, backed by Treasury securities. It is not possible to predict the effect that this announcement or any such phase out will have on the Funds’ debt investments that are linked to LIBOR. In addition, any further changes or reforms to the determination or supervision of LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR, which could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, and other financial obligations or extensions of credit held by or due to the Funds or on their overall financial condition or results of operations.

Because the Funds borrow money and may issue debt securities or preferred equity to make investments, the Funds’ net investment income is dependent upon the difference between the rate at which they borrow funds or pay interest or dividends on such debt securities or preferred equity and the rate at which they invest these funds. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on a Fund’s net investment income.

A reduction in the interest rates on any new investments relative to interest rates on current investments could also have an adverse impact on a Fund’s net interest income. Any such developments would result in a decline in a Fund’s net asset value and in its net asset value per share. However, an increase in interest rates could decrease the value of any investments a Fund holds which earn fixed interest rates, including subordinated loans, senior and junior secured and unsecured debt securities and loans and high yield bonds, and also could increase the Fund’s interest expense, thereby decreasing its net income. Also, an increase in interest rates available to investors could make investment in a Fund’s equity less attractive if it is not able to increase its dividend rate, which could reduce the value of its equity.

Further, rising interest rates could also adversely affect a Fund’s performance if such increases cause its borrowing costs to rise at a rate in excess of the rate of increase on its investments. In periods of rising interest rates, to the extent a Fund borrows money subject to a floating interest rate, the Fund’s cost of funds would increase, which could reduce its net investment income. Further, rising interest rates could also adversely affect a Fund’s performance if the Fund holds investments with floating interest rates, subject to specified minimum interest rates (such as a LIBOR floor), while at the same time engaging in borrowings subject to floating interest rates not subject to such minimums. In such a scenario, rising interest rates may increase the Fund’s interest expense, even though its interest income from investments is not increasing in a corresponding manner as a result of such minimum interest rates.

The current, historically low interest rate environment can, depending on a Fund’s cost of capital, depress its net investment income, even though the terms of its investments generally will include a minimum interest rate. In addition, any reduction in the level of interest rates on new investments relative to interest rates on the Extension Fund’s existing investments could adversely impact its net investment income, reducing its ability to service the interest obligations on, and to repay the principal of, its indebtedness, as well as its capacity to pay distributions. Any such developments would result in a decline in the Extension Fund’s net asset value and in its net asset value per share.

If general interest rates rise, there is a risk that the portfolio companies in which a Fund holds floating rate securities will be unable to pay escalating interest amounts, which could result in a default under their loan documents with the Fund. Rising interest rates could also cause portfolio companies to shift cash from other productive uses to the payment of interest, which may have a material adverse effect on their business and operations and could, over time, lead to increased defaults. In addition, rising interest rates may increase pressure on a Fund to provide fixed rate loans to its portfolio companies, which could adversely affect the Fund’s net investment income, as increases in its cost of borrowed funds would not be accompanied by increased interest income from such fixed rate investments.

A change in the general level of interest rates can be expected to lead to a change in the interest rate the Funds receive on many of their debt investments. Accordingly, a change in the interest rate could make it easier for the Funds to meet or exceed the performance threshold in the Direct Lending Advisory Agreement or the Extension Fund Advisory Agreement, as applicable, and may result in a substantial increase in the amount of incentive fees payable to the Adviser with respect to the portion of the incentive fee based on income, which, due to the performance threshold, may not be proportional to the increase in investment income.

Most of the Funds’ portfolio investments are not publicly traded and, as a result, the fair value of these investments may not be readily determinable.

A large percentage of Direct Lending’s portfolio investments are not publicly traded, and a large percentage of the Extension Fund’s portfolio investments are not expected to be publicly traded. The fair value of investments that are not publicly traded may not be readily determinable. The Funds value these investments quarterly at fair value as determined in good faith by their boards of directors based on, among other things, the input of their management and audit committees and independent valuation firms that have been engaged at the direction of their boards of directors to assist in the quarterly valuation of each portfolio investment without a readily available market quotation. The valuation process is conducted at the end of each fiscal quarter, with the Funds’ valuations of portfolio companies without readily available market quotations subject to review by an independent valuation firm each quarter. However, the Funds may use these independent valuation firms to review the value of their investments more frequently, including in connection with the occurrence of significant events or changes in value affecting a particular investment. In addition, the Funds’ independent registered public accounting firm obtains an understanding of, and performs select procedures relating to, their investment valuation process within the context of performing the integrated audit.

The types of factors that may be considered in valuing the Funds’ investments include the enterprise value of the portfolio company (the entire value of the portfolio company to a market participant, including the sum of the values of debt and equity securities used to capitalize the enterprise at a point in time), the nature and realizable value of any collateral, the portfolio company’s ability to make payments and its earnings and discounted cash flows, the markets in which the portfolio company does business, a comparison of the portfolio company’s securities to similar publicly traded securities, changes in the interest rate environment and the credit markets generally that may affect the price at which similar investments would trade in their principal markets and other relevant factors. When an external event such as a purchase transaction, public offering or subsequent equity sale occurs, the Funds consider the pricing indicated by the external event to corroborate their valuation. Because such valuations, and particularly valuations of private investments and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, the Funds’ determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed and may differ materially from the values that they may ultimately realize. The Funds’ net asset value could be adversely affected if the Funds’ determinations regarding the fair value of these investments are higher than the values that they realize upon disposition of such investments.

Declines in the prices of corporate debt securities and illiquidity in the corporate debt markets may adversely affect the fair value of the Funds’ portfolio investments, reducing net asset value through increased net unrealized depreciation.

As BDCs, the Funds are required to account for their investments at market value or, if no market value is ascertainable, at fair value as determined in good faith by or under the direction of the board of directors of the Funds. Decreases in the market values or fair values of their investments are recorded as unrealized depreciation. Any unrealized depreciation in a Fund’s portfolio could be an indication of a portfolio company’s inability to meet its repayment obligations to the Fund with respect to the affected loans. Depending on market conditions, the Funds may incur losses, which could reduce net asset value and have a material adverse impact on their business, financial condition and results of operations.

The Funds’ portfolio companies may incur debt or issue equity securities that rank equally with, or senior to, the Funds’ investments in such companies.

A Fund’s portfolio companies may have, or may be permitted to incur, other debt, or issue other equity securities, that rank equally with, or senior to, the Fund’s investments. By their terms, such instruments may provide that the holders are entitled to receive payment of dividends, interest or principal on or before the dates on which a Fund is entitled to receive payments in respect of its investments. These debt instruments would usually prohibit the portfolio companies from paying interest on or repaying their investments in the event and during the continuance of a default under such debt. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of securities ranking senior to a Fund’s investment in that portfolio company typically are entitled to receive payment in full before the Fund receives any distribution in respect of its investment. After repaying such holders, the portfolio company may not have any remaining assets to use for repaying its obligation to the Fund. In the case of securities ranking equally with a Fund’s investments, the Fund would have to share on an equal basis any distributions with other security holders in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.

The rights a Fund may have with respect to the collateral securing any junior priority loans it makes to its portfolio companies may also be limited pursuant to the terms of one or more intercreditor agreements (including agreements governing “first out” and “last out” structures) that the Fund enters into with the holders of senior debt. Under such an intercreditor agreement, at any time that senior obligations are outstanding, the Fund may forfeit certain rights with respect to the collateral to the holders of the senior obligations. These rights may include the right to commence enforcement proceedings against the collateral, the right to control the conduct of such enforcement proceedings, the right to approve amendments to collateral documents, the right to release liens on the collateral and the right to waive past defaults under collateral documents. The Fund may not have the ability to control or direct such actions, even if as a result the Fund’s rights as junior lenders are adversely affected.

The Funds may invest through joint ventures, partnerships or other special purpose vehicles and investments through these vehicles may entail greater risks, or risks that the Funds otherwise would not incur, if the Funds otherwise made such investments directly.

Direct Lending has made, and the Extension Fund may in the future make additional, indirect investments in portfolio companies through joint ventures, partnerships or other special purpose vehicles (“Investment Vehicles”). In general, the risks associated with indirect investments in portfolio companies through an Investment Vehicle, such as Strategic Ventures, are similar to those associated with a direct investment in a portfolio company. While the Funds analyze the credit and business of a potential portfolio company in determining whether to make an investment in an Investment Vehicle, a Fund nonetheless is exposed to the creditworthiness of the Investment Vehicle. In the event of a bankruptcy proceeding against the portfolio company, the assets of the portfolio company may be used to satisfy its obligations prior to the satisfaction of a

Fund’s investment in the Investment Vehicle (i.e., its investment in the Investment Vehicle could be structurally subordinated to the other obligations of the portfolio company) and the risks outlined below under “—The Funds may be exposed to special risks associated with bankruptcy cases.” with respect to bankruptcy proceedings against portfolio companies will be applicable with equal effect. In addition, if a Fund were to invest in an Investment Vehicle, the Fund may be required to rely on its partners in the Investment Vehicle when making decisions regarding the Investment Vehicle’s investments. Accordingly, the value of the investment could be adversely affected if the Fund’s interests diverge from those of its partners in the Investment Vehicle.

The Funds may be exposed to special risks associated with bankruptcy cases.

Many of the events within a bankruptcy case are adversarial and often beyond the control of the creditors. While creditors generally are afforded an opportunity to object to significant actions, there can be no assurance that a bankruptcy court would not approve actions that may be contrary to a Fund’s interests. Furthermore, there are instances where creditors can lose their ranking and priority if they are considered to have taken over management of a borrower.

The reorganization of a company can involve substantial legal, professional and administrative costs to a lender and the borrower; it is subject to unpredictable and lengthy delays; and during the process a company’s competitive position may erode, key management may depart and a company may not be able to invest its capital adequately. In some cases, the debtor company may not be able to reorganize and may be required to liquidate assets. The debt of companies in financial reorganization will, in most cases, not pay current interest, may not accrue interest during reorganization and may be adversely affected by an erosion of the issuer’s fundamental value.

In recent years, a number of judicial decisions in the United States have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories (collectively termed “Lender Liability”). Generally, Lender Liability is founded upon the premise that an institutional lender has violated a duty (whether implied or contractual) of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. Lender Liability claims generally arise in bankruptcy, but can also arise under state law claims. Lender Liability often involves claims of misconduct where a lender (a) intentionally takes an action that exacerbates the insolvency of a borrower or issuer or that results in the undercapitalization of a borrower or issuer to the detriment of other creditors of such borrower or issuer, (b) engages in other inequitable conduct to the detriment of such other creditors, (c) engages in fraud with respect to, or makes misrepresentations to, such other creditors or (d) uses its influence as a shareholder to dominate or control a borrower or issuer to the detriment of other creditors of such borrower or issuer. The Funds could be subject to allegations of Lender Liability because of the nature of certain of the Funds’ investments. There is also a risk that where Lender Liability is alleged, a court may elect to subordinate the claim of the offending lender or bondholder to the claims of the disadvantaged creditor or creditors (a remedy called “Equitable Subordination”). The Funds do not intend to engage in conduct that would give rise to a claim of Lender Liability or Equitable Subordination. However, as a BDC, each Fund is obligated to offer managerial assistance to each of their portfolio companies. To the extent any of a Fund’s portfolio companies elect to accept such offer to provide managerial assistance, that level of involvement with a portfolio company could strengthen a Lender Liability or Equitable Subordination claim against the Fund. Therefore, claims for Lender Liability or Equitable Subordination affecting a Fund’s investments could arise as a result of any managerial assistance that it provides in order to fulfill its obligations as a BDC. Moreover, because of the nature of the Funds’ investments, they may not always be the lead creditor, and security or other agents may act on behalf of the investors in a security owned by them. Therefore, claims for Lender Liability or Equitable Subordination affecting a Fund’s investments could also arise without its direct managerial or other involvement.

Certain of the Funds’ investments may be adversely affected by laws relating to fraudulent conveyance or voidable preferences.

Certain of the Funds’ investments could be subject to federal bankruptcy law and state fraudulent transfer laws, which vary from state to state, if the debt obligations relating to certain investments were issued with the intent of hindering, delaying or defrauding creditors or, in certain circumstances, if the issuer receives less than reasonably equivalent value or fair consideration in return for issuing such debt obligations. If the debt proceeds are used for a buyout of stockholders, this risk is greater than if the debt proceeds are used for day-to-day operations or organic growth. If a court were to find that the issuance of the debt obligations was a fraudulent transfer or conveyance, the court could void or otherwise refuse to recognize the payment obligations under the debt obligations or the collateral supporting such obligations, further subordinate the debt obligations or the liens supporting such obligations to other existing and future indebtedness of the issuer or require a Fund to repay any amounts received by the Fund with respect to the debt obligations or collateral. In the event of a finding that a fraudulent transfer or conveyance occurred, the Fund may not receive any repayment on such debt obligations.

Under certain circumstances, payments to a Fund and distributions by a Fund to its stockholders may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance, preferential payment or similar transaction under applicable bankruptcy and insolvency laws. Furthermore, investments in restructurings may be adversely affected by statutes relating to, among other things, fraudulent conveyances, voidable preferences, lender liability and the court’s discretionary power to disallow, subordinate or disenfranchise particular claims or recharacterize investments made in the form of debt as equity contributions.

There are certain risks associated with holding debt obligations that have OID or PIK interest.

OID may arise if a Fund holds securities issued at a discount or in certain other circumstances. OID and PIK create the risk that incentive fees will be paid to the Adviser based on non-cash accruals that ultimately may not be realized, while the Adviser will be under no obligation to reimburse the Funds for these fees.

The higher interest rates of OID instruments reflect the payment deferral and increased credit risk associated with these instruments, and OID instruments generally represent a significantly higher credit risk than coupon loans. Even if the accounting conditions for income accrual are met, the borrower could still default when a Fund’s actual collection is supposed to occur at the maturity of the obligation.

OID instruments may have unreliable valuations because their continuing accruals require continuing judgments about the collectability of the deferred payments and the value of any associated collateral. OID income may also create uncertainty about the source of cash dividends.

For accounting purposes, any cash dividends to equityholders representing OID income are not treated as coming from paid-in capital, even if the cash to pay them comes from the proceeds of issuances of common equity. As a result, despite the fact that a dividend representing OID income could be paid out of amounts invested by equityholders, the 1940 Act does not require that holders be given notice of this fact by reporting it as a return of capital.

PIK interest has the effect of generating investment income at a compounding rate, thereby further increasing the incentive fees payable to the Adviser. Similarly, all things being equal, the deferral associated with PIK interest also increases the loan-to-value ratio at a compounding rate.

The Funds may not be in a position to exercise control over their portfolio companies or to prevent decisions by management of portfolio companies that could decrease the value of the Funds’ investments.

The Funds do not generally hold controlling equity positions in their portfolio companies, and may not be in a position to control any portfolio company by investing in its debt securities. To the extent that a Fund does not hold a controlling equity interest in a portfolio company or invests in a debt security, it is subject to the risk that such portfolio company may make business decisions with which the Fund disagrees, and the equityholders and management of such portfolio company may take risks or otherwise act in ways that are adverse to the Fund’s interests. Due to the lack of liquidity for the debt and equity investments that the Funds typically hold in portfolio companies, they may not be able to dispose of their investments in the event they disagree with the actions of a portfolio company, and may therefore suffer a decrease in the value of their investments.

The Funds may be unable to make or arrange for follow-on investments or loans.

Following an initial investment in a portfolio company, a Fund may be called upon from time to time to make additional investments in that portfolio company as “follow-on” investments to:

•	increase or maintain in whole or in part the Fund’s equity ownership percentage;

•	exercise warrants, options or convertible securities that were acquired in the original or subsequent financing; or

•	attempt to preserve or enhance the value of the Fund’s investment.

There can be no assurance that a Fund will be able to make or arrange for follow-on investments or loans or that it will have sufficient funds to do so. Even if a Fund does have sufficient capital to make a desired follow-on investment, it may elect not to make a follow-on investment because the Fund may not want to increase its level of risk, it prefers other opportunities, it is limited in its ability to do so by compliance with BDC requirements or in order to maintain its RIC status. A Fund’s ability to make follow-on investments may also be limited by its Adviser’s allocation policies. Any decision not to make follow-on investments or loans or the inability to make them may have a substantial negative impact on a portfolio company in need of funds or may diminish the Fund’s proportionate ownership in such entity and thus the Fund’s ability to influence the entity’s future conduct. The inability to make follow-on investments or loans may also impede, diminish or reduce the number of attractive investments made available to a Fund. Any follow-on investments by Direct Lending or the Extension Fund in common portfolio companies will be subject to the conditions and limitations set forth in the Co-Investment Exemptive Order, including that the opportunity be allocated among each Fund based on the Funds’ outstanding investments immediately preceding the follow-on investment or based on available capital, and therefore there can be no assurance that each Fund will be able to fully participate in all follow-on investment opportunities that are suitable to it.

The Commitment Period for Direct Lending ended in September 2017. As a result, except for certain follow-on investments and investments that were significantly in process prior to the expiration of the Direct Lending Commitment Period, Direct Lending is not able to call capital from unitholders to make new investments. Any decision not to make follow-on investments or loans or the inability to make them may have a substantial negative impact on a portfolio company in need of funds or may diminish the Fund’s proportionate ownership in such entity and thus the Fund’s ability to influence the entity’s future conduct. The inability to make follow-on investments or loans may also impede, diminish or reduce the number of attractive investments made available to a Fund.

Portfolio companies may prepay loans, which may have the effect of reducing investment income if the returned capital cannot be invested in transactions with equal or greater yields.

Loans are generally prepayable at any time, most of them at no premium to par. The Funds are generally unable to predict the rate and frequency of such repayments. Whether a loan is prepaid will depend both on the continued positive performance of the portfolio company and the existence of favorable financing market conditions that allow such portfolio company the ability to replace existing financing with less expensive capital. In periods of rising interest rates, the risk of prepayment of floating rate loans may increase if other financing sources are available to the portfolio companies. As market conditions change frequently, the Funds are unable to predict when, and if, this may be possible for each of their portfolio companies.

In the case of some of these loans for the Extension Fund, having the loan called early may have the effect of reducing actual investment income below expected investment income if the capital returned cannot be invested in transactions with equal or greater yields. When prepayment occurs, the Extension Fund may retain cash or reinvest these proceeds in temporary investments, pending their future investment in new portfolio companies, or pay down debt to reduce leverage of the Extension Fund. Temporary investments will typically have substantially lower yields than the debt being prepaid and the Extension Fund could experience significant delays in reinvesting these amounts. Any future investment in a new portfolio company may also be at lower yields than the debt that was repaid. As a result, the Extension Fund’s results of operations could be materially adversely affected if one or more of its portfolio companies elect to prepay amounts owed to it. Additionally, prepayments, net of prepayment fees, could negatively impact the Extension Fund’s return on equity. This risk will be more acute when interest rates decrease, as the Extension Fund may be unable to reinvest at rates as favorable as when it made its initial investment.

By originating loans to companies that are experiencing significant financial or business difficulties, the Funds may be exposed to distressed lending risks.

As part of their lending activities, Direct Lending has in the past and the Extension Fund expects to continue to originate loans to companies that are experiencing significant financial or business difficulties, including companies involved in bankruptcy or other reorganization and liquidation proceedings. Although the terms of such financing may result in significant financial returns to the Funds, they involve a substantial degree of risk. The level of analytical sophistication, both financial and legal, necessary for successful financing to companies experiencing significant business and financial difficulties is unusually high. There is no assurance that the Funds will correctly evaluate the value of the assets collateralizing their loans or the prospects for a successful reorganization or similar action. In any reorganization or liquidation proceeding relating to a company that the Funds fund, they may lose all or part of the amounts advanced to the borrower or may be required to accept collateral with a value less than the amount of the loan advanced by the Fund to the borrower.

The Funds will be exposed to risks if they engage in hedging transactions.

The Funds may in the future enter into hedging transactions, which may expose them to risks associated with such transactions. The Funds may seek to utilize instruments such as forward contracts, currency options and interest rate swaps, caps, collars and floors to seek to hedge against fluctuations in the relative values of their portfolio positions from changes in currency exchange rates and market interest rates and the relative value of certain debt securities from changes in market interest rates. Use of these hedging instruments may include counter-party credit risk. To the extent a Fund has non-U.S. investments, particularly investments denominated in non-U.S. currencies, its hedging costs will increase.

Hedging against a decline in the values of a Fund’s portfolio positions would not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions were to decline. However, such hedging can establish other positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the underlying portfolio positions were to increase. It also may not be possible to hedge against an exchange rate or interest rate fluctuation that is so generally anticipated that the Funds are not able to enter into a hedging transaction at an acceptable price.

The success of a Fund’s hedging strategy will depend on its ability to correctly identify appropriate exposures for hedging. However, unanticipated changes in currency exchange rates or other exposures that a Fund might hedge may result in poorer overall investment performance than if it had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary, as may the time period in which the hedge is effective relative to the time period of the related exposure.

For a variety of reasons, the Funds may not seek to (or be able to) establish a perfect correlation between such hedging instruments and the positions being hedged. Any such imperfect correlation may prevent a Fund from achieving the intended hedge and expose it to risk of loss. For example, it may not be possible to hedge fully or perfectly against effects on the value of securities denominated in non-U.S. currencies because the value of those securities is likely to fluctuate as a result of additional factors not related to currency fluctuations. Income derived from hedging transactions also is not eligible to be distributed to non-U.S. equityholders free from withholding taxes.

Recent and anticipated regulatory changes require that certain types of swaps, including those that the Funds may use for hedging activities, including interest rate and credit default swaps, be cleared and traded on regulated platforms, and these regulatory changes are expected to apply to foreign exchange transactions in the future. U.S. regulators have also adopted rules requiring the Funds to post collateral with respect to cleared over-the-counter (“OTC”) derivatives and rules imposing margin requirements for OTC derivatives executed with registered swap dealers that are not cleared. The margin requirement for cleared and uncleared OTC derivatives may require that the Adviser, in order to maintain its exemption from CPO registration under the BDC CFTC No-Action Letter, limit the Funds’ abilities to enter into hedging transactions or to obtain synthetic investment exposures, in either case adversely affecting the Funds’ ability to mitigate risk. Furthermore, any failure by a Fund to fulfill any collateral requirement (e.g., a so-called “margin call”) may result in a default and could have a material adverse impact on its business, financial condition and results of operations.

The Dodd-Frank Act also imposed requirements relating to real-time public and regulatory reporting of OTC derivative transactions; enhanced documentation requirements; position limits on an expanded array of derivatives; and recordkeeping requirements. Taken as a whole, these changes could significantly increase the cost to the Funds of using uncleared OTC derivatives to hedge risks, including interest rate and foreign exchange risk; reduce the level of exposure the Funds are able to obtain for risk management purposes through OTC derivatives (including as the result of the CFTC imposing position limits on additional products); reduce the amounts available to the Funds to make non-derivatives investments; impair liquidity in certain OTC derivatives; and adversely affect the quality of execution pricing obtained by the Funds, all of which could adversely impact the Funds’ investment returns.

Finally, the SEC has issued a proposed rule, Rule 18f-4, that if adopted would potentially constrain the Funds’ ability to use swaps and other derivatives. Among other requirements, the proposed rule could potentially force a Fund to reduce its use of leverage if the Fund’s aggregate exposure to swap or derivative positions, together with outstanding leverage and any financial commitments to its portfolio companies, exceeds 150% of its net asset value, absent an assessment that its use of derivatives reduces its actual portfolio risk. In addition, the Funds may be required under the proposed rule to carry sufficient cash and cash equivalents to meet their actual, and in some cases, expected future, obligations under any swaps or derivatives the Funds have in place, which could cause the returns on their overall portfolios to be lower as a result. We cannot assure you when or if the proposed rule will be adopted by the SEC, and if adopted, whether the final rule will remain in the form of the proposed rule and similarly constrain the Funds’ ability to utilize swaps and derivatives in the future.

The Funds are exposed to non-U.S. investment risk.

Each Fund may invest up to 30% of its respective gross assets in portfolio companies domiciled outside of the United States (assuming that the remaining 70% of the Fund’s gross assets constitute “qualifying assets” (as defined in the 1940 Act)). Non-U.S. obligations have risks not typically involved in domestic investments. For example, non-U.S. obligations not denominated in U.S. dollars will cause a Fund’s investment performance to vary based on changes in the applicable currency exchange rate. Moreover, even if a Fund attempts to hedge the currency exchange risk, these hedges may be expensive and may not completely protect the Fund in all circumstances. Non-U.S. investing can also result in higher transaction and operating costs to a Fund. Non-U.S. issuers may not be subject to the same accounting and disclosure requirements to which U.S. issuers are subject. The value of non-U.S. investments may be affected by foreign governmental laws, rules and regulations, including exchange control regulations, expropriation or nationalization of a company’s assets, tax- and bankruptcy-related laws and policies restricting ownership of assets, non-U.S. taxes, delays in settlement of transactions, changes in governmental economic or monetary policies in the United States or abroad, or other political and economic factors. The Funds may have greater difficulty taking appropriate legal actions in non-U.S. courts. Non-U.S. countries may impose withholding taxes, transfer taxes and value added taxes on income paid on the debt securities of issuers or gains from the Funds’ investments in those countries.

Risks Related to Economic and Market Conditions

The capital markets may experience periods of disruption and instability. Such market conditions may materially and adversely affect debt and equity capital markets in the United States and abroad, which may have a negative impact on a Fund’s business and operations.

From time to time, capital markets may experience periods of disruption and instability. For example, between approximately 2008 and 2009, the global capital markets were unstable as evidenced by periodic disruptions in liquidity in the debt capital markets, significant write-offs in the financial services sector, the re-pricing of credit risk in the broadly syndicated credit market and the failure of major financial institutions. Despite actions of the U.S. federal government and foreign governments, these events contributed to worsening general economic conditions that materially and adversely impacted the broader financial and credit markets and reduced the availability of debt and equity capital for the market as a whole and financial services firms in particular. While market conditions have largely recovered from the events of that period, there have been continuing periods of volatility, some lasting longer than others. For example, the referendum by British voters to exit the European Union in June 2016 and the United Kingdom’s subsequent invocation of Article 50 of the Treaty on the European Union in March 2017 have led to further disruption and instability in the global markets. Disruptions in the capital markets increased the spread between the yields realized on risk-free and higher risk securities, resulting in illiquidity in parts of the capital markets. There can be no assurance these market conditions will not continue or worsen in the future. If similar adverse and volatile market conditions occur in the future, the Funds and other companies in the financial services sector may have to access, if available, alternative markets for debt and equity capital in order to grow.

Equity capital may be difficult to raise during periods of adverse or volatile market conditions because, subject to some limited exceptions, as a BDC, a Fund is generally not able to issue additional equity at a price less than net asset value per unit or per share, as applicable, without first obtaining approval for the issuance from its equityholders and its independent directors. Volatile economic conditions may lead to strategic initiatives such as the recent increase in merger activity in the BDC space.

Volatility and dislocation in the capital markets can also create a challenging environment in which to raise or access debt capital. The reappearance of market conditions similar to those experienced from approximately 2008 through 2009 for any substantial length of time could make it difficult to extend the maturity of or refinance a Fund’s indebtedness or obtain new indebtedness with similar terms, and any failure to do so could have a material adverse effect on the Fund’s business. The debt capital that will be available to the Funds in the future, if at all, may be at a higher cost and on less favorable terms and conditions than what Direct Lending currently experiences. If the Funds are unable to raise or refinance debt, then their equity investors may not benefit from the potential for increased returns on equity resulting from leverage, and the Funds may be limited in their ability to fund existing portfolio companies, and the Extension Fund may be limited in its ability to make new investment commitments.

Significant changes or volatility in the capital markets may also have a negative effect on the valuations of the Funds’ investments. While the Funds’ investments are generally not publicly traded, applicable accounting standards require them to assume as part of the valuation process that investments are sold in a principal market to market participants (even if they plan on holding an investment through its maturity).

Significant changes in the capital markets may also affect the pace of the Funds’ investment activity and the potential for liquidity events involving the Funds’ investments. Moreover, investments that are liquid at the time of purchase may subsequently become illiquid due to events relating to the issuer, market events, economic conditions or investor perceptions. Thus, the illiquidity of the Funds’ investments may make it difficult for the Funds to sell such investments to access capital if required, and as a result, the Funds could realize significantly less than the value at which they have recorded their investments if they were required to sell them for liquidity purposes. In addition, a prolonged period of market illiquidity could adversely affect the value of the Funds’ portfolio investments. Such a period also could cause the Extension Fund to reduce the volume of loans and debt securities it originates. An inability to raise or access capital could have a material adverse effect on each Fund’s business, financial condition and results of operations.

Uncertainty about the financial stability of the United States, China and several countries in Europe could have a significant adverse effect on a Fund’s business, financial condition and results of operations.

Due to federal budget deficit concerns, in August 2011 and then affirmed in August 2013, Standard & Poor’s Financial Services LLC (“S&P”) downgraded the federal government’s credit rating from “AAA” to “AA+”. Further, Moody’s Investor Services, Inc. and Fitch Ratings Inc. had warned that they may downgrade the federal government’s credit rating. Further downgrades or warnings by S&P or other rating agencies, and the United States government’s credit and deficit concerns in general, could cause interest rates and borrowing costs to rise, which may negatively impact both the perception of credit risk associated with a Fund’s debt portfolio and its ability to access the debt markets on favorable terms. In addition, a decreased U.S. government credit rating could create broader financial turmoil and uncertainty, which may weigh heavily on the Funds’ financial performance and the value of their equity.

Deterioration in the economic conditions in the Eurozone and globally, including instability in financial markets, may pose a risk to each Fund’s business. In recent years, financial markets have been affected at times by a number of global macroeconomic and political events, including the following: large sovereign debts and fiscal deficits of several countries in Europe and in emerging markets jurisdictions, levels of non-performing loans on the balance sheets of European banks, the potential effect of any European country leaving the Eurozone, the potential effect of the United Kingdom leaving the European Union, the potential effect of Scotland leaving the United Kingdom, and market volatility and loss of investor confidence driven by political events, including the general elections in the United Kingdom in June 2017 and in Germany in September 2017 and referenda in the United Kingdom in June 2016 and Italy in December 2016. In addition, in the second quarter of 2015, stock prices in China experienced a significant drop, resulting primarily from continued sell-off of shares trading in Chinese markets. In addition, in August 2015, Chinese authorities sharply devalued China’s currency. Since then, the Chinese capital markets have continued to experience periods of instability. Market and economic disruptions have affected, and may in the future affect, consumer confidence levels and spending, personal bankruptcy rates, levels of incurrence and default on consumer debt and home prices, among other factors. We cannot assure you that market disruptions in Europe, China or elsewhere, including the increased cost of funding for certain governments and financial institutions, will not impact the global economy, and we cannot assure you that assistance packages will be available, or, if available, sufficient to stabilize countries and markets in Europe, China or elsewhere affected by a financial crisis. To the extent uncertainty regarding any economic recovery in Europe, China or elsewhere negatively impacts consumer confidence and consumer credit factors, each Fund’s business, financial condition and results of operations could be significantly and adversely affected.

These market and economic disruptions have affected, and may in the future affect, the U.S. capital markets, which could adversely affect each Fund’s business, financial condition and results of operations.

The Federal Reserve announced in October 2014 that it was concluding its bond-buying program, which was designed to stimulate the economy and expand the Federal Reserve’s holdings of long-term securities. Additionally, the Federal Reserve raised the Federal Funds Rate in 2017, and has announced its intention to continue to raise the Federal Funds Rate over time. These developments, along with the United States government’s credit and deficit concerns, the European sovereign debt crisis and the economic slowdown in China, could cause interest rates to be volatile, which may negatively impact the Funds’ ability to access the debt markets on favorable terms.

As a result of the 2016 U.S. election, the Republican Party currently controls both the executive and legislative branches of government, which increases the likelihood that legislation may be adopted that could significantly affect the regulation of U.S. financial markets. Areas subject to potential change, amendment or repeal include the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the authority of the Federal Reserve and the Financial Stability Oversight Council. These or other regulatory changes could result in greater competition from banks and other lenders with which the Funds compete for lending and other investment opportunities. The United States may also potentially withdraw from or renegotiate various trade agreements and take other actions, such as imposing new trade tariffs, that would change current trade policies of the United States or lead to a potential trade dispute. It is not possible to predict which, if any, of these actions will be taken or, if taken, their effect on the financial stability of the United States. Such actions could have a material adverse effect on each Fund’s business, financial condition and results of operations.

Changes in applicable laws or regulations, changes in the interpretation thereof or newly enacted laws or regulations, or any failure by the Funds or their portfolio companies to comply with these laws or regulations, could require changes to certain business practices of the Funds or their portfolio companies, negatively impact the operations, cash flows or financial condition of the Funds or their portfolio companies, impose additional costs on the Funds or their portfolio companies or otherwise adversely affect each Fund’s business or the business of its portfolio companies.

The Funds and their portfolio companies are subject to laws and regulations at the U.S. federal, state and local levels and, in some cases, foreign levels. These laws and regulations, as well as their interpretation, may change from time to time, and new laws, regulations and interpretations may also come into effect. Any such new or changed laws or regulations could have a material adverse effect on each Fund’s business or the business of its portfolio companies. The legal, tax and regulatory environment for BDCs, investment advisers and the instruments that they utilize (including derivative instruments) is continuously evolving. In addition, there is significant uncertainty regarding recently enacted legislation (including the Dodd-Frank Act and the regulations adopted pursuant to such legislation) and, consequently, the full impact that such legislation will ultimately have on the Funds and the markets in which they trade and invest is not fully known. Such uncertainty and any resulting confusion may itself be detrimental to the efficient functioning of the markets and the success of certain investment strategies.

On July 21, 2010, the Dodd-Frank Act was signed into law. Some of the provisions of the Dodd-Frank Act have been implemented, while others have extended implementation periods and delayed effective dates and will require extensive rulemaking by regulatory authorities, and uncertainty remains about the details of implementation. While the full impact of the Dodd-Frank Act on the Funds and their portfolio companies may not be known for an extended period of time, the Dodd-Frank Act, including current rules and regulations and proposed rules implementing its provisions and the interpretation of those rules, along with other legislative and regulatory proposals directed at the financial services industry that are proposed or pending in the U.S. Congress, as well as the uncertainty surrounding such rules and proposals, may negatively impact the operations, cash flows and financial condition of the Funds or their portfolio companies, impose additional costs on the Funds or their portfolio companies, intensify the regulatory supervision of the Funds or their portfolio companies or otherwise adversely affect the Funds’ business or the business of their portfolio companies. In particular, the Dodd Frank Act affects a broad range of financial market intermediaries and other market participants with whom the Funds interact or may interact. Regulatory changes that affect other market participants may change the way in which the Funds conduct business with counterparties. Parts of the Dodd-Frank Act, such as the “Volcker Rule,” which limits certain proprietary investment and trading activities by banks, may affect the number and type of participants in the markets in which the Funds may transact. It is difficult to anticipate the impact of these and other regulatory changes on the Funds. Furthermore, pursuant to the Dodd-Frank Act, the SEC has adopted rules that require additional reporting by registered investment advisers to private funds, which add costs to the legal, operations and compliance obligations of the Adviser and increase the amount of time that the Adviser spends on activities other than investments.

Over the last several years, there also has been an increase in regulatory attention to the extension of credit outside of the traditional banking sector, raising the possibility that some portion of the non-bank financial sector will be subject to new regulation. While it cannot be known at this time whether any regulation will be implemented or what form it will take, increased regulation of non-bank credit extension could negatively impact the Funds’ operating results or financial condition, impose additional costs on the Funds, intensify the regulatory supervision of the Funds or otherwise adversely affect their business.

Furthermore, executive action and proposed legislation may lead to further changes in how the Funds and their counterparties and other market participants are regulated. On February 3, 2017, President Trump signed Executive Order 13772 (the “Executive Order”) announcing the new Administration’s policy to regulate the U.S. financial system in a manner consistent with certain “Core Principles,” including regulation that is efficient, effective and appropriately tailored. The Executive Order directed the Secretary of the Treasury, in consultation with the heads of the member agencies of the Financial Stability Oversight Council, to report to the President on the extent to which existing laws, regulations and other government policies promote the Core Principles and to identify any laws, regulations or other government policies that inhibit federal regulation of the U.S. financial system.

In response to the Executive Order, the U.S. Department of the Treasury (“Treasury”) has published reports on banks and other savings institutions, ways to streamline and reform the U.S. regulatory system for capital markets and the current regulatory framework for the asset management and insurance industries, and retail and institutional investment products and vehicles. A subsequent report is expected to address non-bank financial institutions, financial technology and financial innovation.

The U.S. House of Representatives and the U.S. Senate have also recently considered legislation that would alter regulation of financial institutions and market participants. On June 8, 2017, the U.S. House of Representatives passed the Financial Choice Act, which includes legislation intended to repeal or replace substantial portions of the Dodd-Frank Act. Among other things, the proposed law would repeal the Volcker Rule, eliminate the authority of regulators to designate asset managers and other large non-bank institutions as “systemically important financial institutions” or “SIFIs,” and repeal the Department of Labor (“DOL”) “fiduciary rule” governing standards for dealing with retirement plans until the SEC issues standards for similar dealings by broker-dealers and limiting the substance of any subsequent DOL rule to the SEC standards. The bill has been referred to the Senate, where it is unlikely to pass in its current form. On November 16, 2017, a bipartisan group of U.S. Senators, led by the Senate Banking Committee Chairman, introduced the Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Senate Regulatory Relief Bill”). The Senate Regulatory Relief Bill would revise various post-crisis regulatory requirements and provide targeted regulatory relief to certain financial institutions. Among the most significant of its proposed amendments to the Dodd-Frank Act are a substantial increase in the $50 billion asset threshold for automatic regulation of bank holding companies as SIFIs, an exemption from the Volcker Rule for insured depository institutions with less than $10 billion in consolidated assets and lower levels of trading assets and liabilities, as well as amendments to the liquidity leverage ratio and supplementary leverage ratio requirements. On December 5, 2017, the Senate Banking Committee approved the Senate Regulatory Relief Bill and, on March 18, 2018, the U.S. Senate passed a modified version of the bill with bipartisan support. Passage of the Senate Regulatory Relief Bill by the U.S. House of Representatives without amendment would clear the bill for President Trump’s signature.

It is unclear what impact the Executive Order and rules or policies implemented in response to it; the Financial Choice Act; the Senate Regulatory Relief Bill; other pending legislation and developments; and future legislation or regulatory changes will have on laws and regulations that affect the Funds’, their portfolio companies’ and their competitors’ businesses, but changes in such laws and regulations may alter the market for credit and generally for financial products and solutions, which together may affect the Funds’ businesses.

Recently enacted tax reform legislation may adversely affect each Fund’s business.

Recently enacted legislation has made significant changes to the U.S. federal income tax system. Among other things, the legislation may limit the ability of borrowers to fully deduct interest expense. This could potentially affect the loan market, for example by impacting the demand for loans available from the Extension Fund or the terms of the loans. The changes to interest deductibility, utility of net operating losses and other provisions of the legislation could also in certain circumstances increase the U.S. tax burden on the Funds’ portfolio assets which, in turn, could negatively impact their ability to service their interest expense obligations to the Funds.

Risks Related to the Exchange Offer

None of Direct Lending, the Extension Fund or any of their respective directors or officers, the Adviser or any of the dealer managers makes any recommendation with regard to whether you should participate in the exchange offer.

Although the boards of directors of Direct Lending and the Extension Fund have approved the exchange offer, none of Direct Lending, the Extension Fund or any of their respective directors or officers, the Adviser or any of the dealer managers make any recommendation as to whether unitholders should exchange all, some or none of their Units for shares of Common Stock in the exchange offer. Direct Lending has not retained and does not intend to retain any unaffiliated representative to act solely on behalf of the unitholders for purposes of negotiating the terms of the exchange offer. The market value and net asset value per share of the shares of Common Stock issued in the exchange offer are not expected in the future to equal the net asset value per Unit, as the Extension Fund expects to make new investments, and Direct Lending generally will not make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the Direct Lending Commitment Period).

Your investment will be subject to different risks upon the completion of the Exchange regardless of whether you elect to participate in the exchange offer.

Your investment will be subject to different risks upon the completion of the Exchange, regardless of whether you tender all, some or none of your Units in the exchange offer.

•	If you exchange all of your Units, you will no longer have an ownership interest in Direct Lending, but instead will directly own only an interest in the Extension Fund. As a result, your investment will be subject exclusively to risks associated with the Extension Fund and not risks associated solely with Direct Lending.

•	If you exchange some, but not all, of your Units, the number of Units you own will decrease by operation of the Exchange, while the number of shares of Common Stock you own will increase. As a result, your investment will be subject to risks associated with both Direct Lending and the Extension Fund.

•	If you do not exchange any of your Units, your ownership interest in Direct Lending will increase on a percentage basis. As a result, your investment will be subject exclusively to risks associated with Direct Lending and not risks associated with the Extension Fund.

The completion of the exchange offer and certain of the Other Exchange Steps could result in significant tax liability.

Direct Lending believes that it will not be subject to U.S. federal income tax as a result of the transactions undertaken pursuant to the Exchange. In addition, Direct Lending believes that unitholders that retain an interest in Direct Lending should not incur taxable income with respect to Units retained in Direct Lending by reason of the consummation of the exchange offer. Direct Lending has not requested a ruling from the IRS with respect to its characterization of the transactions described herein, however, and the IRS could challenge Direct Lending’s characterization. If the IRS were to do so successfully, unitholders that retain an interest in Direct Lending may be treated as receiving a deemed dividend with respect to Units retained in Direct Lending (without a corresponding amount of cash). See “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange to Direct Lending” and “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders—Consequences of Retaining Units in Direct Lending.”

Direct Lending believes that unitholders that exchange their Units for Common Stock should generally be treated as selling their Units in exchange for Common Stock and be subject to U.S. federal income tax to the extent of any gain thereon as described under “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders.” However, this may not apply to certain unitholders whose interest in Direct Lending, both direct and through attribution, is not terminated. Such unitholders may instead be treated as receiving a taxable dividend from Direct Lending, and be subject to U.S. federal income tax to the full extent of the dividend as described under the headings “Taxation of Non-U.S. Holders” and “Taxation of U.S. Holders” under “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders.”

Direct Lending believes that the Extension Fund is likely to have a carryover basis in the assets it receives from Direct Lending so that when the Extension Fund disposes of those assets, gain or loss will be recognized to the extent the amount realized on disposition is in excess of the Extension Fund’s adjusted basis in the assets at that time. If the assets are appreciated, the Extension Fund will recognize gain, and that gain will be deemed distributed to stockholders in the form of a dividend. Therefore unitholders that participate in the Exchange will be subject to tax on appreciation in the assets of the Extension Fund both in connection with the Exchange (since that appreciation will be reflected in the fair market value of shares of Common Stock received) and on eventual disposition of the Extension Fund’s assets (since gain recognized, if the assets are appreciated, will be deemed distributed as a dividend). See “Material U.S. Federal Income Tax Considerations—Consequences of the Exchange Offer to Holders—Taxation of the Extension Fund.”

The Extension Fund will incur certain costs prior to the closing of the Exchange.

Except as provided below, the costs and expenses incurred in connection with the Exchange will be borne by the Adviser. To the extent Direct Lending incurs or has incurred any costs in connection with the Exchange, Direct Lending will be reimbursed for such costs by the Adviser prior to the consummation of the Exchange.

All costs and expenses relating to the organization and operation of the Extension Fund, including expenses related to the filing of the Extension Fund’s registration statement on Form 10 and entry into the Extension Fund Credit Facility (as defined herein), will be borne by the Extension Fund. Those costs and expenses will be indirectly borne by tendering unitholders that become stockholders of the Extension Fund.

Certain investors may be limited in their ability to make significant investments in the Funds.

Investment companies registered under the 1940 Act, BDCs and private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act (“Covered Unitholders”) may not acquire directly or through a controlled entity more than 3% of a Fund’s total outstanding voting securities (measured at the time of the acquisition), unless such Covered Unitholders comply with an exemption under the 1940 Act. As a result, Covered Unitholders that are unable to rely on an exemption may seek to hold less Common Stock than if they were not subject to these restrictions. Since the number of Units that will be tendered in the Exchange will not be known until after the expiration of the exchange offer, it is possible that a unitholder that owns less than 3% of Direct Lending’s total outstanding Units may acquire more than 3% of the Extension Fund’s total outstanding securities following the Exchange. In evaluating the exchange offer and determining whether to tender all or a portion of its Units, a Covered Unitholder that is unable to rely on an applicable exemption should be especially mindful of the 3% limitation, particularly because a Covered Unitholder’s percentage ownership of the Extension Fund will depend on the total number of Units tendered and accepted for exchange, which cannot be known prior to the expiration of the exchange offer. Each tendering unitholder will be required to make certain representations regarding its status as a Covered Unitholder in the New Subscription Agreement. Unitholders are encouraged to consult with their advisors regarding the applicability of these restrictions and the availability of exemptions therefrom.

You may be considered an affiliate of the Funds for 1940 Act purposes following the Exchange, which would restrict your ability to engage in certain transactions following the Exchange.

The 1940 Act limits the ability of certain persons related to a Fund (an “affiliate”) from engaging in certain transactions with the Fund and its affiliates. Any person that owns, directly or indirectly, 5% or more of a Fund’s outstanding voting securities will be its affiliate for purposes of the 1940 Act. Since the number of Units that will be tendered in the Exchange will not be known until after the expiration of the exchange offer, it is possible that a unitholder that owns less than 5% (or 25% or less) of Direct Lending’s total outstanding voting securities prior to the Exchange may hold more than those percentages of Direct Lending’s or the Extension Fund’s total outstanding voting securities following the Exchange, whether or not that unitholder tenders any Units. Unitholders will not be able to know whether they will be considered an affiliate of either Fund prior to tendering their Units. As a result, a unitholder may be restricted from engaging in prohibited transactions following the Exchange, even if the Unitholder does not tender any Units. See “—The 1940 Act will limit the Funds’ ability to take advantage of investment opportunities with affiliated funds or investors.” above.

Risks Related to the Common Stock of the Extension Fund

Investing in the Common Stock may involve a high degree of risk.

The investments the Extension Fund makes in accordance with its investment objectives may result in a higher amount of risk than alternative investment options and volatility or loss of principal. The Extension Fund’s investments in portfolio companies may be highly speculative and aggressive, and therefore an investment in the Common Stock may not be suitable for someone with lower risk tolerance.

The shares of Common Stock issued in the Exchange will be “restricted securities.”

The shares of Common Stock issued in the Exchange will be “restricted securities.” Restricted securities may not be sold by the holder absent registration or an exemption from the registration requirements under the Securities Act and the applicable securities laws of any other state or jurisdiction, which may require a holding period of at least six months (or in some cases, one year). Holders of Common Stock will not have any right to require the Extension Fund to register the Common Stock for resale under the Securities Act. In addition, the New Subscription Agreement will impose certain transfer restrictions on the shares of Common Stock held by stockholders both prior to and after an IPO or a Listing. There is currently no trading market for the Common Stock, and the Extension Fund currently does not intend to list the Common Stock for trading on any exchange or market prior to conducting an IPO, if any.

The existence of a large number of outstanding shares of Common Stock and stockholders prior to an IPO or a Listing of Common Stock could negatively affect the market price of Common Stock.

The ability of stockholders to liquidate their investments will be limited. If the Extension Fund were to conduct an IPO or a Listing in the future, a large volume of sales of these shares could decrease the prevailing market prices of Common Stock and could impair the Extension Fund’s ability to raise additional capital through the sale of equity securities in the future. Even if a substantial number of sales are not affected, the mere perception of the possibility of these sales could depress the market price of Common Stock and have a negative effect on the Extension Fund’s ability to raise capital in the future. In addition, anticipated downward pressure on Common Stock price due to actual or anticipated sales of Common Stock from this market overhang could cause some institutions or individuals to engage in short sales of Common Stock, which may itself cause the price of Common Stock to decline.

There is currently no public market for the Common Stock, and the Extension Fund cannot assure you that the market price of the Common Stock would not decline in the event of an IPO or a Listing, if any.

There can be no assurance that an IPO or a Listing will occur and, if so, that a trading market will develop for the Common Stock or that such trading market can be sustained. In addition, the Extension Fund cannot predict the prices at which the Common Stock will trade. The offering price for the Common Stock in an IPO, if any, will be determined through negotiations with the underwriters. Shares of companies offered in an IPO often trade at a discount to the initial offering price due to underwriting discounts and related offering expenses. Also, shares of closed-end investment companies, including BDCs, frequently trade at a discount from net asset value. This characteristic of closed-end investment companies is separate and distinct from the risk that net asset value per share may decline. The Extension Fund cannot predict whether its Common Stock will trade at, above or below net asset value. If shares of Common Stock trade at a discount to net asset value per share of the Extension Fund, tendering unitholders will face increased risk of loss. Furthermore, if shares of Common Stock trade below its net asset value, the Extension Fund, as a BDC, will generally not be able to sell additional shares of the Common Stock to the public at its market price without, among other things, the requisite stockholders approving such a sale.

The Adviser has informed the Extension Fund that it will consider entering into an agreement with an agent to purchase, in accordance with Rules 10b5-1 and 10b-18 under the Exchange Act, a specified amount of Common Stock in the market following an IPO at prices below either the IPO price per share or the most recently reported net asset value per share. However, no assurances can be given regarding whether the Adviser or any of its affiliates will enter into such an agreement. If there is such an agreement, whether purchases will be made under such agreement and how much will be purchased at any time or from time to time is uncertain and will depend on prevailing market prices and trading volumes, all of which cannot be predicted. These activities may have the effect of maintaining the market price of Common Stock or retarding a decline in the market price of the Common Stock, and, as a result, the price of Common Stock may be higher than the price that otherwise might exist in the open market.

The market price of the Common Stock following an IPO or a Listing, if any, may fluctuate significantly.

The market price and liquidity of the market for shares of the Common Stock following an IPO or a Listing, if any, may be significantly affected by numerous factors, some of which are beyond its control and may not be directly related to its operating performance. These factors include:

•	significant volatility in the market price and trading volume of securities of BDCs or other companies in the Extension Fund’s sector, which are not necessarily related to the operating performance of these companies;

•	price and volume fluctuations in the overall stock market from time to time;

•	the inclusion or exclusion of the Extension Fund’s stock from certain indices;

•	changes in regulatory policies or tax guidelines, particularly with respect to RICs or BDCs;

•	any loss of RIC or BDC status;

•	changes in earnings or perceived changes or variations in operating results;

•	changes in the Extension Fund’s portfolio of investments;

•	changes or perceived changes in the value of the Extension Fund’s portfolio of investments;

•	changes in regulatory policies or tax guidelines, particularly with respect to RICs or BDCs;

•	changes in accounting guidelines governing valuation of the Extension Fund’s investments;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors or securities analysts;

•	the inability of the Adviser to employ additional experienced investment professionals or the departure of any of the Adviser’s key personnel;

•	short-selling pressure with respect to shares of Common Stock or to stock of BDCs generally;

•	future sales of the Extension Fund’s securities convertible into or exchangeable or exercisable for the Common Stock or the conversion of such securities;

•	any shortfall in revenue or net income or any increase in losses from levels expected by investors;

•	distributions that exceed the Extension Fund’s net investment income and net income as reported according to the generally accepted accounting principles in the United States (“U.S. GAAP”);

•	uncertainty surrounding the strength of the U.S. economic recovery and the policies of the presidential administration;

•	concerns regarding European sovereign debt;

•	fluctuations in base interest rates, such as LIBOR, EURIBOR, the Federal Funds Rate or the Prime Rate;

•	operating performance of companies comparable to the Extension Fund;

•	general economic trends and other external factors; and

•	loss of a major funding source.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. If the price of the Common Stock fluctuates significantly, the Extension Fund may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from the Extension Fund’s business.

Holders of Common Stock will experience dilution in their ownership percentage if they opt out of the Extension Fund’s dividend reinvestment plan.

The Extension Fund is expected to adopt a dividend reinvestment plan pursuant to which the Extension Fund will reinvest all cash dividends declared by the board of directors on behalf of investors who do not elect to receive their dividends in cash. As a result, if the board declares, and the Extension Fund pays, a cash dividend, then stockholders who have not opted out of the Extension Fund’s dividend reinvestment plan will have their cash dividends automatically reinvested in additional equity, rather than receiving the cash dividend. See “Dividend and Distribution Information” and “Dividend Reinvestment Plan of the Extension Fund” for a description of the Extension Fund’s dividend policy and obligations. Stockholders that opt out of the Extension Fund’s dividend reinvestment plan will experience dilution in their ownership percentage of Common Stock over time.

A stockholder’s interest in the Extension Fund will be diluted if the Extension Fund issues additional shares of Common Stock, which could reduce the overall value of an investment in the Extension Fund.

Stockholders do not have preemptive rights to purchase any shares that the Extension Fund may issue in the future. In addition to a possible IPO, the Extension Fund may elect to sell additional shares in the future or issue equity interests in private or public offerings. Depending upon the terms and pricing of any additional offerings and the value of the Extension Fund’s investments, you may also experience dilution in the book value and fair value of your shares.

Under the 1940 Act, the Extension Fund is generally prohibited from issuing or selling its Common Stock at a price below net asset value per share. The Extension Fund may, however, sell its Common Stock, or warrants, options, or rights to acquire its Common Stock, at a price below the current net asset value per share of its

Common Stock if the board of directors, including a “required majority” as defined in Section 57(o) of the 1940 Act, determine that such sale is in the Extension Fund’s best interests and the best interests of stockholders, and the stockholders, including a majority of those stockholders that are not affiliated with the Extension Fund, approve such sale. In any such case, the price at which Common Stock are to be issued and sold may not be less than a price that, in the determination of the board of directors, closely approximates the fair value of such securities (less any distributing commission or discount). If the Extension Fund raises additional funds by issuing Common Stock or senior securities convertible into, or exchangeable for, Common Stock, then your percentage ownership interest in the Extension Fund at that time will decrease and you will experience dilution.

There is a risk that holders of Common Stock may not receive dividends or that such dividends may not grow over time and a portion of such dividends to you may be a return of capital for U.S. federal income tax purposes.

The Extension Fund intends to pay dividends on a quarterly basis to its stockholders out of its surplus and assets legally available for dividends. The Extension Fund cannot assure you that the Extension Fund will achieve investment results that will allow it to make a specified level of cash dividends or year-to-year increases in cash dividends. The Extension Fund’s ability to pay dividends might be adversely affected by the impact of one or more of the risk factors described in this Offer to Exchange.

In order to comply with the RIC diversification requirements, the Extension Fund may invest proceeds from offerings in temporary investments, such as cash, cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less from the time of investment, which generally earn yields substantially lower than the interest, dividend or other income that the Extension Fund may seek to receive in respect of suitable portfolio investments. Any dividends the Extension Fund pays during the period following an offering may be substantially lower than the dividends it expects to pay when the proceeds from an offering are fully invested in its portfolio.

In addition, due to the asset coverage test applicable to the Extension Fund as a BDC or restrictions under its credit facilities, the Extension Fund may be limited in its ability to pay dividends. Further, if the Extension Fund invests a greater amount of assets in equity securities that do not pay current dividends, it could reduce the amount available for dividends. The above-referenced restrictions on dividends may also inhibit the Extension Fund’s ability to make required interest payments to holders of its debt, which may cause a default under the terms of its debt agreements. Such a default could materially increase the cost of raising capital, as well as cause the Extension Fund to incur penalties under the terms of its debt agreements.

In the event that distributions exceed the Extension Fund’s taxable earnings and profits, portions of the dividends that the Extension Fund pays may represent a return of capital to you for U.S. federal income tax purposes. A return of capital is a return of a portion of your original investment in shares of the Extension Fund’s Common Stock. As a result, a return of capital will (i) lower your tax basis in your shares and thereby increase the amount of capital gain (or decrease the amount of capital loss) realized upon a subsequent sale or redemption of such shares, and (ii) reduce the amount of funds the Extension Fund has for investment in portfolio companies.

The Extension Fund may use future offering proceeds to fund dividends. To the extent offering proceeds are distributed in anticipation of future cash flow and thus not matched by earnings and profits, the distributions of offering proceeds may constitute a return of capital for U.S. federal income tax purposes and lower your tax basis in your shares, thereby increasing the amount of capital gain (or decreasing the amount of capital loss) realized upon a subsequent sale or redemption of such shares, even if such shares have not increased in value or have, in fact, lost value. Dividends from offering proceeds also could reduce the amount of capital the Extension Fund ultimately has available to invest in portfolio companies.

Varying the terms of classes of equity may have adverse effects.

Although the Extension Fund has no current intention to do so, it may issue Preferred Stock. If it issues Preferred Stock, there can be no assurance that such an issuance would result in a higher yield or return to the stockholders. The issuance of Preferred Stock may cause the net asset value per share of the Common Stock to become more volatile. If the dividend rate on the Preferred Stock were to approach the net rate of return on the Extension Fund’s investment portfolio, the benefit of leverage to the stockholders would be reduced. If the dividend rate on the Preferred Stock were to exceed the net rate of return on its portfolio, the leverage would result in a lower rate of return to the stockholders than if the Extension Fund had not issued Preferred Stock. Any decline in the net asset value of the Extension Fund’s investments would be borne entirely by its stockholders. Therefore, if the fair value of the Extension Fund’s portfolio were to decline, the leverage would result in a greater decrease in net asset value to the stockholders than if the Extension Fund were not leveraged through the issuance of Preferred Stock.

The rights of holders of Preferred Stock may have adverse effects.

Under the 1940 Act, holders of any Preferred Stock that the Extension Fund might issue would have the right, voting separately as a single class, to elect one or more members of the board of directors at all times. In addition, if dividends for Preferred Stock become two full years in arrears, the holders of such Preferred Stock would have the right to elect a majority of the board until such arrearage is completely eliminated. Restrictions imposed on the declarations and payment of dividends or other distributions to stockholders, both by the 1940 Act and by the terms of its debt financings (if any), might impair the Extension Fund’s ability to qualify as a RIC for federal income tax purposes. While the Extension Fund would intend to redeem its Preferred Stock to the extent necessary to enable it to distribute its income as required to qualify as a RIC, there can be no assurance that such actions could be effected in time to meet the tax requirements.

Holders of Common Stock will be subject to certain obligations relating to credit facilities.

The Extension Fund Credit Facility is expected to grant security over the Extension Fund’s right to drawdowns of capital from investors to its lenders or other creditors prior to an IPO or a Listing. Pursuant to the New Subscription Agreement, each stockholder will be required to fund drawdowns up to the amount of its respective uncalled commitment under the New Subscription Agreement if an event of default under the Extension Fund Credit Facility or any other borrowing agreement occurs in order to repay any indebtedness of the Extension Fund, and the payment by a stockholder of any such amounts that have become due and payable out of such stockholder’s uncalled commitment under the New Subscription Agreement may be a condition to the effectiveness of any transfer, withdrawal, termination or reduction of commitments of such stockholder.

Failure to pay a commitment in full may have adverse consequences.

If a stockholder fails to pay any installment of its commitment pursuant to its New Subscription Agreement, other stockholders who have an outstanding commitment may be required to fund their respective commitments sooner than they otherwise would have absent such a default. In addition, if funding of commitments by other stockholders and its borrowings are inadequate to cover defaulted commitments, the Extension Fund may be unable to pay its obligations when due or be subjected to penalties or may otherwise suffer adverse consequences that could materially adversely affect the returns to the stockholders (including non-defaulting stockholders). If a stockholder defaults, there is no guarantee that the Extension Fund will recover the full amount of the defaulted commitment, and such defaulting stockholder may lose a portion of its economic interest in the Extension Fund and/or be prohibited from purchasing any additional shares of the Extension Fund’s Common Stock or otherwise participating in any future investments of the Extension Fund.

The Common Stock will be subject to limited transferability.

Prior to 180 days after the date of the final prospectus in an IPO or after a Listing, under the terms of the New Subscription Agreement, holders of Common Stock will not be permitted to transfer any shares of their Common Stock unless (i) the Extension Fund provides its prior written consent, (ii) the transfer is made in accordance with applicable securities laws and (iii) the transfer is otherwise in compliance with the restrictions contained in the New Subscription Agreement. Furthermore, the transferability of the Common Stock may be affected by restrictions on resale imposed under U.S. federal, U.S. state or another jurisdiction’s securities laws. A public market does not currently exist for the Common Stock and one is not expected to develop until an IPO or a Listing, if any. Withdrawal from an investment in the Common Stock generally will not be permitted. In addition, holders of Common Stock will also be required under the New Subscription Agreement to enter into separate lock-up agreements with the Extension Fund prior to an IPO with respect to all of their Common Stock, on such terms as the Extension Fund, in consultation with the underwriters in the IPO, reasonably requests. The lock-up agreements will include additional transfer restrictions that will apply for an additional period beyond the 180-day period following an IPO. Although the specific terms of the lock-up agreements will be determined prior to an IPO, it is currently expected that the lock-up agreements will restrict transfers for a period of 180 days following an IPO for, subject to certain exceptions, all of the shares of Common Stock held by a stockholder prior to an IPO, 360 days following an IPO for two-thirds of such shares and 540 days following an IPO for one-third of such shares. See “Extension Fund Shares Eligible for Future Sale—Lock-Up Agreements.” As a result, an investment in the Common Stock should be viewed as illiquid and subject to high risk.

Certain provisions of the certificate of incorporation and bylaws of the Extension Fund and the Delaware General Corporation Law (“DGCL”), as well as other aspects of the Extension Fund’s structure, could deter takeover attempts and have an adverse impact on the price of the Common Stock following an IPO or a Listing, if any.

The Extension Fund’s certificate of incorporation and bylaws, as well as the DGCL, contain provisions that may have the effect of discouraging a third party from making an acquisition proposal for the Extension Fund. Among other things, the Extension Fund’s certificate of incorporation and bylaws:

•	provide that the Extension Fund’s board of directors is classified, which may delay the ability of holders of Common Stock to change the membership of a majority of its board of directors;

•	do not provide for cumulative voting;

•	provide that vacancies on the Extension Fund’s board of directors, including newly created directorships, shall be filled only by a majority vote of remaining directors then in office (even if they constitute less than a quorum), or by a sole remaining director, subject to any applicable requirements of the 1940 Act and the rights of any holders of Preferred Stock;

•	provide that directors of the Extension Fund’s board elected by the stockholders generally may be removed only for cause by the affirmative vote of 75% of the holders of the Extension Fund’s capital stock then outstanding and entitled to vote in the election of directors;

•	provide that, following an IPO or a Listing, stockholders may only take action at an annual or special meeting of stockholders, and may not act by written consent (other than any action required or permitted to be taken by the holders of one or more series of Preferred Stock acting as a separate class);

•	restrict stockholders’ ability to call special meetings;

•	from and after the consummation of an IPO or a Listing, require a vote of 75% of the holders of the Extension Fund’s capital stock then outstanding and entitled to vote thereon to effect certain amendments to the Extension Fund’s certificate of incorporation and bylaws; and

•	require stockholders to provide advance notice of new business proposals and director nominations under specific procedures for annual and special meetings of stockholders.

The Extension Fund’s certificate of incorporation contains provisions comparable to those of Section 203 of the DGCL. These provisions generally prohibit it from engaging in “business combinations” (generally defined to include mergers and certain other types of transactions) with “interested stockholders” (generally defined as persons or entities that beneficially own 15% or more of its voting stock), other than the Adviser, TCW and their affiliates, and certain of their respective direct or indirect transferees and any group as to which such persons are a party, for a period of three years following the date the person became an interested stockholder unless, prior to such stockholder becoming an interested stockholder, the Extension Fund’s board of directors has approved the “business combination” that would otherwise be restricted or the transaction that resulted in the interested stockholder becoming an interested stockholder or the subsequent transaction with the interested stockholder has been approved by the Extension Fund’s board of directors and 66  2⁄3% of its outstanding voting stock (other than voting stock owned by the interested stockholder). Such provisions may discourage third parties from trying to acquire control of the Extension Fund and increase the difficulty of consummating such an offer.

These anti-takeover provisions may inhibit a change of control in circumstances that could give the holders of Common Stock the opportunity to realize a premium over the market price for the Common Stock following an IPO or a Listing, if any. In addition, certain aspects of the Extension Fund’s structure may have the effect of discouraging a third party from making an acquisition proposal for it.

The foregoing list of risk factors does not purport to be a complete enumeration or explanation of the risks involved in the exchange offer or an investment in Common Stock of the Extension Fund. Prospective investors should read this entire Offer to Exchange and the other Offering Materials, including the information incorporated by reference, and consult their own counsel and advisors before deciding to tender Units in the exchange offer.

SELECTED FINANCIAL DATA AND OTHER INFORMATION OF DIRECT LENDING

The table below sets forth Direct Lending’s consolidated selected financial data for the three months ended March 31, 2018 and 2017, the years ended December 31, 2017, 2016 and 2015 and the period from May 13, 2014 (inception) to December 31, 2014. The selected consolidated income statement and other data for the three months ended March 31, 2018 and 2017 and balance sheet data as of March 31, 2018 have been derived from Direct Lending’s unaudited interim consolidated financial statements and related notes incorporated by reference in this Offer to Exchange. The selected consolidated income statement and other data for the years ended December 31, 2017, 2016 and 2015 and balance sheet data as of December 31, 2017 and 2016 have been derived from Direct Lending’s audited consolidated financial statements and related notes incorporated by reference in this Offer to Exchange. The selected consolidated income statement and other data for the year ended December 31, 2014 and balance sheet data as of December 31, 2015 and 2014 have been derived from Direct Lending’s audited consolidated financial statements and related notes not incorporated by reference in this Offer to Exchange.

The selected financial information and other data presented below should be read in conjunction with the information contained in the Management’s Discussion and Analysis of Financial Condition and Results of Operations and Direct Lending’s consolidated financial statements and notes thereto for such periods incorporated by reference in this Offer to Exchange.

	Three Months Ended March 31,		Year Ended December 31,			Inception to December 31,
(dollar amounts in thousands, except per unit amounts)	2018	2017	2017	2016	2015	2014
Statement of Operations Data Income
Total investment income	$41,763	$33,964	$151,429	$111,425	$31,421	$1,463

Expenses
Net expenses	9,012	11,917	47,354	46,222	44,360	5,102

Net investment income (loss)	32,751	22,047	104,075	65,203	(12,939)	(3,639)
Net realized gain (loss) on non-controlled/non-affiliated investments	—	259	(88)	519	2,350	129
Net realized gain on distributions from controlled/affiliated investments	—	—	1,432	—	—	—
Net change in unrealized appreciation/depreciation on non-controlled/non-affiliated investments	(8,746)	(11,424)	(1,979)	(17,114)	(6,453)	2,187

Net change in unrealized appreciation on controlled/affiliated investments	4,332	59	876	13,193	6,075	—

Net increase (decrease) in Members’ capital from operations	$28,337	$10,941	$104,316	$61,801	$(10,967)	$(1,323)

Income (loss) per unit	$1.40	$0.54	$5.17	$3.07	$(0.58)	$(0.16)
Total distributions per unit(1)	$0.99	$5.78	$20.03	$8.86	$—	$—

(1)	Includes distributions which have an offsetting capital re-contribution (i.e., deemed distributions). Excludes return of unused capital.

	Three Months Ended March 31,	Year Ended December 31,			Inception to December 31,
(dollar amounts in thousands, except per unit amounts)	2018	2017	2016	2015	2014
Balance Sheet Data
Cash and cash equivalents	$74,210	$209,784	$214,913	$180,436	$6,967
Non-controlled/non-affiliated investments	1,158,598	1,163,294	1,083,226	586,626	112,500
Controlled affiliated investments	285,630	259,698	247,164	206,635	—
Total assets	1,539,243	1,655,257	1,558,101	1,008,801	125,627
Total debt	353,000	378,000	590,000	329,000	55,000
Total liabilities	355,486	379,837	594,997	357,498	61,099
Total Members’ capital	1,183,757	1,275,420	963,104	651,303	64,528
Net asset value per unit (accrual base), End of period	$79.11	$78.70	$93.55	$99.35	$99.84

Other Data
Number of portfolio companies at end of period	26	26	23	11	2
Unitholder total return(1)	2.4%	9.5%	8.3%	(3.3)%	(2.0)%
Weighted-average yield of debt and income producing securities(2)	10.6%	10.5%	10.3%	9.5%	8.1%
Fair value of debt investments as a percentage of principal	95.8%	96.5%	96.7%	97.9%	100.00%

(1)	Unitholder total return for the periods ended March 31, 2018 and December 31, 2017, 2016, 2015 and 2014 was calculated by taking the net income/(loss) for the period divided by the weighted average contributions from the unitholders during the period. The return is net of management fees and expenses.
(2)	Weighted-average yield is calculated using the par outstanding and excludes income collected from borrowers on unfunded commitments.

SELECTED QUARTERLY FINANCIAL DATA OF DIRECT LENDING

	2018
(dollar amounts in thousands, except per unit amounts)	Q4		Q3		Q2		Q1
Investment income	$		$		$		$41,763
Net expenses	$		$		$		$9,012
Net investment income	$		$		$		$32,751
Total unrealized and realized gains (losses)	$		$		$		$(4,414)
Increase in net assets resulting from operations	$		$		$		$28,337
Basic and diluted earnings per unit	$		$		$		$1.40
Distributions per unit	$		$		$		$0.99
Net asset value per unit (accrual base) as of the end of the quarter	$		$		$		$79.11

	2017
(dollar amounts in thousands, except per unit amounts)	Q4		Q3		Q2		Q1
Investment income		$40,245		$33,455		$43,765	$33,964
Net expenses		$8,183		$13,356		$13,898	$11,917
Net investment income		$32,062		$20,099		$29,867	$22,047
Total unrealized and realized gains (losses)		$(11,214)		$24,494		$(1,933)	$(11,106)
Increase in net assets resulting from operations		$20,848		$44,593		$27,934	$10,941
Basic and diluted earnings per unit		$1.04		$2.21		$1.39	$0.54
Distributions per unit		$1.29		$9.43		$3.53	$5.78
Net asset value per unit (accrual base) as of the end of the quarter		$78.70		$78.95		$86.17	$88.31

	2016
(dollar amounts in thousands, except per unit amounts)	Q4		Q3		Q2		Q1
Investment income		$32,502		$30,655		$27,953	$20,315
Net expenses		$11,523		$12,378		$11,343	$10,978
Net investment income		$20,979		$18,277		$16,610	$9,337
Total unrealized and realized gains (losses)		$968		$2,405		$(1,345)	$(5,430)
Increase in net assets resulting from operations		$21,947		$20,682		$15,265	$3,907
Basic and diluted earnings per unit		$1.09		$1.03		$0.76	$0.19
Distributions per unit		$—		$1.70		$7.16	$—
Net asset value per unit (accrual base) as of the end of the quarter		$93.55		$92.46		$93.14	$99.54

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Exchange contains forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Direct Lending, the Extension Fund, their respective portfolio investments, their industry, their beliefs and their assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “would,” “should,” “targets,” “projects” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond Direct Lending’s and the Extension Fund’s control and are difficult to predict, that could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

In addition to factors identified elsewhere in this Offer to Exchange, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	an economic downturn impairing Direct Lending’s or the Extension Fund’s portfolio companies’ ability to continue to operate, potentially leading to the loss of some or all of Direct Lending’s or the Extension Fund’s investments in such portfolio companies;

•	an economic downturn disproportionately impacting the companies the Extension Fund intends to target for investment, potentially causing the Extension Fund to experience a decrease in investment opportunities and diminished demand for capital from these companies;

•	an economic downturn impacting the availability and pricing of the Extension Fund’s financing;

•	a contraction of available credit impairing the Extension Fund’s lending and investment activities;

•	interest rate volatility adversely affecting Direct Lending’s or the Extension Fund’s results;

•	uncertain market and economic conditions in the United States and abroad, including the consequences of unexpected geopolitical events, such as the outbreak of hostilities between countries or a potential trade war, and the decision by the United Kingdom to exit the European Union;

•	the potential impact of any legal, regulatory and policy changes affecting financial institutions or the global economy as a result of the current Administration in the United States;

•	changes in the methodology for determining benchmark rates, including LIBOR;

•	Direct Lending’s or the Extension Fund’s future operating results;

•	Direct Lending’s or the Extension Fund’s business prospects and the prospects of their portfolio companies;

•	Direct Lending’s or the Extension Fund’s contractual arrangements and relationships with third parties;

•	the ability of Direct Lending’s or the Extension Fund’s portfolio companies to achieve their objectives;

•	competition with other entities and the Extension Fund’s affiliates for investment opportunities;

•	an inability to replicate the historical success of any previously launched fund, account or investment vehicle managed by the Direct Lending Group;

•	the speculative and illiquid nature of Direct Lending’s or the Extension Fund’s investments;

•	risks associated with exposure to bankruptcy cases as a result of Direct Lending’s or the Extension Fund’s investments;

•	the use of borrowed money to finance a portion of Direct Lending’s or the Extension Fund’s investments;

•	the adequacy of Direct Lending’s or the Extension Fund’s financing sources and working capital;

•	the costs associated with being a public entity;

•	the loss of key personnel;

•	the timing of cash flows, if any, from the operations of Direct Lending’s or the Extension Fund’s portfolio companies;

•	the ability of the Adviser to locate suitable investments and to monitor and administer their investments;

•	the ability of TCW to attract and retain highly talented professionals that can provide services to the Adviser and Administrator;

•	each of Direct Lending’s or the Extension Fund’s ability to qualify and maintain its qualification as a RIC and as a BDC;

•	the limited performance history of Direct Lending, which serves as an unreliable benchmark for evaluating or predicting future results, and the lack of a performance history for the Extension Fund;

•	Direct Lending’s and the Extension’s Fund’s indebtedness and risks with holding debt obligations that have OID or PIK interest;

•	conflicts of interest that may arise between the Adviser and certain of Direct Lending’s or the Extension Fund’s portfolio companies preventing the Funds from achieving their investment objectives or taking advantage of all of the investment opportunities they would like;

•	information systems failures and other cybersecurity risks significantly disrupting the business, financial condition or operating results of Direct Lending and/or the Extension Fund;

•	risks related to investing in often highly leveraged middle-market companies and having a relatively concentrated portfolio;

•	engagement in hedging transactions;

•	the satisfaction of the conditions to the completion of the exchange offer;

•	the tax status of the exchange offer and the Other Exchange Steps;

•	Direct Lending’s and the Extension Fund’s ability to operate as standalone companies after the completion of the Exchange;

•	the ability of the Extension Fund to complete an IPO or a Listing;

•	the effect of legal, tax and regulatory changes;

•	potential illiquidity and lack of a viable trading market for Common Stock, and the uncertainty that any future trading market, such as pursuant to an IPO or a Listing, could be sustained, as well as the Common Stock trading below net asset value;

•	uncertainties with regard to the long-term value of or dilution of interests in Common Stock, given the possibility of the issuance of additional shares or the issuance of Preferred Stock; and

•	other risks, uncertainties and other factors identified under “Risk Factors” and elsewhere in this Offer to Exchange.

Although Direct Lending and the Extension Fund believe that the assumptions on which these forward-looking statements are based are reasonable, some of those assumptions are based on the work of third parties and any of those assumptions could prove to be inaccurate; as a result, the forward-looking statements based on those assumptions also could prove to be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Offer to Exchange should not be regarded as a representation by Direct Lending or the Extension Fund that their plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Risk Factors” and elsewhere in this Offer to Exchange. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Offer to Exchange.

Direct Lending and the Extension Fund do not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law. You should understand that it is not possible to predict or identify all such factors. The safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act, which preclude civil liability for certain forward-looking statements, do not apply to the forward-looking statements made in connection with any offering of securities pursuant to this Offer to Exchange.

THE SPLIT-OFF TRANSACTION

Background of the Exchange Offer

Direct Lending is structured as a private BDC. Unlike a traditional publicly-listed BDC that typically commences operations after completing an initial public offering, Direct Lending initially raised capital by conducting private offerings of its Units to investors. Specifically, Direct Lending entered into subscription agreements with its unitholders, pursuant to which the unitholders purchased Units from and made capital commitments to Direct Lending. To fund its investment activities, Direct Lending has drawn down those capital commitments on an as-needed basis. The Units are not traded on any securities exchange and are not freely transferrable, and Direct Lending has not conducted periodic repurchases of Units from unitholders. Instead, unitholders are provided liquidity on their investment through periodic distributions by Direct Lending in combination with Direct Lending’s finite term, as reflected in the LLC Agreement. The LLC Agreement provides that Direct Lending will be dissolved upon the expiration of its six-year term on September 19, 2020 (subject to any extensions of the term in accordance with the procedures set forth in the LLC Agreement), whereupon Direct Lending’s assets will be liquidated in an orderly manner, capital will be returned to the unitholders, and Direct Lending will wind up.

Unlike most other private BDCs, Direct Lending’s LLC Agreement does not permit it to conduct an IPO or Listing of its Units. The LLC Agreement instead provides for the ability of Direct Lending to engage in a “split-off” transaction, which is now being implemented through the Exchange, of which this exchange offer is a part. Specifically, the LLC Agreement provides that at any time after the second anniversary of the Direct Lending’s Initial Closing Date, Direct Lending may offer unitholders the option to elect to either retain their ownership of Units or exchange their Units for shares of common stock in a newly formed fund (i.e., the Extension Fund) that would elect to be treated as a BDC and a RIC and which could, among other things, seek to complete an IPO. To effect this “split-off,” the LLC Agreement provides that Direct Lending would transfer a pro rata portion of its assets and liabilities attributable to the Units held by unitholders that elect to participate in the Extension Fund, and thereafter the Units held by such unitholders would be exchanged for shares of Common Stock of the Extension Fund.

Accordingly, in accordance with the terms established at its inception, Direct Lending is conducting the exchange offer in order to provide unitholders with the option to either (i) continue to hold Units in Direct Lending for the duration of Direct Lending’s remaining term or (ii) exchange all, or a portion, of their Units for an equivalent number of shares of Common Stock. The Extension Fund will make new investments during the Extension Fund Commitment Period and expects to subsequently conduct an IPO or a Listing, subject to market conditions. If Direct Lending does not complete the Exchange, Direct Lending will continue operations under its existing structure and commence liquidation at the end of its term in accordance with its LLC Agreement.

Reasons for the Exchange Offer

The exchange offer provides Direct Lending’s unitholders with the optionality that was negotiated for and that was disclosed at the time of their investment in Direct Lending. Specifically, the exchange offer enables Direct Lending to offer each unitholder the option to participate in the Extension Fund, and therefore remain invested in a direct lending vehicle over a longer (and potentially indefinite) investment horizon, or the option to remain invested in Direct Lending during the remainder of Direct Lending’s finite term, with no material change to the existing economics of the unitholder’s investment.

Direct Lending and the Adviser believe that a potentially publicly traded direct lending vehicle can provide an attractive alternative to maintaining Units in a wind-down fund for investors looking to manage their direct lending exposure and that conducting the exchange offer may benefit unitholders in a number of ways. Exchanging unitholders would maintain exposure to a developed portfolio across a broad range of borrowers, industries and other metrics, and the portfolio would have the potential to increase in size over time, alleviating certain inefficiencies associated with investing in a newly formed publicly traded BDC. In addition, to the extent the Extension Fund conducts an IPO or a Listing:

•	exchanging unitholders would have the opportunity to maintain, increase or decrease their investment exposure to TCW’s direct lending platform over time by holding, buying or selling shares of Common Stock;

•	the Extension Fund may have access to more diverse and efficient sources of financing; and

•	ownership of Common Stock may offer investors the opportunity to realize a premium to net asset value in the secondary market.

None of Direct Lending, the Extension Fund, the Adviser or any of the dealer managers provides any assurance that the Extension Fund will complete an IPO or a Listing or that any of these benefits will be realized to the extent anticipated or at all. If an IPO or a Listing does occur, there can be no assurance that a trading market will develop for the Common Stock, that such trading market can be sustained, or that the Common Stock will trade at a price above its net asset value. If shares of Common Stock trade at a discount to the net asset value per share of the Extension Fund, tendering unitholders will face increased risk of loss. See “Risk Factors—Risks Related to the Common Stock of the Extension Fund—There is currently no public market for the Common Stock, and the Extension Fund cannot assure you that the market price of the Common Stock would not decline in the event of an IPO or a Listing, if any.”

Direct Lending also considered if it would have been possible to achieve the same benefits for its unitholders by pursuing an alternative transaction that would not require Direct Lending to obtain exemptive relief from the SEC.

In particular, Direct Lending considered if unitholders could have been provided with comparable benefits through an issuer tender offer structure. Under this alternative, Direct Lending would have proposed to make an offer to purchase all of a unitholder’s outstanding Units at a price equal to Direct Lending’s net asset value per Unit while contemporaneously seeking to amend the LLC Agreement to permit Direct Lending, under its existing structure, to complete an IPO or a Listing. Accordingly, each unitholder would have been provided with the option to either tender all of its Units (and therefore completely exit its investment in Direct Lending) or continue to remain invested in Direct Lending, with the understanding that Direct Lending could subsequently conduct an IPO or a Listing without satisfying any additional shareholder consent requirement. However, Direct Lending believes this transaction structure would not have been consistent with the letter or the spirit of Direct Lending’s organizational documents, including that no unitholder be required to participate in a publicly traded vehicle without such unitholder’s consent. In addition, in order to fund the consideration payable to tendering unitholders, Direct Lending could have been compelled to liquidate a significant portion of its investment portfolio, potentially at a discount to the amounts Direct Lending would have received were the investments realized in the ordinary course. Participating in a tender offer also would significantly have curtailed a tendering unitholder’s expected investment horizon.

No Recommendation

On May 21, 2018, the boards of directors of Direct Lending and the Extension Fund (including a “required majority” as defined in Section 57(o) of the 1940 Act of the directors of each board) authorized and approved the Exchange and determined, in accordance with the Split-Off Exemptive Relief Application, that:

•	the Exchange is in the best interests of Direct Lending or the Extension Fund, as applicable;

•	the interests of unitholders who elect to remain invested in Direct Lending and the interests of the exchanging unitholders will not be diluted as a result of effecting the Exchange; and

•	following the Exchange, all unitholders, including the exchanging unitholders, will hold the same pro rata interest in the same underlying portfolio investments as immediately prior to the completion of the Exchange.

In addition, the board of directors of Direct Lending approved participation in the Exchange by any “remote” affiliates of Direct Lending, as described in Section 57(d) of the 1940 Act, as required under Section 57(f) of the 1940 Act, in accordance with the Split-Off Exemptive Relief Application.

However, none of Direct Lending, the Extension Fund or any of their respective directors or officers, the Adviser or any of the dealer managers makes any recommendation, or authorizes any person to make a recommendation, as to whether you should exchange all, some or none of your Units. You must make your own decision as to whether to participate in the exchange offer, and, if so, how many Units to tender, based on your own assessment of the terms and conditions of the exchange offer and your own particular circumstances. Prior to making any decision with respect to the exchange offer, you should read carefully the information included or incorporated by reference in this Offer to Exchange and the other Offering Materials and consult with your advisors.

Exemptive Relief

Direct Lending, the Extension Fund and the Adviser submitted their third amended and restated application (File No. 812-14765, May 9, 2018) to the SEC for an order exempting Direct Lending, the Extension Fund and the Adviser from certain provisions of the 1940 Act (i.e., the Split-Off Exemptive Relief Application) to the extent necessary to permit the completion of the Exchange. On May 10, 2018, the SEC issued public notice of the Split-Off Exemptive Relief Application. Direct Lending and the Extension Fund expect the SEC to issue an order granting the relief requested in the Split-Off Exemptive Relief Application after the expiration of the notice period on or about June 4, 2018. However, there is no guarantee exemptive relief will be received at all or during such time frame.

In order to consummate the Exchange, Direct Lending, the Extension Fund and the Adviser must have obtained the Split-Off Exemptive Order. It is a condition to the completion of the exchange offer that Direct Lending and the Extension Fund receive and are able to rely on the Split-Off Exemptive Order. Therefore, the Exchange will not occur if the Split-Off Exemptive Order is not granted.

The following requirements must be satisfied in order for Direct Lending, the Extension Fund and the Adviser to be able to rely on the Split-Off Exemptive Order:

•	The boards of directors of Direct Lending and the Extension Fund (including a “required majority” as defined in Section 57(o) of the 1940 Act of the directors of each board) make the approvals described above under “—No Recommendation” prior to the commencement of the exchange offer.

•	A minimum of 25% of Direct Lending unitholders (based on Units outstanding) elect to participate in the exchange offer as exchanging unitholders prior to the commencement of the exchange offer.

•	The non-exchanging unitholders who did not wish to participate in the exchange offer are not required to tender or redeem their Units.

•	The Extension Fund’s board of directors (including a “required majority” as defined in Section 57(o) of the 1940 Act) approved the Extension Fund Advisory Agreement prior to the commencement of the exchange offer.

•	Direct Lending’s board of Directors and Direct Lending in its capacity as initial shareholder of the Extension Fund approved the Extension Fund Advisory Agreement prior to the commencement of the exchange offer.

•	The terms of the Extension Fund Advisory Agreement are fully disclosed to all unitholders in this Offer to Exchange.

•	Direct Lending does not pay the Adviser any incentive fee in respect of the exchanged Units.

•	The investment objectives and policies of the Extension Fund are substantially similar to Direct Lending’s objectives and strategies.

•	Direct Lending’s management and incentive fees remain unchanged and the Exchange does not result in additional incremental fees for the Direct Lending unitholders during the remainder of Direct Lending’s finite term.

•	Exchanging and non-exchanging unitholders will pay comparable management fees in respect of overlapping investments.

On May 21, 2018, the boards of directors of Direct Lending and the Extension Fund made the required determinations under the Split-Off Exemptive Relief Application. Assuming the other conditions to the exchange offer are satisfied or, where permissible, waived, including receipt of the Split-Off Exemptive Order, as of the date of this Offer to Exchange, Direct Lending and the Extension Fund believe they will be able to comply with all other requirements of the Split-Off Exemptive Relief Application at the consummation of the Exchange.

Conditions to Completion of the Exchange Offer

All conditions to the completion of the exchange offer must be satisfied or, where permissible, waived by Direct Lending and the Extension Fund before the expiration of the exchange offer. Direct Lending and the Extension Fund may waive any or all of the conditions to the exchange offer, subject to limited exceptions. For example, due to the requirements of the Split-Off Exemptive Relief Application, the Minimum Condition may not be lower than 25% of unitholders (based on Units outstanding) participating in the exchange offer. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.”

Timing of the Exchange

In order to avoid an additional closing of the books of account during the middle of a calendar month and the costs and administrative burdens associated therewith, it is expected that the Exchange, including the closing of the exchange offer and the Other Exchange Steps, will take place following the end of a calendar month.

If all conditions to the completion of the exchange offer are satisfied or waived, the Exchange will occur on the first business day of the calendar month following the month in which the conditions are satisfied or waived (the “Closing Date”).

The contribution agreement, pursuant to which Direct Lending will transfer to the Extension Fund the pro rata share of all of the assets and other liabilities held by Direct Lending immediately prior to the completion of the Exchange, will be executed on the Closing Date for value as of the first day of the calendar month following the month in which the conditions to the completion of the exchange offer are satisfied or waived (the “Effective Date”). As a result, if the first day of such month is not a business day, the Closing Date will occur after the Effective Date.

If the expiration of the exchange offer is not extended and all conditions to the completion of the exchange offer are satisfied or waived, it is expected that the Effective Date will be July 1, 2018 and the Closing Date will be July 2, 2018.

Other Exchange Steps

Prior to or at the time of the completion of the exchange offer described herein, and subject to the terms and conditions of the exchange offer, Direct Lending and the Extension Fund will take the steps described below:

•	the Extension Fund will file a Form 10 to register its Common Stock under the Exchange Act and will elect to be regulated as a BDC;

•	the Extension Fund will file an amended and restated certificate of incorporation and adopt amended and restated bylaws;

•	the Extension Fund will enter into the New Subscription Agreement with each tendering unitholder, pursuant to which each tendering unitholder will make a capital commitment to the Extension Fund to purchase additional shares of Common Stock in an aggregate amount equal to the New Subscription Amount, subject to the terms and conditions described in the New Subscription Agreement;

•	the Extension Fund will enter into the Extension Fund Credit Facility and draw down an amount equal to the pro rata portion of Direct Lending’s existing indebtedness determined as of the Effective Date attributable to the Units that have been validly tendered and accepted for exchange, which amount will be distributed to Direct Lending and will be used to pay down the Existing Direct Lending Credit Facility;

•	Direct Lending will enter into the New Direct Lending Credit Facility and draw down an amount to pay down the remainder of the Existing Direct Lending Credit Facility;

•	Direct Lending will transfer to the Extension Fund, pursuant to a contribution agreement between Direct Lending and the Extension Fund, a pro rata share of all of the assets and other liabilities held by Direct Lending immediately prior to the completion of the Exchange, including each of Direct Lending’s portfolio investments, in proportion to the number of Units that have been validly tendered and accepted for exchange in the exchange offer, for value as of the Effective Date;

•	the Extension Fund and the Adviser will enter into the Extension Fund Advisory Agreement and the Extension Fund Administration Agreement; and

•	the Extension Fund will issue Common Stock to tendering unitholders in exchange for Units received by Direct Lending and, pursuant to the certificate of incorporation, the Common Stock that Direct Lending holds in the Extension Fund will automatically be canceled for no consideration.

See “Management and Other Agreements of the Extension Fund,” “Description of New Subscription Agreement” and “Description of Certain Indebtedness of Direct Lending and the Extension Fund.”

The Extension Fund will elect to be regulated as a RIC under Subchapter M of the Code by computing taxable income as a RIC in its return for its first taxable year, and intends to comply with the requirements to qualify as a RIC annually.

Exchange Act Registration of the Extension Fund

In order to be regulated as a BDC under the 1940 Act, the Extension Fund will be required to register a class of equity securities under the Exchange Act. The Extension Fund will file a registration statement on Form 10 prior to the completion of the Exchange to register its Common Stock under the Exchange Act. Subsequent to the effectiveness of its Form 10, which is expected to be approximately 60 days following the filing of the Form 10, the Extension Fund will be required to file annual reports, quarterly reports and current reports with the SEC. For more information, see “Where You Can Find More Information.”

Transfer of Investments to the Extension Fund

As part of the Exchange, Direct Lending will transfer to the Extension Fund, pursuant to a contribution agreement between Direct Lending and the Extension Fund, a pro rata share of all of the assets and liabilities held by Direct Lending immediately prior to the completion of the Exchange, including each of Direct Lending’s portfolio investments, in proportion to the number of Units that are validly tendered and accepted for exchange in the exchange offer, for value as of the Effective Date. Following the Exchange, Direct Lending and the Extension Fund will adopt the same valuation policy and will continue to value assets in accordance with all applicable provisions of the 1940 Act.

Direct Lending may effect the transfer of certain assets held by Direct Lending through any special purpose vehicles by effecting the transfer at the special purpose vehicle level instead of at the level of the underlying assets.

Strategic Ventures

On June 5, 2015, Direct Lending, together with an affiliate of Security Benefit Corporation and accounts managed by Oak Hill Advisors, L.P. entered into an Amended and Restated Limited Liability Company Agreement to become members of TCW Direct Lending Strategic Ventures LLC (i.e., Strategic Ventures). Strategic Ventures focuses primarily on making senior secured floating rate loans to middle-market borrowers.

In connection with the Exchange, Direct Lending’s investment in Strategic Ventures will be treated in the same manner as its other portfolio investments. Direct Lending will transfer to the Extension Fund a pro rata portion of Direct Lending’s investment in Strategic Ventures in proportion to the percentage of Units tendered and accepted for exchange, for value as of the Effective Date. On April 20, 2018, Direct Lending and the Extension Fund received approval for the transfer from Strategic Ventures’s management committee.

Although Direct Lending intends to retain its right to appoint one of the two members of the Strategic Ventures’ management committee, Direct Lending and the Extension Fund intend to enter into an arrangement providing the Extension Fund the right to ratify Direct Lending’s appointed committee member, to veto any approval such committee member would otherwise give when exercising its approval rights as a management committee member and to receive periodic reports regarding all action taken by such member. Any fees received by the committee member in connection with his or her service on the management committee would be ratably apportioned between Direct Lending and the Extension Fund.

Expenses of the Exchange

Except as provided below, the costs and expenses relating to the Exchange will be borne by the Adviser. To the extent Direct Lending incurs or has incurred any costs in connection with the Exchange, Direct Lending will be reimbursed for such costs by the Adviser prior to the consummation of the Exchange.

All costs and expenses relating to the organization and operation of the Extension Fund, including expenses related to the filing of the Extension Fund’s registration statement on Form 10 and entry into the Extension Fund Credit Facility, will be borne by the Extension Fund. Those costs and expenses will be indirectly borne by tendering unitholders that become stockholders of the Extension Fund.

Effects of the Exchange

Immediately after the completion of the Exchange, remaining Direct Lending unitholders and Extension Fund stockholders will beneficially own the same percentage of underlying assets and liabilities in the aggregate as beneficially owned by unitholders immediately prior to the completion of the Exchange. Following the Exchange, the Extension Fund will no longer be a subsidiary of Direct Lending.

Following the Exchange, Direct Lending does not expect to make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the Direct Lending Commitment Period) and upon the expiration of its six-year term on September 19, 2020 (subject to any extensions of the term in accordance with the procedures set forth in the LLC Agreement), Direct Lending’s assets will be liquidated in an orderly manner, capital will be returned to the unitholders, and Direct Lending will wind up. Following the Exchange, the Extension Fund expects to make new investments pursuant to its organizational documents and to conduct an IPO, subject to market conditions, but there can be no assurance when an IPO will, if ever, be completed.

Structure

The diagrams below summarize the structure of Direct Lending and the Extension Fund prior to and following the Exchange. These simplified diagrams do not show the subsidiaries of either entity that currently exist or that may be formed in the future to hold Direct Lending’s or the Extension Fund’s respective investments.

Potential Future Offerings of Common Stock of the Extension Fund

Following the Exchange, the Extension Fund expects that it will conduct an IPO. However, the Extension Fund will only pursue an IPO if and when the Adviser and the Extension Fund’s board of directors believe market conditions are appropriate for the Extension Fund to conduct an IPO. There can be no assurance that an IPO will occur and, if it does, that a trading market will develop for the Common Stock, that such trading market can be sustained, or that the Common Stock will trade at a price above its net asset value. See “Risk Factors—Risks Related to the Common Stock of the Extension Fund—There is currently no public market for the Common Stock, and the Extension Fund cannot assure you that the market price of the Common Stock would not decline in the event of an IPO or a Listing, if any.”

Prior to an IPO or a Listing, in addition to the capital available under the New Subscription Agreements, the Extension Fund may seek to raise additional capital on a private placement basis from its existing stockholders or, to the extent the Extension Fund’s capital requirements exceed the capital commitments made available by the existing stockholders, from third parties and other affiliates of the Adviser. Any such additional capital raise may result in dilution to existing stockholders.

Upon an IPO or a Listing, stockholders’ uncalled capital commitments will be automatically reduced to zero. See “Comparison of Principal Terms of Direct Lending and the Extension Fund” and “Description of New Subscription Agreement—New Commitments.”

If an IPO or a Listing has not occurred as of the third anniversary of the closing date of the exchange offer, the board of directors of the Extension Fund (subject to any necessary stockholder approvals and applicable requirements of the 1940 Act) will use its best efforts to wind down and/or liquidate and dissolve the Extension Fund. The three-year term may be extended by one or more successive one-year periods with the affirmative vote of a majority in voting power of all then-outstanding shares of stock of the Extension Fund entitled to vote thereon, voting together as a single class. See “Business of the Extension Fund—About the Extension Fund—Term.”

The Adviser has informed the Extension Fund that it will consider entering into an agreement with an agent to purchase, in accordance with Rules 10b5-1 and 10b-18 under the Exchange Act, a specified amount of Common Stock in the market following an IPO at prices below either the IPO price per share or the most recently reported net asset value per share. However, no assurances can be given regarding whether the Adviser or any of its affiliates will enter into such an agreement. See “Risk Factors—Risks Related to the Common Stock of the Extension Fund—There is currently no public market for the Common Stock, and the Extension Fund cannot assure you that the market price of the Common Stock would not decline in the event of an IPO or a Listing, if any.”

Regulatory Considerations

ERISA Matters

A condition to the completion of the exchange offer is that neither the Extension Fund nor Direct Lending will be considered “plan assets” under U.S. Department of Labor regulations (which we refer to as the “Plan Assets Regulation”) after the Exchange. See “The Exchange Offer—Conditions to Completion of the Exchange Offer.” Assuming no other exemption applies, under the Plan Assets Regulation, Direct Lending and/or the Extension Fund would be deemed to include “plan assets” on the date of the Exchange if 25% or more of the value of the equity interests in either entity are held by Benefit Plan Investors.

A “Benefit Plan Investor” means:

(i)	any employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA;

(ii)	any plan to which Internal Revenue Code Section 4975 applies (which includes a trust described in Internal Revenue Code Section 401(a) that is exempt from tax under Internal Revenue Code Section 501(a), a plan described in Internal Revenue Code Section 403(a), an individual retirement account or annuity described in Internal Revenue Code Section 408 or 408A, a medical savings account described in Internal Revenue Code Section 220(d), a health savings account described in Internal Revenue Code Section 223(d) and an education savings account described in Internal Revenue Code Section 530); and

(iii)	any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (generally because 25% or more of a class of equity interest in the entity is owned by plans described in clauses (i) or (ii) above).

None of Direct Lending, the Extension Fund, the Adviser or any of the dealer managers has provided, and none of them will provide, impartial investment advice and they are not giving any advice in a fiduciary capacity or otherwise in connection with your decision to tender your Units or otherwise participate in the exchange offer. Furthermore, Direct Lending, the Extension Fund and the Adviser may have conflicts and financial interests in the exchange offer, as described in this Offer to Exchange and otherwise in connection with the exchange offer. See “Risk Factors—Risks Related to the Extension Fund’s Business and Structure—Conflicts of interest may exist from time to time between the Adviser and certain of its affiliates involved with the Extension Fund.” and “Certain Relationships and Related Party Transactions.”

To the extent you are a Benefit Plan Investor, you are advised to ensure that (i) the person making the decision to participate in the exchange offer is: (A) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency, (B) an insurance carrier qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Benefit Plan Investor, (C) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business, (D) a broker-dealer registered under the Exchange Act, or (E) an independent fiduciary that holds, or has under management or control, total assets of at least $50 million, excluding an IRA owner or a relative of an IRA owner if the unitholder is an IRA (each, a “Qualified Independent Fiduciary”); (ii) the Qualified Independent Fiduciary is capable of evaluating investment risks independently, both in general and with regard to particular transactions and strategies, including the acquisition, holding and subsequent disposition of the Units; (iii) the Qualified Independent Fiduciary is a fiduciary of the unitholder under ERISA or the Code, or both, with respect to the acquisition, holding and subsequent disposition of the Units and is responsible for exercising independent judgment in evaluating such transactions; (iv) no fee or other compensation is being paid directly to any of Direct Lending, the Extension Fund or the Adviser in connection with the exchange offer; (v) the Qualified Independent Fiduciary understands and acknowledges that none of Direct Lending, the Extension Fund or the Adviser are undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the unitholder, in connection with the unitholder’s tender of its Units or participation in the exchange offer; and (vi) the Qualified Independent Fiduciary is exercising discretionary control or otherwise recommending the unitholder tender its Units or participate in the exchange offer.

Investment Company Act Matters

Investment companies registered under the 1940 Act, BDCs and private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act (“Covered Unitholders”) may not acquire directly or through a controlled entity more than 3% of Direct Lending’s or the Extension Fund’s total outstanding voting securities (measured at the time of the acquisition), unless such Covered Unitholders comply with an exemption under the 1940 Act. As a result, Covered Unitholders that are unable to rely on an exemption may seek to hold fewer Units or shares of Common Stock than if they were not subject to these restrictions. Since the number of Units that will be tendered in the Exchange will not be known until after the expiration of the exchange offer, it is possible that a unitholder that owns less than 3% of Direct Lending’s total outstanding voting Units may acquire more than 3% of the Extension Fund’s total outstanding voting stock following the Exchange. In evaluating the exchange offer and determining whether to tender all or a portion of its Units, a Covered Unitholder that is unable to rely on an applicable exemption should be especially mindful of the 3% limitation, particularly because a Covered Unitholder’s percentage ownership of the Extension Fund will depend on the total number of Units tendered and accepted for exchange, which cannot be known prior to the expiration of the exchange offer. You will be required to make certain representations regarding your status as a Covered Unitholder in the New Subscription Agreement. Unitholders are encouraged to consult with their advisors regarding the applicability of these restrictions and the availability of exemptions therefrom. See “Risk Factors—Risks Related to the Exchange Offer—Certain investors may be limited in their ability to make significant investments in the Funds.”

The 1940 Act limits the ability of certain persons related to either Direct Lending or the Extension Fund from engaging in certain transactions with such fund and its affiliates. For example, any person that owns, directly or indirectly, 5% or more of Direct Lending’s or the Extension Fund’s outstanding voting securities will be a related person of the fund for purposes of the 1940 Act, and would generally be prohibited from buying or selling any security from or to the fund, absent the prior approval of the applicable fund’s Independent Directors.

Any person that owns more than 25% of Direct Lending’s or the Extension Fund’s outstanding voting securities or controls either fund or certain of that fund’s affiliates is prohibited from buying or selling any security from or to the fund or entering into prohibited joint transactions (which could include co-investments) with the fund, absent the prior approval of the SEC. Since the number of Units that will be tendered in the Exchange will not be known until after the expiration of the exchange offer, it is possible that a unitholder that owns less than 5% (or 25% or less) of Direct Lending’s total outstanding Units prior to the Exchange may hold more than those percentages of Direct Lending’s or the Extension Fund’s total outstanding voting securities following the Exchange, whether or not that unitholder tenders any Units. Unitholders will not be able to know whether they will be considered an affiliate of either Direct Lending or the Extension Fund prior to tendering their Units. As a result, a unitholder may be restricted from engaging in such transactions following the Exchange, even if the unitholder does not tender any Units. Unitholders are encouraged to consult with their advisors regarding the applicability of these restrictions. Please see “Risk Factors—Risks Related to the Extension Fund’s Business and Structure—The 1940 Act will limit the Extension Fund’s ability to take advantage of investment opportunities with affiliated funds or investors.” for information regarding additional potential risks to investors in Direct Lending and the Extension Fund resulting from these restrictions.

Securityholder Exchange Act Reporting Obligations

Because Direct Lending’s Units are, and the Extension Fund’s Common Stock will be, registered under the Exchange Act, ownership information for any person who beneficially owns more than 5% of such securities is required to be disclosed in a Schedule 13D or 13G and other filings with the SEC. Beneficial ownership for these purposes is determined in accordance with the rules of the SEC, and includes having voting or investment power over the securities.

Section 16(a) of the Exchange Act requires Direct Lending’s and the Extension Fund’s respective directors, executive officers, and beneficial owners of more than 10% of either Fund’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the applicable Fund’s equity securities. Section 16(b) of the Exchange Act provides that any profits (or deemed profits) earned by such persons form purchases and sales of the applicable Fund’s equity securities within a six-month period of each other must be disgorged to the issuer, absent an exemption.

A unitholder’s Exchange Act reporting obligations may change following the Exchange whether or not it participates in the Exchange. The Exchange Act reporting obligations of any tendering unitholders with respect to the Common Stock it receives in the Exchange will not be known until the completion of the Exchange. You should consult your own advisors with respect to any such reporting obligations.

Dividend Reinvestment Plan Participants

In some circumstances, Extension Fund stockholders who do not opt out of the Extension Fund’s dividend reinvestment plan may see their percentage stake in the Extension Fund increased to greater than one or more of the regulatory thresholds described above. The responsibility for determining and complying with any filing or other consequences associated with those thresholds remains with each investor.

Regulatory Filings and Approvals

Apart from receipt of the Split-Off Exemptive Order, the filing of a Schedule TO and filings related to the Other Exchange Steps with the SEC by Direct Lending and the Extension Fund, Direct Lending and the Extension Fund do not believe that any other material U.S. federal or state regulatory filings or approvals will be necessary to consummate the Exchange.

No Appraisal Rights

No appraisal rights are available to Direct Lending unitholders or Extension Fund stockholders in connection with the Exchange.

Accounting Treatment

Units acquired by Direct Lending in the exchange offer will be canceled.

Upon completion of the Exchange, the assets and liabilities of Direct Lending that were transferred to the Extension Fund in the Exchange will be excluded from Direct Lending’s financial statements, beginning with the period in which the Exchange took effect. In addition, as of the Effective Date and in subsequent periods, Direct Lending’s financial statements will no longer reflect the assets, liabilities, results of operations or cash flows that will be attributable to the Extension Fund.

Tax Treatment

See “Material U.S. Federal Income Tax Considerations” for a discussion of the tax treatment of the Exchange and the potential tax consequences of the exchange offer.

THE EXCHANGE OFFER

Terms of the Exchange Offer

General

Direct Lending and the Extension Fund are offering to exchange outstanding Units that are validly tendered and not validly withdrawn for an equivalent number of shares of Common Stock. Units validly tendered and not validly withdrawn will be accepted for exchange on the terms and conditions described below and in the related Letter of Transmittal (including the instructions thereto) which are properly tendered by 5:00 p.m., New York City time, on June 21, 2018, unless the exchange offer is extended or terminated.

The last date and time at which tenders will be accepted, whether at 5:00 p.m., New York City time, on June 21, 2018 or any later date or time to which the exchange offer is extended, is referred to in this Offer to Exchange as the “expiration date.” You may tender all, some or none of your Units.

For each Unit that you tender in the exchange offer and do not validly withdraw, and that is accepted by Direct Lending, you will receive one share of Common Stock. There is no maximum limit of the number of outstanding Units that may be tendered in the exchange offer.

Any holder of Units during the exchange offer period may participate in the exchange offer, including directors and officers of Direct Lending, the Extension Fund and their affiliates. This Offer to Exchange and related documents are being sent to persons who held Units on May 21, 2018.

New Subscription Agreement

Entry into the New Subscription Agreement by tendering unitholders is a requirement for participation in the exchange offer. Among other things, each tendering unitholder will commit, pursuant to the New Subscription Agreement, (i) to make a capital commitment to the Extension Fund to purchase additional shares of Common Stock in an aggregate amount equal to the New Subscription Amount, (ii) to expand the purposes for which the capital may be called during the Extension Fund Commitment Period, including to repay indebtedness, and (iii) to extend the date during which the capital may be called by the Extension Fund to the third anniversary of the completion of the Exchange. See “Description of New Subscription Agreement” for a more complete description. Direct Lending will not accept Units tendered by unitholders if such tender is not accompanied by an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire as part of the Submission Package.

Although Direct Lending and the Extension Fund will require that tendering unitholders make certain representations in the New Subscription Agreement as to their status as “accredited investors,” as that term is defined in Rule 501 under the Securities Act, and will rely on those representations, this exchange offer is not limited to accredited investors. Unitholders that wish to participate in the exchange offer but are unable to represent that they are accredited investors are encouraged to notify the Adviser as soon as possible.

See “Description of New Subscription Agreement” for a detailed description of the terms of the New Subscription Agreement.

Fractional Shares

No fractional shares of Common Stock will be distributed in the exchange offer. Units must be tendered as whole Units.

Exchange of Units

Upon the terms and subject to the conditions of the exchange offer (including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment, and whether any conditions to the exchange offer are waived), Direct Lending and the Extension Fund will accept for exchange, and will exchange, for shares of Common Stock, the Units validly tendered, and not validly withdrawn, prior to the expiration of the exchange offer, on the Closing Date (currently expected to be July 2, 2018), but in any event no later than ten business days after the acceptance of Units tendered in the exchange offer or as soon as practicable thereafter. See “The Split-Off Transaction—Timing of the Exchange.”

The exchange of Units pursuant to the exchange offer will be made only after timely receipt by the Adviser of the Submission Package, which consists of:

(i)	the Letter of Transmittal for Units, properly completed and duly executed (including a Form W-9 or applicable Form W-8, and a Beneficial Owners of Legal Entity Customers Certification Form, if applicable);

(ii)	the tendering unitholder’s executed signature page to the New Subscription Agreement; and

(iii)	a properly completed investor questionnaire.

For purposes of the exchange offer, Direct Lending will be deemed to have accepted for exchange, and thereby exchanged, Units validly tendered and not validly withdrawn if and when Direct Lending notifies the Adviser of its acceptance of the tenders of those Units pursuant to the exchange offer.

Return of Units

If Units are delivered and not accepted due to an incorrectly submitted tender, you validly withdraw your Units or the exchange offer is not completed, Units that were delivered will be credited back to the applicable account in book-entry form.

Procedures for Tendering Units

You must deliver the Submission Package to the Adviser at the address or email listed under “Adviser Contact Information,” which includes a properly completed and duly executed Letter of Transmittal, an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire. The Adviser must receive all such properly completed and executed documents in the Submission Package prior to the expiration date of the exchange offer. Because certificates were not issued for Units, you do not need to deliver any certificates representing those Units to the Adviser.

General Instructions. Do not send the Submission Package to the dealer managers. The Submission Package should be sent to the Adviser at the address or email listed under “Adviser Contact Information.” The method of delivery of all documents is at your option and risk and the delivery will be deemed made only when actually received. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a Letter of Transmittal and the other documents in the Submission Package must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by Direct Lending and the Extension Fund.

The Submission Package must be received by the Adviser prior to the expiration of the exchange offer at 5:00 p.m., New York City time, on June 21, 2018. Please read carefully the instructions to the Letter of Transmittal you have been sent. You should contact the Adviser if you have any questions regarding tendering your Units.

No Guaranteed Delivery Procedures. Direct Lending and the Extension Fund are not providing for guaranteed delivery procedures and, therefore, you must allow sufficient time for the necessary tender procedures described in this Offer to Exchange to be completed prior to the expiration of the exchange offer (currently expected to be June 21, 2018). Unless accepted by Direct Lending in its sole discretion, tenders not received by the Adviser prior to 5:00 p.m., New York City time, on the expiration date will be of no effect and you will continue to hold those Units as a unitholder of Direct Lending.

New Subscription Agreement. Tendering unitholders must submit a properly completed investor questionnaire and an executed signature page to the New Subscription Agreement to the Adviser as part of the Submission Package. Entry into the New Subscription Agreement by each tendering unitholder is a requirement for participation in the exchange offer. Direct Lending will not accept Units tendered by unitholders if such tender is not accompanied by an executed signature page to the New Subscription Agreement and a properly completed investor questionnaire.

When completing the New Subscription Agreement signature page, tendering unitholders should leave the commitment amount blank, as the commitment amount will be filled in by the Adviser upon acceptance of Units for exchange. By executing the New Subscription Agreement, each tendering unitholder irrevocably appoints the President of the Extension Fund as its attorney-in-fact and proxy, or his or her designee who is an officer of the Extension Fund, with full power of substitution and resubstitution, to fill in the commitment amount on the signature page to the New Subscription Agreement that it submits along with its tender, which will be equal to the New Subscription Amount. See “Description of New Subscription Agreement.” The Extension Fund will execute each New Subscription Agreement at the closing of the Exchange, at which time each New Subscription Agreement will become effective. If the exchange offer is not completed or none of a unitholder’s Units are accepted for exchange, the Adviser will return the unused signature page.

Beneficial Owners of Legal Entity Customers Certification Form. Regulations adopted by the Financial Crimes Enforcement Network, within the U.S. Department of the Treasury, require financial institutions to identify and verify the identity of key individuals who own or control the “legal entity customers” of such financial institutions. If you are considered a “legal entity customer” within the meaning of 31 CFR 1010.230(e), you will be required to sign and include a completed Beneficial Owners of Legal Entity Customers Certification Form with your Letter of Transmittal. A “legal entity customer” includes a corporation, limited liability company, or other entity that is created by a filing of a public document with a Secretary of State or similar office, a general partnership, and any similar business entity formed in the United States or any other country. “Legal entity customer” does not include sole proprietorships, unincorporated associations, or natural persons opening accounts on their own behalf. Certain legal entities may be partially or fully exempt from the requirement to provide beneficial ownership information. Please see the instructions to the Letter of Transmittal for more detailed instructions regarding the Beneficial Owners of Legal Entity Customers Certification Form.

Dividend Reinvestment Plan Election. The Extension Fund expects to adopt a dividend reinvestment plan, pursuant to which the Extension Fund will reinvest all cash dividends declared by the board of directors on behalf of stockholders who do not elect to receive their dividends in cash. Tendering unitholders may opt out of the dividend reinvestment plan with respect to the shares of Common Stock that they receive in the Exchange by marking the relevant box on the Letter of Transmittal. For more information regarding the Extension Fund’s dividend reinvestment plan, see “Dividend Reinvestment Plan of the Extension Fund.”

Effect of Tenders. A tender of Units pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the exchange offer, including the terms and conditions under the New Subscription Agreement, as well as your representation and warranty to Direct Lending and the Extension Fund that:

(1)	you have the full power and authority to tender, sell, assign and transfer the tendered Units;

(2)	when the tendered Units are accepted for exchange pursuant to the exchange offer, Direct Lending will acquire good, marketable and unencumbered title to such Units, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims;

(3)	you will cause tendered Units to be delivered in accordance with the terms of this Offer to Exchange;

(4)	pending the completion of the exchange offer, you will not sell or otherwise transfer the Units that are subject to the Letter of Transmittal unless the exchange offer is terminated or you validly withdraw such tendered Units prior to the expiration date;

(5)	your participation in the exchange offer and tender of such Units complies with the applicable laws of both the jurisdiction where you received the materials relating to the exchange offer and the jurisdiction from which the tender is being made;

(6)	you acknowledge that the offer and sale of Common Stock has not and will not be registered under the Securities Act, and are intended to be exempt from registration under the Securities Act, applicable U.S. state securities laws and the laws of any non-U.S. jurisdictions by virtue of an exemption from registration under the Securities Act provided by Rule 506(b) under Section 4(a)(2) of the Securities Act, exemptions under applicable U.S. state securities laws and exemptions under the laws of any non-U.S. jurisdictions, which will depend upon, among other things, the accuracy of your representations herein and as set forth in the New Subscription Agreement; that Direct Lending and the Extension Fund will rely on your representations in the New Subscription Agreement; that the shares of Common Stock acquired in the Exchange are restricted securities within the meaning of Rule 144 under the Securities Act and may not be sold, offered for sale, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of unless subsequently registered or an exemption from registration is available; and Direct Lending and the Extension Fund will not accept any Letter of Transmittal from or on behalf of, any unitholder if they determine that a valid securities exemption is not available for the Exchange Offer under the Securities Act or the applicable securities laws of any other state or jurisdiction; and

(7)	for non-U.S. persons: you acknowledge that Direct Lending and the Extension Fund have advised you that they have not taken any action under the laws of any country outside the United States to facilitate a public offer to exchange Units or Common Stock in that country; that there may be restrictions that apply in other countries, including with respect to transactions in Units or Common Stock in your home country; that, if you are located outside the United States, your ability to tender Units in the exchange offer will depend on whether there is an exemption available under the laws of your home country that would permit you to participate in the exchange offer without the need for Direct Lending or the Extension Fund to take any action to facilitate a public offering in that country or otherwise; that your participation in the exchange offer is made pursuant to and in compliance with the applicable laws in the jurisdiction in which you are resident or from which you are tendering your Units and in a manner that will not require Direct Lending or the Extension Fund to take any action to facilitate a public offering in that country or otherwise; and that Direct Lending and the Extension Fund will rely on your representations concerning the legality of your participation in the exchange offer in determining to accept any Units that you are tendering for exchange.

The exchange of Units pursuant to the exchange offer will be made only after timely receipt by the Adviser of the Submission Package, which consists of (1) a Letter of Transmittal for the Units, properly completed and duly executed, (2) an executed signature page to the New Subscription Agreement and (3) a properly completed investor questionnaire.

Appointment of Attorneys-in-Fact and Proxies. By executing a Letter of Transmittal as set forth above, you irrevocably appoint Direct Lending’s designees as your attorneys-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of your rights with respect to your Units tendered and accepted for exchange by Direct Lending. All such proxies shall be deemed to be coupled with an interest in the tendered Units and therefore shall be irrevocable. Such appointment is effective when, and only to the extent that, your tendered Units are accepted for exchange. Upon the effectiveness of such appointment, all prior powers of attorney and proxies that you have given will be revoked and you may not give any subsequent powers of attorney or proxies (and, if given, they will not be deemed effective). Upon the effectiveness of such appointment, Direct Lending’s designees will, with respect to the Units for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual meeting of Direct Lending’s unitholders (or any adjournment or postponement thereof), by written consent in lieu of any such meeting or otherwise. Direct Lending reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon Direct Lending’s acceptance for exchange of those Units, Direct Lending must be able to exercise full voting, consent and other rights with respect to such Units, including voting at any meeting of Direct Lending’s unitholders or executing a written consent concerning any matter.

Separately, by executing the New Subscription Agreement as set forth above, you irrevocably appoint the President of the Extension Fund as your attorney-in-fact and proxy, or his or her designee who is an officer of the Extension Fund, with full power of substitution and resubstitution, to fill in the commitment amount on the signature page to the New Subscription Agreement that you submit along with your tender.

Determination of Validity and Review of Questionnaire. Direct Lending will determine questions as to the form of documents (including the signature pages and investor questionnaires to the New Subscription Agreement, and Notices of Withdrawal) and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Units, in its sole discretion, and that determination shall be final and binding, absent a finding to the contrary by a court of competent jurisdiction. Direct Lending may delegate such power in whole or in part to the Adviser. In their sole discretion, Direct Lending and the Extension Fund may extend the expiration of the exchange offer to allow additional time for review and processing of the documentation submitted by tendering unitholders, including the signature pages to the New Subscription Agreement and the investor questionnaires. Direct Lending reserves the absolute right to reject any and all tenders of Units that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful.

Direct Lending and the Extension Fund also reserve the absolute right to waive any of the conditions of the exchange offer (other than the conditions relating to the absence of an injunction and the receipt of and ability to rely on the Split-Off Exemptive Order), or any defect or irregularity in the tender of any Units. No tender of Units is valid until all defects and irregularities in tenders of Units have been cured or waived.

None of Direct Lending, the Extension Fund, any of the dealer managers, the Adviser or any other person, nor any of their directors or officers, is under any duty to give notification of any defects or irregularities in the tender of Units (including the New Subscription Agreement signature pages or the investor questionnaires) or will incur any liability for failure to give any such notification. Direct Lending’s determinations and interpretations of the terms and conditions of the exchange offer (including the Letter of Transmittal and instructions thereto) may be challenged in a court of competent jurisdiction.

Binding Agreement. The tender of Units pursuant to any of the procedures described above, together with Direct Lending’s acceptance for exchange of such Units pursuant to the procedures described above, will constitute a binding agreement between Direct Lending, the Extension Fund and you upon the terms of and subject to the conditions to the exchange offer, including the New Subscription Agreement.

No alternative, conditional or contingent tenders will be accepted. All tendering unitholders, by delivering a properly executed Letter of Transmittal, waive any right to receive any notice of acceptance of their Units for exchange.

The method of delivery of all required documents is at your option and risk, and the delivery will be deemed made only when actually received by the Adviser. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Withdrawal Rights

Units tendered pursuant to the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer (currently expected to be June 21, 2018). In addition, unless Direct Lending has previously accepted them pursuant to the exchange offer, Units tendered may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer on July 17, 2018. All tenders validly delivered are considered irrevocable unless validly withdrawn prior to the expiration of the exchange offer. Once Direct Lending accepts Units pursuant to the exchange offer, your tender is irrevocable.

For a withdrawal of Units to be effective, the Adviser must receive from you a written Notice of Withdrawal or an e-mail transmission of a Notice of Withdrawal, in the form of the Notice of Withdrawal provided by Direct Lending, at its address or email, respectively, set forth under “Adviser Contact Information,” and your notice must include your name and the number of Units to be withdrawn.

Direct Lending will decide all questions as to the form and validity (including time of receipt) of any Notice of Withdrawal, in its sole discretion, and its determination will be final and binding, absent a finding to the contrary by a court of competent jurisdiction. Direct Lending may delegate such power in whole or in part to the Adviser. None of Direct Lending, the Extension Fund, any of the dealer managers, the Adviser nor any other person will be under any duty to give notification of any defects or irregularities in any Notice of Withdrawal or will incur any liability for failure to give any notification. Direct Lending reserves the absolute right to waive any defect or irregularity of delivery for any Notice of Withdrawal with regard to any Units.

Any Units validly withdrawn and not validly re-tendered prior to the expiration of the exchange offer (as discussed in the section entitled “—Procedures for Tendering Units”) will be deemed not to have been validly tendered for purposes of the exchange offer.

All tenders validly delivered are considered irrevocable unless validly withdrawn prior to the expiration of the exchange offer.

Delivery of Common Stock of the Extension Fund; Book-Entry Accounts

Physical certificates representing shares of Common Stock will not be issued pursuant to the exchange offer. Rather than issuing physical certificates for such shares to tendering unitholders, the Adviser will cause shares of Common Stock to be credited in book-entry form to direct registered accounts maintained by the Extension Fund’s Sub-Administrator for the benefit of the respective holders, on the Closing Date (currently expected to be July 2, 2018), but in any event no later than ten business days after the acceptance of Units tendered in the exchange offer or as soon as practicable thereafter. Promptly following the crediting of shares to your account, you will receive a statement from the Extension Fund’s Sub-Administrator evidencing your holdings and containing any notices required under the DGCL, as well as general information on the book-entry form of ownership. See “The Split-Off Transaction—Timing of the Exchange.”

Extension; Amendment; Termination

Extension or Amendment by Direct Lending and the Extension Fund

Direct Lending and the Extension Fund expressly reserve the right, in their sole discretion, for any reason, to extend the period of time during which the exchange offer is open and thereby delay acceptance for exchange of, and the exchange for, any Units validly tendered and not validly withdrawn in the exchange offer. For example, the exchange offer can be extended if any of the conditions to completion of the exchange offer described in the next section entitled “—Conditions to Completion of the Exchange Offer” are not satisfied or, where permissible, waived prior to the expiration of the exchange offer. In their sole discretion, Direct Lending and the Extension Fund may extend the expiration of the exchange offer to allow additional time for review and processing of the documentation submitted by tendering unitholders.

Direct Lending and the Extension Fund expressly reserve the right, in their sole discretion, to amend the terms of the exchange offer, and to amend or supplement this Offer to Exchange, in any respect prior to the expiration date of the exchange offer (currently expected to be at 5:00 p.m., New York City time, on June 21, 2018).

Amendments to the Offer to Exchange or the other Offering Materials, and any material changes to information previously provided to unitholders in this Offer to Exchange or in documents furnished subsequent thereto, will be promptly disseminated to unitholders, as set forth below under “—Method of Announcement.”

If Direct Lending and the Extension Fund materially change the terms of or information concerning the exchange offer, or if they waive a material condition of the exchange offer, they will extend the exchange offer if required by applicable law. Generally speaking, an offer must remain open under SEC rules for a minimum of five business days from the date that notice of the material change is first given. The length of time will depend on the particular facts and circumstances giving rise to the extension.

If Direct Lending and the Extension Fund extend the exchange offer, are delayed in accepting for exchange any Units or are unable to accept for exchange any Units under the exchange offer for any reason, then, without affecting Direct Lending’s and the Extension Fund’s rights under the exchange offer, the Adviser may retain on Direct Lending’s behalf all Units tendered. These Units may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”

Direct Lending’s reservation of the right to delay acceptance of any Units is subject to applicable law, which requires that Direct Lending pay the consideration offered or return the Units deposited promptly after the termination or withdrawal of the exchange offer.

Direct Lending will issue an announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date of the exchange offer.

Method of Announcement

Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to unitholders in connection with the exchange offer be promptly disclosed to unitholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which Direct Lending may choose to make any announcement, Direct Lending assumes no obligation to publish, advertise or otherwise communicate any such announcement other than by posting such announcement to unitholders through the electronic portal pursuant to which Direct Lending communicates with unitholders in accordance with the LLC Agreement.

Conditions to Completion of the Exchange Offer

The completion of the exchange offer is subject to various conditions. All conditions to the completion of the exchange offer must be satisfied or, where permissible, waived by Direct Lending and the Extension Fund before the expiration of the exchange offer. Direct Lending and the Extension Fund may waive any or all of the conditions of the exchange offer, subject to limited exceptions set forth below.

Direct Lending and the Extension Fund will not be required to complete the exchange offer (and may extend or amend the exchange offer) unless at least 5,033,675 Units of Direct Lending are validly tendered and not validly withdrawn prior to the expiration of the exchange offer (i.e., the Minimum Condition). This number of Units represents approximately 25% of the outstanding Units of Direct Lending as of May 21, 2018. The Minimum Condition is consistent with the requirements of the Split-Off Exemptive Relief Application, and reflects a minimum size designed to provide the Extension Fund with an initial asset base of sufficient size and scale to continue operations as a private BDC and facilitate an eventual IPO. To the extent that total Unit tenders are greater than 25%, Direct Lending and the Extension Fund believe the resulting increase in the initial asset base of the Extension Fund may help accelerate the potential timing of an IPO.

Furthermore, Direct Lending will not be required to accept Units for exchange and Direct Lending and the Extension Fund may extend, amend or terminate the exchange offer if:

•	Direct Lending or the Extension Fund have not received or cannot rely on the Split-Off Exemptive Order (which requires, among other things, that the Minimum Condition be at least 25% of unitholders (based on Units outstanding) participating in the exchange offer; see “The Split-Off Transaction—Exemptive Relief”);

•	immediately following consummation of the Exchange, either Direct Lending or the Extension Fund would be considered to hold “plan assets” as defined by the Plan Assets Regulation (e.g., assuming no other exemption applies, if 25% or more of any class of equity interest of either Direct Lending or the Extension Fund would be owned by “benefit plan investors,” as such term is defined in Section 3(42) of ERISA);

•	Regulation D and/or an exemption from the registration requirements of applicable state securities laws is not available for the offer and sale of shares of Common Stock;

•	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Exchange or materially impair the contemplated benefits of the Exchange to Direct Lending or the Extension Fund;

•	there exists any other actual or threatened legal impediment to the Exchange or any other circumstances that would materially adversely affect the transactions contemplated by the Exchange or the contemplated benefits of the Exchange to Direct Lending or the Extension Fund; or

•	any of the following events occurs, or Direct Lending or the Extension Fund reasonably expect any of the following events to occur:

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity, including an act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the Exchange;

•	if any of the situations described in the immediately preceding three bullet points exists, as of the date of the commencement of the exchange offer, the situation deteriorates materially;

•	a decline of at least 10% in the closing level of either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the closing level established on May 18, 2018;

•	a material adverse change in the business, prospects, condition (financial or other) or results of operations of Direct Lending;

•	a material adverse change in the business, prospects, condition (financial or other) or results of operations of the Extension Fund;

•	any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay completion of the Exchange;

•	any order, stay, judgment or decree is issued by any U.S. federal or state court, government, governmental authority or other regulatory or administrative authority having jurisdiction over Direct Lending and the Extension Fund and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction shall have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay completion of the exchange offer or materially impair the contemplated benefits of the Exchange to Direct Lending or the Extension Fund; or

•	a market disruption event occurs with respect to the Units or the Common Stock and such market disruption event has, in Direct Lending’s or the Extension Fund’s reasonable judgment, impaired the benefits of the Exchange.

If any of the above events occurs and exists at the scheduled expiration date, Direct Lending and the Extension Fund may:

•	terminate the exchange offer and promptly return all tendered Units to tendering unitholders;

•	extend the exchange offer and, subject to the withdrawal rights described in “—Withdrawal Rights” above, retain all tendered Units until the extended exchange offer expires;

•	amend the terms of the exchange offer; and/or

•	waive the unsatisfied condition (except the conditions relating to the absence of an injunction and the receipt of and ability to rely on the Split-Off Exemptive Order, which requires, among other things, that the Minimum Condition be at least 25% of unitholders (based on Units outstanding) participating in the exchange offer) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

These conditions are for the sole benefit of Direct Lending and the Extension Fund. Except as described in the immediately preceding bullet point, Direct Lending and the Extension Fund may waive any condition in whole or in part at any time in its sole discretion, subject to applicable law. The failure of Direct Lending or the Extension Fund and exercise their rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right which may be asserted by Direct Lending and the Extension Fund at any time. However, all conditions to completion of the exchange offer must be satisfied or, where permissible, waived by Direct Lending and the Extension Fund before the expiration of the exchange offer.

Fees and Expenses

Direct Lending has retained Merrill Lynch and Morgan Stanley to act as dealer managers in connection with the exchange offer.

The dealer managers each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against specified liabilities in connection with their services, including liabilities under the federal securities laws. All such fees and expenses will be borne or reimbursed by the Adviser in connection with the Exchange.

Each of the dealer managers and their respective affiliates have in the past provided investment banking services to Direct Lending and its affiliates, for which they have received customary compensation. An affiliate of Merrill Lynch acts as a lender with respect to the Existing Direct Lending Credit Facility, and affiliates of the dealer managers may act as lenders with respect to the New Direct Lending Credit Facility and the Extension Fund Credit Facility.

Private Placement; Legal and Other Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

Private Placement. The exchange offer is being made by Direct Lending and the Extension Fund pursuant to exemptions from registration provided by Rule 506(b) under Section 4(a)(2) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. Although Direct Lending and the Extension Fund will require that tendering unitholders make certain representations in the New Subscription Agreement as to their status as “accredited investors,” as that term is defined in Rule 501 under the Securities Act, and will rely on those representations, this exchange offer is not limited to accredited investors. It is a condition to the completion of the exchange offer that Regulation D and an exemption from the registration requirements of applicable state securities laws be available for the offer and sale of the Common Stock in the exchange offer. Unitholders that wish to participate in the exchange offer but are unable to represent that they are accredited investors are encouraged to notify the Adviser as soon as possible prior to the expiration of the exchange offer.

Legal and Other Limitations. This document does not constitute an offer to sell or exchange, or a solicitation of an offer to buy or sell, any securities in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except as described elsewhere in this Offer to Exchange, Direct Lending is not aware of any jurisdiction where the making of the exchange offer or its acceptance would not be legal. If Direct Lending learns of any jurisdiction where making the exchange offer or its acceptance would not be permitted, Direct Lending intends to make a good faith effort to comply with the relevant law in order to enable such offer and acceptance to be permitted. If, after such good faith effort, Direct Lending cannot comply with such law, Direct Lending will determine whether the exchange offer will be made to and whether tenders will be accepted from or on behalf of persons who are holders of Units residing in the jurisdiction.

In any jurisdiction in which the securities or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer may be made on Direct Lending’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Certain Matters Relating to Non-U.S. Jurisdictions. Although Direct Lending will deliver this Offer to Exchange to its unitholders to the extent required by U.S. law, including to unitholders located outside the United States, this Offer to Exchange is not an offer to sell or exchange and it is not a solicitation of an offer to buy or sell any Units or Common Stock in any jurisdiction in which such offer, solicitation, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Direct Lending and the Extension Fund have not taken any action under those non-U.S. regulations to facilitate a public offer to exchange Units or Common Stock but may take steps to facilitate exchanges. Therefore, the ability of any non-U.S. person to tender Units in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for Direct Lending or the Extension Fund to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

All tendering unitholders must make certain representations in the Letter of Transmittal, including, in the case of non-U.S. unitholders, as to the availability of an exemption under their home country laws that would allow them to participate without the need for Direct Lending or the Extension Fund to take any action to facilitate a public offering in that country or otherwise. Direct Lending and the Extension Fund will rely on those representations and, unless the exchange offer is terminated, plan to accept Units tendered by persons who properly complete the Letter of Transmittal and provide any other required documentation on a timely basis and as otherwise described herein.

The restrictions set out below apply to persons in the specified jurisdictions. There may be additional restrictions that apply in other jurisdictions. Non-U.S. unitholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in Units or Common Stock that may apply in their home countries. Direct Lending, the Extension Fund, the Adviser and the dealer managers cannot provide any assurance about whether such limitations may exist.

For Residents of Kuwait

This Offer to Exchange is not for general circulation to the public in Kuwait. Neither the Units nor the Common Stock have been licensed for offering in Kuwait by the Kuwait Capital Markets Authority or any other relevant Kuwaiti government agency. The offering of Units or Common Stock in Kuwait on the basis of a private placement or public offering is, therefore, restricted in accordance with Law No. 7 of 2010 and the bylaws thereto (as amended). No private or public offering of the Units or of Common Stock is being made in Kuwait, and no agreement relating to the purchase or sale of Units or Common Stock will be concluded in Kuwait. No marketing or solicitation or inducement activities are being used to offer or market the Units or Common Stock in Kuwait.

For Residents of Singapore

The offer or invitation of the Units or the Common Stock, which are the subject of this Offer to Exchange, does not related to a collective investment scheme which is authorized under Section 286 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) or recognized under Section 287 of the SFA. Direct Lending and the Extension Fund are not authorized or recognized by the Monetary Authority of Singapore and Units and Common Stock are not allowed to be offered to the retail public.

This Offer to Exchange and any other document or material issued in connection with the offer, sale or exchange is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. You should consider carefully whether the investment is suitable for you.

This Offer to Exchange has not been registered as a prospectus with the Monetary Authority of Singapore and this exchange offer is not regulated by any financial supervisory authority pursuant to any legislation in Singapore and any offering of Units or Common Stock is not allowed to be made to the retail public. Accordingly, this Offer to Exchange and any other documents or materials in connection with the offer or sale, or invitation for subscription, purchase or exchange of Units or Common Stock may not be circulated or distributed, nor may Units or Common Stock be offered or sold, or be made the subject of an invitation for subscription, purchase or exchange, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 304 of the SFA, (ii) to a relevant person as defined in Section 305(2), and in accordance with the conditions specified in Section 305, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where Units or Common Stock are subscribed for or purchased under Section 305 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and securities (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Units or Common Stock pursuant to an offer made in reliance of an exemption under Section 305 of the SFA, except:

•	to an institutional investor or to a relevant person defined in Section 305(5) of the SFA, or to any person arising from an offer referred to in Section 305(2) or section 305(3)(i)(B) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 305A(5) of the SFA; or

•	as specified in Regulation 36 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

For Residents of the European Economic Area

The Units and the Common Stock are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling Units and Common Stock or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling Units or Common Stock or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This Offer to Exchange has been prepared on the basis that any offer of Units or Common Stock in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Units and Common Stock. This Offer to Exchange is not a prospectus for the purposes of the Prospectus Directive.

As at the date of this Offer to Exchange, Direct Lending and the Extension Fund have not been approved, notified or registered in accordance with the Alternative Investment Fund Managers Directive (Directive 2011/61/EU) (the “AIFMD”) for marketing to professional investors in any Member State of the EEA. However, such approval may be sought or such notification or registration may be made in the future. Therefore, this Offer to Exchange may only be transmitted to an investor in a Member State of the EEA at such investor’s own initiative.

For Residents of Japan

The Units and the Common Stock are securities as set forth in Article 2, Paragraph 2, Item 6 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “FIEA”). The Units and the Common Stock have not been and will not be registered under the FIEA and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan or having its main office in Japan as defined in Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act (Act No. 228 of 1949, as amended). Neither the Financial Services Agency of Japan nor the Kanto Local Finance Bureau has passed upon the accuracy or adequacy of this Offer to Exchange or otherwise approved or authorized the offering of Units or Common Stock to Japanese Persons.

For Residents of the Cayman Islands

This Offer to Exchange is not an offer or invitation to the public in the Cayman Islands to subscribe for Units or Common Stock. Neither the Cayman Islands Monetary Authority nor any other governmental authority in the Cayman Islands has passed upon or approved the terms or merits of this Offer to Exchange or the Units or Common Stock.

For Residents of Bermuda

The Units and Common Stock may not be marketed, offered or sold directly or indirectly to the public in Bermuda and neither this Offer to Exchange, which is not subject to and has not received approval from either the Bermuda Monetary Authority or the Registrar of Companies (and no statement to the contrary, explicit or implicit, is authorized to be made in this regard), nor any offering material or information contained herein relating to the Units or the Common Stock, may be supplied to the public in Bermuda or used in connection with any offer for the subscription or sale of the Units or the Common Stock to the public in Bermuda. Bermuda investors may be subject to foreign exchange control approval and filing requirements under the relevant Bermuda foreign exchange control regulations, as well as offshore investment approval requirements.

DESCRIPTION OF NEW SUBSCRIPTION AGREEMENT

The following summary of the New Subscription Agreement is qualified entirely by reference to the actual agreement.

Entry into New Subscription Agreement

Execution

Entry into the New Subscription Agreement by tendering unitholders is a requirement for participation in the exchange offer. Tendering unitholders must submit an executed signature page to the New Subscription Agreement, together with a properly completed investor questionnaire, to the Adviser as part of the Submission Package.

The Extension Fund will execute each New Subscription Agreement at the closing of the exchange offer, at which time each New Subscription Agreement will become effective. If the exchange offer is not completed or none of a unitholder’s Units are accepted for exchange, the Adviser will return the unused signature page.

When completing the New Subscription Agreement signature page, tendering unitholders should leave the commitment amount blank, as the commitment amount will be filled in by the Adviser upon acceptance of Units for exchange. By executing the New Subscription Agreement, each tendering unitholder irrevocably appoints the President of the Extension Fund as its attorney-in-fact and proxy, or his or her designee who is an officer of the Extension Fund, with full power of substitution and resubstitution, to fill in the commitment amount on the signature page to its New Subscription Agreement that it submits along with its tender, which will be equal to the New Subscription Amount (as further described below).

Accredited Investor Status

The exchange offer is being made by Direct Lending and the Extension Fund pursuant to pursuant to exemptions from registration provided by Rule 506(b) under Section 4(a)(2) of the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. Although Direct Lending and the Extension Fund will require that tendering unitholders make certain representations in the New Subscription Agreement as to their status as “accredited investors,” as that term is defined in Rule 501 under the Securities Act, and will rely on those representations, this exchange offer is not limited to accredited investors. The New Subscription Agreement will require each tendering unitholder to represent that either (i) it is an accredited investor or (ii) it has notified the Extension Fund in writing prior to the closing of the exchange offer that it is not an accredited investor. It is a condition to the completion of the exchange offer that Regulation D and an exemption from the registration requirements of applicable state securities laws be available for the offer and sale of the Common Stock in the exchange offer. Unitholders that wish to participate in the exchange offer but are unable to represent that they are accredited investors are encouraged to notify the Adviser as soon as possible.

“Bad Actor” Status

In order to ensure compliance with Rule 506(d) of Regulation D under the Securities Act, the New Subscription Agreement requires each stockholder to provide the Extension Fund, promptly and at any time before or after acceptance of its New Subscription Agreement, any information that the Extension Fund may reasonably request in order to determine whether the stockholder is a person with respect to whom a “Bad Act” (as defined in Appendix C of the New Subscription Agreement) has occurred (a “Bad Actor”), including, without limitation, filings with, and records of, courts and regulators.

If the Extension Fund notifies a stockholder that it has determined that such stockholder would, except for the limitation described in the paragraph below, otherwise have the right to vote more than 20% of the Extension

Fund’s outstanding voting equity securities (calculated on the basis of voting power), the New Subscription Agreement requires such stockholder to (a) represent and warrant to the Extension Fund that such stockholder is not a Bad Actor and (b) promptly notify the Extension Fund of any Bad Act that occurs with respect to the stockholder.

The New Subscription Agreement also provides that if at any time a Bad Act occurs with respect to a stockholder, and if such stockholder would otherwise have the right to vote more than 20% of the Extension Fund’s outstanding voting equity securities (calculated on the basis of voting power), (i) the voting rights with respect to the Extension Fund held by the stockholder will thereafter be limited to 19.9% of the Extension Fund’s outstanding voting equity securities (calculated on the basis of voting power), and such voting rights in excess of 19.9% will be voted automatically in proportion to the votes cast by the Extension Fund’s other remaining outstanding voting securities, unless and until the Extension Fund determines otherwise in its sole discretion and (ii) the Extension Fund may immediately repurchase the stockholder’s shares of Common Stock (but only to the extent necessary to preserve the ability of the Extension Fund to rely on Regulation D) for cash in an amount equal to the then-most recently determined net asset value per share, as determined by the Extension Fund’s board of directors. If all or a portion of the stockholder’s shares of Common Stock are repurchased, the stockholder may be required to bear any or all fees and expenses incurred by the Extension Fund to effect such repurchase.

Covered Unitholder Status

The New Subscription Agreement will require each stockholder to represent that, if the stockholder is (i) a registered investment company or BDC under the 1940 Act or (ii) relies on the exception from the definition of “investment company” under the 1940 Act set forth in Section 3(c)(1) or 3(c)(7) thereunder (a “Covered Unitholder”), the stockholder acknowledges that it may be subject to certain ownership limitations applicable to BDCs (as further described in “Risk Factors—Risks Related to the Extension Fund’s Business and Structure—Certain investors may be limited in their ability to make significant investments in the Extension Fund.”), unless it complies with certain exceptions provided by the 1940 Act.

In addition, pursuant to the New Subscription Agreement, each stockholder will agree that if it is a Covered Unitholder and it acquires more than 3% of the outstanding voting securities of the Extension Fund, and it does not qualify for any applicable exemption under the 1940 Act, the Covered Unitholder will be considered a defaulting stockholder and the Extension Fund will be permitted to pursue the remedies for defaulting stockholders described in the New Subscription Agreement. If such Covered Unitholder acquires or holds more than 3% of the outstanding voting securities of the Extension Fund as a result of its own actions, then the Extension Fund may cause such Covered Unitholder to compulsorily transfer the Common Stock then held by it (but only in an amount necessary to ensure that the Covered Unitholder holds no more than 3% of the outstanding voting securities of the Extension Fund).

New Commitments

Subscription Amount

Pursuant to its New Subscription Agreement, each tendering unitholder will make a capital commitment to the Extension Fund to purchase additional shares of Common Stock in an aggregate amount equal to the New Subscription Amount, which will be calculated based on the Available Commitment to Direct Lending as of the closing date of the exchange offer. Each tendering unitholder’s capital commitment to the Extension Fund, and the Available Commitment on which it is based, includes such tendering unitholder’s Undrawn Commitment to Direct Lending plus Recallable Amounts attributable to the unitholder’s Units that are tendered and accepted for exchange.

The following table summarizes Direct Lending’s Unit commitment amounts as of March 31, 2018. A unitholder’s Available Commitment, shown as of May 14, 2018, may change up to the closing date of the exchange offer. Each tendering unitholder may confirm the amount of its Available Commitment to Direct Lending prior to the execution and delivery of its New Subscription Agreement by contacting the Adviser.

	Units	Total Capital Commitment to Direct Lending		Net Asset Value of Direct Lending		Available Commitment
Per Unit	1	$100.00	(1)	$58.79	(2)	$25.33	(4)
Aggregate	20,134,698	$2,013,469,800		$1,183,756,868	(3)	$510,000,000

(1)	Represents original capital commitment to Direct Lending associated with each Unit of Direct Lending. As of March 31, 2018, represented $79.681 of contributed capital per unit and $20.319 of unfunded capital (i.e., the Undrawn Commitment) per unit.
(2)	As of March 31, 2018, represented $56.300 of unreturned capital per unit, $2.870 of undistributed income per unit and ($0.378) of unrealized gain (loss) per unit. As of that date, income distributed was $6.556 per unit.
(3)	Equals Members’ capital as of March 31, 2018.
(4)	As of May 14, 2018, represented $20.319 of unfunded capital (i.e., the Undrawn Commitment) per unit and $5.010 of recallable capital (i.e., the Recallable Amount) per unit.

At the time of the Exchange, each tendering unitholder will be released from its obligations as a unitholder of Direct Lending under the LLC Agreement, including its Available Commitment, with respect to its Units that are tendered and accepted for exchange.

Drawdown Mechanics

Among other things, each stockholder will commit, pursuant to the New Subscription Agreement, (i) to make a capital commitment to the Extension Fund as described above, (ii) to expand the purposes for which the capital may be called during the Extension Fund Commitment Period, including to repay indebtedness, and (iii) to extend the date during which the capital may be called by the Extension Fund to the third anniversary of the completion of the Exchange. Direct Lending’s ability to call its Available Commitments to make new investments generally expired at the end of the Direct Lending Commitment Period, on September 19, 2017.

Stockholders will be required to purchase shares of Common Stock each time the Extension Fund delivers a drawdown notice, which will be issued based on the Extension Fund’s anticipated investment activities and capital needs and delivered at least ten business days prior to the required funding date, in an aggregate amount not to exceed each stockholder’s respective capital commitment to the Extension Fund. All purchases of Common Stock will generally be made pro rata in accordance with remaining capital commitments of all investors, at a per-share price equal to the then-most recently determined net asset value per share of Common Stock as determined by its board of directors prior to the date of the applicable drawdown notice, subject to the limitations of Section 23 under the 1940 Act (which generally prohibits the Extension Fund from issuing Common Stock at a price below the then-current net asset value per share, subject to certain exceptions). However, if the Extension Fund enters into any subscription agreements with investors other than the stockholders who received their Common Stock pursuant to the Exchange (and who are not the Adviser or affiliates of the Adviser) after the closing date of the exchange offer and prior to an IPO or a Listing, then the Extension Fund will call substantially all of the uncalled capital commitments of investors whose subscriptions are accepted on the closing date of the exchange offer on a pro rata basis (and will fully and unconditionally release such investors from any further obligation to purchase additional Common Stock under their existing New Subscription Agreements) before calling any capital commitment set forth in a subscription agreement accepted from a subsequent investor. The limitation described in the preceding sentence does not apply to any subscription agreements entered into with the Adviser or affiliates of the Adviser after the closing of the exchange offer.

Extension Fund Commitment Period

The Extension Fund Commitment Period will begin on the closing date of the exchange offer. During the Extension Fund Commitment Period, capital may be called for any permitted purpose of the Extension Fund pursuant to the New Subscription Agreement, including to make new investments and repay indebtedness.

Upon any IPO or Listing, stockholders’ uncalled capital commitments will be automatically reduced to zero.

In the event that an IPO or Listing has not occurred as of the third anniversary of the closing date of the exchange offer, capital may only be called to cover certain expenses and fees, complete certain investments that were significantly in process prior to the expiration of the Extension Fund Commitment Period, fund debt repayments and effect certain follow-on investments in existing portfolio companies up to 10% of total capital commitments.

Default

If a stockholder fails to make a capital contribution when due, and such default remains uncured for seven business days, the New Subscription Agreement provides that the Extension Fund may, among other remedies, prohibit such defaulting stockholder from purchasing additional shares and cause the defaulting stockholder to forfeit a significant portion of the shares then held by the defaulting stockholder.

Restrictions on Transfer

The New Subscription Agreement will impose certain transfer restrictions on the shares of Common Stock held by stockholders both prior to and after an IPO or a Listing.

Prior to 180 days after the date of the final prospectus in an IPO or after a Listing, under the terms of the New Subscription Agreement, holders of Common Stock will not be permitted to transfer any shares of their Common Stock unless (i) the Extension Fund provides its prior written consent, (ii) the transfer is made in accordance with applicable securities laws and (iii) the transfer is otherwise in compliance with the restrictions contained in the New Subscription Agreement.

No transfer will be effectuated except by registration of the transfer on the Extension Fund’s books. Each transferee must agree to be bound by the restrictions under the New Subscription Agreement and all other obligations as a stockholder. Other than a transfer in accordance with the restrictions above, withdrawal from an investment in Common Stock prior to an IPO or a Listing generally will not be permitted.

The New Subscription Agreement will also require that Extension Fund stockholders acknowledge and agree that they will be required to enter into separate lock-up agreements with the Extension Fund prior to an IPO with respect to all of their Common Stock, on such terms as the Extension Fund, in consultation with the underwriters in the IPO, reasonably requests. The lock-up agreements will include additional transfer restrictions that will apply for an additional period beyond the 180-day period following an IPO. In general, the lock-up agreements are expected to provide that, without the prior written consent of the Extension Fund (and a representative of the underwriters, in some cases), such stockholder will not, subject to certain exceptions, during a specified period following an IPO, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of Common Stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of Common Stock or such other securities, in cash or otherwise), (3) assign, mortgage, hypothecate, gift or otherwise dispose or encumber any shares of Common Stock, or (4) if applicable, make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. Although the specific terms of the lock-up agreements will be determined prior to an IPO, it is currently expected that the lock-up agreements will restrict transfers for a period of 180 days following an IPO for, subject to certain exceptions, all of the shares of Common Stock held by a stockholder prior to an IPO, 360 days following an IPO for two-thirds of such shares and 540 days following an IPO for one-third of such shares.

It is expected that the Extension Fund, the Adviser and the directors and executive officers of the Extension Fund will also enter into similar lock-up agreements in connection with an IPO of the Extension Fund.

The terms described above with respect to lock-up agreements are subject to change.

Submission to Jurisdiction; Venue

The New Subscription Agreement will provide that by entering into the New Subscription Agreement, a stockholder is consenting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the matter that is the subject of any such proceedings is vested exclusively in the federal courts of the United States located in the State of Delaware, and any appellate courts of any thereof, for any action or proceeding relating in any way to the New Subscription Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax considerations that may be relevant to a person’s decision of whether or not to participate in Direct Lending’s offer to exchange Units in Direct Lending for an equivalent number of shares of Common Stock of the Extension Fund in the exchange offer. This summary is based upon the provisions of the Code, the U.S. Treasury regulations promulgated thereunder, published rulings of the IRS and judicial decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. The discussion does not purport to describe all of the U.S. federal income tax consequences that may be relevant to a particular investor in light of that investor’s particular circumstances and is not directed to investors subject to special treatment under the U.S. federal income tax laws, such as banks, dealers in securities or currencies, tax-exempt entities, insurance companies, traders in securities electing to mark to market, persons who hold Units as a position in a “straddle” or conversion transaction, or as part of a “synthetic security” or other integrated financial transaction, persons who acquired their Units in a compensatory transaction, individuals subject to the alternative minimum tax, persons who have a functional currency other than the U.S. dollar, persons that will hold more than 5% of the Extension Fund’s Common Stock, and any person that is, or holds their Common Stock through a “controlled foreign corporation” or a “passive foreign investment company.” In addition, this summary does not address other U.S. federal tax consequences (such as estate and gift tax consequences and the Medicare tax on net investment income) or any state, local or foreign tax consequences.

For purposes of this section, a “U.S. Holder” is a beneficial owner of Units (or of Common Stock received in connection with the exchange offer) that is, for U.S. federal income tax purposes, an individual who is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of the Units (or Common Stock). A “Non-U.S. Holder” is a beneficial owner of the Units (or Common Stock) who is not a U.S. Holder. Also for purposes of this section, “Holders” refers to U.S. and Non-U.S. Holders, an “Electing Holder” is either a U.S. Holder or Non-U.S. Holder that elects to exchange Units in Direct Lending for an equivalent number of shares of Common Stock of the Extension Fund pursuant to the exchange offer and a “Non-Electing Holder” is a U.S. Holder or Non-U.S. Holder that elects not to exchange any Units in Direct Lending pursuant to the exchange offer.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Units, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective investor that will own Units through a partnership should consult its tax advisors with respect to its participation in the exchange offer.

For purposes of this section, the “exchange” or the “exchange of Units” means the exchange of Units in Direct Lending for Common Stock of the Extension Fund by a Holder pursuant to the exchange offer. Also for purposes of this section, the “exchange of Common Stock” means the exchange of Common Stock of the Extension Fund for Units in Direct Lending pursuant to the exchange offer.

Consequences of the Exchange Offer to Holders

Consequences of Retaining Units in Direct Lending

Non-Electing Holders should not incur any U.S. federal income tax liability as a result of the consummation of the exchange offer. Direct Lending does not intend to seek a ruling from the IRS with respect to this position and there can be no assurances that the IRS will agree with this position. If the IRS were to successfully challenge this position, Non-Electing Holders and Electing Holders who retain Units in Direct Lending may be treated as receiving a deemed dividend under section 305 of the Code. Any such deemed dividends would be treated in the same manner as distributions paid in cash or other property as described below under “—Taxation of U.S. Holders” and “—Taxation of Non-U.S. Holders,” as applicable. In addition, if Direct Lending is required to recognize gain in connection with the Exchange, as described below under “—Consequences of the Exchange to Direct Lending,” such gain will ultimately result in additional taxable dividends to Non-Electing Holders and Electing Holders who retain Units in Direct Lending.

Treatment of the Exchange of Units in Direct Lending for Common Stock of the Extension Fund

For Electing Holders that exchange all of their Units pursuant to the exchange offer, and are not attributed any Units beneficially owned by another person, the exchange of Units should be treated as a sale or exchange.

Under section 302 of the Code, the exchange of Units will be treated as a “sale or exchange” of Units for U.S. federal income tax purposes, rather than as a distribution with respect to the Units held by the tendering Holder, only if the exchange of Units:

•	results in a “complete termination” of such Holder’s equity interest in Direct Lending,

•	results in a “substantially disproportionate” redemption with respect to such Holder, or

•	is “not essentially equivalent to a dividend” with respect to the Holder.

An exchange of Units will result in a “complete termination” if, after the exchange, (1) the Holder no longer owns any of Direct Lending’s outstanding Units (either actually or through the application of certain constructive ownership rules that apply for purposes of section 302 of the Code) or (2) the Holder no longer actually owns any of Direct Lending’s outstanding Units and, with respect to any Units constructively owned, is eligible to waive, and effectively waives, such constructive ownership. Holders wishing to satisfy the “complete termination” test through waiver of constructive ownership should consult their own tax advisors.

An exchange of Units by a Holder will be a substantially disproportionate redemption with respect to a Holder if the ratio of the Units owned (actually or constructively) by the Holder in relation to all of Direct Lending’s outstanding Units immediately after the redemption is less than 80% of the ratio of the Units owned (actually or constructively) by the Holder in relation to all of Direct Lending’s Units immediately before the redemption.

An exchange of Units by a Holder will satisfy the “not essentially equivalent to a dividend” test if, taking into account the applicable constructive ownership rules, it results in a “meaningful reduction” of the Holder’s proportionate interest in Direct Lending. Whether a Holder meets this test will depend on the Holder’s particular facts and circumstances, as well as the relative percentage of Units tendered by such Holder and each of the other Holders of Units. For a Holder whose relative Unit interest in Direct Lending is minimal where such holder does not exercise any control over or participate in the management of Direct Lending’s corporate affairs, even a small reduction in the percentage interest of Direct Lending by such Holder should constitute a “meaningful reduction.” Nonetheless, because other Holders may exchange a greater percentage of their Units pursuant to the exchange offer than a particular Holder, a Holder’s interest in Direct Lending may increase immediately following the completion of the exchange offer even if that Holder exchanges Units and such Holder does not (actually or constructively) acquire any other Units.

Section 302 of the Code and the related regulations and guidance are complex. Holders should consult their own tax advisor regarding the proper treatment of a disposition of Units pursuant to the exchange offer in light of the Holder’s particular circumstances.

Taxation of the Extension Fund

Direct Lending expects and intends to treat the transfer of assets from Direct Lending to the Extension Fund as a contribution subject to section 351 of the Code, pursuant to which the Extension Fund will have a carryover basis in assets received from Direct Lending, unless the aggregate fair market value of assets transferred to the Extension Fund is less than the aggregate adjusted bases of the assets so transferred (a “net built-in loss”). If there is a net built-in loss, the aggregate adjusted bases of the assets transferred to the Extension Fund will not be more than their aggregate fair market value and the adjusted basis of each asset will be equal to a pro rata portion of the aggregate fair market value, in accordance with such asset’s contribution to the net built-in loss, unless Direct Lending and the Extension Fund instead elect to adjust Direct Lending’s basis in the Extension Fund to fair market value.

To the extent assets are contributed to the Extension Fund with a built-in gain (or built-in loss), the Extension Fund may recognize such built-in gain or loss when those assets are ultimately disposed of by the Extension Fund. Provided that the Extension Fund qualifies as a RIC for U.S. federal income tax purposes as discussed below under “—Consequences of Holding Common Stock of the Extension Fund—Taxation as a Regulated Investment Company,” and distributes substantially all of its investment company taxable income as described therein, the Extension Fund should not be subject to tax on any net gains realized. Stockholders of the Extension Fund, however, will be subject to tax on any net gains realized as they are distributed by the Extension Fund, as described below under “Consequences of Holding Common Stock of the Extension Fund.” Accordingly, Electing Holders may be subject to tax in connection with the exchange of Units as described below to the extent of net appreciation in the fair market value of the Extension Fund’s assets and may be subject to tax again in the future when those assets with built-in gains are ultimately disposed of. Any such additional taxable income or gain will, in effect, be reflected in the Holder’s tax basis in the Common Stock, and generally will ultimately be recovered (as less gain, or more loss) upon disposition of the Common Stock.

Taxation of U.S. Holders

Sale or Exchange Treatment. If a U.S. Holder’s exchange of Units is treated as a sale or exchange for U.S. federal income tax purposes (as described above in “—Treatment of the Exchange of Units in Direct Lending for Common Stock of the Extension Fund”), such U.S. Holder will recognize gain or loss equal to the difference between (i) the fair market value, on the date of the exchange of Units, of the Common Stock received, and (ii) the U.S. Holder’s adjusted tax basis in the Units that are exchanged. Such gain or loss will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the Units exchanged exceeds one year at the time of the exchange. Long-term capital gains of a non-corporate U.S. Holder are currently eligible for reduced rates of U.S. federal income taxation. A U.S. Holder’s ability to deduct losses recognized in connection with the consummation of the exchange offer may be subject to limitations under the “wash sale” rules to the extent the Common Stock of the Extension Fund is treated as “substantially identical” to the Units of Direct Lending. A U.S. Holder’s ability to deduct capital losses is subject to certain additional limitations. U.S. Holders should consult their own tax advisor regarding the application of the wash sale rules and the limitation on capital loss deductions to any losses recognized in connection with the exchange offer.

Distribution Treatment. If, however, a U.S. Holder’s exchange of Units is not treated as a sale or exchange for U.S. federal income tax purposes, instead of recognizing taxable gain or loss in respect of the fair market value of the Common Stock received, as described above, such a U.S. Holder will generally recognize dividend income to the extent of the portion of Direct Lending’s current and accumulated earnings and profits allocable to such Units in an amount up to the fair market value, determined on the date of the exchange of Units, of the Common Stock received, regardless of the amount of gain that would be realized if the exchange were treated as a sale or exchange (if any). Any excess of the fair market value, determined on the date of the exchange of Units, of the Common Stock received by such Holder over its allocable portion of Direct Lending’s earnings and profits would first reduce the Holder’s basis in its Units and, after that basis has been reduced to zero, would constitute gain on the sale or exchange of the Units. No loss will be recognized by a U.S. Holder if its exchange of Units is treated as a distribution with respect to the Common Stock under section 302 of the Code.

To the extent that an exchange of a U.S. Holder’s Units is treated as a distribution with respect to the Units under section 302 of the Code, the U.S. Holder’s remaining adjusted tax basis (after adjustment as described in the previous paragraph) in the exchanged Units generally will be added to any Units retained by the U.S. Holder.

Assuming that Direct Lending continues to qualify as a RIC and for RIC tax treatment, there are special rules, discussed below under “Consequences of Holding Common Stock in the Extension Fund—Taxation of U.S. Holders,” governing the character of distributions by Direct Lending.

Taxation of Non-U.S. Holders

Sale or Exchange Treatment. As discussed above under “—Treatment of the Exchange of Units in Direct Lending for Common Stock of the Extension Fund,” the U.S. federal income tax treatment of the exchange of Units will depend on whether a Holder satisfies one of the tests under section 302 of the Code. If the exchange of Units is treated as a “sale or exchange” of Units for U.S. federal income tax purposes, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain recognized on an exchange of Units pursuant to the exchange offer.

Distribution Treatment. If a Non-U.S. Holder’s exchange of Units is not treated as a sale or exchange for U.S. federal income tax purposes, such a Holder will generally recognize dividend income to the extent of the portion of Direct Lending’s current and accumulated earnings and profits allocable to such Units in an amount up to the amount received, regardless of the amount of gain that would be realized if the sale were treated as a sale or exchange (if any).

Dividends paid to a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if a Non-U.S. Holder is eligible for a lower treaty rate, Direct Lending or other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to such Non-U.S. Holder, unless, among other requirements, such Non-U.S. Holder has furnished to Direct Lending or such other payor a valid IRS Form W-8BEN or W-8BEN-E, other applicable IRS Form W-8 or other documentary evidence establishing that it is entitled to the lower treaty rate with respect to such payments and neither Direct Lending nor its paying agent (or such other payor) have actual knowledge or reason to know to the contrary.

Assuming that Direct Lending continues to qualify as a RIC and for RIC tax treatment, there are special rules, discussed below under “—Consequences of Holding Common Stock in the Extension Fund—Taxation of Non-U.S. Holders,” governing the treatment of withholding on dividends of Direct Lending. A Non-U.S. Holder should carefully read the discussion under “—Consequences of Holding Common Stock of the Extension Fund—Taxation of Non-U.S. Holders,” which also describes “Foreign Account Tax Compliance Act” requirements.

Consequences of the Exchange to Direct Lending

Subject to the qualifications and limitations below, Direct Lending believes that it will not be subject to U.S. federal income tax as a result of the transactions undertaken pursuant to the Exchange.

The Transfer of Assets. Direct Lending intends to treat the transfer of assets from Direct Lending to the Extension Fund as a contribution under section 351 of the Code, pursuant to which Direct Lending should not recognize gain or loss.

The Exchange Offer. Generally, under section 311(b) of the Code, if a corporation distributes appreciated property in exchange for its own shares, the corporation would recognize gain for U.S. federal income tax purposes in the amount by which the fair market value of the appreciated property, determined on the date of the exchange, exceeds the adjusted basis of that property in the hands of the corporation. There is an exception to this general rule, under section 852 of the Code, for certain redemption distributions by certain RICs. Direct Lending believes that it will qualify for this exception and thus that it will not incur any U.S. federal income tax liability as a result of the exchange of Common Stock.

Direct Lending has not requested a ruling from the IRS with respect to its characterization of the U.S. federal income tax consequences to it of the exchange of Common Stock, described above. Consequently, the IRS could challenge Direct Lending’s characterization of the exchange of Common Stock and could require Direct Lending to recognize gain, in the amount by which the fair market value, determined on the date of the exchange of Common Stock, of the Common Stock exchanged by Direct Lending exceeds the adjusted bases of such Common Stock in Direct Lending’s hands. In that case, Direct Lending would not be subject to tax on such gain to the extent it distributes a dividend to unitholders of Direct Lending in an amount equal to such gain. The treatment of such a distribution to unitholders would be consistent with the treatment of distributions to stockholders of the Extension Fund as described below under “Consequences of Holding Common Stock of the Extension Fund—Taxation as a Regulated Investment Company.”

Consequences of Holding Common Stock of the Extension Fund

Classification of the Extension Fund as Corporation for Tax Purposes

The Extension Fund intends to elect to be classified as a RIC for U.S. federal income tax purposes. As a RIC, the Extension Fund generally will not be required to pay corporate-level federal income taxes on any ordinary income or capital gains that it distributes to its stockholders as dividends. To continue to qualify as a RIC, the Extension Fund must, among other things, meet certain source-of-income and asset diversification requirements (as described below). In addition, to qualify for RIC tax treatment, the Extension Fund must distribute to its stockholders, for each taxable year, at least 90% of the Extension Fund’s “investment company taxable income” for that year, which is generally its ordinary income plus the excess of its realized net short-term capital gains over its realized net long-term capital losses (i.e., the Annual Distribution Requirement). For tax purposes, the Extension Fund’s fiscal year is the calendar year.

Taxation as a Regulated Investment Company

If the Extension Fund:

•	qualifies as a RIC; and

•	satisfies the Annual Distribution Requirement;

then it will not be subject to federal income tax on the portion of its investment company taxable income and net capital gain (i.e., realized net long-term capital gains in excess of realized net short-term capital losses) the Extension Fund distributes to it stockholders. The Extension Fund will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to its stockholders.

The Extension Fund will be subject to a 4% nondeductible federal excise tax on certain undistributed income unless it distributes in a timely manner an amount at least equal to the sum of (1) 98% of its ordinary income for each calendar year, (2) 98.2% of its capital gain net income for the one- year period ending October 31 in that calendar year and (3) any income realized, but not distributed, and on which the Extension Fund paid no federal income tax, in preceding years.

In order to maintain the Extension Fund’s qualification as a RIC for federal income tax purposes, the Extension Fund must, among other things:

•	at all times during each taxable year, have in effect an election to be treated as a BDC under the 1940 Act;

•	derive in each taxable year at least 90% of its gross income from (a) dividends, interest, payments with respect to certain securities (including loans), gains from the sale of stock or other securities or currencies, or other income derived with respect to its business of investing in such stock, securities or currencies and (b) net income derived from an interest in a “qualified publicly traded partnership;” and

•	diversify the Extension Fund’s holdings so that at the end of each quarter of the taxable year:

•	at least 50% of the value of its assets consists of cash, cash equivalents, U.S. government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of its assets or more than 10% of the outstanding voting securities of the issuer; and

•	no more than 25% of the value of its assets is invested in (i) the securities, other than U.S. government securities or securities of other RICs, of one issuer, (ii) the securities of two or more issuers that are controlled, as determined under applicable tax rules, by the Extension Fund and that are engaged in the same or similar or related trades or businesses or (iii) the securities of one or more “qualified publicly traded partnerships.”

The Extension Fund may be required to recognize taxable income in circumstances in which it does not receive cash. For example, if the Extension Fund holds debt obligations that are treated under applicable tax rules as having OID (such as debt instruments with increasing interest rates or debt instruments issued with warrants), it must include in income each year a portion of the OID that accrues over the life of the obligation, regardless of whether cash representing such income is received by the Extension Fund in the same taxable year. Because any OID accrued will be included in the Extension Fund’s investment company taxable income for the year of accrual, it may be required to make a distribution to its stockholders in order to satisfy the Annual Distribution Requirement, even though it will not have received any corresponding cash amount.

Because the Extension Fund may use debt financing, it will be subject to certain asset coverage ratio requirements under the 1940 Act and financial covenants under loan and credit agreements that could, under certain circumstances, restrict it from making distributions necessary to satisfy the Annual Distribution Requirement. If the Extension Fund is unable to obtain cash from other sources or is otherwise limited in its ability to make distributions, it could fail to qualify for RIC tax treatment and thus become subject to corporate-level income tax.

Certain of the Extension Fund’s investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things: (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions; (ii) convert lower taxed long-term capital gain into higher taxed short-term capital gain or ordinary income; (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited); (iv) cause the Extension Fund to recognize income or gain without a corresponding receipt of cash; (v) adversely affect the time as to when a purchase or sale of securities is deemed to occur; (vi) adversely alter the characterization of certain complex financial transactions; and (vii) produce income that will not be qualifying income for purposes of the 90% gross income test described above. The Extension Fund will monitor its transactions and may make certain tax elections in order to mitigate the potential adverse effect of these provisions.

If, in any particular taxable year, the Extension Fund does not qualify as a RIC, all of its taxable income (including its net capital gains) will be subject to tax at regular corporate rates without any deduction for distributions to stockholders, and distributions will be taxable to the stockholders as ordinary dividends to the extent of its current and accumulated earnings and profits.

In the event the Extension Fund invests in non-U.S. securities, it may be subject to withholding and other non-U.S. taxes with respect to those securities. The Extension Fund does not expect to satisfy the conditions necessary to pass through to its stockholders their share of the non-U.S. taxes paid by the Extension Fund.

Taxation of U.S. Holders

Distributions by the Extension Fund generally will be taxable to U.S. Holders as ordinary income or capital gains. Distributions of the Extension Fund’s investment company taxable income will be taxable as ordinary income to U.S. Holders to the extent of its current or accumulated earnings and profits. Distributions of the Extension Fund’s net capital gains (that is, the excess of the Extension Fund’s realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by it as “capital gain dividends” will be taxable to a U.S. Holder as long-term capital gains, regardless of the U.S. Holder’s holding period for its Common Stock. Distributions of investment company taxable income that are reported by the Extension Fund as being derived from “qualified dividend income” will be taxed in the hands of non-corporate stockholders at the rates applicable to long-term capital gain, provided that holding period and other requirements are met by both the stockholders and the Extension Fund. Dividends distributed by the Extension Fund will generally not be attributable to qualified dividend income. In addition, dividends distributed by the Extension Fund to corporate U.S. Holders generally will not be eligible for the dividends received deduction. Distributions in excess of the Extension Fund’s current and accumulated earnings and profits first will reduce a U.S. Holder’s adjusted tax basis in such U.S. Holder’s Common Stock and, after the adjusted basis is reduced to zero, will constitute capital gains to such U.S. Holder.

Although the Extension Fund currently intends to distribute realized net capital gains (i.e., realized net long-term capital gains in excess of net realized short-term capital losses), if any, at least annually, it may in the future decide to retain some or all of its net capital gains, and to designate the retained amount as a “deemed distribution.” In that case, among other consequences, the Extension Fund will pay corporate-level tax on the retained amount, each U.S. Holder will be required to include its share of the deemed distribution in income as if it had been actually distributed to the U.S. Holder, and the U.S. Holder will be entitled to claim a credit or refund equal to its allocable share of the corporate-level tax the Extension Fund pays on the retained capital gain. The amount of the deemed distribution net of such tax will be added to the U.S. Holder’s cost basis for its Common Stock.

Since the Extension Fund expects to pay tax on any retained capital gains at its regular corporate capital gain tax rate, and since that rate is in excess of the maximum rate currently payable by non-corporate U.S. Holders on long-term capital gains, the amount of tax that non-corporate U.S. Holders will be treated as having paid will exceed the tax they owe on the capital gain dividend. Such excess generally may be claimed as a credit or refund against the U.S. Holder’s other U.S. federal income tax obligations. A U.S. Holder that is not subject to U.S. federal income tax or otherwise required to file a U.S. federal income tax return would be required to file a U.S. federal income tax return on the appropriate form in order to claim a refund for the taxes the Extension Fund paid. In order to utilize the deemed distribution approach, the Extension Fund must provide written notice to its stockholders prior to the expiration of 60 days after the close of the relevant tax year.

For purposes of determining (i) whether the Annual Distribution Requirement is satisfied for any year and (ii) the amount of dividends paid for that year, the Extension Fund may, under certain circumstances, elect to treat a dividend that is paid during the following taxable year as if it had been paid during the taxable year in question. If the Extension Fund makes such an election, a U.S. Holder generally will still be treated as receiving the dividend in the taxable year in which the distribution is made. However, any dividend declared by the Extension Fund in October, November, or December of any calendar year, payable to stockholders of record on a specified date in such a month and actually paid during January of the following year, will be treated as if it had been received by the Extension Fund’s U.S. Holders on December 31 of the year in which the dividend was declared.

A stockholder may recognize taxable gain or loss if it sells or exchanges its Common Stock (including a redemption of such Common Stock or upon liquidation of the Extension Fund). The amount of the gain or loss will be measured by the difference between the stockholder’s adjusted tax basis in its Common Stock and the amount of the proceeds received in exchange for such Common Stock. Any gain or loss arising from the sale or exchange of the Common Stock (or, in the case of distributions in excess of the sum of the stockholder’s current and accumulated earnings and profits and the stockholder’s tax basis in the Common Stock, treated as arising from the sale or exchange of Common Stock) generally will be a capital gain or loss if the Common Stock is held as a capital asset. This capital gain or loss normally will be treated as a long-term capital gain or loss if the stockholder has held its Common Stock for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or exchange of Common Stock held for six months or less generally will be treated as a long-term capital loss to the extent of the amount of capital gain dividends received, or treated as deemed distributed, with respect to such Common Stock.

The Extension Fund is expected to adopt a dividend reinvestment plan pursuant to which the Extension Fund will reinvest all cash dividends declared by the board of directors on behalf of investors who do not elect to receive their dividends in cash. If a U.S. Holder reinvests dividends in additional shares of Common Stock, such U.S. Holder will be treated as if it had received a distribution in the amount of cash that it would have received if it had not made the election. Any such additional shares of Common Stock will have a tax basis equal to the amount of the distribution. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. Holder’s account.

The Extension Fund (or the applicable withholding agent) will send to each of its U.S. Holders, as promptly as possible after the end of each calendar year, a report detailing the amounts includible in such U.S. Holder’s taxable income for such year as ordinary income, long-term capital gain and “qualified dividend income,” if any. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS. Distributions may also be subject to additional state, local, and non-U.S. taxes depending on a U.S. Holder’s particular situation.

Limitation on Deduction for Certain Expenses

If the Extension Fund is not treated as a “publicly offered regulated investment company” (within the meaning of section 67 of the Code) for any taxable year, then, for purposes of computing the taxable income of U.S. Holders that are individuals, trusts or estates, (i) the Extension Fund’s earnings will be computed without taking into account such U.S. Holders’ allocable shares of the management and incentive fees paid to the Extension Fund’s investment adviser and certain of its other expenses, (ii) each such U.S. Holder will be treated as having received or accrued a dividend from the Extension Fund in the amount of such U.S. Holder’s allocable share of these fees and expenses for the calendar year, (iii) each such U.S. stockholder will be treated as having paid or incurred such U.S. Holder’s allocable share of these fees and expenses for the taxable year and (iv) each such U.S. Holder’s allocable share of these fees and expenses will be treated as miscellaneous itemized deductions by such U.S. Holder. In addition, the Extension Fund would be required to report the relevant income and expenses, including the management fee, on Form 1099-DIV. Miscellaneous itemized deductions are generally not deductible by individuals, trusts or estates for taxable years beginning after December 31, 2017, and before January 1, 2026.

Taxation of Non-U.S. Holders

Distributions of the Extension Fund’s “investment company taxable income” to Non-U.S. Holders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of federal withholding tax if paid to Non-U.S. Holders directly) will be subject to withholding of federal tax at a 30% rate (or lower rate provided by an applicable treaty) to the extent such distributions do not exceed the Extension Fund’s current and accumulated earnings and profits unless an applicable exception applies.

U.S.-source withholding taxes are generally not imposed on dividends paid by RICs to the extent the dividends are reported as “interest-related dividends” or “short-term capital gain dividends.” Interest-related dividends and short-term capital gain dividends generally represent distributions of U.S.-source interest or short-term capital gains that would not have been subject to U.S. withholding tax at the source if they had been received directly by a non-U.S. person, and that satisfy certain other requirements. No assurance can be given as to whether any of the Extension Fund’s distributions will be reported as eligible for this exemption from withholding tax. In addition, Non-U.S. Holders should be aware that U.S. withholding rules require the Extension Fund (or its withholding agent) to withhold on distributions in the absence of certainty as to whether such distributions are eligible for the exemption from withholding tax. Since amounts designated as interest-related dividends may be reduced to the extent such amounts exceed the Extension Fund’s “qualified net interest income” for the taxable year in which such dividend is distributed, the Extension Fund will generally not be certain that the entire amount of mid-year distributions of interest-related dividends is, in fact, properly treated as such. Accordingly, such distributions to Non-U.S. Holders may be subject to overwithholding by the Extension Fund (or its withholding agent). The Extension Fund intends to take measures to minimize the risk of such overwithholding. In addition, the Extension Fund may choose to hold such amounts in escrow until the year-end determination of qualified net interest income can be made. In such cases, the Extension Fund intends to promptly return any overwithheld amounts to Non-U.S. Holders subsequent to making such determinations. Alternatively, however, there is a risk that such overwithheld amounts may be remitted to the IRS and that a Non-U.S. Holder would be required to file a return with the IRS in order to claim a refund of such overwithheld amounts.

Actual or deemed distributions of the Extension Fund’s net capital gains to a Non-U.S. Holder, and gains realized by a Non-U.S. Holder upon the sale or redemption of its Common Stock (including a redemption of such Common Stock or upon a liquidation of the Extension Fund), will not be subject to U.S. federal income tax. If the Extension Fund distributes its net capital gains in the form of deemed rather than actual distributions, a Non-U.S. Holder will be entitled to a U.S. federal income tax credit or tax refund equal to the allocable share of the corporate-level tax the Extension Fund pays on the capital gains deemed to have been distributed; however, in order to obtain the refund, the Non-U.S. Holder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. Holder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return.

The Extension Fund is expected to adopt a dividend reinvestment plan pursuant to which the Extension Fund will reinvest all cash dividends declared by the board of directors on behalf of investors who do not elect to receive their dividends in cash. If a Non-U.S. Holder reinvests dividends in additional shares, such Non-U.S. Holder will be treated as if it had received a distribution in the amount of cash that it would have received if it had not made the election. If the distribution is a distribution of the Extension Fund’s investment company taxable income and is not designated by the Extension Fund as a short-term capital gain dividend or interest-related dividend, if applicable, the amount distributed (to the extent of the Extension Fund’s current or accumulated earnings and profits) will be subject to withholding of U.S. federal income tax at a 30% rate (or lower rate provided by an applicable income tax treaty) and only the net after-tax amount will be reinvested in additional shares of the Extension Fund’s Common Stock. The Non-U.S. Holder will have an adjusted tax basis in the additional shares of the Extension Fund’s Common Stock purchased through the dividend reinvestment plan equal to the amount of the reinvested distribution. The additional shares will have a new holding period commencing on the day following the day on which the shares are credited to the Non-U.S. Holder’s account.

In the case of distributions made on or after July 1, 2014, and in the case of gross proceeds from the sale or other disposition of Common Stock paid on or after January 1, 2019, additional requirements will apply to Non-U.S. Holders that are considered for U.S. federal income tax purposes to be a foreign financial institution or non-financial foreign entity, as well as to Non-U.S. Holders that hold their shares of Common Stock through such an institution or entity. In general, an exemption from U.S. withholding tax will be available only if the foreign financial institution has entered into an agreement with the U.S. government, or under certain intergovernmental agreements collects and provides to the U.S. tax authorities information about its accountholders (including certain investors in such institution) and if the non-financial foreign entity has provided the withholding agent with a certification identifying certain of its direct and indirect U.S. owners. Any U.S. taxes withheld pursuant to the aforementioned requirements from distributions paid to affected Non-U.S. Holders who are otherwise eligible for an exemption from, or reduction of, U.S. federal withholding taxes on such distributions may only be reclaimed by such Non-U.S. Holders by timely filing a U.S. tax return with the IRS to claim the benefit of such exemption or reduction. Non-U.S. persons should consult their own tax advisers with respect to the U.S. federal income tax and withholding tax, and state, local and non-U.S. tax consequences of an investment in the Common Stock.

Backup Withholding and Information Reporting

Backup withholding may apply to distributions on the Common Stock or the Units with respect to certain non-exempt U.S. Holders. Such a U.S. Holder generally will be subject to backup withholding unless such U.S. Holder provides its correct taxpayer identification number and certain other information, certified under penalties of perjury, to the dividend paying agent, or otherwise establishes an exemption from backup withholding. Any amount withheld under backup withholding is allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, provided the proper information is provided to the IRS.

U.S. information reporting requirements and backup withholding tax will not apply to dividends paid on the Common Stock or on the Units to a Non-U.S. Holder, provided the Non-U.S. Holder provides a Form W-8BEN or Form W-8BEN-E (or satisfies certain documentary evidence requirements for establishing that it is a non-United States person) or otherwise establishes an exemption. Information reporting and backup withholding also generally will not apply to a payment of the proceeds of a sale of the Common Stock or the Units effected outside the United States by a non-U.S. office of a non-U.S. broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of the Common Stock or the Units effected outside the United States by a non-U.S. office of a broker if the broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a “controlled foreign corporation” as to the United States, or (iv) is a non-U.S. partnership that, at any time during its taxable year is more than 50% (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the Holder is a non-U.S. Holder and certain conditions are met, or the Holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of the Common Stock or the Units will be subject to both backup withholding and information reporting unless the Holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld from payments made to a stockholder or a unitholder may be refunded or credited against such stockholder’s or unitholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Unitholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the exchange offer, including the applicability and effect of state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

CAPITALIZATION

The following table sets forth cash and cash equivalents, and the actual capitalization of Direct Lending at March 31, 2018. Upon the completion of the Exchange, the capitalization of the Extension Fund will reflect assets, liabilities and stockholders’ equity in proportion to the number of Units that have been validly tendered and accepted for exchange in the exchange offer, and the capitalization of Direct Lending will reflect assets, liabilities and Members’ capital in proportion to the number of Units that were not so tendered and accepted. You should read this table together with the description of the Exchange and Direct Lending’s balance sheet.

(dollar amounts in thousands)	As of March 31, 2018
Cash and cash equivalents	$285,630

Indebtedness
Existing Direct Lending Credit Facility(1)	$353,000
Members’ capital
Unitholders’ capital (20,134,698 Units issued and outstanding)	$1,200,269
Accumulated net realized loss	$(20,543)
Accumulated net investment loss	$11,660
Net unrealized depreciation on investments	$(7,629)
Total Members’ capital	$1,183,757

Total capitalization	$1,539,243

(1)	As part of the Exchange, the Extension Fund will enter into the Extension Fund Credit Facility and draw down an amount equal to the pro rata portion of Direct Lending’s existing indebtedness determined as of the Effective Date attributable to the Units that have been validly tendered and accepted for exchange in the exchange offer, which amount will be distributed to Direct Lending and will be used to pay down the Existing Direct Lending Credit Facility. Furthermore, as part of the Exchange, Direct Lending will enter into the New Direct Lending Credit Facility and draw down an amount to pay down the remainder of the Existing Direct Lending Credit Facility. See “Description of Certain Indebtedness of Direct Lending and the Extension Fund” for more information regarding the terms of the New Direct Lending Credit Facility and the Extension Fund Credit Facility.

DIVIDEND AND DISTRIBUTION INFORMATION

Market Information

There is currently no established public trading market for Units or Common Stock, and there can be no assurance that one will develop for the Common Stock in the future.

Distribution Policies

Direct Lending has elected to be treated, and intends to continue to qualify annually, as a RIC. The Extension Fund will elect to be regulated as a RIC under Subchapter M of the Code by computing taxable income as a RIC in its return for its first taxable year, and intends to comply with the requirements to qualify as a RIC annually. To maintain its qualification as a RIC, each of Direct Lending and the Extension Fund must, among other things, distribute at least 90% of its ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, to its equityholders on an annual basis (i.e., the Annual Distribution Requirement). In order to avoid certain excise taxes imposed on RICs, Direct Lending intends to continue to distribute and the Extension Fund intends to distribute during each calendar year an amount at least equal to the sum of: (1) 98% of its ordinary income for the calendar year; (2) 98.2% of its capital gain net income (both long-term and short-term) for the one-year period ending on October 31 of the calendar year; and (3) any undistributed ordinary income and capital gain net income for preceding years that were not distributed during such years and on which Direct Lending or the Extension Fund paid no U.S. federal income tax less certain over-distributions in prior years. In addition, although Direct Lending intends to continue to distribute and the Extension Fund intends to distribute realized net capital gains (i.e., net long-term capital gains in excess of short term capital losses), if any, at least annually, Direct Lending or the Extension Fund may in the future decide to retain such capital gains for investment, pay U.S. federal income tax on such amounts at regular corporate tax rates, and elect to treat such gains as deemed distributions to equityholders. As a BDC, Direct Lending and the Extension Fund each must have at least 200% asset coverage calculated pursuant to the 1940 Act immediately after each time it issues senior securities. The Existing Direct Lending Credit Facility requires, and the New Direct Lending Credit Facility and the Extension Fund Credit Facility will require that Direct Lending or the Extension Fund, as applicable, maintain asset coverage of at least 200%.

Subject to the requirements under the Code to maintain its status as a RIC, and the terms of any indebtedness or Preferred Units, if any, Direct Lending has made and intends to continue to make distributions of Proceeds to the unitholders pro rata based on the number of Units held by such unitholder. Direct Lending has distributed and plans to continue to distribute, promptly after receipt thereof, all Proceeds except to the extent such Proceeds are permitted to be retained as described below. “Proceeds” is defined as the net proceeds attributable to the repayment or disposition of portfolio investments, together with any interest, dividends or other net cash flow in respect of portfolio investments or potential portfolio investments or temporary investments.

Direct Lending may retain any Proceeds that it receives attributable to portfolio investments and may use such amounts to pay company expenses or other obligations, or fund reasonable reserves for future portfolio investments or future company expenses or other obligations (including obligations to make indemnification advances and payments); provided, however, that use of such Proceeds is subject to the general limitations on new portfolio investments that apply to capital calls after the expiration of the Direct Lending Commitment Period, as described in “Description of Units of Direct Lending—Delaware Law and Certain Limited Liability Company Agreement Provisions—Capital Call Mechanics.”

Any retention of Proceeds by Direct Lending attributable to portfolio investments is treated as a deemed distribution by Direct Lending to the unitholders and a deemed recontribution by the unitholders to Direct Lending so that the Undrawn Commitments of the Units are reduced (a) by 75% of such retained Proceeds to the extent the Proceeds represent the principal amount or cost portion of a portfolio investment, and (b) by 100% of such retained Proceeds to the extent the Proceeds represent Direct Lending’s net earnings. Direct Lending may not retain Proceeds for the purpose of making a portfolio investment if the Undrawn Commitment of the Units have been reduced to zero or to the extent such retention would cause the such Undrawn Commitment to be reduced below zero. However, once the Undrawn Commitment of the Units is reduced to zero, Direct Lending may continue to retain Proceeds for the purpose of paying its operation costs, debt service or other obligations of any borrowings, guarantees or other obligations Direct Lending has made.

To the extent that the Extension Fund has taxable income available, it intends to issue quarterly dividends to its stockholders commencing after the end of its first full quarter of operations following the completion of the Exchange. The amount of such dividends, if any, will be determined by the board of directors of the Extension Fund. Any dividends to Extension Fund stockholders will be declared out of its surplus and assets legally available for dividends. The Extension Fund anticipates that its dividends will generally be paid from taxable earnings, including interest and capital gains generated by its investment portfolio, and any other income, including any other fees that it receives from portfolio companies. However, if the Extension Fund does not generate sufficient taxable earnings during a year, all or part of a dividend may constitute a return of capital for U.S. federal income tax purposes. The specific tax characteristics of the Extension Fund’s dividends will be reported to stockholders after the end of each calendar year.

Direct Lending’s distributions, if any, are paid in cash to its unitholders. On the other hand, the Extension Fund intends to reinvest all cash dividends declared by the board of directors on behalf of stockholders who do not elect to receive dividends in cash, pursuant to the Extension Fund’s dividend reinvestment plan. Stockholders who “opt out” of the dividend reinvestment plan will receive cash dividends. See “Dividend Reinvestment Plan of the Extension Fund.” There can be no assurance that either Direct Lending or the Extension Fund will achieve results that will permit the payment of any cash distributions or dividends, as applicable. In addition, the New Direct Lending Credit Facility and the Extension Fund Credit Facility are expected to prohibit Direct Lending and the Extension Fund, as applicable, from making distributions or paying dividends, as applicable, if doing so causes it to fail to maintain the asset coverage ratios stipulated by the 1940 Act.

The following tables summarize Direct Lending’s distributions since inception through March 31, 2018:

	Aggregate Distributions to Unitholders	Distributions per Unit
Return of Capital
May 20, 2016	$63,750,000	$3.17
May 20, 2016	80,483,184	4.00
August 10, 2016	34,201,760	1.70
March 29, 2017	59,367,171	2.95
March 29, 2017	37,125,000	1.84
June 5, 2017	34,972,038	1.74
August 18, 2017	60,000,000	2.98
September 1, 2017	16	0.00
September 1, 2017	47	0.00
September 1, 2017	30	0.00
September 18, 2017	100,000,000	4.97

Total Return of Capital	$469,899,245	$23.34

	Aggregate Distributions to Unitholders	Distributions per Unit
Distribution of Income
March 29, 2017	$20,000,000	$0.99
June 5, 2017	36,000,000	1.79
August 18, 2017	30,000,000	1.49
September 1, 2017	28	0.00
September 1, 2017	15	0.00
December 19, 2017	26,000,000	1.29
March 5, 2018	20,000,000	0.99

Total Distribution of Income	$132,000,043	$6.55

Extension Fund Dividend Reinvestment Plan

The Extension Fund expects to adopt a dividend reinvestment plan, pursuant to which the Extension Fund will reinvest all cash dividends declared by the board of directors on behalf of stockholders who do not elect to receive their dividends in cash. As a result, if the board declares, and the Extension Fund pays, a cash dividend, then Extension Fund stockholders who have not opted out of the dividend reinvestment plan will have their cash dividend automatically reinvested in additional shares of Common Stock, rather than receiving the cash dividend.

Tendering unitholders may opt out of the dividend reinvestment plan with respect to the shares of Common Stock that they receive in the Exchange by marking the relevant box on the Letter of Transmittal. See “Dividend Reinvestment Plan of the Extension Fund.”

SENIOR SECURITIES OF DIRECT LENDING

Information about Direct Lending’s senior securities is shown in the following table as of the fiscal years ended December 31, 2017, 2016, 2015 and 2014 and as of March 31, 2018:

Year	Total Amount Outstanding(1) (dollar amounts in thousands)	Asset Coverage Per Unit(2)	Involuntary Liquidation Preference Per Unit(3)	Average Market Value Per Unit(4)
Credit Facility
December 31, 2014	$55,000	$2,173	—	n/a
December 31, 2015	329,000	2,980	—	n/a
December 31, 2016	590,000	2,632	—	n/a
December 31, 2017	378,000	4,374	—	n/a
December 31, 2018 (as of March 31, 2018)	353,000	4,353	—	n/a

(1)	Total amount of each class of senior securities outstanding at carrying value, excluding the impact of deferred financing costs, at the end of the period presented.
(2)	Asset coverage per unit is the ratio of the carrying value of Direct Lending’s total assets, less all liabilities excluding indebtedness represented by senior securities, to the aggregate amount of senior securities representing indebtedness. Asset coverage per unit is expressed in terms of dollar amounts per $1,000 of indebtedness.
(3)	The amount to which such class of senior security would be entitled upon the voluntary liquidation of the issuer in preference to any security junior to it. The “—” in” this column indicates that the SEC expressly does not require this information to be disclosed for certain types of senior securities.
(4)	Not applicable for senior securities that are not registered for public trading.

PORTFOLIO COMPANIES OF DIRECT LENDING

The following table sets forth certain information as of March 31, 2018 regarding each portfolio company in which Direct Lending has a debt or equity investment. The general terms of Direct Lending’s loans and other investments are described in “Business of Direct Lending.” Other than these investments, Direct Lending’s only relationships with its portfolio companies are the managerial assistance it may separately provide to its portfolio companies, which services would be ancillary to its investments.

As part of the Exchange, Direct Lending will transfer to the Extension Fund a pro rata share of all of the assets and liabilities held by Direct Lending immediately prior to the completion of the Exchange, including each of Direct Lending’s portfolio investments, in proportion to the number of Units that have been validly tendered and accepted for exchange in the exchange offer. See “The Split-Off Transaction—Other Exchange Steps.”

Industry	Issuer	Acquisition Date	Investment	% of Net Assets	Par Amount	Maturity Date	Amortized Cost	Fair Value
	Non-Controlled/Non-Affiliated Investments Debt
Auto Components
	Challenge Manufacturing Company LLC	04/20/17	Term Loan - 8.38% (LIBOR + 6.50%, 1.00% Floor)	4.6%	54,112,000	04/20/22	$53,125,182	$54,382,560

				4.6%	54,112,000		53,125,182	54,382,560

Chemicals
	Vertellus Performance Chemicals LLC(1)	09/22/17	First Lien Term Loan - 8.63% (LIBOR + 6.75%, 1.25% Floor)	3.5%	41,970,909	09/22/22	41,078,366	41,928,938

				3.5%	41,970,909		41,078,366	41,928,938

Commercial Services & Supplies
	School Specialty, Inc.(1)	04/07/17	Delayed Draw Term Loan - 8.13% (LIBOR + 6.25%, 1.00% Floor)	0.5%	5,573,298	04/07/22	5,573,298	5,590,018
	School Specialty, Inc.	04/07/17	Term Loan - 8.04% (LIBOR + 6.25%, 1.00% Floor)	3.4%	40,091,230	04/07/22	39,329,931	40,211,504

				3.9%	45,664,528		44,903,229	45,801,522

Construction & Engineering
	Intren, LLC	07/18/17	Term Loan - 8.41% (LIBOR + 6.75%, 1.25% Floor)	1.2%	15,843,407	07/18/23	15,563,834	14,100,632

				1.2%	15,843,407		15,563,834	14,100,632

Distributors
	ASC Acquisition Holdings, LLC(1)	12/16/16	First Lien Term Loan—9.28% (LIBOR + 7.50%, 1.00% Floor)	2.0%	24,096,797	12/15/21	23,739,227	23,928,119

				2.0%	24,096,797		23,739,227	23,928,119

Diversified Consumer Services
	Pre-Paid Legal Services, Inc.	05/21/15	First Lien Term Loan - 7.13% (LIBOR + 5.25%, 1.25% Floor)	1.3%	15,737,743	07/01/19	15,717,376	15,737,743

				1.3%	15,737,743		15,717,376	15,737,743

Industry	Issuer	Acquisition Date	Investment	% of Net Assets	Par Amount	Maturity Date	Amortized Cost	Fair Value
Diversified Financial Services
	Patriot National, Inc.(1)	03/06/18	DIP Term Loan - 12.25% (PRIME + 7.50%, 3.00% Floor)	0.1%	1,537,994	05/30/18	1,537,994	1,537,994
	Patriot National, Inc.(2)	11/09/16	First Lien Term Loan - 12.25% inc. PIK (PRIME + 5.50%, 3.00% Floor, 2.00% PIK)	1.7%	47,215,669	11/09/21	46,950,315	19,641,718

	Verus Financial, LLC	04/11/16	First Lien Term Loan - 9.25% (PRIME + 4.50%, 3.50% Floor)	1.4%	16,625,000	04/12/21	16,423,750	16,625,000

				3.2%	65,378,663		64,912,059	37,804,712

Diversified Telecommunication Services
	Alaska Communications Systems Holdings, Inc.	03/28/17	First Lien Term Loan - 8.88% (LIBOR + 7.00%, 1.00% Floor)	1.2%	13,731,000	03/13/23	$13,531,456	$13,634,883

				1.2%	13,731,000		13,531,456	13,634,883

Food Products
	Bumble Bee Holdings, Inc.	08/15/17	Term Loan B1 - 9.87% (LIBOR + 8.00%, 1.00% Floor)	2.8%	33,163,646	08/15/23	32,567,248	33,462,119
	Connors Bros. Clover Leaf Seafoods Company (Canada) (an affiliate of Bumble Bee Holdings, Inc.)(3)	08/15/17	Term Loan B2 - 9.87% (LIBOR + 8.00%, 1.00% Floor)	0.8%	9,395,821	08/15/23	9,226,851	9,480,383
	Harvest Hill Beverage Company	01/20/16	First Out Term Loan - 8.38% (LIBOR + 6.50%, 1.00% Floor)	7.0%	83,014,566	01/19/21	82,316,261	83,014,566

				10.6%	125,574,033		124,110,360	125,957,068

Health Care Providers & Services
	Help at Home, LLC(1)(4)	08/03/15	Term Loan B - 8.44% (LIBOR + 6.75%, 1.25% Floor)	3.2%	38,211,099	08/03/20	37,928,560	38,402,154

				3.2%	38,211,099		37,928,560	38,402,154

Hotels, Restaurants & Leisure
	FQSR, LLC(1)	03/23/17	Delayed Draw Term Loan - 8.13% (LIBOR + 6.25%, 1.00% Floor)	1.3%	14,736,100	03/24/22	14,646,238	14,780,380
	FQSR, LLC	03/23/17	Term Loan - 8.13% (LIBOR + 6.25%, 1.00% Floor)	0.6%	6,831,000	03/24/22	6,466,917	6,851,493

				1.9%	21,567,100		21,113,155	21,631,801

	OTG Management, LLC	06/30/16	Term Loan - 10.27% (LIBOR + 9.00%, 1.00% Floor)	6.3%	75,012,754	08/26/21	73,991,495	75,162,779

Industry	Issuer	Acquisition Date	Investment	% of Net Assets	Par Amount	Maturity Date	Amortized Cost	Fair Value
	OTG Management, LLC(1)	06/30/16	Delayed Draw Term Loan - 10.98% (LIBOR + 9.00%, 1.00% Floor)	0.8%	10,291,552	08/26/21	10,291,552	10,312,135
	OTG Management, LLC	01/26/18	Incremental Delayed Draw Term Loan - 10.75% (LIBOR + 9.00%, 1.00% Floor)	0.2%	2,542,619	08/26/21	2,424,943	2,547,704

				1.0%	12,834,171		12,716,495	12,859,839

	Ruby Tuesday, Inc.(1)	12/21/17	Term Loan - 11.68% inc. PIK (LIBOR + 8.00%, 1.00% Floor, 2.00% PIK)	3.5%	41,774,325	12/21/22	39,616,579	41,147,710

				12.7%	151,188,350		147,437,724	150,802,129

Household Durables
	Cedar Electronics Holdings, Corp.(4)	07/01/15	Senior Term Loan - 11.21% inc. PIK (LIBOR + 6.00%, 0.50% Floor, 3.00% PIK)	1.7%	26,091,487	06/26/20	25,800,925	20,429,634

				1.7%	26,091,487		25,800,925	20,429,634

Industrial Conglomerates
	H-D Advanced Manufacturing Company	06/30/15	First Lien First Out Term Loan - 12.80% inc PIK (LIBOR + 7.00%, 1.00% Floor, 3.50% PIK)	2.6%	31,107,803	06/30/20	30,900,333	30,454,540
	H-D Advanced Manufacturing Company(4)	06/30/15	First Lien Last Out Term Loan - 12.80% inc PIK (LIBOR + 7.00%, 1.00% Floor, 3.50% PIK)	9.4%	116,409,108	06/30/20	115,697,137	108,752,793

				12.0%	147,516,911		146,597,470	141,508,829

Information Technology Services
	ENA Holding Corporation	05/06/16	First Lien Term Loan - 9.30% (LIBOR + 7.00%, 1.00% Floor)	3.9%	46,051,683	05/06/21	45,355,511	46,281,941
	ENA Holding Corporation(1)	05/06/16	Revolver - 8.88% (LIBOR + 7.00%, 1.00% Floor)	0.2%	2,242,002	05/06/21	2,242,002	2,253,212

				4.1%	48,293,685		47,597,513	48,535,153

Internet & Direct Marketing Retail
	Lulu’s Fashion Lounge, LLC	08/28/17	First Lien Term Loan - 8.88% (LIBOR + 7.00%, 1.00% Floor)	1.2%	14,232,969	08/28/22	13,854,848	14,375,298

				1.2%	14,232,969		13,854,848	14,375,298

Metals & Mining
	Pace Industries, Inc.	06/30/15	First Lien Term Loan - 12.45% inc. PIK (LIBOR + 8.25%, 1.00% Floor, 2.50% PIK)	7.2%	85,707,462	06/30/20	85,148,930	85,450,339

				7.2%	85,707,462		85,148,930	85,450,339

Industry	Issuer	Acquisition Date	Investment	% of Net Assets	Par Amount	Maturity Date	Amortized Cost	Fair Value
Pharmaceuticals
	Noramco, LLC(4)	07/01/16	Senior Term Loan - 10.08% inc. PIK (LIBOR + 8.00%, 1.00% Floor, 0.38% PIK)	4.4%	52,746,289	07/01/21	52,355,151	52,166,080

				4.4%	52,746,289		52,355,151	52,166,080

Software
	Mavenir Private Holdings II Ltd. (UK) (an affiliate of Mavenir, Inc.)(3)	08/19/16	First Lien Term Loan - 12.27% inc. PIK (LIBOR + 9.50%, 1.00% Floor, 1.00% PIK)	2.2%	25,972,538	08/19/22	25,972,538	26,102,401
	Mavenir, Inc. (fka Xura, Inc.)	08/19/16	First Lien Term Loan - 12.27% inc. PIK (LIBOR + 9.50%, 1.00% Floor, 1.00% PIK)	5.7%	67,429,936	08/19/22	65,992,959	67,767,086
	Quicken Parent Corp.(1)	04/01/16	First Lien Term Loan - 10.20% inc PIK (LIBOR + 8.50%, 1.00% Floor, 0.50% PIK)	1.9%	22,846,817	04/01/21	22,737,782	21,795,864

				9.8%	116,249,291		114,703,279	115,665,351

Technologies Hardware, Storage and Peripherals
	Quantum Corporation	10/21/16	Delayed Draw Term Loan - 12.56% (LIBOR + 8.25%, 1.00% Floor, 2.00% PIK)	1.3%	16,205,895	10/21/21	16,023,977	15,395,600
	Quantum Corporation	11/06/17	Incremental Delayed Draw Term Loan - 12.05% inc PIK (LIBOR + 8.25%, 1.00% Floor, 2.00% PIK)	1.4%	16,371,429	06/30/20	14,709,110	15,847,543
	Quantum Corporation	10/21/16	Term Loan - 12.00% inc PIK (LIBOR + 8.25%, 1.00% Floor, 2.00% PIK)	3.3%	41,441,401	10/21/21	40,820,415	39,369,331

				6.0%	74,018,725		71,553,502	70,612,474

Textiles, Apparel & Luxury Goods
	Differential Brands Group, Inc.	01/28/16	Term Loan - 13.06% (LIBOR + 10.75%, 0.50% Floor)	2.2%	27,336,750	01/28/21	27,066,263	25,860,565
	Frontier Spinning Mills, Inc.(4)	05/19/15	Last Out Term Loan B - 10.06% (LIBOR + 8.25%, 1.00% Floor)	0.8%	12,993,421	04/30/20	$12,939,700	$9,069,408

				3.0%	40,330,171		40,005,963	34,929,973

	Total Debt Investments			96.8%			1,179,664,954	1,146,153,591

Industry	Issuer	Acquisition Date	Investment	% of Net Assets	Par Amount	Maturity Date	Amortized Cost	Fair Value
					Shares
	Equity
Diversified Financial Services
	Verus Financial, LLC(5)	05/20/16	Common Stock	0.9%	8,750		7,640,647	9,879,659

Hotels, Restaurants & Leisure
	RTI Holding Company, LLC (an affiliate of Ruby Tuesday, Inc.)	12/21/17	Warrant, expires 12/21/27	0.1%	1,470,632		1,379,747	1,344,575

Technologies Hardware, Storage and Peripherals
	Quantum Corporation	12/18/17	Common Stock	0.1%	330,814		1,417,922	1,204,163
	Quantum Corporation	12/14/17	Warrant, expires 12/14/22	0.0%	61,393		290,389	15,891

				0.1%	392,207		1,708,311	1,220,054

	Total Equity Investments			1.1%			10,728,705	12,444,288

	Total Non-Controlled/Non-Affiliated Investments*			97.9%			1,190,393,659	1,158,597,879

							Cost
	Controlled/ Affiliated Investments
Investment Funds & Vehicles
	TCW Direct Lending Strategic Ventures LLC(3)(6)		Preferred membership interests	24.1%	261,154		$261,153,674	$285,629,564
			Common membership interests	0.0%	800		—	—

	Total Controlled/Affiliated Investments			24.1%			$261,153,674	$285,629,564

	Cash Equivalents
	Blackrock Liquidity Funds, Yield 1.55%			3.9%	45,625,398		$45,625,398	$45,625,398

	Total Investments 125.9%						$1,497,172,731	$1,489,852,841

	Net unrealized depreciation on unfunded commitments (0.0%)							$(308,625)

	Liabilities in Excess of Other Assets (25.9%)							$(305,787,348)

	Net Assets 100.0%							$1,183,756,868

*	The fair value of the Quantum Corporation Common Stock held by Direct Lending represents the quoted market price as of March 31, 2018 and is considered to be a Level 1 security within the Fair Value Hierarchy. The fair value of each non-controlled/non-affiliated investment was determined using significant unobservable inputs and is considered to be Level 3 within the Fair Value Hierarchy. For more information regarding the Fair Value Hierarchy used by Direct Lending, see Note 3 “Investment Valuations and Fair Value Measurements” to Direct Lending’s financial statements in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, incorporated by reference herein.
(1)	Excluded from the investment above is an unfunded loan commitment for a delayed draw term loan or revolving credit. Direct Lending earns an unused fee on the unfunded commitment during the commitment period. The expiration date of the commitment period may be earlier then the maturity date of the investment stated above. See Note 5 “Commitments and Contingencies” to Direct Lending’s financial statements in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, incorporated by reference herein.

(2)	The 2% PIK is on accrual, the 10% portion is on non-accrual as of March 31, 2018.
(3)	The investment is not a qualifying asset as defined in Section 55(a) under the 1940 Act. A BDC may not acquire any asset other than qualifying assets, unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. As of March 31, 2018, $321,846,793 or 21.0% of Direct Lending’s total assets were represented by “non-qualifying assets.”
(4)	In addition to the interest earned based on the stated interest rate of this loan, Direct Lending is entitled to receive an additional interest amount on the “first out” tranche of the portfolio company’s first lien senior secured loans.
(5)	Holdings of Verus Financial, LLC common stock are through Verus Holdings LLC, a special purpose vehicle.
(6)	As defined in the 1940 Act, the investment is deemed to be a “controlled affiliated person” of Direct Lending because Direct Lending owns, either directly or indirectly, 25% or more of the portfolio company’s outstanding voting securities or has the power to exercise control over management or policies of such portfolio company.

BUSINESS OF DIRECT LENDING

General

Direct Lending is a direct lending management investment company that seeks to generate attractive risk-adjusted returns primarily through direct investments in senior secured loans to middle-market companies or other issuers. Direct Lending is managed by the Direct Lending Group of the Adviser, a group of 18 investment professionals that uses the same investment strategy employed by the Direct Lending Group over the past 17 years.

Although Direct Lending is primarily focused on investing in senior secured debt obligations, there may be occasions where its investments may be unsecured. Direct Lending may also consider making an equity investment as the primary security in combination with a debt investment. Direct Lending’s investments are made in portfolio companies formed as corporations, partnerships and other business entities. Direct Lending’s typical investment commitment has been, and is expected to continue to be between $25 million and $150 million. Direct Lending focuses on portfolio companies in a variety of industries. While Direct Lending generally focuses on investments in middle-market companies, it may invest in larger or smaller companies. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Direct Lending in Part II, Item 7 of Direct Lending’s Annual Report on Form 10-K for the year ended December 31, 2017 and in Part I, Item 2 of Direct Lending’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, incorporated herein by reference. Direct Lending considers financings for many different purposes, including corporate acquisitions, growth opportunities, liquidity needs, rescue situations, recapitalizations, DIP loans, bridge loans and Chapter 11 exits.

The issuers in which Direct Lending invests are typically highly leveraged, and, in most cases, these investments are not rated by any rating agency. If these investments were rated, Direct Lending believes that they would likely receive a rating from a nationally recognized statistical rating organization of below investment grade, which is often referred to as “high yield” or “junk.” Exposure to below investment grade securities involves certain risks, and those securities are viewed as speculative with respect to the issuer’s capacity to pay interest and repay principal.

About Direct Lending

Direct Lending was formed on April 1, 2014 as a limited liability company under the laws of the State of Delaware. Investment operations commenced on September 19, 2014 (i.e., the Initial Closing Date) when Direct Lending issued its Units to persons not affiliated with the Adviser. Direct Lending has elected to be regulated as a BDC under the 1940 Act. Direct Lending has also elected to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code for the taxable year ending December 31, 2015 and subsequent years. Direct Lending is required to continue to meet the minimum distribution and other requirements for RIC qualification.

Because Direct Lending qualifies as a RIC under the Code, its portfolio is subject to diversification and other requirements. As such, Direct Lending is required to comply with various regulatory requirements, such as the requirement to invest at least 70% of its assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the Annual Distribution Requirement to distribute annually at least 90% of its taxable income and tax-exempt interest. In addition to those requirements, Direct Lending may not invest more than 10% of investors’ aggregate capital commitments to it through the Units in any single portfolio company.

On May 18, 2016, Direct Lending established a wholly owned subsidiary, TCW-DL VF Holdings, Inc., structured as a Delaware entity, to hold an equity investment in a portfolio company organized as a limited liability company.

On September 19, 2016, Direct Lending formed TCW Direct Lending Luxembourg VI S.à.r.l., a private limited liability company under the laws of Luxembourg, of which Direct Lending owns 100% of the membership interests.

Term

The term of Direct Lending will continue until the sixth anniversary of the Initial Closing Date, September 19, 2020, unless extended or sooner dissolved as provided in the LLC Agreement or by operation of law. Direct Lending’s board of directors may extend the term for up to two additional one-year periods upon written notice to the unitholders and holders of Preferred Units, if any, at least 90 days prior to the expiration of the term or the end of the first one-year period. Thereafter, the term may be extended for successive one-year periods, with the vote or consent of a supermajority in interest (66  2⁄3%) of the unitholders.

Following the Exchange, Direct Lending does not expect to make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the Direct Lending Commitment Period, as described below) and upon the expiration of its six-year term on September 19, 2020 (subject to any extensions of the term in accordance with the procedures described above), Direct Lending’s assets will be liquidated in an orderly manner, capital will be returned to the unitholders, and Direct Lending will wind up.

Commitment Period

The Direct Lending Commitment Period commenced on September 19, 2014 (the Initial Closing Date) and ended on September 19, 2017, the third anniversary of the Initial Closing Date. In accordance with the LLC Agreement, Direct Lending may complete investment transactions that were significantly in process prior to the expiration of the Direct Lending Commitment Period and which Direct Lending reasonably expected to be consummated prior to 90 days subsequent to the expiration date of the Direct Lending Commitment Period. Direct Lending may also effect follow-on investments up to an aggregate maximum of 10% of capital commitments, provided that any such follow-on investment to be made after the third anniversary of the expiration of the Direct Lending Commitment Period requires the prior consent of a majority in interest of the unitholders.

Capital Commitments

On the Initial Closing Date, Direct Lending began accepting subscription agreements from investors for the private sale of its Units. On March 19, 2015, Direct Lending completed its final private placement of its Units. Subscription agreements with capital commitments from unitholders totaling approximately $2.0 billion for the purchase of Units were accepted. Each unitholder is obligated to contribute capital equal to their capital commitment and each Unit’s capital commitment obligation is $100.00 per unit. See “Description of Units—General” and “Description of New Subscription Agreement—New Commitments—Subscription Amount” for more information regarding the capital commitments.

The Adviser

Direct Lending’s investment activities are managed by the Adviser. Subject to the overall supervision of Direct Lending’s board of directors, the Adviser manages Direct Lending’s day-to-day operations and provides investment advisory and management services to Direct Lending pursuant to the Direct Lending Advisory Agreement. For more information regarding the Direct Lending Advisory Agreement, see “Management and Other Agreements of Direct Lending.”

The Adviser is a Delaware limited liability company and has been registered with the SEC under the Advisers Act since 1970. The Adviser is a wholly owned subsidiary of the TCW Group and together with its affiliated companies manages or has committed to manage approximately $201.8 billion of assets as of March 31, 2018. Such assets are managed in various formats, including managed accounts, funds, structured products and other investment vehicles, including Regiment Capital Special Situations Fund V, L.P. and Fund VII.

The Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring Direct Lending’s investments and monitoring its portfolio companies on an ongoing basis.

Direct Lending’s assets are managed by the Adviser’s Direct Lending Group. The Direct Lending Group joined TCW in December 2012. The Direct Lending Group was previously with Regiment Capital Advisors, LP, an independent investment manager based in Boston, Massachusetts. Direct Lending is the Direct Lending Group’s sixth fund. The Direct Lending Group is led by Richard Miller and currently includes a group of 18 investment professionals who have substantial investing, corporate finance, and merger and acquisition experience in addition to leveraged transactions, high yield financings and restructurings.

Investment Strategy

Direct Lending provides private capital to middle-market companies operating in a broad range of industries primarily in the United States. Direct Lending’s highly negotiated, private investments may include senior secured loans, unsecured senior loans, subordinated and mezzanine loans, convertible securities, notes and other non-convertible debt securities, equity securities, and equity-linked securities including options and warrants. However, Direct Lending’s investment bias is towards adjustable-rate, senior secured loans. There is currently no secondary market for Direct Lending’s private investments, and Direct Lending does not anticipate one developing. Direct Lending compensates for the inherent lack of liquidity in its private investments by seeking returns that are higher than those of similar, but more liquid, investments. Direct Lending considers financings for many different purposes, including corporate acquisitions, growth opportunities, liquidity needs, rescue situations, recapitalizations, DIP loans, bridge loans and Chapter 11 exits. As a result, Direct Lending may invest in companies that are experiencing, or are likely to experience, operational, capital structure, liquidity and/or other financial difficulties. These investments can be subject to greater credit and liquidity risks, and could be more prone to default. The typical investment size has been and is expected to continue to be between $25 million and $150 million. Additionally, while Direct Lending generally focuses on investments in middle-market companies, it may invest in larger or smaller companies. Since the Direct Lending Commitment Period ended in September 2017, Direct Lending generally may not make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the Direct Lending Commitment Period).

Investment Strategy

The Direct Lending Group applies its investment philosophy, strategy and approach to the management of Direct Lending’s portfolio. The conditions of the economy or capital markets are not used as an absolute indicator of the relative attractiveness of an investment opportunity considered for Direct Lending. Rather, the investment must provide for adequate returns relative to the risk assumed, regardless of the economic or capital market environment.

Direct Lending pursues its investment objectives by adhering to a proactive strategy of exerting influence throughout each stage of the investment process from origination to exit. The tactics utilized in this strategy are paramount to Direct Lending’s success and include selective origination, rigorous due diligence, customized structuring and active monitoring of the investment portfolio.

Selective Origination

The Direct Lending Group has a long-term presence in the private capital markets and, as a result, has developed an extensive network of strategic relationships. These relationships include capital market intermediaries such as broker-dealers, investment bankers, commercial bankers, private equity sponsors, mergers and acquisitions advisers, restructuring professionals, accountants and other financial professionals through whom the Adviser believes Direct Lending is able to source investment opportunities. The Direct Lending Group’s network also extends to the corporate community and includes senior management teams, independent industry consultants, attorneys and other business executives who often refer opportunities to the members of the Direct Lending Group.

A key to Direct Lending’s investment strategy is to invest primarily in directly originated investment opportunities, as opposed to opportunities developed by financial intermediaries and then marketed widely to potential capital providers, which rarely have economics, terms or conditions that are acceptable to Direct Lending. Direct Lending aims to originate investment opportunities by independently developing such opportunities or by selectively identifying marketed and referred deals that can be significantly modified to meet Direct Lending’s investment criteria. Originating transactions on a selective basis generally allows Direct Lending to customize terms that are consistent with its investment profile and exert greater influence throughout the life of the investment.

In certain instances, Direct Lending may partner with other providers of capital, including strategic, financial, managerial or other related parties. Forging successful relationships with other investors may present Direct Lending with additional opportunities, facilitate the closing of transactions or reduce risks.

Due Diligence

Given the Adviser’s approach to selectively originating transactions, its investment professionals are typically in a position to be directly involved with each step of the investment process, beginning with due diligence. The Adviser’s investment philosophy is to perform a rigorous due diligence investigation designed to better understand a potential portfolio company’s risks and opportunities. This investigation typically includes comprehensive quantitative and qualitative analyses to identify and address risks.

The elements of the quantitative analysis may include:

•	examination of financial statements, such as income statements, balance sheets and cash flow reports as well as margin trends, financial ratios and other applicable performance metrics;

•	review of financial projections and the impact of certain variables on a portfolio company’s performance and ability to service its obligations;

•	analysis of capital required for operations, including growth and maintenance capital expenditures, working capital requirements, and any acquisition or divestiture opportunities;

•	comparable analysis relative to companies and transactions in similar industries;

•	valuations reflecting a range of enterprise and asset values considering the sale of a healthy, stressed and distressed business enterprise, and the appraisal of working capital, real property, machinery, equipment, intellectual property and trademarks under similar circumstances; and

•	identification of exit alternatives, including repayment through free cash flow, acquisitions by strategic and financial buyers of all or portions of a business enterprise, asset liquidation, refinancing through the capital markets, and bankruptcy, including its impact on the portfolio company and the fund’s investment.

Qualitative analysis may include a review of:

•	quality and depth of the management team, including background checks;

•	product and/or service quality;

•	industry fundamentals, including raw material costs, pricing trends and demand drivers;

•	competitive position, including discussions with suppliers, customers, and competitors;

•	performance throughout the economic cycle;

•	production cost drivers and sourcing alternatives;

•	quality of information systems and financial infrastructure;

•	diversity of customers and suppliers; and

•	competition, including the impact of alternate technology.

Comprehensive due diligence is an iterative process requiring many areas of expertise. For this reason, the Adviser’s investment professionals may be assisted by independent professionals with specific capabilities. Typically, a third-party accounting specialist is engaged to help perform an in-depth review of a target company’s historical financial performance. This analysis provides a basis for determining the feasibility of the company’s forecasts. In many instances, outside industry consultants review the company’s strategy, operations, budgets, competitive position and technological standing. Outside counsel perform legal diligence and draft the investment documents, including any agreements among capital providers. The information garnered through the due diligence process may result in the modification of a transaction’s terms and conditions or potentially the rejection of an investment opportunity.

Customized Structuring

The Adviser’s investment professionals design a customized financial solution to address the requirements of Direct Lending and those of each portfolio company. Through due diligence, the Adviser strives to better understand a portfolio company being financed in order to develop an appropriate form of investment with an acceptable capital structure. Direct Lending’s investments may be structured as senior secured loans, unsecured senior loans, subordinated and mezzanine loans, convertible securities, notes and other non-convertible debt securities, equity securities, and equity-linked securities including options and warrants. The pricing associated with the investment reflects the risk inherent in such portfolio company, its capital structure and the type of investment. Once an agreement is reached between Direct Lending and such portfolio company, it is documented. This documentation governs the relationship between Direct Lending, such portfolio company and/or other creditors after the investment is made.

The objective of this structuring process is to provide the portfolio company’s management with the operating flexibility to effectively manage the business while creating accountability to Direct Lending. The investment documentation typically places limits on many of the portfolio company’s discretionary activities, such as capital expenditures, acquisitions, asset divestitures and dividends, as well as, for example, the reinvestment of tax receipts and insurance proceeds. Direct Lending’s investment documentation also typically requires extensive reporting by each portfolio company. Such reporting usually includes financial information and metrics useful in monitoring a portfolio company’s performance, as well as non-financial developments, such as material changes in environmental issues, labor relations, key customers and suppliers. In addition, the investment documentation may include a range of positive and negative financial covenants initially set to establish a minimum allowable performance standard.

Investment Selection

See “Management and Other Agreements of Direct Lending—The Adviser and Administrator—The Direct Lending Group’s Investment Committee” for a description of the Adviser’s investment committee.

Active Monitoring

The Adviser’s investment professionals actively monitor and manage Direct Lending’s investment portfolio by thoroughly and continuously analyzing all outstanding investments. Specifically, the investment professionals monitor each portfolio company’s compliance with the terms and conditions of its financing agreement, including reporting requirements and financial covenants. The reported information is gathered, analyzed and used to measure the portfolio company’s performance and potential impact on the investment. The investment professionals also maintain ongoing contact with each portfolio company’s management in order to understand and anticipate opportunities and issues. Interaction with management may range from regular discussions of financial results, site visits and periodic company and industry reviews to daily liquidity monitoring. If the portfolio company violates any of the terms, conditions or covenants of the financing agreement or other investment documentation, Direct Lending typically is in a position to take action to attempt to protect the investment and influence the actions of the portfolio company, if necessary.

Types of Investments

The following descriptions are not intended to be an exhaustive categorization of Direct Lending’s investments and are subject to change at any time. The allocation of Direct Lending’s portfolio among the different types of investments has varied over time based upon the Adviser’s evaluation of each specific investment opportunity. Under normal circumstances, the Adviser utilizes some or all of the following investment types, which are described in greater detail below:

•	secured fixed-rate or adjustable-rate senior loans;

•	unsecured fixed-rate or adjustable-rate loans;

•	subordinated or mezzanine debt obligations;

•	equity securities, including preferred and common stocks and warrants;

•	convertible securities; and

•	options or other derivative instruments.

Direct Lending generates revenues in the form of interest income and capital appreciation by providing private capital to middle-market companies operating in a broad range of industries primarily in the United States. The historical investment philosophy, strategy and approach of the Direct Lending Group has typically not involved the use of PIK interest, which represents contractual interest accrued and added to the loan balance that generally becomes due at maturity, or similar arrangements. In general, the Direct Lending Group has not originated, and does not expect to originate, a significant amount of investments for Direct Lending with PIK interest features.

Direct Lending is primarily focused on investing in senior secured debt obligations, although there may be occasions where the investment may be unsecured. Direct Lending also considers making an equity investment as the primary security in combination with a debt obligation, or as part of a total return strategy. Direct Lending’s investments are in corporations, partnerships or other business entities. Additionally, in certain circumstances, Direct Lending may co-invest with other investors and/or strategic partners indirectly in a company through a joint venture, partnership or other special purpose vehicle. While Direct Lending invests primarily in U.S. companies, there may be certain instances where it invests in companies domiciled elsewhere.

Direct Lending considers financings for many different purposes, including corporate acquisitions, growth opportunities, liquidity needs, rescue situations, recapitalizations, DIP loans, bridge loans and Chapter 11 exits. As a result, Direct Lending may invest in companies that are experiencing, or are likely to experience, operational, capital structure, liquidity and/or other financial difficulties. These investments can be subject to greater credit and liquidity risks, and could be more prone to default.

The Adviser considers an investment for Direct Lending’s portfolio only if it believes that the relevant portfolio company is likely to repay its obligations. For example, the Adviser may determine that a portfolio company is likely to meet debt service requirements from cash flow or other sources, including the sale of assets, despite such portfolio company’s highly leveraged position, or that a portfolio company that is experiencing financial distress, but appears able to pay its interest and principal, is an attractive investment opportunity. There can be no assurance that such analysis uncovers all factors that may impair the value of Direct Lending’s investments.

Direct Lending may also provide interim or bridge financing to a portfolio company for working capital or other general corporate purposes. Interim or bridge financings are generally structured as loans and may be secured or unsecured. Such a portfolio company usually has a plan for repaying or refinancing at the time of the bridge loan funding, although there is a risk that such portfolio company will be unable to complete such refinancing successfully. In that case, the bridge loan typically converts into a more permanent investment, usually at a higher cost to such portfolio company.

Collateral

Direct Lending’s debt investments are generally secured with one or more of (i) working capital assets, such as accounts receivable and inventory, (ii) tangible fixed assets, such as real property, machinery, buildings and equipment, (iii) intangible assets, such as trademarks or patents, or (iv) security interests in shares of stock of the company or its subsidiaries or affiliates.

Direct Lending may invest in debt or equity instruments that are not secured by specific collateral, but are backed only by the enterprise value of the company. Unsecured investments typically involve a greater risk of loss than secured investments. Direct Lending generally does not invest unless, at the time of the investment, the Adviser believes the estimated value of the borrower’s business or the underlying assets of the business equals or exceeds the aggregate investment amount, although there can be no assurance that the assets will be sufficiently liquid in order to satisfy the portfolio company’s obligations.

In the case of investments in a non-public company, such company’s shareholders may provide collateral in the form of secured guarantees and/or security interests in other assets that they own. Direct Lending typically values the collateral by reference to such company’s financial statements or independent appraisals, and may assign a value to the collateral that is higher or lower than the value assigned by the company.

Covenants

Debt investments generally have operational and performance-based covenants designed to monitor performance of the borrower and to limit the activities of the borrower in an effort to protect the right of lenders to receive timely payments of interest and repayment of principal. Covenants may create positive or negative restrictions and, if violated, could result in a default on the debt obligations.

Default

Direct Lending is subject to the risk that a company will default on its agreement with Direct Lending due to a violation of provisions of the financing agreement or other investment documentation, including a failure to pay scheduled interest or make principal payments. If Direct Lending accelerates the repayment of an investment because of a company’s violation of a covenant or other terms of a financing agreement or other investment documentation, such company might default on such payment. The risk of default generally will increase in the event of an economic downturn or, in the case of an adjustable-rate obligation, a substantial increase in interest rates. Direct Lending may own a debt obligation of a borrower that is about to become insolvent. Direct Lending may also invest in debt obligations that are issued in connection with a restructuring of the borrower under bankruptcy laws (also known as a DIP loan/financing).

Investments

Based on fair value as of March 31, 2018, Direct Lending’s non-controlled/non-affiliated portfolio was comprised of 26 debt investments and three equity investments. Of these investments, 99.0% were debt investments which were primarily senior secured, first lien or term loans, and 1.0% was equity comprised of common stock and warrants.

On June 5, 2015 Direct Lending, together with an affiliate of Security Benefit Corporation and accounts managed by Oak Hill Advisors, L.P. entered into an Amended and Restated Limited Liability Company Agreement to become members of Strategic Ventures. Strategic Ventures focuses primarily on making senior secured floating rate loans to middle-market borrowers. The aggregate fair value of this controlled/affiliated investment was $285.6 million as of March 31, 2018.

For a further discussion of Direct Lending’s investment activities and investment attributes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Direct Lending in Part II, Item 7 of Direct Lending’s Annual Report on Form 10-K for the year ended December 31, 2017 and in Part I, Item 2 of Direct Lending’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, incorporated by reference herein.

Managerial Assistance

A BDC must offer significant managerial assistance to its portfolio companies. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does in fact provide, significant guidance and counsel concerning the management, operations or business objectives and policies of the portfolio company. The Adviser or an affiliate thereof may provide such managerial assistance on Direct Lending’s behalf to portfolio companies that request such assistance. Direct Lending may receive fees for these services and reimburse the Adviser for its allocated costs in providing this assistance, subject to the review and approval by the board of directors, including the Independent Directors. See “Regulation—Regulation as a Business Development Company—Managerial Assistance to Portfolio Companies.”

Administration

Direct Lending does not currently have any employees and does not expect to have any employees. Services necessary for its business are provided through its administration agreement with the Adviser (the “Direct Lending Administration Agreement”) and the Direct Lending Advisory Agreement. Each of Direct Lending’s executive officers is an employee of the Adviser.

Competition

Direct Lending competes for investments with a number of BDCs and other investment funds (including private equity funds and venture capital funds), special purpose acquisition company sponsors, hedge funds that invest in private investments in public equities, traditional financial services companies such as commercial banks, and other sources of financing, including alternative sources of funding to companies considering an IPO. Many of these entities have greater financial and managerial resources than Direct Lending does. Furthermore, many competitors are not subject to the regulatory restrictions that the 1940 Act and the Code impose on Direct Lending as a BDC and a RIC.

Properties

Direct Lending maintains its principal executive office at 200 Clarendon Street, 51st Floor, Boston, MA 02116. It does not own any real estate.

Legal Proceedings

Direct Lending is not currently subject to any material legal proceedings, nor, to its knowledge, is any material legal proceeding threatened against it. From time to time, Direct Lending may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of its rights under loans to or other contracts with its portfolio companies.

MANAGEMENT OF DIRECT LENDING

Direct Lending’s business and affairs are managed under the direction of its board of directors. The Direct Lending board of directors consists of five members, three of whom are not “interested persons” of Direct Lending, the Adviser or their respective affiliates as defined in Section 2(a)(19) of the 1940 Act. These individuals are referred to as the “Independent Directors.”

The board elects Direct Lending’s officers and the officers serve until their resignation or termination or until their successors are duly appointed and qualified. The responsibilities of the board include, among other things, oversight of investment activities, quarterly valuation of assets, oversight of financing arrangements, and corporate governance activities. The board of directors has ultimate authority over Direct Lending’s operations, but has delegated the authority to manage Direct Lending’s assets to the Adviser.

The board of directors is divided into three classes, each serving staggered, three-year terms. Mr. Miller serves as a Class I director (with a term expiring at the 2021 annual meeting of unitholders); Messrs. Cobb and Mykrantz serve as Class II directors (with terms expiring at the 2019 annual meeting of unitholders); and Messrs. Adler and Ravich serve as Class III directors (with terms expiring at the 2020 annual meeting of unitholders).

Board of Directors of Direct Lending

Name, Address and Year of Birth	Position(s) Held with Direct Lending, Length of Time Served and Term of Office(2)	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex(1)(2) Overseen by Director	Other Directorships Held by Director During Past Five Years(2)
Independent Directors
David R. Adler (born 1964)	Director since June 2014 (term expires in 2020)	Private investor; Previously, Executive Vice President of Corporate Development of CBRE, Inc. (2014–2017). Previously, Managing Director of Merrill Lynch, Pierce, Fenner & Smith Inc. (and its predecessor, Banc of America Securities LLC) (2007–2013).	3	Director of the Extension Fund; Director and Chairman of the Audit Committee of Fund VII

William Cobb (born 1947)	Director since June 2014 (term expires in 2019)	Presently retired. Previously, Managing Director and Chief Investment Officer of The Church Pension Fund (1999–June 2014).	2	Director and Audit Committee Member of the Extension Fund; Director/Trustee and Audit Committee Member—Glenmede Mutual Funds (20 portfolios)

Donald M. Mykrantz (born 1960)	Director since June 2014 (term expires in 2019)	Chief Executive Officer and Chairman of The Jeffrey Company (since September 2012). President of Katahdin Asset Management LLC (since	2	Director and Audit Committee Member of the Extension Fund; Director of The Jeffrey Company

Name, Address and Year of Birth	Position(s) Held with Direct Lending, Length of Time Served and Term of Office(2)	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex(1)(2) Overseen by Director	Other Directorships Held by Director During Past Five Years(2)
		June 2011). Previously, President and Chief Investment Officer of The Jeffrey Company (2011–2012) and Senior Vice President, Head of Fixed Income of MFS Investment Management (2008–2011).

Interested Directors
Richard T. Miller (born 1962)	President and Director since June 2014 (term expires in 2021)	Group Managing Director, Head of Direct Lending of TCW (since 2012). Previously, in charge of the Special Situations Funds Group of Regiment Capital Advisors, LP (2001–2012).	3	Director of the Extension Fund; Director of Fund VII

Jess M. Ravich (born 1957)	Director since June 2014 (term expires in 2020)	Group Managing Director and Head of Alternative Products of TCW (since 2012). Previously, Managing Director and Head of the Capital Markets Group at Houlihan Lokey (2009–2012).	9	Director of Fund VII; Trustee and Chairman of the Board of TCW Alternative Funds; Director and Chairman of Cherokee Inc.; Director of Spectrum Group International Inc.

(1)	“Fund Complex” is defined to include registered investment companies that hold themselves out to investors as related companies for purposes of investment and investor services, or registered investment companies advised by the Adviser or that have an investment adviser that is an affiliated person of the Adviser. As a result, the Fund Complex includes Direct Lending, the Extension Fund, Fund VII, TCW Funds, Inc., the TCW Strategic Income Fund, the TCW Alternative Funds and the Metropolitan West Funds.
(2)	Messrs. Adler, Cobb, Mykrantz and Miller are also directors of the Extension Fund.

Biographical Information of Directors

Independent Directors

David R. Adler

Mr. Adler is presently a private investor. He is a member of the board of directors of the Extension Fund and Fund VII, and is Chairman of Fund VII’s Audit Committee. From March 2014 to March 2017, Mr. Adler was Executive Vice President at CBRE, Inc., a commercial real estate services firm where he was Head of Corporate Development. Before joining CBRE, he spent twenty-four years in investment banking, including over fifteen years advising financial services companies, most recently as a Managing Director at Merrill Lynch, Pierce, Fenner & Smith Incorporated (and its predecessor, Banc of America Securities LLC) in the Financial Institutions Investment Banking Group. Prior to that, he was a Managing Director at J.P. Morgan Securities Inc. in the Mergers & Acquisitions Group. Mr. Adler received an M.B.A. in Finance from the University of Chicago Graduate School of Business and a B.A. in Economics from the University of Chicago.

William Cobb, CFA

Mr. Cobb is a member of the board of directors of the Extension Fund. He most recently was Executive Vice President and Chief Investment Officer of The Pension Church Fund, the defined benefit retirement plan for the clergy of the Episcopal Church. He held this position from 1999 through the time of his retirement from this position at the end of June 2014. Previously, Mr. Cobb spent almost 15 years at J.P. Morgan Investment Management, where he was most recently a Vice Chairman responsible for North American business activities and served as a member of the global management committee. He also served as a Managing Director responsible for the U.S. Equity and Balanced Account Group. He began his career at J.P. Morgan as a research analyst and portfolio manager. He currently serves as a director/trustee, audit committee member and chairman of the nominating committees of Glenmede Mutual Funds. Mr. Cobb earned an M.B.A. from the University of Chicago and a B.S. from Northwestern University. He is a Chartered Financial Analyst.

Donald M. Mykrantz, CFA

Mr. Mykrantz is a member of the board of directors of the Extension Fund. Since 2012, he has served as Chairman and Chief Executive Officer of The Jeffrey Company, a privately held investment management firm. He joined The Jeffrey Company in 2011 as President and Chief Investment Officer. In addition, he is President and the managing member of Katahdin Asset Management, which provides exclusive investment management services to The Jeffrey Company. Prior to joining The Jeffrey Company, Mr. Mykrantz was Senior Vice President and head of fixed income with MFS Investments. He worked at MFS Investments for 12 years while serving in a number of capacities, including head of global trading and a member of the investment management committee. During his more than 30-year career in capital markets and investment management, Mr. Mykrantz has held senior positions at BancBoston Securities, Baring Asset Management, Morgan Stanley Asset Management and Salomon Brothers. Mr. Mykrantz holds a B.A. in economics from Williams College and is a Chartered Financial Analyst.

Interested Directors

Richard T. Miller, Managing Director, Direct Lending Group at TCW

Mr. Miller joined TCW in 2013 with the acquisition of the Special Situations Funds Group of Regiment Capital Advisors, LP. He is in charge of the firm’s Direct Lending effort. Under Mr. Miller’s leadership, the Direct Lending Group has raised over $7.0 billion of capital since its inception. Mr. Miller has over 27 years of experience in the capital markets and previously was ranked on the Institutional Investor “All American High Yield Research Team” for six consecutive years, focusing primarily on the Metals and Mining sector. Prior to his involvement in high yield research, he was at Chase Manhattan Bank in the Mergers & Acquisitions Group. He then moved on to become a Managing Director with the High Yield Group. Subsequently, he became the Head of High Yield Research at BankBoston Securities, and later, Mr. Miller joined UBS as a Managing Director and Head of the Global High Yield Research Group. Mr. Miller also serves on the board of directors of Fund VII and the Extension Fund. Mr. Miller received his B.S. from Syracuse University and his M.B.A. from the Simon Business School at the University of Rochester.

Jess M. Ravich, Group Managing Director, Head of Alternative Products at TCW

Mr. Ravich is the Chairman of Direct Lending’s board of directors. He serves as Group Managing Director and Head of Alternative Products at TCW. Prior to joining TCW, Mr. Ravich was a Managing Director and Head of the Capital Markets Group at Houlihan Lokey, an international investment bank. Prior to joining Houlihan Lokey, he founded Libra Securities LLC, an investment banking firm serving the middle market, where he served as CEO for 18 years and was also co-founder and a member of the investment committee of Caltius Capital Management, a Los Angeles-based mezzanine and private equity fund manager with over $1 billion in capital under management. Mr. Ravich also brings a wealth of experience from Jefferies & Company and Drexel Burnham Lambert, where he was an executive vice president of the fixed income department and a senior vice president, respectively. He is the chairman of the board of directors for The Cherokee Group, Inc. and ALJ Regional Holdings, Inc., and serves on the board of directors of Spectrum Group and Fund VII. Mr. Ravich is a graduate of The Wharton School at the University of Pennsylvania, summa cum laude, and Harvard Law School, magna cum laude.

Information Regarding the Board and its Committees

The board has an audit committee and a special transactions committee and may establish additional committees from time to time as necessary.

Board Composition

Direct Lending’s LLC agreement provides that the affirmative vote of the holders of a plurality of the outstanding Units entitled to vote in the election of directors cast at a meeting of unitholders duly called and at which a quorum is present is required to elect a director. Pursuant to the LLC Agreement, Direct Lending’s board of directors may amend the LLC Agreement to alter the vote required to elect directors.

The LLC Agreement provides that the number of directors is set only by the board of directors. The LLC Agreement provides that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be fewer than one or more than twelve unless the LLC Agreement is amended, in which case Direct Lending may have more than twelve directors but never fewer than one. The LLC Agreement provides that any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualified, subject to any applicable requirements of the 1940 Act.

The LLC Agreement provides that a director may be removed only (i) for cause, as defined therein, and then only by the affirmative vote of the holders of 66  2⁄3% of the then-outstanding authorized Units entitled to vote, or (ii) by a vote at a duly called meeting of the board of at least 80% of the directors then seated.

Board Leadership Structure

Direct Lending’s business and affairs are managed under the direction of its board, including the responsibilities performed for Direct Lending pursuant to the Direct Lending Advisory Agreement. Among other things, the board sets broad policies for Direct Lending and approves the appointment of Direct Lending’s investment adviser, administrator and officers and, with the Audit Committee (as described below), approves the engagement, and reviews the performance, of Direct Lending’s independent registered public accounting firm. The role of the board and of any individual director is one of oversight, and not of management, of the day-to-day affairs of Direct Lending.

The board currently consists of five directors, three of whom are Independent Directors. As part of each regular board meeting, the Independent Directors meet separately from management. The board reviews its leadership structure periodically as part of its annual self-assessment process and Direct Lending believes that its structure is appropriate to enable the board to exercise its oversight of Direct Lending.

Direct Lending’s board does not currently have a designated lead independent director. Instead, all of the Independent Directors play an active role on the board. The Independent Directors compose a majority of Direct Lending’s board, and are closely involved in all material deliberations related to Direct Lending. The board believes that, with these practices, each Independent Director has an equal stake in the board’s actions and oversight role and equal accountability to Direct Lending and its unitholders.

Director Independence

Pursuant to the LLC Agreement, a majority of the board will at all times consist of directors who are not “interested persons” of Direct Lending, of the Adviser, or of any of their respective affiliates, as defined in the 1940 Act (i.e., Independent Directors). Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and Direct Lending, the Adviser, or of any their respective affiliates, the board has determined that Messrs. Mykrantz, Adler, and Cobb qualify as Independent Directors.

Board Oversight of Risk Management

The board oversees the services provided by the Adviser, including certain risk management functions. Risk management is a broad concept composed of many disparate elements (such as, for example, investment risk, issuer and counterparty risk, compliance risk, operational risk (including risks related to cybersecurity), and business continuity risk). Consequently, board oversight of different types of risks is handled in different ways, and the board implements its risk oversight function both as a whole and through board committees. In the course of providing oversight, the board and its committees receive reports on Direct Lending’s activities, including regarding Direct Lending’s investment portfolio and its financial accounting and reporting. The Audit Committee’s meetings with Direct Lending’s independent registered public accounting firm also contribute to its oversight of certain internal control risks. In addition, the board meets periodically with the officers of Direct Lending and representatives of the Adviser to receive reports regarding the management of Direct Lending, including certain investment and operational risks, and the Independent Directors are encouraged to communicate directly with senior management.

Direct Lending believes that the board’s role in risk oversight must be evaluated on a case-by-case basis and that its existing role in risk oversight is appropriate. Management believes that Direct Lending has robust internal processes in place and a strong internal control environment to identify and manage risks. However, not all risks that may affect Direct Lending can be identified or processes and controls developed to eliminate or mitigate their occurrence or effects, and some risks are beyond any control of Direct Lending or the Adviser, its affiliates, or other service providers.

Unitholder Meetings

Direct Lending holds an annual meeting of unitholders for the purposes of electing directors, offering the unitholders the opportunity to review and discuss Direct Lending’s investment activity and portfolio, and for such other business as may lawfully come before the unitholders. The annual meetings are held on such date and at such time as may be designated from time to time by the board and stated in the notice of the annual meeting. A quorum of the unitholders at an annual meeting consists of unitholders holding a majority of the outstanding Units entitled to vote on the matter in question.

Audit Committee

Direct Lending has a standing audit committee (as used in this section, the “Audit Committee”) that was established in accordance with Section 3(a)(58)(A) of the Exchange Act, which currently consists of Messrs. Mykrantz, Adler and Cobb, all of whom are Independent Directors. The principal functions of the Audit Committee are to select, engage and discharge Direct Lending’s independent registered public accounting firm, review the plans, scope and results of the audit engagement with Direct Lending’s independent registered public accounting firm, approve professional services provided by Direct Lending’s independent registered public accounting firm (including compensation therefor), review the independence of Direct Lending’s independent registered public accounting firm, review the adequacy of Direct Lending’s internal control over financial reporting, establish guidelines and make recommendations to the board regarding the selection of the independent public accounting firm and the valuation of Direct Lending’s loans and investments, and take any other actions consistent with the Audit Committee charter or as may be authorized by the board. Mr. Adler serves as Chairman of the Audit Committee, and has been designated as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K promulgated by the SEC.

The board has adopted a written charter for its Audit Committee, which was filed with the proxy statement for the 2015 annual meeting of unitholders.

Nominating Committee

Direct Lending does not have a nominating committee or a charter relating to the nomination of directors. Decisions on director nominees are made through consultation among the Independent Directors. The Independent Directors consider possible candidates to fill vacancies on the board, review the qualifications of candidates recommended by unitholders and others, and recommend the slate of director nominees to be proposed for election by unitholders at each annual meeting. The Independent Directors believe that they can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. The Independent Directors have not adopted any specific policies or practices to determine nominations for Direct Lending’s directors other than as described herein and as set forth in the LLC Agreement. The Independent Directors have not utilized the services of any third party to assist in identifying and evaluating director nominees.

Compensation Committee

Direct Lending does not have a compensation committee because its executive officers do not receive any direct compensation from Direct Lending. However, the compensation payable to Direct Lending’s Adviser, pursuant to the Direct Lending Advisory Agreement, has been separately approved by a majority of the Independent Directors. In addition, the compensation paid to the Independent Directors is established and approved by the Independent Directors.

Special Transactions Committee

Direct Lending has a standing special transactions committee (as used in this section, the “Special Transactions Committee”), which currently consists of Messrs. Mykrantz, Adler and Cobb, all of whom are Independent Directors. The principal functions of the Special Transactions Committee are to review and approve potential co-investment transactions as defined by and subject to the Co-Investment Exemptive Order that Direct Lending and the Adviser received from the SEC and other potential transactions. For more information regarding the Co-Investment Exemptive Order, see “Regulation—Regulation as a Business Development Company—General.”

Board of Directors and Committee Meetings Held

The following table shows the number of board and committee meetings held for Direct Lending, and the number of times the board and each committee acted by written consent, during the fiscal year ended December 31, 2017:

	Meetings Held	Actions by Written Consent
Board of Directors	5	0
Audit Committee	4	0
Special Transactions Committee	0	11

All directors attended at least 75% of the aggregate of (i) the total number of meetings of the board and (ii) the total number of meetings held by all committees of the board on which they served. Direct Lending does not currently have a policy with respect to board member attendance at annual meetings.

Unitholder Communications with Directors

The board has established procedures whereby unitholders and other interested parties may send communications to the entire board, the Independent Directors as a group or an individual director by mail addressed to the director group or applicable director, in the care of the Secretary of Direct Lending at Direct Lending’s principal offices at TCW Direct Lending LLC, 200 Clarendon Street, 51st Floor, Boston, MA 02116. Such communications should specify the intended recipient or recipients. The Secretary will forward any communications received directly to the intended recipient for review.

Compensation of Directors

Each of Direct Lending’s Independent Directors receives an annual retainer fee of $85,000, payable once per year, if the Independent Director attends at least 75% of the meetings held during the previous year. In addition, each Independent Director receives $2,500 for each board meeting in which he participates. Each Independent Director is also reimbursed for all reasonable out-of-pocket expenses incurred in connection with participating in each board meeting.

Each Independent Director also receives $1,000 for each meeting of Direct Lending’s Audit Committee in which he participates. With respect to each Audit Committee meeting not held concurrently with a board meeting, each Independent Director is reimbursed for all reasonable out-of-pocket expenses incurred in connection with participating in such Audit Committee meeting. In addition, the Chairman of the Audit Committee receives an annual retainer of $15,000.

The following table sets forth the compensation paid by Direct Lending, during the fiscal year ended December 31, 2017, to the Independent Directors. No compensation is paid to directors who are “interested persons” of Direct Lending. Direct Lending has no retirement or pension plans or any compensation plans under which Direct Lending’s equity securities were authorized for issuance.

Name of Director	Fees Earned or Paid in Cash (Total Compensation)
Independent Directors
David R. Adler	$101,500
William Cobb	$91,500
Donald M. Mykrantz	$91,500

Unit Ownership of Directors

The following table sets forth the aggregate dollar range of equity securities owned by each director of Direct Lending and of all funds overseen by each director in the Fund Complex. The cost of each director’s investment in the Fund Complex may vary from the current dollar range of equity securities shown below, which is calculated based on net asset value per unit as of March 31, 2018. The information as to beneficial ownership is based on statements furnished to Direct Lending by each director.

Name of Director	Dollar Range of Equity Securities Held in Direct Lending	Aggregate Dollar Range of Equity Securities Held in Fund Complex
Independent Directors
David R. Adler	Over $100,000	Over $100,000
William Cobb	Over $100,000	Over $100,000
Donald M. Mykrantz	Over $100,000	Over $100,000

Interested Directors
Richard T. Miller	Over $100,000	Over $100,000
Jess M. Ravich	Over $100,000	Over $100,000

Executive Officers of Direct Lending

The officers of Direct Lending are appointed by the board either at its annual meeting or at any subsequent regular or special meeting of the board. The board of Direct Lending has appointed three officers to hold office at the discretion of the board until their successors are duly appointed and qualified or until their resignation or removal. All officers listed below served Direct Lending as such throughout the fiscal year ended December 31, 2017.

Name, Address and Year of Birth	Position(s) Held with Direct Lending(1)	Length of Time Served	Principal Occupation(s) During Past 5 Years
Richard T. Miller (born 1962)	President	Since June 2014	Group Managing Director, Head of Direct Lending of TCW (since 2012). President of Fund VII (since 2017). Previously, in charge of the Special Situations Funds Group of Regiment Capital Advisors, LP.

James Krause (born 1965)	Chief Financial Officer, Treasurer and Secretary	Since June 2014	Senior Vice President of TCW, in charge of Financial Reporting (since February 2010). Chief Financial Officer, Treasurer and Secretary of Fund VII (since 2017).

Jeffrey Engelsman (born 1967)	Chief Compliance Officer	Since March 2015	Global Chief Compliance Officer of TCW (since 2014). Chief Compliance Officer of TCW Funds, Inc., TCW Strategic Income Fund, Inc., Metropolitan West and TCW Alternative Funds (since 2014). Chief Compliance Officer of Fund VII (since 2017). Previously, Managing Director of New York Life Investments and Chief Compliance Officer of MainStay Funds, a group of more than 70 open-ended and closed-end funds (2009—2014).

(1)	Direct Lending officers also hold their corresponding positions at the Extension Fund.

Biographical Information of Executive Officers who are not Directors

James Krause

Mr. Krause is the Chief Financial Officer, Treasurer and Secretary of Fund VII. Mr. Krause is a Senior Vice President at TCW, and is responsible for financial reporting for TCW, including the production of internal and external financial reports, acquisition accounting and annual valuation/impairment analysis of TCW’s acquired businesses, including MetWest. For TCW joint ventures, including the Leveraged Finance and Energy Infrastructure groups, he has facilitated the accounting with TCW’s joint venture partners of shared revenue and expense components and TCW’s related financial reporting requirements. He also has responsibility for the financial reporting of the legacy investment partnerships of MetWest and client support responsibilities overseeing client communications for fee invoicing. Prior to TCW, Mr. Krause was with MetWest as Controller and has numerous years of experience directing the finance and accounting functions through various phases of acquisitions, organic growth, system implementations, mergers and divestitures, including at the Archon Group, a wholly owned subsidiary of Goldman Sachs, HQ Global Workplaces and Bristol Hotels and Resorts. Mr. Krause holds a B.S. in Finance from California State University, Northridge and graduated with honors in 1988 and holds the Series 27 FINRA license.

Jeffrey Engelsman

Since joining The TCW Group in 2014, Mr. Engelsman has served as the Global Chief Compliance Officer of TCW, and the Chief Compliance Officer for TCW’s sponsored registered investment companies (“TCW Funds”), as well as for Fund VII. Mr. Engelsman is responsible for ensuring that the TCW affiliated registered investment advisers, registered broker-dealer and the TCW Funds have and implement compliance programs required by the relevant federal and state securities laws. In addition, Mr. Engelsman has oversight responsibility relating to the compliance functions of TCW’s international operations and compliance with local foreign jurisdictional requirements. Prior to his affiliation with TCW, he was a Managing Director of New York Life Investments and the Chief Compliance Officer of the MainStay Funds from 2009 to 2014. Prior to serving as Chief Compliance Officer, Mr. Engelsman served as Director and Associate General Counsel for New York Life Investments and was responsible for the Retail Investment Management group within the Office of General Counsel, with oversight of mutual fund, separately managed account, 529 Plan, transfer agency and broker-dealer related matters. From 1999 to 2005, Mr. Engelsman was Director and Senior Counsel with Deutsche Asset Management. At Deutsche Asset Management, Mr. Engelsman oversaw many aspects of mutual fund governance, including board reporting, and regulatory matters, distribution and transfer agency matters. From 1995 to 1999, Mr. Engelsman served as an attorney at Great West Life & Annuity Insurance Company. Mr. Engelsman received his B.S. in Economics from The Wharton School of the University of Pennsylvania. He received a J.D. from Boston University, and an LL.M. in Taxation from the University of Denver School of Law. He is admitted to practice law in Colorado and Missouri. Mr. Engelsman holds Series 7, 24, and 63 FINRA licenses.

Compensation of Executive Officers

Direct Lending does not currently have any employees and does not expect to have any employees. Services necessary for Direct Lending’s business, including such services provided by Direct Lending’s executive officers, are provided by individuals who are employees of the Adviser, pursuant to the terms of the Direct Lending Advisory Agreement and the Direct Lending Administration Agreement. Therefore, Direct Lending’s day-to-day investment operations are managed by the Adviser, and most of the services necessary for the origination and administration of Direct Lending’s investment portfolio are provided by investment professionals employed by the Adviser.

None of Direct Lending’s executive officers receive direct compensation from Direct Lending. Subject to the cap described under the section below entitled “Management and Other Agreements of Direct Lending—Administration Agreement,” under the Direct Lending Administration Agreement, Direct Lending reimburses the

Administrator for expenses incurred by it on Direct Lending’s behalf in performing its obligations under the Direct Lending Administration Agreement. Certain of Direct Lending’s executive officers, through their ownership interest in or management positions with the Adviser, may be entitled to a portion of any profits earned by the Adviser, which includes any fees payable to the Adviser under the terms of the Direct Lending Advisory Agreement, less expenses incurred by the Adviser in performing its services under the Direct Lending Advisory Agreement. The Adviser may pay additional salaries, bonuses, and individual performance awards and/or individual performance bonuses to Direct Lending’s executive officers in addition to their ownership interest.

Portfolio Management of Direct Lending

The management of Direct Lending’s investment portfolio is the responsibility of the Adviser and its Direct Lending Group, and Direct Lending considers the members of the Adviser’s Direct Lending Group to be Direct Lending’s portfolio managers. The Direct Lending Group’s Investment Committee must approve each new investment that Direct Lending makes. The Investment Committee is composed of four members of the Direct Lending Group, three of whom are recurring members. The fourth member is a rotating member, who is appointed on a transaction-by-transaction basis. For more information regarding the Investment Committee, see “Management and Other Agreements of Direct Lending—The Adviser and Administrator—The Direct Lending Group’s Investment Committee.” The biographical information of the three recurring members of the Investment Committee is set forth below. The members of the Adviser’s Direct Lending Group are not employed by Direct Lending, and receive no compensation from Direct Lending in connection with their portfolio management activities.

Name	Position	Length of Service with the Adviser (years)	Principal Occupation(s) During Past 5 Years
Richard T. Miller	Group Managing Director	5	President of Fund VII (since 2017). Previously, in charge of the Special Situations Funds Group of Regiment Capital Advisors, LP.

Suzanne Grosso	Managing Director	5	Managing Director of the TCW Direct Lending Group.

James S. Bold	Managing Director	5	Managing Director of the TCW Direct Lending Group.

For biographical information regarding Mr. Miller, see “Biographical Information of Directors” above.

Suzanne Grosso, Managing Director, Direct Lending Group

Ms. Grosso joined the TCW Direct Lending Group as a Managing Director in 2013 with the acquisition of the Special Situations Funds Group from Regiment Capital Advisors, LP. She joined the group in 2004 and is involved in the origination, due diligence review, structuring, execution and monitoring of investments. She has worked in the public and private financial markets since 1994. Previously, Ms. Grosso worked on private equity transactions in Bear Stearns’ Merchant Banking group and was a high yield Research Analyst at Chase Manhattan Bank. Ms. Grosso received a B.A. from Cornell University and an M.B.A. from the Wharton School of the University of Pennsylvania.

James S. Bold, Managing Director, Direct Lending Group

Mr. Bold joined the TCW Direct Lending Group as a Managing Director in 2013 with the acquisition of the Special Situations Funds Group from Regiment Capital Advisors, LP. He joined the group in 2005 and is involved in the origination, due diligence review, structuring, execution and monitoring of investments. Previously, he was a Partner in an energy-focused investment banking firm, Baxter Bold & Company, which he founded in 2002. Prior to that, he was a Managing Director and Head of Global Energy Mergers and Acquisitions for JPMorgan. He began his career in 1980 at Chemical Bank where he specialized in the energy, power, and natural resources industries. Mr. Bold received a B.S. in Business Administration from Bucknell University.

The following table sets forth the dollar range of Direct Lending’s Units beneficially owned by each of the portfolio managers described above as of March 31, 2018. The cost of each portfolio manager’s investment in Direct Lending may vary from the current dollar range of equity securities shown below, which is calculated based on net asset value per unit as of March 31, 2018. For more information regarding Mr. Miller’s Unit ownership, please see “Unit Ownership of Directors” above.

Name of Portfolio Manager	Dollar Range of Equity Securities Held in Direct Lending(1)
Richard T. Miller	Over $1,000,000
Suzanne Grosso	$100,001-$500,000
James S. Bold	Over $1,000,000

(1)	Dollar ranges are as follows: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000, $100,001-$500,000, $500,001-$1,000,000 or over $1,000,000.

MANAGEMENT AND OTHER AGREEMENTS OF DIRECT LENDING

The Adviser and Administrator

Direct Lending’s investment activities are managed by the Adviser. Subject to the overall supervision of the Direct Lending board of directors, the Adviser manages Direct Lending’s day-to-day operations of, and provides investment advisory and management services to, Direct Lending, pursuant to the Direct Lending Advisory Agreement.

The Adviser is a Delaware limited liability company and has been registered with the SEC under the Advisers Act since 1970. The principal executive offices of the Adviser are located at 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017. The Adviser is a wholly owned subsidiary of the TCW Group and, together with its affiliated companies, manages or has committed to manage approximately $201.8 billion of assets as of March 31, 2018. Such assets are managed in various formats, including managed accounts, funds, structured products and other investment vehicles, including Regiment Capital Special Situations Fund V, L.P and Fund VII. The Adviser will also provide investment advisory and management services to the Extension Fund.

The Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring Direct Lending’s investments and monitoring Direct Lending’s portfolio companies on an ongoing basis.

Other services necessary for Direct Lending’s business are provided by the Administrator (or one or more delegated service providers), which oversees the maintenance of Direct Lending’s financial records and otherwise assists Direct Lending’s compliance with regulations applicable to a BDC under the 1940 Act and a RIC under the Code, prepares reports to Direct Lending’s unitholders, monitors the payment of Direct Lending’s expenses and the performance of other administrative or professional service providers, and generally provides Direct Lending with administrative and back office support.

The Direct Lending Group

Direct Lending’s assets are managed by the Adviser’s Direct Lending Group. The Direct Lending Group joined TCW in December 2012. The Direct Lending Group was previously with Regiment Capital Advisors, LP, an independent investment manager based in Boston, Massachusetts. Direct Lending is the Direct Lending Group’s sixth fund. The Direct Lending Group is led by Richard Miller and currently includes a group of 18 investment professionals who have substantial investing, corporate finance and merger and acquisition experience in addition to leveraged transactions, high yield financings and restructurings.

The Adviser employs the investment approach and strategy the Direct Lending Group developed and implemented over the past 17 years of investing in the middle markets. The investment approach of the Direct Lending Group is primarily to originate and invest in loans to middle-market companies and to seek to generate differentiated returns by originating opportunities that can yield above-market returns at a below-market risk profile through its direct origination-focused sourcing effort, approach to underwriting and structuring, and portfolio monitoring.

The Direct Lending Group applies its investment philosophy, strategy and approach to the management of Direct Lending’s portfolio. The condition of the economy or capital markets is not used as an absolute indicator of the relative attractiveness of an investment opportunity considered for Direct Lending. Rather, the investment must provide for adequate returns relative to the risk assumed, regardless of the economic or capital market environment.

The Direct Lending Group’s Investment Committee

The Direct Lending Group’s Investment Committee evaluates and approves all investments by the Adviser. The Investment Committee process is intended to bring the diverse experiences and perspectives of the committee members to the analysis and consideration of every investment. The Investment Committee determines appropriate investment sizing, structure, pricing and ongoing monitoring requirements for each investment, thus serving to provide investment consistency and adherence to the Adviser’s investment philosophies and policies. In addition to reviewing investments, the Investment Committee meetings serve as a forum to discuss credit views and outlooks. Potential transactions and deal flow are also reviewed on a regular basis. The Direct Lending Group’s investment professionals are encouraged to share information and views on credit with the Investment Committee early in their analysis. This process improves the quality of the analysis and enables the Direct Lending Group members to work more efficiently. Each proposed transaction is presented to the Investment Committee for consideration in a formal written report. Each of Direct Lending’s new investments, and the disposition or sale of each existing investment, must be approved by the Investment Committee.

The Adviser keeps Direct Lending’s board of directors well informed as to the identity and title of each member of its Investment Committee and provides to the board of directors such other information with respect to such persons and the functioning of the Investment Committee and the Direct Lending Group as the board of directors may from time to time request.

The Investment Committee is composed of four members of the Direct Lending Group, three of whom are recurring members. The fourth member is a rotating member, who is appointed on a transaction-by-transaction basis. The three recurring members of the Investment Committee are Richard T. Miller, Suzanne Grosso and James S. Bold. The fourth member of the Investment Committee is appointed by Mr. Miller (or his successor) at his sole discretion with respect to each proposed investment. See “Management of Direct Lending—Portfolio Management of Direct Lending.”

Direct Lending aims to use the expertise of the members of the Investment Committee and the Direct Lending Group to assess investment risks and determine appropriate pricing for Direct Lending’s investments. In addition, Direct Lending believes that the relationships developed by the Direct Lending Group enable Direct Lending to learn about, and compete effectively for, financing opportunities with attractive middle-market companies.

Investment Advisory Agreement

On August 7, 2017, Direct Lending’s board of directors reapproved the Direct Lending Advisory Agreement originally entered into by Direct Lending on September 15, 2014 with the Adviser. The Direct Lending Advisory Agreement was effective for an initial two-year period, and has remained in effect from year to year thereafter. Unless earlier terminated, the Direct Lending Advisory Agreement will continue to remain in effect from year to year going forward if approved annually by (i) the vote of the board, or by the vote of a majority of Direct Lending’s outstanding voting securities, and (ii) the vote of a majority of the Independent Directors of the board.

Pursuant to the Direct Lending Advisory Agreement, and subject to the overall supervision of the board, the Adviser manages Direct Lending’s day-to-day operations and provides investment advisory services to Direct Lending. Under the Direct Lending Advisory Agreement, the Adviser:

•	determines the composition of Direct Lending’s portfolio, the nature and timing of the changes to the portfolio and the manner of implementing such changes;

•	identifies, evaluates and negotiates the structure of Direct Lending’s investments (including performing due diligence on prospective portfolio companies);

•	determines the assets Direct Lending will originate, purchase, retain or sell;

•	closes, monitors and administers the investments Direct Lending makes, including the exercise of any rights in Direct Lending’s capacity as a lender; and

•	provides Direct Lending such other investment advice, research and related services as it may, from time to time, require.

The Adviser’s services under the Direct Lending Advisory Agreement are not exclusive, and the Adviser is free to furnish similar or other services to others so long as its services to Direct Lending are not impaired.

Under the Direct Lending Advisory Agreement, the Adviser receives a management fee and an incentive fee from Direct Lending as described below.

Management Fee

Direct Lending pays to the Adviser, quarterly in advance, the Direct Lending Management Fee calculated as follows: (i) for the period starting on the Initial Closing Date and ending on the earlier of (a) the last day of the calendar quarter during which the Direct Lending Commitment Period ends or (b) the last day of the calendar quarter during which the Adviser or an affiliate thereof begins to accrue a management fee with respect to a successor fund, 0.375% (i.e., 1.50% per annum) of the aggregate capital commitments of Direct Lending as of March 19, 2015 (the “Final Closing Date”), and (ii) for each calendar quarter thereafter during the term of Direct Lending (but not beyond the tenth anniversary of the Initial Closing Date), 0.1875% (i.e., 0.75% per annum) of the cost (including leverage) of portfolio investments that have not been sold, distributed to the unitholders, or written off for tax purposes (but reduced by any portion of such cost basis that has been written down to reflect a permanent impairment of value of any portfolio investment) as of the first day of such calendar quarter. Under the Direct Lending Advisory Agreement, the Direct Lending Management Fee in respect of the Closing Period was calculated as if all capital commitments were made on the Initial Closing Date, regardless of when a unitholder’s Units were actually issued. The Direct Lending Commitment Period commenced on September 19, 2014 (the Initial Closing Date) and ended on September 19, 2017, the third anniversary of the Initial Closing Date. The “Closing Period” commenced on the Initial Closing Date and ended on the Final Closing Date.

The total Direct Lending Management Fee earned by the Adviser for the three months ended March 31, 2018 and the fiscal years ended December 31, 2017, 2016 and 2015 was $2.7 million, $25.1 million, $30.2 million and $35.2 million, respectively.

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to portfolio companies or prospective portfolio companies in connection with Direct Lending’s activities are the property of Direct Lending. Notwithstanding the foregoing, for administrative or other reasons, such fees (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by Direct Lending) may be paid to the Adviser or the affiliate (rather than directly to Direct Lending), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the portfolio company) shall be paid to Direct Lending or shall offset amounts (including the Direct Lending Management Fee) otherwise payable by Direct Lending to the Adviser.

Since inception of Direct Lending through March 31, 2018, the Adviser was paid $827 thousand in such fees. In accordance with the LLC Agreement, as of March 31, 2018, $175 thousand of such fees has been applied towards management fees and $652 thousand of such fees has been recorded as fee income.

Incentive Fee

In addition, the Adviser receives the Direct Lending Incentive Fee as follows:

(i)	First, no incentive fee is owed until the unitholders have collectively received cumulative distributions pursuant to this clause (i) equal to their aggregate capital contributions to Direct Lending in respect of all Units;

(ii)	Second, no incentive fee is owed until the unitholders have collectively received cumulative distributions equal to a 9% internal rate of return on their aggregate capital contributions to Direct Lending in respect of all Units (the Hurdle);

(iii)	Third, the Adviser is entitled to an incentive fee out of 100% of additional amounts otherwise distributable to unitholders until such time as the cumulative incentive fee paid to the Adviser is equal to 20% of the sum of (a) the amount by which the Hurdle exceeds the aggregate capital contributions of the unitholders in respect of all Units and (b) the amount of incentive fee being paid to the Adviser pursuant to this clause (iii); and

(iv)	Thereafter, the Adviser is entitled to an incentive fee equal to 20% of additional amounts otherwise distributable to unitholders, with the remaining 80% distributed to the unitholders.

The Direct Lending Incentive Fee is calculated on a cumulative basis and the amount of the Direct Lending Incentive Fee payable in connection with any distribution (or deemed distribution) is determined and, if applicable, paid in accordance with the foregoing formula each time amounts are to be distributed to the unitholders.

For the three months ended March 31, 2018 and the years ended December 31, 2017, 2016 and 2015, no incentive fees were incurred by Direct Lending.

If the Direct Lending Advisory Agreement terminates early for any reason other than (i) the Adviser voluntarily terminating the agreement or (ii) Direct Lending terminating the agreement for cause (as set out in the Direct Lending Advisory Agreement), Direct Lending will be required to pay the Adviser a final incentive fee payment (the “Final Incentive Fee Payment”). The Final Incentive Fee Payment will be calculated as of the date the Direct Lending Advisory Agreement is so terminated and will equal the amount of Direct Lending Incentive Fee that would be payable to the Adviser if (a) all Direct Lending’s investments were liquidated for their current value (but without taking into account any unrealized appreciation of any portfolio investment), and any unamortized deferred portfolio investment-related fees would be deemed accelerated, (b) the proceeds from such liquidation were used to pay all Direct Lending’s outstanding liabilities, and (c) the remainder were distributed to unitholders and paid as incentive fees in accordance with the incentive fee waterfall described above for determining the amount of Direct Lending Incentive Fees. Direct Lending will make the Final Incentive Fee Payment in cash on or immediately following the date the Direct Lending Advisory Agreement is so terminated. The Adviser Return Obligation (defined below) will not apply in connection with a Final Incentive Fee Payment.

Under the Direct Lending Advisory Agreement, in connection with a transfer of assets and liabilities (a “Split-Off”) in which unitholders have the opportunity to exchange their Units for shares in a newly formed entity, such as will occur in the Exchange, an incentive fee would be payable in respect of the exchanged Units (i.e., the Spin-Off Incentive Fee). However, under the terms of the Split-Off Exemptive Order, the Adviser has agreed not to charge any Spin-Off Incentive Fee it would be entitled to receive in connection with the Exchange. See “The Split-Off Transaction—Exemptive Relief.”

After the Exchange, all calculations relating to the Direct Lending Incentive Fees payable by Direct Lending (including, without limitation, the Adviser Return Obligation described below) will be based only on the remaining Units. The exchanged Units will be canceled, and any contributions, distributions or proceeds relating to such canceled Units will not be included in any such calculations relating to the Direct Lending Incentive Fee.

Therefore the timing and amount of any Direct Lending Incentive Fees payable by Direct Lending following the Exchange (and thus borne by the unitholders not participating in the exchange) will be calculated under the Direct Lending Advisory Agreement based solely on the amount and timing of distributions with respect to the Units that did not participate in the exchange offer.

Adviser Return Obligation

After Direct Lending has made its final distribution of assets in connection with Direct Lending’s dissolution, if the Adviser has received aggregate payments of Direct Lending Incentive Fees in excess of the amount the Adviser was entitled to receive pursuant to “—Incentive Fee” above, then the Adviser will return to Direct Lending, on or before 90 days after such final distribution of assets by Direct Lending, an amount equal to such excess (the “Adviser Return Obligation”). Notwithstanding the preceding sentence, in no event will the Adviser be required to return to Direct Lending an amount greater than the aggregate Direct Lending Incentive Fees paid to the Adviser, reduced by the excess (if any) of (i) the aggregate federal, state and local income tax liability the Adviser incurred in connection with the payment of such Direct Lending Incentive Fees, over (ii) an amount equal to the United States federal and state tax benefits available to the Adviser by virtue of the payment made by the Adviser pursuant to its Adviser Return Obligation.

Duration and Termination

The Direct Lending Advisory Agreement was effective for an initial two-year period, and has remained in effect from year to year thereafter. Unless earlier terminated, the Direct Lending Advisory Agreement will continue to remain in effect from year to year going forward if approved annually by (i) the vote of the board, or by the vote of a majority of Direct Lending’s outstanding voting securities, and (ii) the vote of a majority of the Independent Directors of the board. The Direct Lending Advisory Agreement will automatically terminate in the event of an assignment by the Adviser. The Direct Lending Advisory Agreement may be terminated by either party, or by a vote of the majority of Direct Lending’s outstanding Units, without penalty upon not less than 60 days’ prior written notice to the applicable party.

Indemnification

The Adviser has not assumed any responsibility to Direct Lending other than to render the services described in, and on the terms of, the Direct Lending Advisory Agreement and the LLC Agreement, and is not responsible for any action of the board of directors in declining to follow the advice or recommendations of the Adviser. Under the terms of the Direct Lending Advisory Agreement, the Adviser (and its members, managers, officers, employees, agents, controlling persons and any other person or entity affiliated with it) and any person who otherwise serves at the request of the board of directors on Direct Lending’s behalf (in each case, an “Indemnitee”) will not, in the absence of its own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s respective position, be liable to Direct Lending or to its investors for (a) any mistake in judgment, (b) any act performed or omission made by it or (c) losses due to the mistake, action, inaction or negligence of Direct Lending’s other agents.

Direct Lending indemnifies each Indemnitee for any loss, damage or expense incurred by such Indemnitee on its behalf or in furtherance of the interests of its investors or otherwise arising out of or in connection with Direct Lending, except for losses (i) arising from such Indemnitee’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position or losses due to a violation of an applicable law or regulation by the Indemnitee or (ii) arising from the Indemnitee defending an actual or threatened claim, action, suit or proceeding against the Indemnitee brought or initiated by Direct Lending, the board of directors and/or the Adviser (or brought or initiated by the Indemnitee against Direct Lending, the board of directors and/or the Adviser).

If Direct Lending does not have sufficient available funds to satisfy such an indemnification liability or obligation and each unitholder has already made aggregate contributions pursuant to drawdowns equal to such unitholder’s capital commitment plus amounts that can be recalled as described below in “Description of Units of Direct Lending—Commitments,” then Direct Lending may require that each unitholder return distributions it has previously made to such unitholder to satisfy its proportionate share of the shortfall; provided, however, that no unitholder shall be required to return an aggregate amount in excess of the lesser of the aggregate amount of distributions Direct Lending has made to such unitholder and 25% of such unitholder’s aggregate capital commitment or to return amounts distributed to the unitholder more than three years prior to the date the unitholder is informed of a potential indemnification claim.

U.S. federal and state securities laws may impose liability under certain circumstances on persons who act in good faith. Nothing in the Direct Lending Advisory Agreement will constitute a waiver or limitation of any rights that Direct Lending may have under any applicable federal or state securities laws.

Board Approval of the Advisory Agreement

Direct Lending’s board, including a majority of the Independent Directors, approved the Direct Lending Advisory Agreement in September 2014 and most recently renewed the Direct Lending Advisory Agreement on August 7, 2017. In its consideration of the Direct Lending Advisory Agreement at the time of approval and renewals, the board focused on information it had received relating to, among other things:

•	the nature, quality and extent of the advisory and other services to be provided to Direct Lending by the Adviser;

•	the investment performance of Direct Lending and the Adviser;

•	comparative data with respect to advisory fees or similar expenses paid by other BDCs with similar investment objectives;

•	Direct Lending’s expense ratio compared to BDCs with similar investment objectives;

•	any existing sources of income to the Adviser from its relationships with Direct Lending and its profitability in providing advisory services to Direct Lending;

•	the services performed and the personnel performing those services under the Direct Lending Advisory Agreement; and

•	the organizational capability, financial condition and other resources of the Adviser and its affiliates;

The board also took into consideration the reimbursement of expenses incurred by the Adviser on Direct Lending’s behalf when determining whether to approve renewal of the Direct Lending Advisory Agreement. No one factor was given greater weight than any others, but rather the board considered all factors collectively as a whole. Based on the information reviewed and the discussion thereof, the board, including a majority of the Independent Directors, concluded that the investment advisory fee rates are reasonable in relation to the services to be provided.

Administration Agreement

On August 7, 2017, Direct Lending’s board reapproved the Direct Lending Administration Agreement, originally entered into on September 15, 2014, with the Adviser under which the Administrator (or one or more delegated service providers) oversees the maintenance of Direct Lending’s financial records and otherwise assists on Direct Lending’s compliance with BDC rules under the 1940 Act and RIC rules under the Code, prepares reports to Direct Lending’s unitholders, monitors the payment of Direct Lending’s expenses and the performance of other administrative or professional service providers, and generally provides Direct Lending with administrative and back office support. Direct Lending reimburses the Administrator for expenses incurred by it on Direct Lending’s behalf in performing its obligations under the Direct Lending Administration Agreement. Amounts paid pursuant to the Direct Lending Administration Agreement are subject to the annual cap on operating expenses described below.

Amounts reimbursed to the Administrator under the Direct Lending Administration Agreement for the three months ended March 31, 2018 and the fiscal years ended December 31, 2017, 2016 and 2015 were $0.1 million, $0.2 million, $0.3 million and $0.3 million, respectively.

In addition, the Administrator, pursuant to a separate sub-administration agreement, has engaged State Street Bank and Trust Company (“State Street”), to act on behalf of the Administrator in its performance of certain other administrative services for Direct Lending. The principal business address of State Street is One Iron Street, Boston, MA 02110. The amounts Direct Lending paid for accounting and administration services under the sub-administration agreement for the three months ended March 31, 2018 and the fiscal years ended December 31, 2017, 2016 and 2015 were $0.2 million, $0.9 million, $0.8 million and $0.5 million, respectively.

License Agreement

Direct Lending has entered into a license agreement (the “Direct Lending License Agreement”) with the TCW Group, pursuant to which Direct Lending has been granted a royalty-free, non-exclusive license to use the name “TCW”. Under the Direct Lending License Agreement, Direct Lending has a right to use the “TCW” name and logo, for a nominal fee, for so long as the Adviser or one of its affiliates remains Direct Lending’s investment adviser. Other than with respect to this limited license, Direct Lending has no legal right to the “TCW” name or logo.

Organizational and Operating Expenses

All investment professionals and staff of the Adviser, when and to the extent engaged in providing Direct Lending investment advisory and management services (which exclude services provided pursuant to the Direct Lending Administration Agreement), and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, are provided and paid for by the Adviser.

Direct Lending, and indirectly the unitholders, bears (including by reimbursing the Adviser or Administrator) all other costs and expenses of Direct Lending’s operations, administration and transactions, including, without limitation:

•	organizational and offering expenses (up to 10 basis points of capital commitments);

•	costs incurred in connection with the calculation of Direct Lending’s net asset value (including the cost and expenses of any independent valuation firm);

•	fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments;

•	expenses incurred by the Adviser or the Administrator payable to third parties, including agents, consultants or other advisors, relating to or associated with monitoring the financial and legal affairs for Direct Lending, providing administrative services, monitoring Direct Lending’s investments and performing due diligence reviews of prospective investments and the corresponding portfolio companies;

•	interest payable on debt, if any, incurred to finance Direct Lending’s investments or operations;

•	expenses related to sales and purchases of Direct Lending’s Units and other securities;

•	the Direct Lending Management Fee and the Direct Lending Incentive Fee;

•	administration fees, if any, payable under the Direct Lending Administration Agreement;

•	transfer agent and custodial fees;

•	federal and state registration fees;

•	federal, state and local taxes;

•	Independent Directors’ fees and expenses and the costs associated with convening a meeting of the board of directors;

•	costs of any reports, proxy statements or other notices to unitholders, including printing and mailing costs and the costs of any unitholders’ meetings, as well as the compensation of an investor relations professional responsible for the coordination and administration of the foregoing;

•	Direct Lending’s allocable portion of the fidelity bond, directors’ and officers’ errors and omissions liability insurance, and any other insurance premiums;

•	costs of reporting required under applicable securities laws;

•	legal fees of Direct Lending’s counsel; and

•	accounting fees.

However, Direct Lending does not bear more than an amount equal to 12.5 basis points of the aggregate commitments per annum (pro-rated for partial years) for Direct Lending’s costs and expenses other than offering and organizational expenses and ordinary operating expenses, including amounts paid to the Administrator under the Direct Lending Administration Agreement and reimbursement of expenses to the Adviser (the “Direct Lending Expenses”). All expenses that Direct Lending does not bear are borne by the Adviser or its affiliates.

Notwithstanding the foregoing, the 12.5 basis points cap on Direct Lending Expenses does not apply to payments of:

•	the Direct Lending Management Fee;

•	the Direct Lending Incentive Fee;

•	organizational and offering expenses (which are subject to the separate cap described above);

•	amounts payable in connection with Direct Lending’s borrowings (including interest, bank fees, legal fees and other transactional expenses related to any borrowing or borrowing facility and similar costs);

•	costs and expenses relating to Direct Lending’s liquidation; or

•	taxes or extraordinary expenses (such as litigation expenses and indemnification payments to either the Adviser or the Administrator).

In the years ended December 31, 2017 and 2016, the Adviser incurred $1.3 million and $0.8 million in Direct Lending Expenses reimbursable to Direct Lending related to the 12.5 basis point cap described above. In the three months ended March 31, 2018, the Adviser incurred no such expenses.

The costs and expenses of the Exchange, including costs incurred in connection with the Split-Off Exemptive Relief Application and effecting the Exchange, will be borne by the Adviser. To the extent Direct Lending incurs or has incurred any costs in connection with the Exchange, Direct Lending will be reimbursed for such costs by the Adviser. See “Comparative Fees and Expenses.”

BUSINESS OF THE EXTENSION FUND

General

The Extension Fund will be a direct lending management investment company that seeks to generate attractive risk-adjusted returns primarily through direct investments in senior secured loans to middle-market companies or other issuers. Like Direct Lending, the Extension Fund will be externally managed by the Direct Lending Group of the Adviser, a group of 18 investment professionals that will use the same investment strategy employed by the Direct Lending Group over the past 17 years. See “Business of Direct Lending—General.”

About the Extension Fund

The Extension Fund was incorporated in Delaware on February 20, 2018 and has not yet commenced operations. The Extension Fund currently has no assets or liabilities, and has no contingent liabilities other than as described herein. The Extension Fund will operate as a closed-end, non-diversified management investment company. The Extension Fund will elect to be regulated as a BDC under the 1940 Act. The Extension Fund will also elect to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code for the taxable year ending December 31, 2018 and subsequent years. The Extension Fund will be required to meet the minimum distribution and other requirements for RIC qualification. In addition to those requirements, the Extension Fund may not invest more than 10% of investors’ aggregate capital commitments to it through the Common Stock in any single portfolio company.

Like Direct Lending, because the Extension Fund intends to qualify as a RIC under the Code, its portfolio will be subject to diversification and other requirements. As such, the Extension Fund will be required to comply with various regulatory requirements, such as the requirement to invest at least 70% of its assets in “qualifying assets,” source of income limitations, asset diversification requirements, and the Annual Distribution Requirement to distribute annually at least 90% of its taxable income and tax-exempt interest.

Prior to the Exchange, the Extension Fund will form certain wholly owned subsidiaries to hold certain investments transferred to it from Direct Lending as part of the Exchange.

Term

If an IPO or a Listing has not occurred as of the third anniversary of the closing date of the exchange offer, the board of directors of the Extension Fund (subject to any necessary stockholder approvals and applicable requirements of the 1940 Act) will use its best efforts to wind down and/or liquidate and dissolve the Extension Fund. The three-year term may be extended by one or more successive one-year periods with the affirmative vote of a majority in voting power of all then-outstanding shares of stock of the Extension Fund entitled to vote thereon, voting together as a single class.

Capital Commitments

Among other things, each tendering unitholder will commit, pursuant to the New Subscription Agreement, (i) to make a capital commitment to the Extension Fund to purchase additional shares of Common Stock in an aggregate amount equal to the New Subscription Amount, (ii) to expand the purposes for which the capital may be called during the Extension Fund Commitment Period, including to repay indebtedness, and (iii) to extend the date during which the capital may be called by the Extension Fund to the third anniversary of the completion of the Exchange. See “Description of New Subscription Agreement.”

Prior to an IPO or a Listing, the Extension Fund may seek to raise additional capital on a private placement basis from its existing stockholders or, to the extent the Extension Fund’s capital requirements exceed the capital commitments made available by the existing stockholders, from third parties and other affiliates of the Adviser. Any such additional capital raise may result in dilution to existing stockholders.

Commitment Period

The Extension Fund Commitment Period will commence on the closing date of the exchange offer. During the Extension Fund Commitment Period, capital may be called for any permitted purpose of the Extension Fund pursuant to the New Subscription Agreement, including to make new investments and to repay indebtedness.

Upon an IPO or a Listing, stockholders’ uncalled capital commitments will be automatically reduced to zero.

In the event that an IPO or Listing has not occurred as of the third anniversary of the closing date of the exchange offer, capital may only be called to cover certain expenses and fees, complete certain investments that were significantly in process prior to the expiration of the Extension Fund Commitment Period, fund debt repayments and effect certain follow-on investments in existing portfolio companies up to 10% of total capital commitments.

Market Opportunity

Direct Lending and the Extension Fund believe the middle-market lending environment provides attractive risk-adjusted investment opportunities as a result of a combination of the following factors:

Favorable Market Dynamics. Direct Lending and the Extension Fund believe the middle market remains one of the more attractive investment areas due to its large size, superior value relative to the broadly syndicated loan market, and the supply-demand imbalance that continues to favor non-bank lenders. Direct Lending and the Extension Fund believe market yields and leverage levels at middle-market companies remain attractive, creating a favorable investment environment.

Large and Growing U.S. Middle Market. The U.S. middle market is one of the largest markets by many measures, which the Extension Fund expects will enable it to maintain a high degree of deal selectivity. According to the National Center for the Middle Market (“NCMM”), there are nearly 200,000 middle-market businesses in the United States that collectively represent one-third of the private sector GDP. Surveys conducted by the NCMM indicate that middle-market companies reported year-over-year growth of 8.4% in the twelve months ended March 31, 2018 and expect a growth rate of nearly 6% over the next twelve months. Further, confidence levels are at or near all-time highs and companies are indicating their intent to continue making capital investments to support long-term growth. Direct Lending and the Extension Fund believe these middle-market companies represent a significant segment of the U.S. economy and that their continued growth will require substantial capital investments.

Leverage, Pricing and Risk. According to the S&P Global Market Intelligence LCD Comps Loan Stats Trends (Q1 2018), middle-market companies are generally less levered than large corporates. Middle-market loans also tend to achieve more attractive pricing and structures, including stricter documentation, tighter covenants and greater information/governance requirements, than large corporate or other broadly syndicated loans. From 2015 to Q1 2018, middle-markets loans exhibited an over 120 basis point yield premium over large corporate loans, according to Thomson Reuters Quarterly Middle Market Review (Q1 2018).

Market Environment Favors Non-Traditional Lenders. Traditional middle-market lenders, such as commercial and regional banks and commercial finance companies, have contracted their origination and lending activities following the global financial crisis of approximately 2008 to 2009 and are focused on more liquid asset classes or have exited the business entirely. At the same time, institutional investors have sought to invest in larger, more liquid offerings, limiting the ability of middle-market companies to raise debt capital through the public capital markets. This has resulted in other capital providers, such as BDCs, specialty finance companies, structured-credit vehicles such as collateralized loan obligations (“CLOs”), and private investment funds, actively investing in the middle market. Direct Lending and the Extension Fund believe the developments have created a large market opportunity for alternative lenders such as them. Further, the SBCAA, which became law in March 2018, may ease some of the regulatory burdens for BDCs, including the use of leverage.

Favorable Capital Markets Trends. Current and future demand for middle-market financings, driven by growth at the underlying businesses, increased private equity investment and upcoming maturities are expected to provide the Extension Fund with ample deal flow. According to the PitchBook U.S. Private Equity Middle Market Report (Q1 2018), private equity firms invested in 2,949 middle-market deals totaling $383 billion in 2017 and Q1 2018, with $155 billion of capital raised across 223 funds over the same period. Further, data from the Thompson Reuters Middle Market Review (Q1 2018) indicates that an estimated $581 billion of loan maturities for middle-market companies are due between 2018 and 2023. Direct Lending and the Extension Fund believe these impending maturities and significant capital overhang will provide a steady flow of attractive opportunities for well-positioned lenders with deep and longstanding market relationships.

Benefits of Traditional Middle Market Focus. Direct Lending and the Extension Fund believe there are significant advantages to their focus on the traditional middle market, a market they categorize to include borrowers with earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the range of approximately $10 million to $100 million. Traditional middle-market companies are established businesses with proven track-records, but are generally less levered than companies with EBITDA in excess of $100 million. Meanwhile, loans to middle-market borrowers generally offer more attractive economics in the form of upfront fees, spreads and prepayment penalties. Senior secured middle-market loans typically have strong defensive characteristics and are consistent with Direct Lending’s and the Extension Fund’s focus on principal preservation. These loans have priority in payment among a portfolio company’s security holders and carry the least risk among investments in the capital structure. These investments, which are secured by the company’s assets, typically contain carefully structured covenant packages which allow lenders to take early action in situations where obligors underperform. These characteristics can provide protection against credit deterioration. Middle-market lenders, particularly those with large investment sizes, such as Direct Lending and the Extension Fund, are often able to guide and complete more thorough due diligence investigations prior to investment than lenders in the broadly syndicated space.

Competitive Strengths

Industry Leading Platform. TCW is a leading global asset management firm with over $200 billion in assets under management across the equity, fixed income and alternatives markets. TCW has established a scaled direct lending platform (the “Direct Lending Group”), which has one of the longest track records and is among the largest middle-market direct lenders in the United States as measured by assets under management. The Direct Lending Group has a broad geographic presence with offices in Boston, New York, Chicago, Los Angeles and Atlanta and maintains strategic relationships throughout North America. The Direct Lending Group’s internal capabilities are augmented by the substantial resources and network of the TCW platform, including access to market intelligence and research, middle and back office operational support, and legal and compliance oversight.

As of March 31, 2018, the Direct Lending Group had over $3 billion of assets under management. The platform’s size and scale allows the Direct Lending Group to offer borrowers highly customized financing solutions with certainty of execution and no syndication risk, which Direct Lending and the Extension Fund believe makes the Direct Lending Group a value-added partner to borrowers seeking debt solutions. The Direct Lending Group’s large size and creative approach to structuring historically has contributed to the development of a consistent pipeline of investment opportunities regardless of broader economic conditions, which has allowed the Direct Lending Group to be highly selective with the transactions it chooses to underwrite. Further, this approach generally enables the Direct Lending Group to exert control over the diligence and documentation processes and ensure a focus on principal preservation, which Direct Lending and the Extension Fund believe enables the Direct Lending Group to drive attractive risk-adjusted returns.

Experienced Investment Team. Led by Richard T. Miller, the Direct Lending Group began managing its first fund in 2001. The Direct Lending Group’s 18 dedicated investment professionals have nearly 300 years of collective experience with significant investing, corporate finance, and merger and acquisition experience in addition to leveraged transactions, high yield financings and restructurings. Over its 17-year history, the Direct Lending Group has experienced minimal turnover of investment professionals. The core senior team of the Direct Lending Group has worked together since 2005, and a majority of the Direct Lending Group’s investment professionals have either worked together or collaborated in some manner prior to joining the Direct Lending Group. Direct Lending and the Extension Fund believe that the extensive experience and cohesiveness of the Direct Lending Group’s investment professionals provide the Direct Lending Group with a competitive strength in sourcing high-quality investments, developing creative financing solutions, and ultimately building a portfolio that Direct Lending and the Extension Fund believe will allow them to generate meaningful investment returns. Over its 17-year history, the Direct Lending Group has deployed over $8.0 billion across six funds, including Direct Lending, through multiple economic cycles and volatile credit environments.

Robust Direct Origination Platform. The Direct Lending Group’s long-term presence in the public and private capital markets, and reputation as a value-added partner to borrowers, has resulted in the development of an extensive network of strategic relationships which Direct Lending and the Extension Fund expect to continue generating a significant amount of investment opportunities. These relationships include capital market intermediaries, such as broker-dealers, investment bankers, commercial bankers, private equity sponsors, mergers and acquisitions bankers, restructuring professionals, accountants and other financial professionals, through whom the Direct Lending Group is able to source investment opportunities. The Direct Lending Group’s network also extends to the corporate community and includes senior management teams, independent industry consultants, attorneys and other business executives.

Direct Lending and the Extension Fund believe key factors that differentiate the Direct Lending Group to borrowers include:

•	speed and certainty of execution;

•	the ability to fully underwrite transactions;

•	the ability and willingness to perform robust due diligence in a timely manner;

•	a creative, partnership-minded approach to structuring and lending; and

•	senior level attention.

Differentiated Investment Strategy. The Direct Lending Group’s strategy has been developed, honed and tested over its 17-year history of investing in the middle market. The strategy was designed to take advantage of the attractive attributes of senior secured middle-market bank debt, and seeks to generate differentiated returns by originating opportunities that can yield above-market returns at a below-market risk profile through its direct origination-focused sourcing effort, approach to underwriting and structuring, and portfolio monitoring.

Loans to middle-market companies typically include the following attractive features:

•	underlying investments that are not accessible via traditional means of investing;

•	priority liens on borrower collateral ahead of junior and equity capital;

•	floating rate interest, which the Direct Lending Group believes provides embedded inflation and interest rate protection;

•	cash interest payments; and

•	structural protection via negotiated loan agreements, including covenants.

The Direct Lending Group strives to achieve its targeted return by employing an experienced team with a long-term presence in the market. As of March 31, 2018, the Direct Lending Group has directly originated a majority of its investments. The Direct Lending Group’s origination capability is an important component of its strategy as it allows the Direct Lending Group to focus on deals that fit its specific criteria, which include the following:

•	predominately first-lien senior secured investments with fulsome covenant packages;

•	middle-market borrowers with EBITDA greater than $15 million;

•	strong, sustainable cash flows;

•	conservative credit metrics, including debt-to-EBITDA and loan-to-value ratios; and

•	defensible market positions.

Direct origination also provides the Direct Lending Group with greater control of the transaction process and allows it to:

•	gain incremental economics via agency fees, as well as additional interest and fees as a result of arrangements with other lenders in a syndication;

•	determine and execute on critical due diligence items;

•	structure and negotiate loan documents and financial covenants;

•	maintain direct dialogue with management throughout life of the deal; and

•	monitor the investment through repayment.

Documentation is a key part of the Direct Lending Group’s investment process. The Direct Lending Group rarely invests in syndicated and broader market loan offerings, instead focusing on single lender or small club transactions, which typically enables it to drive diligence, structuring and documentation in order to thoughtfully invest and address the requirements of both the borrower and the fund. The objective of this process is to provide the borrower’s management with the operating flexibility to effectively manage the business while creating accountability to the Direct Lending Group.

Carefully Constructed, Proprietary Portfolio. The Direct Lending Group has maintained a disciplined approach to investing and a consistent risk profile since its inception. Direct Lending’s portfolio is constructed with a focus on principal preservation and risk-adjusted returns, contributing to stable yet meaningful investment income generation. The Direct Lending Group believes its current portfolio has exposure across a broad range of borrowers, industries and other metrics, including limited exposure to the oil and gas sector. Investments are predominantly U.S. dollar-denominated and in U.S.-based companies.

As of March 31, 2018, Direct Lending had investments across 26 portfolio companies with a weighted average yield of debt and income-producing securities of 10.6%. The portfolio is comprised of approximately 99% first lien senior secured positions (including Strategic Ventures) and, excluding any equity investments, is 100% floating rate in nature. Direct Lending’s portfolio included $1.4 billion of investments at fair value as of March 31, 2018. The Direct Lending Group has invested across cycles for the last 17 years and has a substantially lower annualized cumulative realized loss rate since its inception versus commercial and industrial bank loans over the same time period, based on The Federal Reserve—Charge-Off and Delinquency Rates on Loans and Leases at Commercial Banks.

The Adviser

The Extension Fund’s investment activities will be managed by the Adviser. Subject to the overall supervision of the Extension Fund’s board of directors, the Adviser will manage the Extension Fund’s day-to-day operations and provide investment advisory and management services to the Extension Fund pursuant to the Extension Fund Advisory Agreement. For more information regarding the Extension Fund Advisory Agreement, see “Management and Other Agreements of the Extension Fund.” The Extension Fund’s assets will be managed by the Adviser’s Direct Lending Group. For more information regarding the Adviser, see “Business of Direct Lending—The Adviser.”

The Adviser is responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring the Extension Fund’s investments and monitoring its portfolio companies on an ongoing basis.

Investment Strategy

The investment strategy of the Extension Fund will be substantially the same as that of Direct Lending. See “Business of Direct Lending—Investment Strategy.”

Investments

Following the Exchange, the Extension Fund will hold a pro rata portion of each portfolio investment of Direct Lending based on the percentage of Units tendered and accepted in the exchange offer. See “Business of Direct Lending—Investments” and “Portfolio Companies of Direct Lending.”

Managerial Assistance

A BDC must offer significant managerial assistance to its portfolio companies. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does in fact provide, significant guidance and counsel concerning the management, operations or business objectives and policies of the portfolio company. The Adviser or an affiliate thereof may provide such managerial assistance on the Extension Fund’s behalf to portfolio companies that request such assistance. The Extension Fund may receive fees for these services and reimburse the Adviser for its allocated costs in providing this assistance, subject to the review and approval by the board of directors, including a majority of the Independent Directors. See “Regulation—Regulation as a Business Development Company—Managerial Assistance to Portfolio Companies.”

Administration

The Extension Fund does not currently have any employees and does not expect to have any employees. Services necessary for its business will be provided through the Extension Fund Administration Agreement and the Extension Fund Advisory Agreement. Each of the Extension Fund’s executive officers will be an employee of the Adviser.

Competition

The competitive environment of the Extension Fund will be substantially similar to that of Direct Lending. See “Business of Direct Lending—Competition” and “Risk Factors—Risks Related to the Extension Fund’s Business and Structure—The Extension Fund will operate in a highly competitive market for investment opportunities.”

Properties

The Extension Fund maintains its principal executive office at 200 Clarendon Street, 51st Floor, Boston, MA 02116. It does not own any real estate.

Legal Proceedings

The Extension Fund is not currently subject to any material legal proceedings, nor, to its knowledge, is any material legal proceeding threatened against it. From time to time, the Extension Fund may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of its rights under loans to or other contracts with its portfolio companies.

MANAGEMENT OF THE EXTENSION FUND

The Extension Fund’s business and affairs are managed under the direction of its board of directors. The Extension Fund’s board of directors consists of five members, four of whom will not be “interested persons” of the Extension Fund, the Adviser or their respective affiliates as defined in Section 2(a)(19) of the 1940 Act upon completion of the exchange offer. These individuals are referred to in this section as the “Independent Directors.”

The board elects the Extension Fund’s officers and the officers will serve until their resignation or termination or until their successors are duly appointed and qualified. The responsibilities of the board include, among other things, oversight of investment activities, quarterly valuation of assets, oversight of financing arrangements, and corporate governance activities. The board of directors has ultimate authority over the Extension Fund’s operations, but has delegated the authority to manage the Extension Fund’s assets to the Adviser.

Upon the effectiveness of the amended and restated certificate of incorporation, the board of directors will be divided into three classes, each serving staggered, three-year terms. However, the initial members of the three classes will have initial terms of one, two and three years. The initial term of the Class I director will expire at the 2019 annual meeting of stockholders; the terms of the Class II directors will expire at the 2020 annual meeting of stockholders; and the terms of the Class III directors will expire at the 2021 annual meeting of stockholders.

As part of the Exchange, the Extension Fund will adopt the amended and restated certificate of incorporation (i.e., the certificate of incorporation) and the amended and restated bylaws (i.e., the bylaws), which are described in this section.

Board of Directors of the Extension Fund

The members of the Extension Fund’s board of directors since May 2018 are Messrs. Miller, Adler, Mykrantz, Cobb and Flemma. Messrs. Miller, Adler, Mykrantz and Cobb also serve as directors of Direct Lending and they serve in the same classes on the Extension Fund board as they do at Direct Lending. See “Management of Direct Lending—Board of Directors of Direct Lending.” Mr. Flemma is a Class III director and an Independent Director of the Extension Fund. Certain biographical information regarding Mr. Flemma is provided below.

Name, Address and Year of Birth	Position(s) Held with the Extension Fund, Length of Time Served and Term of Office	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director	Other Directorships Held by Director During Past Five Years
Saverio M. Flemma (born 1962)	Director since May 2018 (term expires in 2021)	President and Founder of SF Advisors (since January 2018 and 2009—2016). Previously Senior Investment Banker at Drexel Hamilton (2016—2018).	2	Director and Audit Committee Member of Fund VII

Saverio M. Flemma

Saverio M. Flemma founded SF Advisors, a financial advisory firm, where he advises companies on capital structure and financing-related issues and business owners on the sale of their companies. He was a senior banker at Drexel Hamilton, LLC, an investment banking and securities brokerage firm, prior to rejoining SF Advisors. Mr. Flemma also served as a managing director in the Investment Banking division of Deutsche Bank Securities. In addition, he has served as a managing director in the Investment Banking division of Banc of America Securities. He began his career at Chemical Bank. Mr. Flemma earned a B.A. in Economics from Rollins College.

Information Regarding the Board and its Committees

The board has an audit committee and a special transactions committee and may establish additional committees from time to time as necessary.

Board Composition

The Extension Fund’s bylaws will provide that the affirmative vote of the holders of a majority of the votes cast in the election of directors at a meeting of stockholders duly called and at which a quorum is present will be required to elect a director (provided that if, as of ten days following the date that the Extension Fund first mails the notice of the meeting to the stockholders, the number of nominees for the directorships subject to election at the meeting exceeds the number of directors to be elected, such directors will be elected by the vote of a plurality of the votes cast). Pursuant to the bylaws, the Extension Fund’s board of directors may amend the bylaws to alter the vote required to elect directors.

The certificate of incorporation will provide that, subject to the special rights of the holders of Preferred Stock to elect additional directors, the total number of directors will be fixed by or in the manner provided in the bylaws. The bylaws will provide that the number of directors will be set only by the board of directors. The bylaws will provide that the board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be fewer than one or more than twelve unless the bylaws are amended, in which case the Extension Fund may have more than twelve directors but never fewer than one, and no decrease in the number of directors may shorten the term of any incumbent director. The certificate of incorporation will provide that any and all vacancies and newly created directorships on the board of directors shall be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy or newly created directorship will serve for the remainder of the full term of the directorship in which the vacancy occurred or the full term of the class in which the newly created directorship was created and until a successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal, subject to any applicable requirements of the 1940 Act and the rights of any holders of Preferred Stock.

The certificate of incorporation will provide that a director elected by the stockholders generally may be removed only for cause by the affirmative vote of 75% of the holders of the Extension Fund’s capital stock then outstanding and entitled to vote in the election of directors.

Board Leadership Structure

The Extension Fund’s business and affairs are managed under the direction of its board, including the responsibilities performed for the Extension Fund pursuant to the Extension Fund Advisory Agreement. Among other things, the board sets broad policies for the Extension Fund and approves the appointment of the Extension Fund’s investment adviser, administrator and officers and, with the Audit Committee (as described below), approves the engagement, and will review the performance of, the Extension Fund’s independent registered public accounting firm. The role of the board and of any individual director is expected to be one of oversight, and not of management, of the day-to-day affairs of the Extension Fund.

The board currently consists of five directors, four of whom will be Independent Directors upon completion of the exchange offer. As part of each regular board meeting, the Independent Directors will meet separately from management. The board will review its leadership structure periodically as part of its annual self-assessment process and the Extension Fund believes that its structure is appropriate to enable the board to exercise its oversight of the Extension Fund.

Mr. Miller is the Chairman of the Extension Fund’s board of directors. The Extension Fund’s board does not currently have a designated lead independent director. Instead, all of the Independent Directors will play an active role on the board. The Independent Directors will compose a majority of the Extension Fund’s board, and will be closely involved in all material deliberations related to the Extension Fund. The board believes that, with these practices, each Independent Director will have an equal stake in the board’s actions and oversight role and equal accountability to the Extension Fund and its stockholders.

Director Independence

To the extent required by the 1940 Act, a majority of the board will consist of directors who are not “interested persons” of the Extension Fund, of the Adviser, or of any of their respective affiliates, as defined in the 1940 Act (i.e., Independent Directors). Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and the Extension Fund, the Adviser, or of any their respective affiliates, the board has determined that Messrs. Mykrantz, Adler, Cobb and Flemma will qualify as Independent Directors upon completion of the exchange offer.

Mr. Adler holds certain securities of one of the dealer managers (or their affiliates). As a result, Mr. Adler may be considered an “interested person” of the Extension Fund during the pendency of this exchange offer under relevant rules of the 1940 Act and may not be considered an Independent Director of the Extension Fund during that period. The directors considered to be the Independent Directors of the Extension Fund prior to the completion of the exchange offer are Messrs. Mykrantz, Cobb and Flemma.

In the event the Extension Fund undergoes an IPO or a Listing, it intends to comply with the director independence standards (including with respect to the committees of the Extension Fund’s board) of the relevant stock exchange.

Board Oversight of Risk Management

The board will oversee the services provided by the Adviser, including certain risk management functions. Risk management is a broad concept composed of many disparate elements (such as, for example, investment risk, issuer and counterparty risk, compliance risk, operational risk (including risks related to cybersecurity), and business continuity risk). Consequently, board oversight of different types of risks will be handled in different ways, and the board will implement its risk oversight function both as a whole and through board committees. In the course of providing oversight, the board and its committees will receive reports on the Extension Fund’s activities, including regarding the Extension Fund’s investment portfolio and its financial accounting and reporting. The Audit Committee’s meetings with the Extension Fund’s independent registered public accounting firm also will contribute to its oversight of certain internal control risks. In addition, the board will meet periodically with the officers of the Extension Fund and representatives of the Adviser to receive reports regarding the management of the Extension Fund, including certain investment and operational risks, and the Independent Directors are encouraged to communicate directly with senior management.

The Extension Fund believes that the board’s role in risk oversight must be evaluated on a case-by-case basis and that its existing role in risk oversight is appropriate. Management believes that the Extension Fund will have robust internal processes in place and a strong internal control environment to identify and manage risks. However, not all risks that may affect the Extension Fund can be identified or processes and controls developed to eliminate or mitigate their occurrence or effects, and some risks are beyond any control of the Extension Fund or the Adviser, its affiliates or other service providers.

Stockholder Meetings

The Extension Fund will hold an annual meeting of stockholders for the purposes of electing directors whose terms expire at the meeting and for such other business as may lawfully come before the meeting. The annual meetings will be held on such date and at such time as may be designated from time to time by the board and stated in the notice of the annual meeting. A quorum of the stockholders at any meeting of stockholders will generally consist of stockholders holding a majority in voting power of the issued and outstanding shares of capital stock of the Extension Fund entitled to vote at the meeting, present in person or represented by proxy. When a quorum is present at any meeting of stockholders, the vote of stockholders holding a majority in voting power of the shares of capital stock present in person and represented by proxy and entitled to vote on the matter in question will decide such matter, unless the matter is one upon which, by express provision of applicable law, rules or regulation, or of the certificate of incorporation or the bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such matter.

Audit Committee

The Extension Fund has a standing audit committee (as used in this section, the “Audit Committee”) established in accordance with Section 3(a)(58)(A) of the Exchange Act, which consists of Messrs. Mykrantz, Cobb and Flemma, all of whom are Independent Directors. The principal functions of the Audit Committee will be to select, engage and discharge the Extension Fund’s independent registered public accounting firm, review the plans, scope and results of the audit engagement with the Extension Fund’s independent registered public accounting firm, approve professional services provided by the Extension Fund’s independent registered public accounting firm (including compensation therefor), review the independence of the Extension Fund’s independent registered public accounting firm, review the adequacy of the Extension Fund’s internal control over financial reporting, establish guidelines and make recommendations to the board regarding the selection of the independent public accounting firm and the valuation of the Extension Fund’s loans and investments, and take any other actions consistent with the Audit Committee charter or as may be authorized by the board. Mr. Flemma will serve as Chairman of the Audit Committee, and has been designated as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K promulgated by the SEC.

The board has adopted a written charter for its Audit Committee, which will be filed with the proxy statement for the first annual meeting of stockholders.

Nominating Committee

The Extension Fund will not have a nominating committee or a charter relating to the nomination of directors. Decisions on director nominees will be made through consultation among the Independent Directors. The Independent Directors will consider possible candidates to fill vacancies and newly created directorships on the board, review the qualifications of candidates recommended by stockholders and others, and recommend the slate of director nominees to be proposed for election by stockholders at each annual meeting. The Independent Directors believe that they can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function. The Independent Directors have not adopted any specific policies or practices to determine nominations for the Extension Fund’s directors other than as described herein and as set forth in the bylaws. The Independent Directors are not expected to utilize the services of any third party to assist in identifying and evaluating director nominees.

Compensation Committee

The Extension Fund will not have a compensation committee because its executive officers will not receive any direct compensation from the Extension Fund. However, the compensation payable to the Extension Fund’s Adviser, pursuant to the Extension Fund Advisory Agreement, will be separately approved by a majority of the Independent Directors. In addition, the compensation paid to the directors will be established and approved by the Independent Directors.

Special Transactions Committee

The Extension Fund has a standing special transactions committee (as used in this section, the “Special Transactions Committee”). The principal functions of the Special Transactions Committee will be to review and approve potential co-investment transactions as defined by and subject to the Co-Investment Exemptive Order that Direct Lending and the Adviser received from the SEC (“Co-Investment Transactions”) and other potential transactions. For more information regarding the Co-Investment Exemptive Order, see “Regulation—Regulation as a Business Development Company—General.”

Messrs. Mykrantz, Cobb and Flemma are members of the Special Transactions Committee with respect to review and approval of Co-Investment Transactions. Messrs. Mykrantz, Adler, Cobb and Flemma are members of the Special Transactions Committee with respect to review and approval of other potential transactions.

Board of Directors and Committee Meetings Held

The board of the Extension Fund has had one meeting. The Extension Fund does not currently have a policy with respect to board member attendance at annual meetings.

Stockholder Communications with Directors

The board has established procedures whereby stockholders and other interested parties may send communications to the entire board, the Independent Directors as a group or an individual director by mail addressed to the director group or applicable director, in the care of the Secretary of the Extension Fund at the Extension Fund’s principal offices at TCW Middle Market Lending Opportunities BDC, Inc., 200 Clarendon Street, 51st Floor, Boston, MA 02116. Such communications should specify the intended recipient or recipients. The Secretary will forward any communications received directly to the intended recipient for review.

Compensation of Directors

Each of the Extension Fund’s directors who are not employees of the Extension Fund or the Adviser will receive an annual retainer fee, payable once per year. The initial amount of the annual retainer will be determined after the completion of the Exchange. In addition, each director who is not an employee of the Extension Fund or the Adviser will receive $2,500 for each board meeting in which he participates and will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with participating in each board meeting.

Each Audit Committee member will also receive $1,000 for each meeting of the Extension Fund’s Audit Committee in which he participates. With respect to each Audit Committee meeting not held concurrently with a board meeting, each Audit Committee member will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with participating in such Audit Committee meeting. In addition, the Chairman of the Audit Committee will, in his or her capacity as such, receive an annual retainer of $15,000.

As of May 21, 2018, no compensation has been paid to the Extension Fund’s directors in their capacity as such. The Extension Fund will not have any retirement or pension plans or any compensation plans under which the Extension Fund’s equity securities would be authorized for issuance.

Executive Officers of the Extension Fund

The officers of the Extension Fund are appointed by the board either at its annual meeting or at any subsequent regular or special meeting of the board. The board of the Extension Fund has appointed Messrs. Miller, Krause and Engelsman to hold office at the discretion of the board until their successors are duly appointed and qualified or until their resignation or removal. The officers of Direct Lending will serve in the same positions at the Extension Fund. See “Management of Direct Lending—Executive Officers of Direct Lending.”

Compensation of Executive Officers

The Extension Fund does not currently have any employees and does not expect to have any employees. Services necessary for the Extension Fund’s business, including such services provided by the Extension Fund’s executive officers, will be provided by individuals who are employees of the Adviser, pursuant to the terms of the Extension Fund Advisory Agreement and the Extension Fund Administration Agreement. Therefore, the Extension Fund’s day-to-day investment operations will be managed by the Adviser, and most of the services necessary for the origination and administration of the Extension Fund’s investment portfolio will be provided by investment professionals employed by the Adviser.

None of the Extension Fund’s executive officers will receive direct compensation from the Extension Fund. Under the Extension Fund Administration Agreement, the Extension Fund will reimburse the Administrator for expenses incurred by it on the Extension Fund’s behalf in performing its obligations under the Extension Fund Administration Agreement. Certain of the Extension Fund’s executive officers, through their ownership interest in or management positions with the Adviser, may be entitled to a portion of any profits earned by the Adviser, which includes any fees payable to the Adviser under the terms of the Extension Fund Advisory Agreement, less expenses incurred by the Adviser in performing its services under the Extension Fund Advisory Agreement. The Adviser may pay additional salaries, bonuses, and individual performance awards and/or individual performance bonuses to the Extension Fund’s executive officers in addition to their ownership interest.

Portfolio Management of the Extension Fund

The management of the Extension Fund’s investment portfolio will be the responsibility of the Adviser and its Direct Lending Group, and the Extension Fund considers the members of the Adviser’s Direct Lending Group to be the Extension Fund’s portfolio managers. For more information regarding the members of the Adviser’s Direct Lending Group, see “Management of Direct Lending—Portfolio Management of Direct Lending.”

Stock Ownership of Directors and Portfolio Managers

Certain directors and portfolio managers of the Extension Fund hold Units of Direct Lending. Each Extension Fund director and portfolio manager that is a unitholder will have the option to elect to participate in the Exchange in the same manner as all other unitholders. See “Management of Direct Lending,” “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Party Transactions” for more information.

MANAGEMENT AND OTHER AGREEMENTS OF THE EXTENSION FUND

The Adviser and Administrator

The Extension Fund’s investment activities will be managed by the Adviser. Subject to the overall supervision of the Extension Fund’s board of directors, the Adviser will manage the Extension Fund’s day-to-day operations of, and provide investment advisory and management services to, the Extension Fund, pursuant to the Extension Fund Advisory Agreement. For a description of the Adviser, see “Management and Other Agreements of Direct Lending—The Adviser and Administrator.”

The Adviser will be responsible for sourcing investment opportunities, conducting industry research, performing diligence on potential investments, structuring the Extension Fund’s investments and monitoring the Extension Fund’s portfolio companies on an ongoing basis.

Other services necessary for the Extension Fund’s business will be provided by the Administrator (or one or more delegated service providers), which will oversee the maintenance of the Extension Fund’s financial records and otherwise assist the Extension Fund’s compliance with regulations applicable to a BDC under the 1940 Act and a RIC under the Code, prepare reports to the Extension Fund’s stockholders, monitor the payment of the Extension Fund’s expenses and the performance of other administrative or professional service providers, and generally provide the Extension Fund with administrative and back office support.

The Direct Lending Group

The Extension Fund’s assets will be managed by the Adviser’s Direct Lending Group. See “Management and Other Agreements of Direct Lending—The Adviser and Administrator—The Direct Lending Group.”

The Direct Lending Group’s Investment Committee

The Direct Lending Group’s Investment Committee evaluates and approves all investments by the Adviser. See “Management and Other Agreements of Direct Lending—The Adviser and Administrator—The Direct Lending Group’s Investment Committee.”

Investment Advisory Agreement

On May 21, 2018, the Extension Fund’s board of directors and the board of directors of Direct Lending, as sole stockholder of the Extension Fund, approved the Extension Fund Advisory Agreement, to be entered into by the Extension Fund with the Adviser at or before the closing of the exchange offer. Unless earlier terminated, the Extension Fund Advisory Agreement will be effective for a period of two years and will remain in effect from year to year thereafter if approved annually by (i) the vote of the board or by the vote of a majority of the Extension Fund’s outstanding voting securities, and (ii) the vote of a majority of the Independent Directors of the board.

Pursuant to the Extension Fund Advisory Agreement, and subject to the overall supervision of the board, the Adviser will manage the Extension Fund’s day-to-day operations and provide investment advisory services to the Extension Fund. Under the terms of the Extension Fund Advisory Agreement, the Adviser will:

•	formulate and implement the Extension Fund’s investment program;

•	determine the composition of the Extension Fund’s portfolio, the nature and timing of the changes to the portfolio and the manner of implementing such changes;

•	identify, source, research, evaluate and negotiate the structure of the Extension Fund’s investments (including performing due diligence on prospective portfolio companies);

•	close, monitor and administer the Extension Fund’s investments, including the exercise of any rights in its capacity as a lender;

•	determine the securities and other assets the Extension Fund will originate, purchase, retain or sell;

•	place orders for the purchase or sale of portfolio securities for the Extension Fund’s account with broker-dealers selected by the Adviser;

•	pay such expenses as are incurred by it in connection with providing its services to the Extension Fund;

•	coordinate with the Administrator; and

•	provide the Extension Fund such other investment advisory, research and related services as it may, from time to time, require.

The Adviser’s services under the Extension Fund Advisory Agreement will not be exclusive, and the Adviser is free to furnish similar or other services to others so long as its services to the Extension Fund are not impaired.

Subject to the prior approval of the Extension Fund’s board of directors and, to the extent required, the Extension Fund’s stockholders, the Adviser may from time to time enter into one or more sub-advisory agreements with other investment advisers (each a “Sub-Adviser”), to assist the Adviser in the performance of the Extension Fund Advisory Agreement. However, the compensation of any Sub-Adviser will be paid by the Adviser and the Adviser will be fully responsible to the Extension Fund for the acts and omissions of any Sub-Adviser as it is for its own acts and omissions. Any sub-advisory agreement entered into by the Adviser will be in accordance with the requirements of the 1940 Act and other applicable federal and state law.

Under the Extension Fund Advisory Agreement, the Adviser will receive a management fee and an incentive fee from the Extension Fund as described below.

Management Fee

The Extension Fund will pay the Adviser the Extension Fund Management Fee, accrued and payable quarterly in arrears. The Extension Fund Management Fee will be calculated separately with respect to the Extension Fund’s gross assets (including existing portfolio investments) that are transferred to the Extension Fund by operation of the Exchange (i.e., the Legacy Portfolio) and gross assets (including new portfolio investments) that are acquired or originated by the Extension Fund concurrent with or following the completion of the Exchange (i.e., the Subsequent Portfolio).

The Extension Fund Management Fee in respect of the Legacy Portfolio is calculated at an annual rate of 0.75% (0.1875% per quarter) of the average value of the Legacy Portfolio (excluding cash or cash equivalents (such as investments in money market funds), but including assets purchased with borrowed amounts) at the end of each of the two most recently completed calendar quarters (except, in the case of the Extension Fund’s first quarter of operations, as of such quarter-end).

The Extension Fund Management Fee in respect of the Subsequent Portfolio is calculated at an annual rate of 1.50% (0.375% per quarter) of the average value of the Subsequent Portfolio (excluding cash or cash equivalents (such as investments in money market funds), but including assets purchased with borrowed amounts) at the end of each of the two most recently completed calendar quarters (except, in the case of the Extension Fund’s first quarter of operations, as of such quarter-end).

The Extension Fund Management Fee for any partial quarter will be appropriately prorated.

Any (i) transaction, advisory, consulting, management, monitoring, directors’ or similar fees, (ii) closing, investment banking, finders’, transaction or similar fees, (iii) commitment, breakup or topping fees or litigation proceeds and (iv) other fee or payment of services performed or to be performed with respect to an investment or proposed investment received from or with respect to portfolio companies or prospective portfolio companies in connection with the Extension Fund’s activities will be the property of the Extension Fund. Notwithstanding the foregoing, for administrative or other reasons, certain fees (including any fees for administrative agent services provided by the Adviser or an affiliate with respect to a particular loan or portfolio of loans made by the Extension Fund) may be paid to the Adviser or the affiliate (rather than directly to the Extension Fund), in which case the amount of such fees (net of any related expenses associated with the generation of such fees borne by the Adviser or such affiliate that have not been and will not be reimbursed by the portfolio company) shall be paid to the Extension Fund or shall offset amounts (including the Extension Fund Management Fee) otherwise payable by the Extension Fund to the Adviser.

Incentive Fee

The Extension Fund Incentive Fee consists of two components that are determined independent of each other, with the result that one component may be payable even if the other is not. The Extension Fund Incentive Fee is calculated as described below.

A portion of the Extension Fund Incentive Fee is based on income and a portion is based on capital gains, each as described below. The Adviser is entitled to receive the Extension Fund Incentive Fee based on income if Pre-Incentive Fee Net Investment Income (as defined below) exceeds a quarterly “hurdle rate” of 1.75%. For this purpose, the hurdle is computed by reference to the Extension Fund’s net asset value and does not take into account changes in the market price, if any, of the Extension Fund’s Common Stock.

The Extension Fund Incentive Fee based on income is determined and paid quarterly in arrears at the end of each calendar quarter by reference to the Extension Fund’s aggregate net investment income, as adjusted as described below, from the calendar quarter then ending and the eleven preceding calendar quarters (or if shorter, the number of quarters that have occurred since the completion of the Exchange) (such period the “Trailing Twelve Quarters”). The Extension Fund Incentive Fee based on capital gains is determined and paid annually in arrears at the end of each calendar year by reference to an “Annual Period,” which means the period beginning on January 1 of each calendar year and ending on December 31 of such calendar year or, in the case of the first and last year, the appropriate portion thereof.

The hurdle amount for the Extension Fund Incentive Fee based on income is determined on a quarterly basis and is equal to 1.75% multiplied by the Extension Fund’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters (the “Hurdle Amount”). The Hurdle Amount is calculated after making appropriate adjustments to the Extension Fund’s net asset value for subscriptions and distributions that occurred during the relevant Trailing Twelve Quarters. The Extension Fund Incentive Fee for any partial period will be appropriately prorated.

Quarterly Incentive Fee Based on Income

For the portion of the Extension Fund Incentive Fee based on income, the Extension Fund pays the Adviser a quarterly Extension Fund Incentive Fee based on the amount by which (A) aggregate net investment income (“Pre-Incentive Fee Net Investment Income”) in respect of the relevant Trailing Twelve Quarters exceeds (B) the Hurdle Amount for such Trailing Twelve Quarters. The amount of the excess of (A) over (B) described in this paragraph for such Trailing Twelve Quarters is referred to as the “Excess Income Amount.” Pre-Incentive Fee Net Investment Income is net of all fees and expenses accrued during the applicable calendar quarters, including the Extension Fund Management Fee but excluding any Extension Fund Incentive Fee.

The Extension Fund Incentive Fee based on income for each quarter is determined as follows:

•	No Extension Fund Incentive Fee based on income is payable to the Adviser for any calendar quarter for which there is no Excess Income Amount;

•	100% of the Pre-Incentive Fee Net Investment Income, if any, for the Trailing Twelve Quarters that exceeds the Hurdle Amount, but is less than or equal to an amount, referred to as the “Catch-up

Amount,” determined on a quarterly basis by multiplying 2.1875% by the Extension Fund’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters is included in the calculation of the Extension Fund Incentive Fee based on income; and

•	20% of the Pre-Incentive Fee Net Investment Income that exceeds the Catch-up Amount is included in the calculation of the Extension Fund Incentive Fee based on income.

The amount of the Extension Fund Incentive Fee based on income that is paid to the Adviser for a particular quarter equals the excess of the Extension Fund Incentive Fee so calculated minus the aggregate Extension Fund Incentive Fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarters but not in excess of the Incentive Fee Cap (as described below).

The Extension Fund Incentive Fee based on income that is paid to the Adviser for a particular quarter is subject to a cap (the “Incentive Fee Cap”). The Incentive Fee Cap for any quarter is an amount equal to (a) 20% of the Cumulative Net Return (as defined below) during the relevant Trailing Twelve Quarters minus (b) the aggregate Extension Fund Incentive Fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarters.

“Cumulative Net Return” means (x) the Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters minus (y) any Net Capital Loss in respect of the relevant Trailing Twelve Quarters. If, in any quarter, the Incentive Fee Cap is zero or a negative value, the Extension Fund pays no Extension Fund Incentive Fee based on income to the Adviser for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is a positive value but is less than the Extension Fund Incentive Fee based on income that is payable to the Adviser for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, the Extension Fund pays an Extension Fund Incentive Fee based on income to the Adviser equal to the Incentive Fee Cap for such quarter. If, in any quarter, the Incentive Fee Cap for such quarter is equal to or greater than the Extension Fund Incentive Fee based on income that is payable to the Adviser for such quarter (before giving effect to the Incentive Fee Cap) calculated as described above, the Extension Fund pays an Extension Fund Incentive Fee based on income to the Adviser equal to the Extension Fund Incentive Fee calculated as described above for such quarter without regard to the Incentive Fee Cap.

“Net Capital Loss” in respect of a particular period means the difference, if positive, between (i) aggregate capital losses, whether realized or unrealized, in such period and (ii) aggregate capital gains, whether realized or unrealized, in such period. For purposes of calculating Net Capital Loss, net cumulative unrealized losses on the Legacy Portfolio as of the consummation of the Exchange will be deemed to have occurred during the initial calendar quarter immediately following consummation of the Exchange.

The following is a graphical representation of the calculation of the Extension Fund Incentive Fee based on income:

Extension Fund Incentive Fee based on Income

Percentage of Pre-Incentive Fee Net Investment Income comprising the Extension Fund Incentive Fee based on Income

(expressed as an annualized rate(1) of return on the value of net assets as of the beginning of each of the quarters included in the Trailing Twelve Quarters)

(1)	The Extension Fund Incentive Fee is determined on a quarterly basis but has been annualized for purposes of the above diagram. The diagram also does not reflect the Incentive Fee Cap.

Annual Incentive Fee Based on Capital Gains.

The portion of the Extension Fund Incentive Fee based on capital gains is calculated on an annual basis. For each Annual Period, the Extension Fund pays the Adviser an amount equal to (A) 20% of the difference, if positive, of the sum of the Extension Fund’s aggregate realized capital gains, if any, computed net of its aggregate realized capital losses, if any, and its aggregate unrealized capital depreciation, in each case from inception of the Extension Fund (and with respect to the Legacy Portfolio, from inception of Direct Lending) until the end of such Annual Period minus (B) the cumulative amount of Extension Fund Incentive Fees based on capital gains previously paid to the Adviser from inception of the Extension Fund. For the avoidance of doubt, unrealized capital appreciation is excluded from the calculation in clause (A) above.

The Extension Fund accrues, but does not pay, a portion of the Extension Fund Incentive Fee based on capital gains with respect to net unrealized appreciation. Under U.S. GAAP, the Extension Fund is required to accrue the Extension Fund Incentive Fee based on capital gains that includes net realized capital gains and losses and net unrealized capital appreciation and depreciation on investments held at the end of each period. In calculating the accrual for the Extension Fund Incentive Fee based on capital gains, the Extension Fund considers the cumulative aggregate unrealized capital appreciation in the calculation, since an Extension Fund Incentive Fee based on capital gains would be payable if such unrealized capital appreciation were realized, even though such unrealized capital appreciation is not permitted to be considered in calculating the fee payable under the Extension Fund Advisory Agreement. This accrual is calculated using the aggregate cumulative realized capital gains and losses and aggregate cumulative unrealized capital appreciation or depreciation. If such amount is positive at the end of a period, then the Extension Fund records a capital gains incentive fee equal to 20% of such amount, minus the aggregate amount of actual Extension Fund Incentive Fees based on capital gains paid in all prior periods. If such amount is negative, then there is no accrual for such period. There can be no assurance that such unrealized capital appreciation will be realized in the future.

Example of Calculation of the Incentive Fee based on Income

Assumptions(1)

•	Quarter 1

•	Net Asset Value at the start of Quarter 1 = $100.0 million

•	Quarter 1 Pre-Incentive Fee Net Investment Income = $6.0 million

•	Quarter 1 Net Capital Gain = $1.0 million

•	Quarter 1 Hurdle Amount = $1.75 million (calculated based on an annualized 7.00% hurdle rate)

•	Quarter 1 Catch-up Amount = $2.1875 million (calculated based on an annualized 8.75% rate)

•	Quarter 2

•	Net Asset Value at the start of Quarter 2 = $100.0 million

•	Quarter 2 Pre-Incentive Fee Net Investment Income = $1.5 million

•	Quarter 2 Net Capital Gain = $1.0 million

•	Quarter 2 Hurdle Amount = $1.75 million (calculated based on an annualized 7.00% hurdle rate)

•	Quarter 2 Catch-up Amount = $2.1875 million (calculated based on an annualized 8.75% rate)

•	Quarter 3

•	Net Asset Value at the start of Quarter 3 = $100.0 million

•	Quarter 3 Pre-Incentive Fee Net Investment Income = $2.0 million

•	Quarter 3 Net Capital Loss = ($6.0) million

•	Quarter 3 Hurdle Amount = $1.75 million (calculated based on an annualized 7.00% hurdle rate)

•	Quarter 3 Catch-up Amount = $2.1875 million (calculated based on an annualized 8.75% rate)

•	Quarter 4

•	Net Asset Value at the start of Quarter 4 = $100.0 million

•	Quarter 4 Pre-Incentive Fee Net Investment Income = $3.5 million

•	Quarter 4 Net Capital Gain = $3.0 million

•	Quarter 4 Hurdle Amount = $1.75 million (calculated based on an annualized 7.00% hurdle rate)

•	Quarter 4 Catch-up Amount = $2.1875 million (calculated based on an annualized 8.75% rate)

(1)	For illustrative purposes, Net Asset Value is assumed to be $100.0 million as of the beginning of all four quarters and does not give effect to gains or losses in the preceding quarters.

Determination of Incentive Fee based on income

In Quarter 1, the Pre-Incentive Fee Net Investment Income of $6.0 million exceeds the Hurdle Amount of $1.75 million and the Catch-up Amount of $2.1875 million. There are no Net Capital Losses. As a result, an Extension Fund Incentive Fee based on income of $1.2 million ((100% of $437,500) + (20% of $3,812,500)) is payable to the Adviser for Quarter 1.

In Quarter 2, the Quarter 2 Pre-Incentive Fee Net Investment Income of $1.5 million does not exceed the Quarter 2 Hurdle Amount of $1.75 million, but the aggregate Pre-Incentive Fee Net Investment Income for the Trailing Twelve Quarters of $7.5 million exceeds the aggregate Hurdle Amount for the Trailing Twelve Quarters of $3.5 million and the aggregate Catch-up Amount for the Trailing Twelve Quarters of $4.375 million. There are no Net Capital Losses. As a result, an Extension Fund Incentive Fee based on income of $300,000 ($1.5 million (100% of $875,000) + (20% of 3,125,000) minus $1.2 million paid in Quarter 1) is payable to the Adviser for Quarter 2.

In Quarter 3, the aggregate Pre-Incentive Fee Net Investment Income of the Trailing Twelve Quarters of $9.5 million exceeds the aggregate Hurdle Amount for the Trailing Twelve Quarters of $5.25 million and the aggregate Catch-up Amount for the Trailing Twelve Quarters of $6.5625 million. However, there is an aggregate Net Capital Loss of ($4.0) million for the Trailing Twelve Quarters. As a result, the Incentive Fee Cap would apply. The Extension Fund Incentive Fee Cap equals $(400,000), calculated as follows: (20% x ($9.5 million minus $4.0 million)) minus $1.5 million paid in Quarters 1 and 2. Because the Incentive Fee Cap is a negative value, there is no Extension Fund Incentive Fee based on income payable to the Adviser for Quarter 3.

In Quarter 4, the aggregate Pre-Incentive Fee Net Investment Income of the Trailing Twelve Quarters of $13.0 million exceeds the aggregate Hurdle Amount for the Trailing Twelve Quarters of $7.0 million and the aggregate Catch-up Amount for the Trailing Twelve Quarters of $8.75 million. The calculation of the Extension Fund Incentive Fee based on income would be $1.1 million ($2.6 million (100% of $1.75 million) + (20% of $4.25 million) minus $1.5 million paid in Quarters 1 and 2). However, there is an aggregate Net Capital Loss of ($1.0) million for the Trailing Twelve Quarters. As a result, the Incentive Fee Cap would apply. The Incentive Fee Cap equals $900,000 calculated as follows: (20% x ($13.0 million minus $1.0 million)) minus $1.5 million. Because the Incentive Fee Cap is positive but less than the Extension Fund Incentive Fee based on income of $1.1 million calculated prior to applying the Incentive Fee Cap, an Incentive Fee based on income of $900,000 is payable to the Adviser for Quarter 4.

Examples of Calculation of Incentive Fee based on Capital Gains

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)

•	Year 2: Investment A sold for $30 million, fair value of Investment B determined to be $25 million and fair value of Investment C determined to be $27 million

•	Year 3: fair value of Investment B determined to be $29 million and Investment C sold for $30 million

•	Year 4: fair value of Investment B determined to be $40 million

Determination of Incentive Fee based on capital gains

The Extension Fund Incentive Fee based on capital gains, if any, would be:

•	Year 1: None

•	Year 2: $1.0 million

The portion of the Extension Fund Incentive Fee based on capital gains equals (A) 20% of the difference, if positive, of the sum of its aggregate realized capital gains, if any, computed net of its aggregate realized capital losses, if any, and its aggregate unrealized capital depreciation, if any, in each case from inception of the Extension Fund (and with respect to the Legacy Portfolio, from inception of Direct Lending) until the end of the applicable Annual Period minus (B) the cumulative amount of Extension Fund Incentive Fees based on capital gains previously paid to the Adviser from inception of the Extension Fund.

Therefore, using the assumptions above, the Extension Fund Incentive Fee based on capital gains equals the lesser of (A) 20% x ($10.0 million—$5.0 million) minus (B) $0.

Therefore, the Extension Fund Incentive Fee based on capital gains equals $1.0 million.

•	Year 3: $1.8 million, which is calculated as follows:

The Extension Fund Incentive Fee based on capital gains equals the lesser of (A) 20% x ($15.0 million—$1.0 million) minus (B) $1.0 million.

Therefore, the Extension Fund Incentive Fee based on capital gains equals $1.8 million.

•	Year 4: $200,000, which is calculated as follows:

The Extension Fund Incentive Fee based on capital gains equals the lesser of (x) (A) 20% x ($15.0 million—$0 million) minus (B) $2.8 million.

Therefore, the Extension Fund Incentive Fee based on capital gains equals $200,000.

Duration and Termination

Unless earlier terminated as described below, the Extension Fund Advisory Agreement will remain in effect for a period of two years from its effectiveness and will remain in effect from year to year thereafter if approved at least annually by (i) the vote of the Extension Fund’s board, or by the affirmative vote of the holders of a majority of the Extension Fund’s outstanding voting securities, and (ii) the vote of a majority of the Independent Directors of the board. The Extension Fund Advisory Agreement will automatically terminate in the event of an assignment by the Adviser. The Extension Fund Advisory Agreement may be terminated by either party, or by a vote of the majority of the Extension Fund’s outstanding voting securities, without penalty upon not less than 60 days’ prior written notice to the applicable party.

Indemnification

The Adviser has not assumed any responsibility to the Extension Fund other than to render the services described in, and on the terms of, the Extension Fund Advisory Agreement, and will not be responsible for any action of the board of directors in declining to follow the advice or recommendations of the Adviser. Under the terms of the Extension Fund Advisory Agreement, the Adviser (and its directors, officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it) will not, in the absence of its own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s respective position, be liable to the Extension Fund or to its investors for any error of judgment, mistake of law or any loss arising out of any investment, or for any other act or omission in the performance by such person or persons of their respective duties under the Extension Fund Advisory Agreement, except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services.

The Extension Fund will indemnify the Adviser (and its directors, officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it) (in each case, an “Indemnified Party”) for any loss, damage or expense incurred by such Indemnified Party on its behalf or in furtherance of the interests of its investors or otherwise arising out of or in connection with the performance in good faith of any of the Adviser’s duties or obligations under the Extension Fund Advisory Agreement or otherwise as an investment adviser of the Extension Fund, except for losses arising from such Indemnified Party’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnified Party’s position or losses due to a violation of an applicable law or regulation by the Indemnified Party.

Each Indemnified Party must, as a condition to obtaining indemnification payments from the Extension Fund, use commercially reasonable efforts to seek payment from any applicable portfolio company, its insurance carriers and/or the insurance carriers of the Adviser and/or the Extension Fund. The Extension Fund will, in good faith, determine whether any such Indemnified Party has used commercially reasonable efforts to seek such payments. However, the Extension Fund will not be precluded from making indemnification payments to any such Indemnified Party if reasonable uncertainty exists as to the likelihood of payment by any such portfolio company or insurance carrier in a timely manner or on reasonably acceptable terms.

U.S. federal and state securities laws may impose liability under certain circumstances on persons who act in good faith. Nothing in the Extension Fund Advisory Agreement will constitute a waiver or limitation of any rights that the Extension Fund may have under any applicable federal or state securities laws.

Board Approval of the Advisory Agreement

The Extension Fund’s board, including a “required majority” as defined in Section 57(o) of the 1940 Act, approved the Extension Fund Advisory Agreement on May 21, 2018. In its consideration of the Extension Fund Advisory Agreement at the time of approval, the board focused on information it had received relating to, among other things:

•	the nature, quality and extent of the advisory and other services to be provided to the Extension Fund by the Adviser;

•	the investment performance of individuals affiliated with the Extension Fund and the Adviser;

•	comparative data with respect to advisory fees or similar expenses paid by other BDCs with similar investment objectives;

•	the Extension Fund’s projected expense ratio compared to BDCs with similar investment objectives;

•	any existing and potential sources of indirect income to the Adviser from its relationships with the Extension Fund and other benefits from its relationships with the Extension Fund and the profitability of those relationships;

•	information about the services to be performed and the personnel performing those services under the Extension Fund Advisory Agreement;

•	the organizational capability and financial condition of the Adviser and its respective affiliates;

•	the Adviser’s practices regarding the selection and compensation of brokers that may execute portfolio transactions for the Extension Fund and the brokers’ provision of brokerage and research services to the Adviser; and

•	the possibility of obtaining similar services from other third-party service providers or through an internally managed structure.

No one factor was given greater weight than any others, but rather the board considered all factors collectively as a whole.

Based on the information reviewed and the discussion thereof, the board, including a “required majority” as defined in Section 57(o) of the 1940 Act, concluded that the investment advisory fee rates are reasonable in relation to the services to be provided.

Submission to Jurisdiction; Venue

The Extension Fund Advisory Agreement will provide that by entering into the Extension Fund Advisory Agreement, the Extension Fund and the Adviser are consenting, to the fullest extent permitted by the 1940 Act and the Advisers Act, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or in the event, but only in the event, that such court declines to accept jurisdiction over such proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over the matter that is the subject of any such proceedings is vested exclusively in the federal courts of the United States, then the United States District Court for the District of Delaware, and any appellate courts of any thereof, for any action or proceeding relating in any way to the Extension Fund Advisory Agreement.

Administration Agreement

On May 21, 2018, the Extension Fund’s board approved the Extension Fund Administration Agreement, to be entered into by the Extension Fund with the Administrator before the closing of the exchange offer, under which the Administrator (or one or more delegated service providers) will oversee the maintenance of the Extension Fund’s financial records and otherwise assist on the Extension Fund’s compliance with BDC rules under the 1940 Act and RIC rules under the Code, prepare reports to the Extension Fund’s stockholders, monitor the payment of the Extension Fund’s expenses and the performance of other administrative or professional service providers, serve as the Extension Fund’s exchange agent with respect to the exchange offer, and generally provide the Extension Fund with administrative and back office support. The Extension Fund will reimburse the Administrator for expenses incurred by it on the Extension Fund’s behalf in performing its obligations under the Extension Fund Administration Agreement.

In addition, at the closing of the exchange offer, the Administrator will enter into a separate sub-administration agreement with State Street (in such capacity, the “Sub-Administrator”), to act on behalf of the Administrator in its performance of certain other administrative services for Direct Lending. The principal business address of State Street is One Iron Street, Boston, MA 02110.

License Agreement

The Extension Fund will enter into a license agreement (the “Extension Fund License Agreement”) with the TCW Group, pursuant to which the Extension Fund will be granted a royalty-free, non-exclusive license to use the name “TCW”. Under the Extension Fund License Agreement, the Extension Fund will have a right to use the “TCW” name and logo, for a nominal fee, for so long as the Adviser or one of its affiliates remains the Extension Fund’s investment adviser. Other than with respect to this limited license, the Extension Fund will have no legal right to the “TCW” name or logo.

Organizational and Operating Expenses

All investment professionals and staff of the Adviser, when and to the extent engaged in providing the Extension Fund investment advisory and management services (which exclude services provided pursuant to the Extension Fund Administration Agreement), and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services, will be provided and paid for by the Adviser.

The Extension Fund, and indirectly the stockholders, bears (including by reimbursing the Adviser or Administrator) all other costs and expenses of the Extension Fund’s operations, administration and transactions, including, without limitation:

•	the Extension Fund’s initial organization costs and offering costs incurred prior to the filing of its election to be regulated as a BDC;

•	costs associated with any offerings of the Extension Fund’s Common Stock and other securities;

•	costs incurred in connection with the calculation of individual asset values and the Extension Fund’s net asset value (including the cost and expenses of any independent valuation firm);

•	expenses (excluding travel expenses) incurred by the Adviser or members of its investment team, or payable to third parties;

•	costs associated with performing due diligence on prospective portfolio companies and, if necessary, expenses of enforcing the Extension Fund’s rights;

•	the Extension Fund Management Fee and the Extension Fund Incentive Fee;

•	certain costs and expenses relating to distributions paid on the Extension Fund’s shares;

•	administration fees, if any, payable under the Extension Fund Administration Agreement and sub-administration agreement, including related expenses;

•	debt service and other costs of borrowings or other financing arrangements;

•	the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it;

•	amounts payable to third parties relating to, or associated with, making or holding investments;

•	transfer agent and custodial fees;

•	costs of hedging, commissions and other compensation payable to brokers or dealers;

•	federal and state registration fees;

•	U.S. federal, state and local taxes, including any excise taxes;

•	Independent Directors’ fees and expenses;

•	costs of filings and reporting, including as required under applicable securities laws;

•	the costs of any reports, proxy statements or other notices to the Extension Fund’s stockholders, the costs of any stockholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters;

•	the costs of third-party specialty and custom software for monitoring risk, compliance and overall portfolio purposes that may be required in the future for publicly listed BDCs;

•	the Extension Fund’s fidelity bond;

•	directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•	indemnification payments;

•	direct fees and expenses associated with independent audits, agency, consulting and legal costs; and

•	all other expenses incurred by either the Administrator or the Extension Fund in connection with administering the Extension Fund’s business.

The costs and expenses of the Extension Fund will not be subject to a cap.

COMPARISON OF PRINCIPAL TERMS OF DIRECT LENDING AND THE EXTENSION FUND

Set forth below is a comparison of the principal terms of Direct Lending and the Extension Fund. This comparison does not purport to be a complete summary of all material terms of Direct Lending and the Extension Fund, and is qualified in its entirety by reference to the definitive documents of Direct Lending and the Extension Fund. In addition, the section entitled “Comparison of Unitholders’ and Stockholders’ Rights” summarizes certain differences between the principal rights of unitholders of Direct Lending and stockholders of the Extension Fund.

	Direct Lending	Extension Fund
Term of the Fund

Term will continue until the sixth anniversary of the Initial Closing Date (i.e., September 19, 2020).

Term may be extended by the board of directors for up to two additional one-year periods upon written notice to the unitholders and holders of Preferred Units, if any, at least 90 days prior to the expiration of the term or the end of the first one-year period. Thereafter, the term may be extended for successive one-year periods with the vote or consent of a supermajority in interest (66  2⁄3%) of the unitholders.

Indefinite term; provided, however, that if an IPO or a Listing has not occurred as of the third anniversary of the closing date of the exchange offer, the board of directors of the Extension Fund (subject to any necessary stockholder approvals and applicable requirements of the 1940 Act) will use its best efforts to wind down and/or liquidate and dissolve the Extension Fund. The three-year term may be extended by one or more successive one-year periods with the affirmative vote of a majority in voting power of all then-outstanding shares of stock of the Extension Fund entitled to vote thereon, voting together as a single class.

Management Fee

The Direct Lending Management Fee is calculated as follows:

•  Since the expiration of the Direct Lending Commitment Period on September 19, 2017 and for each calendar quarter thereafter during the term of Direct Lending (but not beyond the tenth anniversary of the Initial Closing Date), 0.1875% (i.e., 0.75% per annum) of the cost (including leverage) of portfolio investments that have not been sold, distributed to the unitholders, or written off for tax purposes (but reduced by any portion of such cost basis that has been written down to reflect a permanent impairment of value of any portfolio investment) as of the first day of such calendar quarter.

The Extension Fund Management Fee is calculated separately with respect to the Legacy Portfolio and Subsequent Portfolio:

•  Management fee in respect of the Legacy Portfolio is calculated at a quarterly rate of 0.1875% (i.e., 0.75% per annum) of the average value of the Legacy Portfolio (excluding cash or cash equivalents, but including assets purchased with borrowed amounts) at the end of each of the two most recently completed calendar quarters (except, in the case of the Extension Fund’s first quarter of operations, as of such quarter-end).

•  Management fee in respect of the Subsequent Portfolio is calculated at an annual rate of 1.50% (i.e., 0.375% per quarter) of the average value of the Subsequent Portfolio (excluding cash or cash equivalents, but including assets purchased with

	Direct Lending	Extension Fund
borrowed amounts) at the end of each of the two most recently completed calendar quarters (except, in the case of the Extension Fund’s first quarter of operations, as of such quarter-end).
Incentive Fee

The Adviser receives the Direct Lending Incentive Fee, calculated as follows:

•  First, no incentive fee is owed until the unitholders have collectively received cumulative distributions pursuant to this clause (i) equal to their aggregate capital contributions to Direct Lending in respect of all Units;

•  Second, no incentive fee is owed until the unitholders have collectively received cumulative distributions equal to a 9% internal rate of return on their aggregate capital contributions to Direct Lending in respect of all Units (the “Hurdle”);

•  Third, the Adviser is entitled to an incentive fee out of 100% of additional amounts otherwise distributable to unitholders until such time as the cumulative Incentive Fee paid to the Adviser is equal to 20% of the sum of (a) the amount by which the Hurdle exceeds the aggregate capital contributions of the unitholders in respect of all Units and (b) the amount of incentive fee being paid to the Adviser pursuant to this third clause; and

•  Thereafter, the Adviser is entitled to an incentive fee equal to 20% of additional amounts otherwise distributable to unitholders, with the remaining 80% distributed to the unitholders.

The Direct Lending Incentive Fee is calculated on a cumulative basis and the amount of the Direct Lending Incentive Fee payable in connection with any distribution (or deemed distribution) is determined and, if applicable, paid in

The Adviser receives the Extension Fund Incentive Fee, calculated based on two components: a portion based on income and a portion based on capital gains.

Quarterly Incentive Fee Based on Income

•  The Adviser is entitled to receive the Extension Fund Incentive Fee based on income if Pre-Incentive Fee Net Investment Income exceeds a quarterly “hurdle rate” of 1.75% multiplied by the Extension Fund’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters.

•  The Extension Fund pays the Adviser a quarterly Extension Fund Incentive Fee based on the amount by which (A) Pre-Incentive Fee Net Investment Income in respect of the relevant Trailing Twelve Quarters exceeds (B) the Hurdle Amount for such Trailing Twelve Quarters. The amount of the excess of (A) over (B) for such Trailing Twelve Quarters is the Excess Income Amount.

The Extension Fund Incentive Fee based on income for each quarter is determined as follows:

•  No Extension Fund Incentive Fee based on income is payable to the Adviser for any calendar quarter for which there is no Excess Income Amount;

•  100% of the Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Amount, but is less than or equal to the Catch-up Amount (determined as the sum of

Direct Lending	Extension Fund
accordance with the foregoing formula each time amounts are to be distributed to the unitholders.

2.1875% multiplied by the Extension Fund’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Twelve Quarters); and

•  20% of the Pre-Incentive Fee Net Investment Income that exceeds the Catch-up Amount.

The amount of the Extension Fund Incentive Fee based on income that is paid to the Adviser for a particular quarter is subject to the Incentive Fee Cap. The Incentive Fee Cap for any quarter is an amount equal to (a) 20% of the Cumulative Net Return during the relevant Trailing Twelve Quarters minus (b) the aggregate Extension Fund Incentive Fees based on income that were paid in respect of the first eleven calendar quarters (or the portion thereof) included in the relevant Trailing Twelve Quarters.

Annual Incentive Fee Based on Capital Gains.

For each Annual Period, the Extension Fund pays the Adviser an amount equal to (A) 20% of the difference, if positive, of the sum of the Extension Fund’s aggregate realized capital gains, if any, computed net of the Extension Fund’s aggregate realized capital losses, if any, and the Extension Fund’s aggregate unrealized capital depreciation, in each case from inception of the Extension Fund (and with respect to the Legacy Portfolio, from inception of Direct Lending) until the end of such Annual Period minus (B) the cumulative amount of Extension Fund Incentive Fees based on capital gains previously paid to the Adviser from inception of the Extension Fund. For the avoidance of doubt, unrealized capital appreciation is excluded from the calculation in clause (A) above.

	Direct Lending	Extension Fund
See “Management and Other Agreements of the Extension Fund— Investment Advisory Agreement—Incentive Fee” for additional details regarding the calculation of the Extension Fund Incentive Fee.

Commitment Period

The Direct Lending Commitment Period commenced on September 19, 2014 (the Initial Closing Date) and ended on September 19, 2017 (the third anniversary of the Initial Closing Date).

Because the Direct Lending Commitment Period has ended, capital may only be called to cover certain expenses and fees, complete certain investments that were significantly in process prior to the expiration of the Direct Lending Commitment Period, and effect certain follow-on investments in existing portfolio companies up to an aggregate maximum of 10% of capital commitments.

The Extension Fund Commitment Period will commence on the closing date of the exchange offer. During the Extension Fund Commitment Period, capital may be called for any permitted purpose of the Extension Fund pursuant to the New Subscription Agreement, including to make new investments and to repay indebtedness.

Upon an IPO or a Listing, stockholders’ uncalled capital commitments will be automatically reduced to zero.

In the event that an IPO or Listing has not occurred as of the third anniversary of the closing date of the exchange offer, capital may only be called to cover certain expenses and fees, complete certain investments that were significantly in process prior to the expiration of the Extension Fund Commitment Period, fund debt repayments and effect certain follow-on investments in existing portfolio companies up to 10% of total capital commitments.

Default	If a unitholder fails to make a capital contribution when due, and such default remains uncured for seven business days, the Adviser may, among other remedies, prevent the defaulting unitholder from making additional capital contributions, and cause the defaulting unitholder to forfeit a significant portion of the Units then held by the defaulting unitholder.	If a stockholder fails to make a capital contribution when due, and such default remains uncured for seven business days, the Adviser may, among other remedies, prohibit the defaulting stockholder from purchasing additional shares, and cause the defaulting stockholder to forfeit a significant portion of the shares then held by the defaulting stockholder.

Restrictions on Transfer	Unitholders may not transfer any Units without consent of Direct Lending and, if required by its lending arrangements, Direct Lending’s lenders.	Prior to an IPO or a Listing, stockholders may not transfer Common Stock without consent of the Extension Fund and, if required by its lending arrangements, the Extension Fund’s lenders.

	Direct Lending	Extension Fund
Prior to 180 days after the date of the final prospectus in an IPO or after a Listing, stockholders may not transfer any shares of their Common Stock without consent of the Extension Fund and, if required by its lending arrangements, the Extension Fund’s lenders. In addition, stockholders will be required under the New Subscription Agreement to enter into separate lock-up agreements with the Extension Fund prior to an IPO with respect to all of their Common Stock, on such terms as the Extension Fund, in consultation with the underwriters in the IPO, reasonably requests.

Allocation of Costs and Expenses with Adviser

Direct Lending bears all costs and expenses of its operations, administration and transactions, subject to a cap equal to 12.5 basis points of aggregate Direct Lending commitments.

As a general matter, the Adviser bears all costs and expenses in connection with the performance of its services except as expressly provided in the Direct Lending Advisory Agreement. The Adviser also bears Direct Lending’s ongoing costs and expenses in excess of the 12.5 basis points cap.

The Adviser will bear the costs and expenses of Direct Lending relating to the Exchange (other than the costs and expenses relating to the organization and operation of the Extension Fund).

The Adviser is entitled to reimbursement of certain expenses incurred on behalf of Direct Lending to the extent described in the Direct Lending Administration Agreement.

The Extension Fund will bear all costs and expenses of its organization, operations, administration and transactions.

As a general matter, the Adviser will bear all costs and expenses in connection with the performance of its services except as expressly provided in the Extension Fund Advisory Agreement.

The Adviser is entitled to reimbursement of certain expenses incurred on behalf of the Extension Fund to the extent described in the Extension Fund Administration Agreement.

Investment Committee	The Investment Committee is composed of four members of the Direct Lending Group, three of whom are recurring members. The fourth member is a rotating member, who is appointed on a transaction-by-transaction basis.	The Investment Committee is composed of four members of the Direct Lending Group, three of whom are recurring members. The fourth member is a rotating member, who is appointed on a transaction-by-transaction basis.

	Direct Lending	Extension Fund
Duration and Termination of Advisory Agreements	The Direct Lending Advisory Agreement will remain in effect from year to year if approved annually by (i) the vote of the majority of Direct Lending’s board, or by the vote of a majority of Direct Lending’s outstanding voting securities, and (ii) the vote of a majority of the Independent Directors of the board.	The Extension Fund Advisory Agreement will remain in effect for a period of two years from its effectiveness and will remain in effect from year to year thereafter if approved annually by (i) the vote of the majority of the Extension Fund’s board, or by the vote of a majority of the Extension Fund’s outstanding voting securities, and (ii) the vote of a majority of the Independent Directors of the board.

Dividend Reinvestment Plan (DRIP)	Direct Lending does not have a dividend reinvestment plan.

The Extension Fund expects to adopt a dividend reinvestment plan, pursuant to which the Extension Fund will reinvest all cash dividends declared by the board of directors on behalf of stockholders who do not elect to receive their dividends in cash.

See “Dividend Reinvestment Plan of the Extension Fund” for additional details regarding the Dividend Reinvestment Plan of the Extension Fund.

Jurisdiction and Corporate Form	Direct Lending is a Delaware limited liability company.	The Extension Fund is a Delaware corporation.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Advisory Agreement, Administration Agreement, License Agreement

For a discussion of the advisory agreements, administration agreements and license agreements of Direct Lending and of the Extension Fund, see “Management and Other Agreements of Direct Lending” and “Management and Other Agreements of the Extension Fund.”

Relationship with the Adviser and Potential Conflicts of Interest

Direct Lending, the Extension Fund, the Adviser, and their respective direct or indirect unitholders, stockholders, members, partners, officers, directors, employees, agents and affiliates are subject to certain potential conflicts of interest in connection with Direct Lending’s and the Extension Fund’s activities and investments. For example, the terms of the Adviser’s management and incentive fees may create an incentive for the Adviser to approve and cause Direct Lending or the Extension Fund to make more speculative investments than it would otherwise make in the absence of these fee structures. In addition, because Direct Lending has a finite term, the management and incentive fees that the Adviser receives from Direct Lending are limited. By contrast, because the Extension Fund has a potentially indefinite term, the Adviser may receive fees from the Extension Fund indefinitely (as long as it serves as investment adviser to the Extension Fund). The Adviser may therefore be incentivized to pursue the Exchange and favor unitholder participation therein.

The Direct Lending Group is separated from those partners and employees of the Adviser and its affiliates involved in the management of the investments of other funds, accounts and investment vehicles (the “Other Employees”) by an ethical wall, and accordingly, the Other Employees may be unable to make certain material information available to the Direct Lending Group. In addition, the Adviser’s other funds, accounts and investment vehicles may take positions in securities or issuers that are in a different part of the capital structure of an issuer or adverse to those of Direct Lending or the Extension Fund.

The members of the senior management and investment teams and the Investment Committee of the Adviser serve or may serve as officers, directors, principals or investment committee members of entities that operate in the same or a related line of business as Direct Lending and the Extension Fund operate or will operate, or of funds, accounts or other investment vehicles (including Fund VII) managed by the Adviser or its affiliates. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of Direct Lending or the Extension Fund or in the best interest of their equityholders. For example, Mr. Miller and the other members of the Investment Committee have management responsibilities for other funds, accounts or other investment vehicles managed by the Adviser or its affiliates. The investment objectives of Direct Lending and the Extension Fund also may overlap with the investment objectives of such funds, accounts or other investment vehicles (including Fund VII). For example, the Adviser concurrently manages Fund VII and other accounts that are pursuing an investment strategy similar to the strategy of Direct Lending and the Extension Fund. As a result, the members of the senior management and investment teams and the Investment Committee of the Adviser may face conflicts in the allocation of investment opportunities between Direct Lending and the Extension Fund and other funds, accounts or investment vehicles advised by principals of, or affiliated with, the Adviser.

Direct Lending and the Adviser have obtained the Co-Investment Exemptive Order from the SEC that, subject to certain conditions and limitations, permits Direct Lending, the Extension Fund and other funds, accounts and investment vehicles advised by the Adviser (including Fund VII) or certain affiliates of the Adviser (referred to herein as “potential co-investment funds”) to engage in certain co-investment transactions. Under the Co-Investment Exemptive Order, in the case where the interest in a particular investment opportunity exceeds the size of the opportunity, then the investment opportunity will be allocated among the Extension Fund, Direct Lending, Fund VII and any other potential co-investment funds based on capital available for investment, which generally is determined based on the amount of cash on hand, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix and other investment policies and restrictions set from time to time by the board or other governing body of the relevant fund or imposed by applicable laws, rules, regulations or interpretations.

Since the Direct Lending Commitment Period ended in September 2017, Direct Lending may not make new investments (other than certain follow-on investments and investments that were significantly in process prior to the expiration of the Direct Lending Commitment Period) and therefore would not expect to rely on the Co-Investment Exemptive Order except in connection with follow-on or significantly in-process investments. In situations where the Extension Fund cannot co-invest with other funds, accounts or investment vehicles managed by the Adviser or an affiliate of the Adviser due to the restrictions contained in the 1940 Act that are not addressed by the Co-Investment Exemptive Order or SEC guidance, the investment policies and procedures of the Adviser generally require that such opportunities be offered to the Extension Fund, Direct Lending, Fund VII and such other funds, accounts and investment vehicles on an alternating basis. There can be no assurance that the Extension Fund will be able to participate in all investment opportunities that are suitable to it.

Participation of Related Parties in the Exchange

During the 60 days prior to May 21, 2018, Direct Lending did not issue any Units. Based upon Direct Lending’s records and upon information provided to it, there have not been any transactions in Units that were effected during such period by any of its directors or executive officers, any person controlling Direct Lending, any director or executive officer of any entity or other person ultimately in control of Direct Lending, any associate or minority-owned subsidiary of Direct Lending or any executive officer or director of any subsidiary of Direct Lending. Except as set forth in this Offer to Exchange, neither Direct Lending nor, to the best of its knowledge, any of the above-mentioned persons, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the exchange offer with respect to any of Direct Lending’s securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

The Adviser has made a $1,000 commitment to Direct Lending, and certain directors and officers of Direct Lending and employees of TCW have made commitments totaling approximately $37.0 million to Direct Lending (representing approximately 1.81% of aggregate Direct Lending commitments). As part of the Exchange, the Adviser will elect to exchange a pro rata portion of its Units for Common Stock of the Extension Fund in proportion to the percentage of Units tendered by Direct Lending unitholders and accepted for exchange. Each Direct Lending or Extension Fund director and officer and TCW employee that is a unitholder will have the option to elect to participate in the Exchange in the same manner as all other unitholders. Although no final decisions have been made, Mr. Adler has informed Direct Lending that he currently intends to exchange approximately 70% of his Units in the exchange offer, and Mr. Cobb and Mr. Mykrantz each currently intends to exchange approximately 50% of his Units in the exchange offer. In addition, although no final decisions have been made, of the interested directors and officers who own Units, each of Mr. Ravich and Mr. Miller currently intends to exchange between 50% and 100% of his Units. The above information regarding potential exchanges by the directors and officers represents Direct Lending’s and the Extension Fund’s understanding of their current intent and is not a binding commitment. The number of Units, if any, to be exchanged by each director and officer will be determined by each individual in his sole discretion.

Certain Business Relationships

Certain of Direct Lending’s and the Extension Fund’s directors and officers are directors or officers of the Adviser. See “Management of Direct Lending” and “Management of the Extension Fund.”

Indebtedness of Management

None.

Review, Approval or Ratification of Transactions with Related Persons

The Independent Directors of Direct Lending are, and the Independent Directors of the Extension Fund will be, required to review and approve any transactions with related persons (as such term is defined in Item 404 of Regulation S-K).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 21, 2018, the beneficial ownership of each of Direct Lending’s directors, Direct Lending’s named executive officers, Direct Lending’s executive officers and directors as a group and each person known to Direct Lending to beneficially own 5% or more of the outstanding Units of Direct Lending. With respect to persons known to Direct Lending to beneficially own 5% or more of the outstanding Units, such knowledge is based on beneficial ownership filings made by the holders with the SEC.

To Direct Lending’s knowledge, except as indicated in the footnotes to the table, each of the unitholders listed below has sole voting and/or investment power with respect to Units beneficially owned by such unitholder. Unless otherwise indicated, the address for each listed individual is 200 Clarendon Street, 51st Floor, Boston, MA 02116.

The directors and executive officers of Direct Lending or the Extension Fund that are unitholders will be entitled to participate in the exchange offer on the same terms and conditions as the other unitholders. See “Certain Relationships and Related Party Transactions—Participation of Related Parties in the Exchange.”

As of May 21, 2018, Direct Lending held all of the Common Stock and was deemed to control the Extension Fund, as such term is defined in the 1940 Act.

Name and Address	Amount of Units Beneficially Owned and Nature of Ownership(1)		Percentage of Class Owned(1)
Independent Directors
David R. Adler	2,000		*
William Cobb	2,500		*
Donald M. Mykrantz	5,000		*
Interested Directors
Richard T. Miller	50,000		0.2%
Jess M. Ravich	45,000		0.2%
Named Executive Officers Who Are Not Directors
James Krause	—		—
Jeffrey Englesman	—		—
All Directors and Executive Officers as a Group (7 persons)(2)	104,500		0.5%

Other Beneficial Owners
GIC Private Limited	4,000,000	(3)	19.9%
168 Robinson Road #37-01 Capital Tower Singapore 068912

President and Fellows of Harvard College c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, MA 02210	1,500,000		7.5%

Division of Investment, Department of Treasury, State of New Jersey 50 West State Street, 9th floor PO Box 290 Trenton, NJ 08625-0290	1,500,000		7.5%

*	Less than 0.1%
(1)	The number of Units are those beneficially owned as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Units as to which a person has sole or shared voting power or investment power and any Units which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. The percentages used herein are calculated based upon 20,134,698 Units outstanding, which reflects the number of Units issued and outstanding as of May 21, 2018.

(2)	Includes shares owned by officers that are not “Named Executive Officers,” as defined in Item 402 of Regulation S-K, as promulgated under the Securities Act.
(3)	GIC Private Limited is a global investment management company that manages the investments of Celui Investments Pte. Ltd. (“Celui”) and Euthalia Pte. Ltd. (“Euthalia”). The principal business of Celui and Euthalia is to undertake and transact all kinds of investment business. Celui and Euthalia are managed and controlled by GIC, and as such, pursuant to Section 13(d) of the Exchange Act and the rules promulgated thereunder, GIC may be deemed to beneficially own all of the Units of Direct Lending beneficially owned by Celui and Euthalia. Celui is the direct owner of 3,000,000 Units (14.9%) of Direct Lending and shares the power to vote and the power to dispose of all such Units with GIC. Euthalia is the direct owner of 1,000,000 Units (5%) of Direct Lending and shares the power to vote and the power to dispose of all such Units with GIC. The address of Celui and Euthalia is 168 Robinson Road #37-01 Capital Tower Singapore 068912.

DESCRIPTION OF UNITS OF DIRECT LENDING

The following description is based on relevant portions of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and the 1940 Act, and on the Direct Lending LLC Agreement. This summary is not necessarily complete, and you should refer to the Delaware LLC Act, the 1940 Act and the LLC Agreement for a more detailed description of the provisions summarized below.

General

Under the terms of Direct Lending’s LLC Agreement, its authorized units consist of common limited liability company units (i.e., the Units), of which 20,134,698 Units are outstanding as of May 21, 2018, and preferred limited liability company units (“Preferred Units”), of which no units are outstanding as of May 21, 2018. There are no outstanding options or warrants to purchase Direct Lending’s units. No units have been authorized for issuance under any equity compensation plan.

The following are Direct Lending’s outstanding classes of securities as of May 21, 2018:

Title of Class	Amount Authorized	Amount Held by Direct Lending or for Direct Lending’s Account	Amount Outstanding Exclusive of Amounts Held by Direct Lending or for Direct Lending’s Account
Units	Unlimited	—	20,134,698
Preferred Units	Unlimited	—	—

Commitments

On September 19, 2014, Direct Lending began accepting subscription agreements from investors for the private sale of its Units. On March 19, 2015, Direct Lending completed its final private placement of its Units. Subscription agreements with capital commitments from unitholders totaling approximately $2.0 billion for the purchase of Units were accepted. Each unitholder is obligated to contribute capital equal to their capital commitment and each Unit’s capital commitment obligation is $100.00 per unit.

A unitholder may be required to re-contribute amounts distributed (such amounts, the “Recallable Amounts”) equal to (a) 75% of the lesser of the principal amount or the cost portion of any portfolio investment that is fully repaid to or otherwise fully recouped by Direct Lending in the form of cash proceeds within one year of Direct Lending’s investment, and (b) distributions of amounts that were contributed in anticipation of a potential portfolio investment that Direct Lending did not consummate within 90 days of the contribution date. Direct Lending’s ability to recall any portion of the Recallable Amounts is subject to the general limitations on capital calls that apply after the expiration of the Direct Lending Commitment Period, as described in “—Delaware Law and Certain Limited Liability Company Agreement Provisions—Capital Call Mechanics.”

At the time of the Exchange, each tendering unitholder will be released from its obligations as a unitholder of Direct Lending under the LLC Agreement, including its Available Commitment, with respect to its Units that are tendered and accepted for exchange. See “Description of New Subscription Agreement—New Commitments—Subscription Amount.”

Common Units

Under the terms of the LLC Agreement, unitholders are entitled to one vote for each Unit held on all matters submitted to a vote of unitholders and do not have cumulative voting rights. Accordingly, subject to the rights of any outstanding Preferred Units, holders of a plurality of the Units entitled to vote in any election of directors at a meeting in which a quorum is present may elect all of the directors standing for election. Unitholders are entitled to receive proportionately any distributions declared by the board of directors, subject to any preferential distribution rights of outstanding Preferred Units. Upon Direct Lending’s liquidation, dissolution or winding up, the unitholders will be entitled to receive ratably Direct Lending’s net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding Preferred Units. Unitholders have no redemption or preemptive rights. The rights, preferences and privileges of unitholders are subject to the rights of the holders of any series of Preferred Units that Direct Lending may designate and issue in the future.

Preferred Units

Under the terms of the LLC Agreement, the board of directors is authorized to issue Preferred Units in one series without unitholder approval. Prior to the issuance of a series of Preferred Units, the board of directors is required by the LLC Agreement to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption for such series. The 1940 Act as currently in effect limits Direct Lending’s flexibility as certain rights and preferences of the Preferred Units require, among other things: (i) immediately after issuance and before any distribution is made with respect to Units, Direct Lending must meet a coverage ratio of total assets to total senior securities, which include all of Direct Lending’s borrowings and Preferred Units, of at least 200%; and (ii) the holders of Preferred Units, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the Preferred Units are unpaid in an amount equal to two full years of dividends on the Preferred Units. Direct Lending currently has no Preferred Units outstanding and currently does not intend to issue any Preferred Units.

Transfer and Resale Restrictions

Unitholders may not sell, assign, transfer, pledge, mortgage, hypothecate, gift or otherwise dispose of or encumber (a “Transfer”) any Units unless (i) Direct Lending and, if required by its lending arrangements, Direct Lending’s lenders give consent and (ii) the Transfer is made in accordance with applicable securities laws. No Transfer will be effectuated except by registration of the Transfer on Direct Lending’s books. Each transferee must agree to be bound by these restrictions and all other obligations as a unitholder. There is currently no market for the Units, and it is not expected that a market for the Units will develop in the future.

Delaware Law and Certain Limited Liability Company Agreement Provisions

The following summary outlines certain provisions of the Direct Lending LLC Agreement and Delaware law, including regarding anti-takeover provisions. These provisions could have the effect of limiting the ability of other entities or persons to acquire control of Direct Lending by means of a tender offer, proxy contest or otherwise, or to change the composition of the board. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Direct Lending to negotiate first with the board. These measures, however, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of Direct Lending’s unitholders and could have the effect of depriving unitholders of an opportunity to sell their Units at a premium over prevailing market prices. These attempts could also have the effect of increasing expenses and disrupting normal operations. Direct Lending believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging acquisition proposals because the negotiation of the proposals may improve their terms.

Organization and Duration

Direct Lending was formed as a Delaware limited liability company on April 1, 2014, and will remain in existence until dissolved in accordance with the LLC Agreement or pursuant to Delaware law.

Purpose

Under the LLC Agreement, Direct Lending is permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon Direct Lending pursuant to the agreements relating to such business activity.

Agreement to be Bound by the LLC Agreement; Power of Attorney

By subscribing for the Units, investors have been admitted as members of Direct Lending and each investor has agreed to provide Direct Lending’s duly authorized representatives with a power of attorney to execute the LLC Agreement on its behalf, and is therefore bound by the terms of the LLC Agreement. Pursuant to the LLC Agreement, each unitholder grants to Direct Lending’s duly authorized representatives (including, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for Direct Lending’s qualification, continuance or dissolution. The power of attorney also grants Direct Lending’s duly authorized representatives the authority to make certain amendments to, and to make consents and waivers under and in accordance with, the LLC Agreement.

Capital Call Mechanics

From time to time in its discretion, the Adviser may draw down all or any portion of the Undrawn Commitment with respect to each Unit upon at least ten business days’ prior written notice to the unitholders. The Undrawn Commitment with respect to each Unit is equal to $100 reduced by the original issuance price and any amounts that have already been contributed (or deemed contributed) with respect to such Unit; provided, that (a) the Undrawn Commitment of a Unit is not reduced for any earnings balancing contributions or late-closer contributions made by a Unitholder and (b) the Undrawn Commitment of a Unit is increased for certain distributions attributable to true-up contributions or to Recallable Amounts or unconsummated investments (as described in “—Commitments” above).

Each capital call is issued in the amount per Unit specified by Direct Lending, and such amount is applicable to all Units outstanding as of the date such capital call is due to be contributed to Direct Lending; provided that in connection with the issuance of any new Units, the amount to be contributed as payment for such newly issued Units is determined in accordance with the LLC Agreement.

During the Direct Lending Commitment Period, the Adviser could issue capital calls for any permitted company purpose. The Direct Lending Commitment Period ended on September 19, 2017. After the expiration of the Direct Lending Commitment Period, unitholders were released from any further obligation with respect to their Undrawn Commitments, except to the extent necessary to: (i) cover Direct Lending’s expenses, liabilities and obligations or reserves therefor, including, without limitation, indemnification obligations, Management Fees and Incentive Fees, (ii) complete investments by Direct Lending in transactions that were significantly in process prior to the expiration of the Direct Lending Commitment Period and as to which Direct Lending and the prospective portfolio company had commenced, in good faith, negotiating the terms of the investment and which the Adviser reasonably expected to be consummated prior to the date that was 90 days after the date of the expiration of the Direct Lending Commitment Period, and (iii) effect follow-on investments in existing portfolio companies up to an aggregate maximum of 10% of capital commitments; provided that any such follow-on investment to be made after the third anniversary of the expiration of the Direct Lending Commitment Period will require the prior consent of a majority in interest of the unitholders.

Action by Unitholders

Under the LLC Agreement, unitholder action can be taken only at an annual meeting of unitholders or by written consent in lieu of a meeting by unitholders representing at least the number of Units required to approve the matter in question. A quorum of the unitholders at an annual meeting consists of unitholders holding a majority of the outstanding Units entitled to vote on the matter in question. These provisions may have the effect of delaying consideration of a unitholder proposal until the next annual meeting.

Amendment of the Limited Liability Company Agreement

Subject to the right of the unitholders to amend certain provisions of the LLC Agreement by unanimous action, amendments to the LLC Agreement may be proposed only by or with the consent of the board of directors. A proposed amendment to the LLC Agreement requires the affirmative vote of a majority of the board of directors for adoption.

Generally amendments to the LLC Agreement require the prior written consent of a majority in interest of the unitholders whose rights are affected by the amendment. The following amendments may be made with the consent of the board of directors and without the need to seek the consent of any unitholders:

•	to add to the duties or obligations of the board or surrender any right granted to the board in the LLC Agreement;

•	to cure any ambiguity or correct or supplement any provision of the LLC Agreement which may be inconsistent with any other provision of the LLC Agreement or to correct any printing, stenographic or clerical errors or omissions in order that the LLC Agreement accurately reflects the agreement among unitholders;

•	to make such changes as the board in good faith deems necessary to comply with any requirements under the 1940 Act or any similar state or federal law;

•	to make changes that the LLC Agreement specifically provides may be made by the board without the consent of any unitholder; or

•	to make any amendment agreed with any unitholder admitted to Direct Lending after the Initial Closing Date.

However, no amendment may be made pursuant to the above if such amendment would subject any unitholders to any adverse economic consequences without the unitholder’s consent, diminish the rights or protections of one or more unitholders, or diminish or waive in any material respect the duties and obligations of the board to Direct Lending or its unitholders.

Default Provisions

Pursuant to the LLC Agreement, if a unitholder fails to make a capital contribution when due, interest will accrue at the Default Rate on the outstanding unpaid balance of such capital contribution. The “Default Rate” with respect to any period will be the lesser of (a) a variable rate equal to the prime rate of interest (as reported in The Wall Street Journal) during such period plus 6% or (b) the highest interest rate for such period permitted by applicable law. The Adviser may waive the requirement to pay interest, in whole or in part.

In addition, if any unitholder fails to make a capital contribution when due, and has also failed to make such payment on or before the date that is seven business days after the Adviser has given written notice to such unitholder of such unitholder’s failure to make such contribution, then the Adviser may, in its discretion, and subject to applicable law, take any actions available under the LLC Agreement or at law or at equity, which may include causing such defaulting unitholder to forfeit a significant portion of its Units or to transfer its Units to a third party for a price that is less than the net asset value of such Units.

Merger, Sale or Other Disposition of Assets

The board of directors may, without the approval of unitholders, cause Direct Lending to, among other things, sell, exchange or otherwise dispose of all or substantially all of Direct Lending’s assets in a single transaction or a series of related transactions, or approve on its behalf the sale, exchange or other disposition of all or substantially all of its assets. The board of directors may also cause the sale of all or substantially all of Direct Lending’s assets under a foreclosure or other realization without unitholder approval. Unitholders are not entitled to dissenters’ rights of appraisal under the LLC Agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of Direct Lending’s assets or any other similar transaction or event.

Classified Board

Direct Lending’s LLC Agreement provides that:

•	the board be divided into three classes, with staggered three-year terms (and the number of directors shall not be fewer than one or greater than twelve);

•	directors may be removed only for cause by the affirmative vote of at least 66 2⁄3% of Direct Lending’s outstanding Units entitled to vote in the election of directors, or by a vote of a duly called meeting of the board of at least 80% of the directors then seated; and

•	subject to the rights of any holders of Preferred Units, any vacancy on the board, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum.

The classification of Direct Lending’s board and the limitations on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire Direct Lending, or of discouraging a third party from acquiring Direct Lending. Direct Lending believes, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of its management and policies.

Term of Direct Lending

Under the terms of the LLC Agreement, Direct Lending’s term will expire on the sixth anniversary of the Initial Closing Date (i.e., September 19, 2020); provided, that it may be extended by the board of directors for two additional one-year periods upon written notice to the unitholders at least 90 days prior to the expiration of the term or the end of the first one-year period, as the case may be, and, thereafter, for additional one-year periods with the consent of a supermajority in interest of the unitholders.

Books and Reports

Direct Lending is required to keep appropriate books of its business at its principal offices. The books are maintained for both tax and financial reporting purposes on an accrual basis in accordance with U.S. GAAP. For tax purposes, Direct Lending’s fiscal year is the calendar year. For financial reporting purposes, Direct Lending’s fiscal year is a calendar year ending December 31, unless otherwise required for federal income tax purposes.

Limited Liability

The Delaware LLC Act generally provides that a member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, prior to the limited liability company’s dissolution, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitation on Liability; Indemnification and Advancement of Expenses

Under the LLC Agreement, no Covered Person is liable to Direct Lending or any unitholders for any loss suffered by Direct Lending or any unitholder which arises out of any investment or any other action or omission of such Covered Person (a) if such Covered Person did not act in bad faith, and (b) if such conduct did not constitute willful misfeasance, gross negligence, or reckless disregard of the duties involved in the conduct of such Covered Person’s respective position. For purposes of this section, “Covered Person” means the directors of Direct Lending, the Adviser, the Administrator and each of their members, managers, officers, employees, agents, controlling persons and any other affiliate and any person who otherwise serves at the request Direct Lending on its behalf, to the extent such Covered Person was serving in such capacity at the time the loss or cause of action arose.

Direct Lending indemnifies any Covered Person, liquidator and each partner, member, stockholder, director, officer, manager, trustee, employee, agent and affiliate of any of the foregoing (each, an “Indemnitee”), who was or is involved in any actual or threatened action, suit or proceeding or any settlement thereof to which the Indemnitee may be made a party or otherwise involved or with which the Indemnitee is threatened, arising out of (a) any mistake in judgment, (b) any action or omission done on behalf of Direct Lending or in furtherance of the interests of Direct Lending or the unitholders or otherwise arising out of or in connection with Direct Lending, or (c) losses due to the mistake, action, inaction or negligence of other agents of Direct Lending, except for losses (x) arising from such Indemnitee’s own willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Indemnitee’s position, (y) due to a violation of an applicable law or regulation by the Indemnitee or (z) arising from the Indemnitee defending an actual or threatened claim, action, suit or proceeding against the Indemnitee brought or initiated by Direct Lending, its board of directors or the Adviser (or brought or initiated by the Indemnitee against Direct Lending, its board or the Adviser).

Subject to the terms of the LLC Agreement, Direct Lending may pay the expenses incurred by an Indemnitee in connection with any such action, suit or proceedings, or in connection with claims arising in connection with any potential or threatened action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, upon receipt of an enforceable undertaking by the Indemnitee to repay such payment if the Indemnitee is determined to not be entitled to indemnification for such expenses. However, Direct Lending will not advance such expenses if the Indemnitee is defending an actual or threatened claim, action, suit or proceeding brought or initiated by unitholders constituting at least a majority in interest of the Units.

So long as Direct Lending is regulated under the 1940 Act, the above indemnification and limitation of liability is limited by the 1940 Act or by any valid rule, regulation or order of the SEC. In addition, Direct Lending has obtained liability insurance for its officers and directors.

Under the Direct Lending Advisory Agreement, Direct Lending may, to the extent permitted by applicable law, in the discretion of Direct Lending’s board of directors, indemnify the Adviser and certain of its affiliates, as described in the section entitled “Management and Other Agreements of Direct Lending—Investment Advisory Agreement—Indemnification.”

Applicable Law

The LLC Agreement is governed by the laws of the State of Delaware.

Submission to Jurisdiction; Venue; Waiver of Jury Trial

The LLC Agreement provides that any legal action or proceeding with respect to the LLC Agreement may be brought in the courts of the State of Delaware and, by purchasing a Unit of Direct Lending, a unitholder is irrevocably consenting to the non-exclusive jurisdiction of such courts. By purchasing a Unit of Direct Lending, a unitholder is also irrevocably and unconditionally waiving any right to a trial by jury with respect to any legal action or proceeding arising out of the LLC Agreement.

The LLC Agreement further requires that any legal action or proceeding with respect to the LLC Agreement by a unitholder seeking any relief whatsoever against Direct Lending shall be brought in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware), to the fullest extent permitted by applicable law. By purchasing a Unit of Direct Lending, a unitholder is irrevocably consenting to these limitations and provisions regarding such legal actions or proceedings and submitting to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or such other Delaware courts) in connection with any such legal actions or proceedings.

DESCRIPTION OF CAPITAL STOCK OF THE EXTENSION FUND

The following description is based on relevant portions of the DGCL and the 1940 Act, and on the amended and restated certificate of incorporation (i.e., the certificate of incorporation) and amended and restated bylaws (i.e., the bylaws) of the Extension Fund that will be in effect immediately following the Exchange. This summary is not necessarily complete, and you should refer to the DGCL, the 1940 Act and the certificate of incorporation and bylaws of the Extension Fund for a more detailed description of the provisions summarized below.

Capital Stock

The authorized stock of the Extension Fund consists of 500,000,000 shares of capital stock, consisting of 400,000,000 shares of Common Stock, par value $0.001 per share, and 100,000,000 shares of Preferred Stock, par value $0.001 per share. There are no outstanding options or warrants to purchase Common Stock. No stock has been authorized or reserved for issuance under any equity compensation plans. Under Delaware law, the Extension Fund’s stockholders will generally not be personally liable for its debts or obligations. Unless the Extension Fund’s board of directors determines otherwise, the Extension Fund will issue all shares of its capital stock in uncertificated form.

The following are the Extension Fund’s outstanding classes of securities as of May 21, 2018:

Title of Class	Amount Authorized	Amount Held by the Extension Fund or For Its Account	Amount Outstanding Exclusive of Amount Held by the Extension Fund or For Its Account
Common Stock	400,000,000	—	1
Preferred Stock	100,000,000	—	—

As of May 21, 2018, the Extension Fund was wholly owned by Direct Lending. At the time of completion of the Exchange, the Extension Fund will issue Common Stock to tendering unitholders in exchange for Units received by Direct Lending and, pursuant to the certificate of incorporation, the Common Stock that Direct Lending holds in the Extension Fund will automatically be canceled for no consideration. The amount of shares of Common Stock outstanding following the closing of the Exchange will depend on the number of Units tendered and accepted in the exchange offer.

Each tendering unitholder will be required to enter into the New Subscription Agreement as part of the Exchange, pursuant to which it will make a capital commitment to the Extension Fund to purchase additional shares of Common Stock in an aggregate amount equal to the New Subscription Amount, and purchase Common Stock from time to time at a price equal to the then-most recently determined net asset value per share, as determined by the Extension Fund’s board. Upon an IPO or a Listing, stockholders’ uncalled capital commitments will be automatically reduced to zero. See “Description of New Subscription Agreement—New Commitments.”

Common Stock

Under the terms of the DGCL and the Extension Fund’s certificate of incorporation, holders of Common Stock will be entitled to one vote for each share held on all matters submitted to a vote of stockholders generally, and holders of Common Stock do not have cumulative voting rights. Accordingly, subject to the rights of any outstanding Preferred Stock, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Except as otherwise required by applicable law, holders of Common Stock will not be entitled to vote on any amendment to the Extension Fund’s certificate of incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled to vote thereon pursuant to the certificate of incorporation or the DGCL. Holders of Common Stock will be entitled to receive proportionately any dividends declared by the Extension Fund’s board, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the Extension Fund’s liquidation, dissolution or winding up, the holders of Common Stock will be entitled to receive ratably its net assets available after the payment of all debts and other liabilities and will be subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock will have no redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of any series of Preferred Stock that the Extension Fund may designate and issue in the future. In addition, holders of Common Stock may participate in its dividend reinvestment plan.

The New Subscription Agreement will provide that shares of Common Stock issued prior to an IPO or a Listing may not be transferred without the prior written consent of the Extension Fund until 180 days after the date of the final prospectus in such IPO or Listing. The New Subscription Agreement will also provide that holders of Common Stock will be required to enter into separate lock-up agreements with the Extension Fund prior to an IPO with respect to all of their Common Stock, on such terms as the Extension Fund, in consultation with the underwriters in the IPO, reasonably requests. The lock-up agreements will include additional transfer restrictions that will apply for an additional period beyond the 180-day period following an IPO. Although the specific terms of the lock-up agreements will be determined prior to an IPO, it is currently expected that the terms of the lock-up agreements will restrict transfers for a period of 180 days following an IPO for, subject to certain exceptions, all of the shares of Common Stock held by a stockholder prior to an IPO, 360 days following an IPO for two-thirds of such shares and 540 days following an IPO for one-third of such shares. See “Description of New Subscription Agreement—Restrictions on Transfer.”

Preferred Stock

Under the terms of the Extension Fund’s certificate of incorporation, its board is authorized to issue shares of Preferred Stock in one or more series without stockholder approval. The board has discretion to establish the number of shares to be included in each series and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each series, and any qualifications, limitations, or restrictions. The 1940 Act limits the Extension Fund’s flexibility as to certain rights and preferences of the Preferred Stock under its certificate of incorporation. In particular, all shares of stock issued by a BDC must be voting securities and have equal voting rights with every other outstanding class of voting securities, except to the extent that the stock satisfies the requirements for being treated as a senior security, which requires, among other things, that:

•	immediately after such issuance and before any distribution is made with respect to Common Stock, the Extension Fund must meet a coverage ratio of total assets (less total liabilities other than indebtedness) to total indebtedness plus Preferred Stock, of at least 200% (absent adoption of a lower asset coverage requirement as described in “Risk Factors—Risks Related to the Extension Fund’s Structure and Business—Recent legislation may allow the Extension Fund to incur additional indebtedness.”); and

•	the holders of shares of Preferred Stock must be entitled as a class to elect two directors at all times and to elect a majority of the directors if and for so long as dividends on the Preferred Stock are unpaid in an amount equal to two full years of dividends on the Preferred Stock.

The features of the Preferred Stock are further limited by the requirements applicable to RICs under the Code.

Under the terms of the Extension Fund’s certificate of incorporation, holders of Preferred Stock will only be entitled to such voting rights and powers as are expressly granted by the certificate of incorporation. Except as required by applicable law, under the terms of the certificate of incorporation, holders of Preferred Stock will not be entitled to vote on any amendment to the certificate of incorporation to increase the number of shares of any class of capital stock, including Preferred Stock or any amendment that relates solely to the terms of the outstanding shares of any class or series of capital stock (other than one or more series of Preferred Stock), if the holders of such affected class, classes or series are entitled to vote thereon pursuant to the certificate of incorporation or the DGCL. Under the DGCL and the certificate of incorporation, holders of Preferred Stock will be entitled to vote on any amendment that adversely affects their rights.

The purpose of authorizing the Extension Fund’s board to issue Preferred Stock in one or more series and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with providing leverage for the Extension Fund’s investment program, possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of the Extension Fund’s outstanding voting securities.

Limitation on Liability of Directors and Officers; Indemnification and Advancement of Expenses

Section 102(b)(7) of the DGCL allows the Extension Fund to provide in its certificate of incorporation a provision that limits or eliminates the personal liability of a director of the Extension Fund to the Extension Fund or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not limit or eliminate the liability of a director (1) for any breach of the director’s duty of loyalty to the company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, relating to unlawful payment of dividends or unlawful stock purchases or redemption of stock or (4) for any transaction from which the director derived an improper personal benefit. The Extension Fund’s certificate of incorporation will provide that its directors will not be liable to the Extension Fund or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the current DGCL or as the DGCL may hereafter be amended.

So long as the Extension Fund is registered or regulated under the 1940 Act, any limitation of liability of its directors and officers as described above will be limited to the extent prohibited by the 1940 Act or by any valid rule, regulation or order of the SEC.

Section 145 of the DGCL allows for the indemnification of officers, directors, employees and agents of a corporation in terms sufficiently broad to indemnify such person under certain circumstances for liabilities, including reimbursement for expenses (including attorneys’ fees), actually and reasonably incurred by such person in connection with an action, suit or proceeding to which such person is or was a party or is threatened to be made a party by reason of the fact that such person is or was an officer, director, employee or agent of the corporation, including a proceeding arising under the Securities Act. The Extension Fund’s bylaws will provide that the Extension Fund will indemnify its directors and officers to the fullest extent authorized or permitted by law, and this right to indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and personal and legal representatives. However, except for proceedings to enforce rights to indemnification and advancement or with respect to any compulsory counterclaim, the Extension Fund will not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless that proceeding (or part thereof) was authorized by the Extension Fund’s board. The right to indemnification includes the right to be paid by the Extension Fund the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

The Extension Fund’s obligation to provide indemnification and advancement of expenses is subject to the requirements of the 1940 Act and Investment Company Act Release No. 11330, which, among other things, preclude indemnification for any liability (whether or not there is an adjudication of liability or the matter has been settled) arising by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of duties, and require reasonable and fair means for determining whether indemnification will be made.

In addition, the Extension Fund will enter into indemnification agreements with its directors and officers that provide for a contractual right to indemnification and to the advancement of expenses to the fullest extent permitted by the DGCL. The Extension Fund may also obtain liability insurance for its officers and directors.

The Extension Fund may, to the extent authorized from time to time by its board, provide rights to indemnification and to the advancement of expenses to its employees and agents similar to those conferred to its directors and officers. The rights to indemnification and to the advancement of expenses are subject to the requirements of the 1940 Act to the extent applicable. Any repeal or modification of the Extension Fund’s certificate of incorporation or its bylaws will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer existing at the time of the repeal or modification with respect to any acts or omissions occurring prior to the repeal or modification.

Under the Extension Fund Advisory Agreement, the Extension Fund will, to the extent permitted by applicable law, indemnify the Adviser and certain of its affiliates, as described under “Management and Other Agreements of the Extension Fund—Investment Advisory Agreement—Indemnification.”

Anti-Takeover Provisions

The following summary outlines certain provisions of Delaware law and the Extension Fund’s certificate of incorporation regarding anti-takeover provisions.

These provisions could have the effect of limiting the ability of other entities or persons to acquire control of the Extension Fund by means of a tender offer, proxy contest or otherwise, or to change the composition of the Extension Fund’s board. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Extension Fund to negotiate first with its board. These measures, however, may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of the Extension Fund’s stockholders and could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices. These measures could also have the effect of increasing the Extension Fund’s expenses and disrupting its normal operation. The Extension Fund believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging acquisition proposals because the negotiation of the proposals may improve their terms.

The Extension Fund will elect not to be subject to the provisions of Section 203 of the DGCL. However, the Extension Fund’s certificate of incorporation will contain provisions that, at any point in time in which its Common Stock is registered under Section 12(b) or Section 12(g) of the Exchange Act, have the same effect as Section 203, except that it will exempt the Adviser, TCW and their affiliates, and certain of their respective direct or indirect transferees and any group as to which such persons are a party, from the effect of those provisions. In general, those provisions will prohibit the Extension Fund from engaging in any “business combination” with any “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Extension Fund outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of the Extension Fund and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by at least 66 2⁄3% of the outstanding voting securities that are not owned by the interested stockholder.

These provisions will define “business combination” to include the following:

•	any merger or consolidation involving the Extension Fund or any direct or indirect majority-owned subsidiary of the Extension Fund (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the above prohibition on business combinations in the certificate of incorporation is not applicable to the surviving entity;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Extension Fund or of any direct or indirect majority-owned subsidiary of the Extension Fund which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Extension Fund determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Extension Fund;

•	subject to certain specified exceptions, any transaction that results in the issuance or transfer by the Extension Fund or by any direct or indirect majority-owned subsidiary of the Extension Fund of any stock of the Extension Fund or of such subsidiary to the interested stockholder;

•	any transaction involving the Extension Fund or any direct or indirect majority-owned subsidiary of the Extension Fund that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series (or securities convertible into the stock of any class or series) of the Extension Fund or of any such subsidiary owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

•	any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Extension Fund), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in the above bullet points) provided by or through the Extension Fund or any direct or indirect majority-owned subsidiary.

In general, these provisions will define an “interested stockholder” as any entity or person (other than the Extension Fund or any direct or indirect majority-owned subsidiary of the Extension Fund) that (i) is the beneficial owner of 15% or more of the Extension Fund’s outstanding voting securities (excluding persons whose ownership is in excess of the 15% limitation as a result of any action taken solely by the Extension Fund) or (ii) is an affiliate or associate of the Extension Fund and was the beneficial owner of 15% or more of the Extension Fund’s outstanding voting securities at any time within the three-year period immediately prior to the relevant date, and the affiliates or associates of any such entity or person, but the Adviser, TCW and their affiliates and certain of their respective direct or indirect transferees and any group as to which such persons are a party are excluded from the definition of interested stockholder.

The Extension Fund’s certificate of incorporation and bylaws will provide that:

•	the board be divided into three classes, as nearly equal in size as possible, with staggered three-year terms (and the number of directors may never be fewer than one or greater than twelve);

•	directors elected by the stockholders generally may be removed only for cause by the affirmative vote of 75% of the holders of the Extension Fund’s capital stock then outstanding and entitled to vote in the election of directors; and

•	subject to any applicable requirements of the 1940 Act and the rights of any holders of Preferred Stock, any vacancy on the board, however the vacancy occurs, and any newly created directorship due to an enlargement of the board, may only be filled by vote of a majority of the directors then in office, even if the remaining directors do not constitute a quorum, or by a sole remaining director.

The classification of the Extension Fund’s board and the limitations on removal of directors and filling of vacancies and newly created directorships could have the effect of making it more difficult for a third party to acquire the Extension Fund, or of discouraging a third party from acquiring the Extension Fund. The Extension Fund believes, however, that the longer time required to elect a majority of a classified board of directors helps to ensure the continuity and stability of management and the Extension Fund’s policies.

The Extension Fund’s bylaws will also provide that:

•	any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and

•	special meetings of the stockholders may only be called by or at the direction of the Extension Fund’s board, the chairman of the board, or the chief executive officer, and may not be called by any other person.

The Extension Fund’s bylaws will provide that for stockholder-proposed nominations and other matters to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to the Extension Fund. The purpose of requiring stockholders to give the Extension Fund advance notice of stockholder-proposed nominations and other business is to afford the Extension Fund’s board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the Extension Fund’s board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. The Extension Fund’s certificate of incorporation will further provide that stockholders may not take action by written consent in lieu of a meeting, except that they may do so prior to an IPO or a Listing and other than any action required or permitted to be taken by the holders of one or more series of Preferred Stock acting as a separate class. These provisions may discourage another person or entity from making a tender offer for the Extension Fund’s Common Stock following an IPO or a Listing, because such person or entity, even if it acquired a majority of the Extension Fund’s outstanding voting securities, would generally be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting, and not by written consent.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. From and after the consummation of an IPO or a Listing, the Extension Fund’s certificate of incorporation will require the affirmative vote of the holders of at least 75% in voting power of the capital stock then outstanding and entitled to vote thereon, voting together as a single class, to amend certain specified provisions of the certificate of incorporation relating to its board of directors, anti-takeover provisions, limitation on liability and indemnification, amendments to its certificate of incorporation and bylaws, and termination.

The Extension Fund’s certificate of incorporation will permit its board to amend or repeal its bylaws. Its bylaws generally will be able to be amended or repealed by approval of a majority of the total number of authorized directors then in office. Additionally, prior to an IPO or a Listing, the Extension Fund’s stockholders will have the power to adopt, amend or repeal its bylaws upon the affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Extension Fund present in person or represented by proxy at a meeting at which a quorum is present and entitled to vote thereon. From and after the consummation of an IPO or a Listing, the Extension Fund’s stockholders will have the power to adopt, amend or repeal its bylaws upon the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding capital stock of the Extension Fund entitled to vote thereon.

The Extension Fund’s board has determined that provisions with respect to the board and the stockholder voting requirements described above, which voting requirements are greater than the minimum requirements under Delaware law or the 1940 Act, are in the best interest of stockholders generally.

Submission to Jurisdiction; Venue

The Extension Fund’s bylaws will provide that, by purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Extension Fund, a stockholder is consenting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery lacks jurisdiction, the federal courts of the United States located in the State or Delaware, or, if such federal courts also lack jurisdiction, any other state court of the State of Delaware) for (i) any derivative action or proceeding brought on behalf of the Extension Fund, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Extension Fund to the Extension Fund or the Extension Fund’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine.

DESCRIPTION OF CERTAIN INDEBTEDNESS OF DIRECT LENDING AND

THE EXTENSION FUND

The following is a summary of certain provisions of the credit facilities described herein. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this Offer to Exchange.

General

Direct Lending currently has an outstanding senior secured revolving credit facility with Natixis, New York Branch (“Natixis”) (the “Existing Direct Lending Credit Facility”) with an outstanding principal balance of $353 million as of March 31, 2018. See “—Financial Condition, Liquidity and Capital Resources—Natixis Credit Agreement” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of Direct Lending’s Annual Report on Form 10-K for the year ended December 31, 2017 and in Part I, Item 2 of Direct Lending’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, incorporated by reference herein. The Extension Fund currently has no outstanding indebtedness.

Prior to the Exchange, the Extension Fund expects to enter into a new credit agreement consisting of a new senior secured revolving credit facility (the “Extension Fund Credit Facility”). Direct Lending will also enter into a new senior secured revolving credit facility (the “New Direct Lending Credit Facility”) prior to the Exchange.

As part of the Exchange, the Extension Fund will draw down an amount equal to the pro rata portion of Direct Lending’s existing indebtedness determined as of the Effective Date attributable to the Units that have been validly tendered and accepted for exchange, which amount will be distributed to Direct Lending and will be used to pay down the Existing Direct Lending Credit Facility. Direct Lending will draw down on the New Direct Lending Credit Facility to pay down the remainder of the Existing Direct Lending Credit Facility.

The New Direct Lending Credit Facility and the Extension Fund Credit Facility will provide for a revolving credit line of up to $400 million in the aggregate (the “Maximum Commitment”) or the “Borrowing Base,” if lower. The Maximum Commitment will be allocated pro rata between the New Direct Lending Credit Facility and the Extension Fund Credit Facility based on the number of Units that have been validly tendered and accepted for exchange. The Borrowing Base assets will be calculated separately for each of Direct Lending and the Extension Fund.

New Direct Lending Credit Facility

The below is a summary of the expected terms of the New Direct Lending Credit Facility. There can be no assurance that the final terms of the New Direct Lending Credit Facility will be consistent with those described below. Availability of the New Direct Lending Credit Facility will be subject to certain conditions precedent that are substantially the same as those required under the Existing Direct Lending Credit Facility.

Direct Lending expects to enter into the New Direct Lending Credit Facility with Natixis as administrative agent and committed lender. The Borrowing Base assets will be calculated separately for each of Direct Lending and the Extension Fund. The Borrowing Base assets for Direct Lending will generally equal the sum of (a) a percentage of unfunded commitments from certain eligible investors in Direct Lending and (b) a percentage of certain eligible investments in a controlled account. The New Direct Lending Credit Facility will be generally secured by Direct Lending’s Borrowing Base assets.

Under the New Direct Lending Credit Facility, borrowings will generally bear interest at a rate equal to LIBOR plus 2.35% on an annual basis.

The New Direct Lending Facility will require that Direct Lending make certain covenants, representations and warranties that are substantially the same as those contained in the Existing Direct Lending Credit Facility.

The New Direct Lending Credit Facility may be terminated, and any outstanding amounts thereunder may become due and payable, should Direct Lending fail to satisfy certain covenants, subject to certain cure periods. The lenders under the New Direct Lending Credit Facility will be permitted to assign all or a portion of their loans with Direct Lending’s and Natixis’s consent, which may not be unreasonably withheld. The New Direct Lending Credit Facility will have a maturity of three years from the closing date of the facility.

Extension Fund Credit Facility

The rights and obligations of the Extension Fund and the terms and conditions of the Extension Fund Credit Facility are expected to be substantially the same as those of Direct Lending under the New Direct Lending Credit Facility, except that the Extension Fund Credit Facility will mature upon the earlier of (i) two years from the closing date of the facility, which may be extended for an additional year upon agreement by the Extension Fund and Natixis, and (ii) a specified number of days prior to an IPO of the Extension Fund. There can be no assurance that the final terms of the Extension Fund Credit Facility will be consistent with those described herein.

The terms described above with respect to the New Direct Lending Credit Facility and the Extension Fund Credit Facility are subject to change.

DIVIDEND REINVESTMENT PLAN OF THE EXTENSION FUND

The Extension Fund expects to adopt a dividend reinvestment plan, pursuant to which the Extension Fund will reinvest all cash dividends declared by the board of directors on behalf of stockholders who do not elect to receive their dividends in cash as provided below. As a result, if the board declares, and the Extension Fund pays, a dividend, then Extension Fund stockholders who have not opted out of the dividend reinvestment plan will have their dividends automatically reinvested in additional shares of Common Stock as described below, rather than receiving the dividend in cash.

The dividend reinvestment plan will be administered by State Street (for purposes of this section, the “Plan Administrator”). The Plan Administrator will set up a dividend reinvestment plan account for shares acquired pursuant to the dividend reinvestment plan for each stockholder who has not opted out of the plan. The Plan Administrator may hold each such stockholder’s shares in non-certificated form in the name of the Plan Administrator or that of its nominee.

No action will be required on the part of a registered Extension Fund stockholder to have its dividends reinvested in Common Stock. A registered stockholder will be able to elect to receive an entire dividend in cash by notifying the Plan Administrator in writing using the form of notice specified by the Plan Administrator, so that such notice is received by the Plan Administrator no later than ten days prior to the record date for the first dividend such stockholder wishes to receive in cash. Tendering Direct Lending unitholders may also opt out of the dividend reinvestment plan with respect to the shares of Common Stock they receive in the Exchange by marking the relevant box on the Letter of Transmittal. Any election to opt out of the dividend reinvestment plan will remain in effect until the stockholder notifies the Plan Administrator, which notice must be delivered to the Plan Administrator no later than ten days prior to the record date for the first dividend for which the stockholder wishes its new election to take effect.

Prior to an IPO or a Listing, the number of shares to be issued to a stockholder under the dividend reinvestment plan will be determined by dividing the total dollar amount of the dividend payable to such stockholder by the most-recently determined net asset value per share of Common Stock. The number of shares of Common Stock to be issued to the stockholder pursuant to the foregoing shall be rounded downward to the nearest whole share to avoid the issuance of fractional shares, with any fractional shares that otherwise would have been issuable to the stockholder being paid in cash. The Extension Fund intends to use newly issued shares to implement the plan.

Following an IPO or a Listing, the Extension Fund expects to adopt a new dividend reinvestment plan based on the market price of the Common Stock, subject to certain adjustments.

The Plan Administrator’s service fee, if any, and expenses for administering the dividend reinvestment plan will be paid for by the Extension Fund. There will be no brokerage charges or other direct charges to stockholders who participate in the plan.

Stockholders who receive dividends in the form of stock are subject to the same federal, state and local tax consequences as are stockholders who elect to receive their dividends in cash. A stockholder’s basis for determining gain or loss upon the sale of stock received in a dividend from the Extension Fund will be equal to the total dollar amount of the dividend payable to the stockholder. Any stock received in a dividend will have a new holding period for tax purposes commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.

The plan will be terminable by the Extension Fund upon notice in writing mailed to each Extension Fund stockholder of record who has not opted out of the plan at least 30 days prior to any record date for the payment of any dividend by the Extension Fund. All correspondence concerning the plan should be directed to the Adviser by email at SSFClientService@tcw.com or by phone to the SSF Client Service group at (213) 244-0000.

COMPARISON OF UNITHOLDERS’ AND STOCKHOLDERS’ RIGHTS

Upon completion of the exchange offer, Direct Lending unitholders who exchange their Units for shares of Common Stock will become stockholders of the Extension Fund. These stockholders’ rights will continue to be governed by Delaware law and will be governed by the Extension Fund’s amended and restated certificate of incorporation (i.e., the certificate of incorporation) and amended and restated bylaws (i.e., the bylaws). Because Direct Lending and the Extension Fund are both organized under the laws of the state of Delaware, differences in the rights of a unitholder of Direct Lending from those of a stockholder of the Extension Fund arise principally from provisions of the constitutive documents of each of Direct Lending and the Extension Fund.

The following is a summary of certain important differences between the Extension Fund’s certificate of incorporation and bylaws and Direct Lending’s LLC Agreement. This summary is not a complete statement of the rights of equityholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Direct Lending’s and the Extension Fund’s constitutive documents (as such documents may be amended), which you should read. To find out where you can get copies of these documents, see “Where You Can Find More Information.”

Authorized Capital Structure and Liquidation Rights of the Extension Fund and Direct Lending

Class of Security	Authorized	Issued	Liquidation Preference
Extension Fund:(1)
Common Stock, par value $0.001 per share	400,000,000	1	None
Preferred Stock, par value $0.001 per share	100,000,000	—	Not applicable
Direct Lending:(1)
Units	Unlimited	20,134,698	None
Preferred Units	Unlimited	—	Not applicable

(1)	As of May 21, 2018.

Stockholders’ and Unitholders’ Rights

	Direct Lending	Extension Fund
Dividend Policy	As a RIC, Direct Lending is obligated to distribute at least 90% of its investment company taxable income to its unitholders on an annual basis.	As a RIC, the Extension Fund will be obligated to distribute at least 90% of its investment company taxable income to its stockholders on an annual basis. The Extension Fund also intends to declare quarterly dividends commencing after the end of its first full quarter of operations following the completion of the Exchange.

Voting, Generally

Units:

•  one vote per Unit

•  for directors, unitholders do not have cumulative voting rights; holders of a plurality of the Units entitled to vote in any election of directors may elect all of the directors standing for election.

Common Stock:

•  one vote per share

•  for directors, stockholders do not have cumulative voting rights; holders of a majority of the Common Stock entitled to vote in any election of directors may elect all of the directors standing for election.

	Direct Lending	Extension Fund
Supermajority Provisions	The LLC Agreement does not require supermajority unitholder approval for any amendments.	From and after the consummation of an IPO or a Listing, supermajority stockholder approval will be required for certain amendments to the certificate of incorporation, including those related to the board of directors, anti-takeover provisions, limitation on liability and indemnification, amendments to the certificate of incorporation and bylaws, and termination.

Equityholder Action by Written Consent	Unitholder actions may be taken by written consent in lieu of a meeting.	Stockholder actions may not be taken by written consent in lieu of a meeting, except prior to an IPO or a Listing and other than any action required or permitted to be taken by the holders of one or more series of Preferred Stock acting as a separate class.

Number of Directors and Size of Board	The LLC Agreement provides that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, the number of directors may never be fewer than one or more than twelve unless the LLC Agreement is amended, in which case there may be more than twelve directors but never fewer than one. Direct Lending’s board of directors has currently set the number of directors at five.

The bylaws will provide that initially the number of directors shall be equal to the number of directors named in the original certificate of incorporation. Thereafter, the total number of directors shall be fixed from time to time as provided in the bylaws.

However, the number of directors may never be fewer than one or more than twelve unless the bylaws are amended. The Extension Fund’s board of directors has currently set the number of directors at five.

Term of Directors	Directors are divided into three classes, each serving staggered, three-year terms or until such director’s earlier death, resignation or removal. However, the initial members of the three classes had initial terms of one, two and three years, respectively.	Directors will be divided into three classes, each serving staggered, three-year terms or until such director’s earlier death, resignation or removal. However, the initial members of the three classes have initial terms of one, two and three years, respectively.

Removal of Directors	Directors may be removed only (i) for cause, as defined in the LLC Agreement, and then only by the affirmative vote of a supermajority of the then-outstanding authorized Units entitled to vote, or (ii) by a vote at a duly called meeting of the board of at least 80% of the directors then seated.	Directors elected by the stockholders generally may be removed only for cause by the affirmative vote of 75% of the holders of the Extension Fund’s capital stock then outstanding and entitled to vote in the election of directors.

	Direct Lending	Extension Fund
Vacancies	Vacancies will be filled by the affirmative vote of the majority of directors then in office, even if less than a quorum.	Vacancies are filled by the affirmative vote of the majority of directors then in office, even if less than a quorum.

Advance Notice Procedures for an Equityholder Proposal	The LLC Agreement does not provide for advance notice procedures for unitholder proposals.

In general, a stockholder wishing to nominate a director or raise another proposal must notify Extension Fund in writing no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting of stockholders.

This notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal.

Calling Special Meeting of Equityholders	The LLC Agreement does not provide for special meetings of unitholders.	Special meetings of the stockholders may only be called by or at the direction of the board of directors, the chairman of the board or the Extension Fund’s chief executive officer.

Amendment

Amendments to Direct Lending’s LLC Agreement generally require the prior written consent of a majority in interest of the unitholders whose rights are affected by the amendment. However, certain amendments may be made with the consent of the board of directors and without the consent of any unitholder, including to add to the duties or obligations of the board or surrender any right granted to the board, to make changes necessary to comply with state or federal law, and to make changes that the LLC Agreement specifically provides may be made by the board without unitholder consent, among others.

No amendments may be made if such amendment would subject any unitholder to any adverse economic consequences without the unitholder’s consent, diminish the rights or protections of any unitholder, or diminish or waive in any material respect the duties and obligations of the board to Direct Lending or its unitholders.

Amendments to the certificate of incorporation generally require an affirmative vote of a majority of the shares entitled to vote on any matter. However, from and after the consummation of an IPO or a Listing, amendments to certain provisions of the certificate of incorporation, including those related to the board of directors, anti-takeover provisions, limitation on liability and indemnification, amendments to the certificate of incorporation and bylaws, and termination may be adopted only by the affirmative vote of the holders of at least 75% of the voting power of the outstanding capital stock entitled to vote.

Amendments to the provisions of the bylaws may be made by the affirmative vote of at least a majority of the total number of authorized directors then in office, without the need for stockholder approval. Prior to an IPO or a Listing, the bylaws may also be adopted, amended or repealed upon the affirmative vote of the holders of a majority in voting power of the shares of capital stock present in person or represented by proxy at a

	Direct Lending	Extension Fund

meeting at which a quorum is present and entitled to vote thereon.

From and after the consummation of an IPO or a Listing, the bylaws may be adopted, amended or repealed by the affirmative vote of at least 75% of the voting power of all shares issued and outstanding and entitled to vote on any matter.

Business Combinations with Interested Parties	DGCL Section 203 does not apply to Direct Lending.

The Extension Fund will not be subject to Section 203 of the DGCL. However, under its certificate of incorporation, the Extension Fund is generally prohibited from engaging in business combinations with interested stockholders, other than certain exempt parties, for a period of three years following the date the person became an interested stockholder unless:

•  prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock at the time the transaction commenced (excluding those shares owned (i) by directors or officers of the Extension Fund and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•  the subsequent transaction with the interested stockholder has been approved by the board and 66 2⁄3% of its outstanding voting stock that is not owned by the interested stockholder.

	Direct Lending	Extension Fund
However, the Adviser, TCW and their affiliates, and certain of their direct and indirect transferees will be exempted from these provisions.

Commitments	From time to time in its discretion, Direct Lending may draw down all or any portion of the Undrawn Commitment with respect to each Unit upon at least ten business days’ prior written notice to the unitholders. Following the expiration of the Direct Lending Commitment Period on September 30, 2017, unitholders were released from any further obligation with respect to their Undrawn Commitments, except to the extent necessary to cover certain expenses and fees, complete certain investments that were significantly in process prior to the expiration of the Direct Lending Commitment Period, and effect certain follow-on investments in existing portfolio companies up to 10% of capital commitments.

From time to time in its discretion, the Extension Fund may draw down all or any portion of the undrawn commitment with respect to each share of Common Stock upon at least ten business days’ prior written notice to the stockholders.

Upon an IPO or a Listing, stockholders’ uncalled capital commitments under the New Subscription Agreements will be automatically reduced to zero.

DETERMINATION OF NET ASSET VALUE

Direct Lending determines, and the Extension Fund will determine, the net asset value per Unit or per share, as applicable, quarterly. The net asset value per Unit or per share is equal to the value of Direct Lending’s or the Extension Fund’s respective total assets minus liabilities and any preferred equity outstanding divided by the total number of Units or shares of Common Stock outstanding. At present, Direct Lending and the Extension Fund do not have any preferred equity outstanding.

Investments are valued at the end of each fiscal quarter. Substantially all of Direct Lending’s investments are, and substantially all of the Extension Fund’s investments will be, in loans that do not have readily ascertainable market prices. Assets that are not publicly traded or whose market prices are not readily available are valued at fair value as determined in good faith by the valuation committee of the Adviser and reviewed by the Audit Committee of Direct Lending’s or the Extension Fund’s board of directors. Direct Lending retains, and the Extension Fund will retain, an independent third-party valuation firm to assist the board of directors by performing certain limited third-party valuation services. In connection with that determination, investment professionals from the Adviser prepare portfolio company valuations using sources and/or proprietary models depending on the availability of information on its assets and the type of asset being valued, all in accordance with its valuation policy. The participation of the Adviser in the valuation process could result in a conflict of interest, since the Direct Lending Management Fee and the Extension Fund Management Fee are based in part on gross assets.

Because fair valuations, and particularly fair valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and are often based to a large extent on estimates, comparisons and qualitative evaluations of private information, Direct Lending’s and the Extension Fund’s determinations of fair value may differ materially from the values that would have been determined if a ready market for these securities existed. This could make it more difficult for investors to value accurately Direct Lending’s or the Extension Fund’s portfolio investments and could lead to undervaluation or overvaluation of Units or of Common Stock, as applicable. In addition, the valuation of these types of securities may result in substantial write-downs and earnings volatility.

The valuation policies of the Extension Fund will be the same as those of Direct Lending. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Investments at Fair Value” in Part II, Item 7 and the notes to Direct Lending’s audited financial statements in Direct Lending’s Annual Report on Form 10-K for the year ended December 31, 2017 and in Part I, Item 2 of Direct Lending’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, incorporated by reference herein.

REGULATION

Unless the context requires otherwise, the descriptions of regulation in this section apply to Direct Lending and will apply to the Extension Fund following its election to be regulated as a BDC and a RIC. As used in this section, except where the context suggests otherwise, the term “the Funds” refers to both Direct Lending and the Extension Fund.

Regulation as a Business Development Company

General

On December 30, 2014, Direct Lending elected to be regulated as a BDC under the 1940 Act. The Extension Fund will elect to be regulated as a BDC in connection with the Exchange. The 1940 Act contains prohibitions and restrictions relating to transactions between BDCs and their affiliates (including any investment advisers or sub-advisers), principal underwriters and affiliates of those affiliates or underwriters. In addition, a BDC must be organized for the purpose of investing in or lending primarily to private companies organized in the United States and making significant managerial assistance available to them.

As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of the board of directors must be persons who are not “interested persons,” as that term is defined in the 1940 Act. Additionally, the Funds are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the Funds against larceny and embezzlement. Furthermore, as BDCs, the Funds are prohibited from protecting any director or officer against any liability to the Funds or their respective unitholders or stockholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of any such person’s office. As BDCs, the Funds are also required to meet a minimum coverage ratio of the value of total assets to total senior securities, which include all of the Funds’ borrowings and any preferred equity.

The Funds may not change the nature of their business so as to cease to be, or withdraw their election as, BDCs unless authorized by the vote of a majority of their outstanding voting securities, as required by the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of: (a) 67% or more of such company’s voting securities present at a meeting if more than 50% of the outstanding voting securities of such company are present or represented by proxy, or (b) more than 50% of the outstanding voting securities of such company.

The Funds do not intend to acquire securities issued by any investment company that exceed the limits imposed by the 1940 Act. Under these limits, except for registered money market funds, a Fund generally cannot acquire more than 3% of the voting securities of any investment company, invest more than 5% of the value of its total assets in the securities of one investment company, or invest more than 10% of the value of its total assets in the securities of investment companies in the aggregate. The portion of a Fund’s portfolio invested in securities issued by investment companies ordinarily will subject the Fund’s equityholders to additional expenses.

In addition, investment companies registered under the 1940 Act, BDCs and private funds that are excluded from the definition of “investment company” pursuant to either Section 3(c)(1) or 3(c)(7) of the 1940 Act (“Covered Unitholders”) may not acquire directly or through a controlled entity more than 3% of a Fund’s total outstanding voting securities (measured at the time of the acquisition), unless such Covered Unitholders comply with an exemption under the 1940 Act. As a result, Covered Unitholders that are unable to rely on an exemption may seek to hold less Units or Common Stock than if they were not subject to these restrictions. Since the number of Units that will be tendered in the Exchange will not be known until after the expiration of the exchange offer, it is possible that a unitholder that owns less than 3% of Direct Lending’s total outstanding voting Units may acquire more than 3% of the Extension Fund’s total outstanding voting securities following the

Exchange. In evaluating the exchange offer and determining whether to tender all or a portion of its Units, a Covered Unitholder that is unable to rely on an applicable exemption should be especially mindful of the 3% limitation, particularly because a Covered Unitholder’s percentage ownership of the Extension Fund will depend on the total number of Units tendered and accepted for exchange, which cannot be known prior to the expiration of the exchange offer. You will be required to make certain representations regarding your status as a Covered Unitholder in the New Subscription Agreement. Unitholders are encouraged to consult with their advisors regarding the applicability of these restrictions and the availability of exemptions therefrom. See “Risk Factors—Risks Related to the Exchange Offer—Certain investors may be limited in their ability to make significant investments in the Extension Fund.” and “The Split-Off Transaction—Regulatory Considerations—Investment Company Act Matters.”

The Funds have no intention to, and are generally not able to, issue and sell Units or Common Stock at a price below net asset value per Unit or per share, as applicable (as used in this section, “net asset value”). The Funds may, however, issue and sell Units or shares of Common Stock, or warrants, options or rights to acquire such securities, at a price below the then-current net asset value if the applicable board of directors (including a “required majority” as defined in Section 57(o) of the 1940 Act) determines that such sale is in the company’s best interests and the best interests of the unitholders or stockholders, and the unitholders or stockholders have approved the policy and practice of making such sales within the preceding 12 months. In any such case, the price at which securities are to be issued and sold may not be less than a price that, in the determination of the applicable board of directors, closely approximates the market value of such securities. In addition, the Funds may generally issue new Units or shares of Common Stock at a price below net asset value in rights offerings to existing unitholders or stockholders, in payment of distributions or dividends and in certain other limited circumstances.

The Funds may also be prohibited under the 1940 Act from knowingly participating in certain transactions with their respective affiliates without the prior approval of the members of the board of directors who are not “interested persons” and, in some cases, prior approval by the SEC through an exemptive order (other than in certain limited situations pursuant to current regulatory guidance). Direct Lending and the Adviser have obtained the Co-Investment Exemptive Order from the SEC that, subject to certain conditions and limitations, permits the Funds and other funds, accounts and investment vehicles advised by the Adviser (including Fund VII) or certain affiliates of the Adviser (referred to herein as “potential co-investment funds”) to engage in certain co-investment transactions. Under the Co-Investment Exemptive Order, in the case where the interest in a particular investment opportunity exceeds the size of the opportunity, then the investment opportunity will be allocated among Direct Lending, the Extension Fund and such potential co-investment funds based on capital available for investment, which generally will be determined based on the amount of cash on hand, existing commitments and reserves, if any, the targeted leverage level, targeted asset mix and other investment policies and restrictions set from time to time by the board or other governing body of the relevant fund or imposed by applicable laws, rules, regulations or interpretations. In situations where the Funds cannot co-invest with other funds, accounts and investment vehicles managed by the Adviser or an affiliate of the Adviser due to the restrictions contained in the 1940 Act that are not addressed by the Co-Investment Exemptive Order or SEC guidance, the investment policies and procedures of the Adviser generally require that such opportunities be offered to Direct Lending, the Extension Fund, Fund VII and such other funds, accounts or investment vehicles on an alternating basis. There can be no assurance that the Funds will be able to participate in all investment opportunities that are suitable for them.

In order to consummate the Exchange, Direct Lending, the Extension Fund and the Adviser must have obtained the Split-Off Exemptive Order, which will grant the requested exemptions as described in the Split-Off Relief Application. See “The Split-Off Transaction—Exemptive Relief.”

The Funds are subject to periodic examination by the SEC for compliance with the 1940 Act.

Qualifying Assets

Under the 1940 Act, a BDC may not acquire any assets other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to the Funds’ businesses are the following:

•	Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:

•	is organized under the laws of, and has its principal place of business in, the United States;

•	is not an investment company (other than a small business investment company wholly owned by a BDC) or a company that would be an investment company but for certain exclusions under the 1940 Act; and

•	satisfies either of the following:

•	has a market capitalization of less than $250 million or does not have any class of securities listed on a national securities exchange; or

•	is controlled by a BDC or a group of companies including a BDC, the BDC actually exercises a controlling influence over the management or policies of the eligible portfolio company, and, as a result thereof, the BDC has an affiliated person who is a director of the eligible portfolio company.

•	Securities of any eligible portfolio company that a BDC controls.

•	Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities, was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.

•	Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and a BDC already owns 60% of the outstanding equity of the eligible portfolio company.

•	Securities received in exchange for or distributed in connection with securities described above, or pursuant to the exercise of warrants or rights relating to such securities.

•	Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.

Pending investment in other types of “qualifying assets,” as described above, the Funds’ investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which are referred to, collectively, as temporary investments, such that at least 70% of the Funds’ assets are qualifying assets. The Adviser will monitor the creditworthiness of the counterparties with which the Funds enter into repurchase agreement transactions.

Managerial Assistance to Portfolio Companies

A BDC must be operated for the purpose of making investments in the types of securities described under “—Qualifying Assets” above. However, to count portfolio securities as qualifying assets for the purpose of the 70% test, the BDC must either control the issuer of the securities or must offer to make available to the issuer of the securities significant managerial assistance; except that, where the BDC purchases such securities in conjunction with one or more other persons acting together, the BDC will satisfy this test if one of the other persons in the group makes available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the BDC, through its directors, officers or employees, offers to provide, and, if accepted, does in fact provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a portfolio company. The Adviser or an affiliate thereof may provide such managerial assistance on the Funds’ behalf to portfolio companies that request such assistance. The Funds may receive fees for these services and reimburse the Adviser for its allocated costs in providing this assistance, subject to the review and approval by the board of directors, including a majority of the directors who are not “interested persons.”

Senior Securities

The Funds are permitted, under specified conditions, to issue multiple classes of indebtedness and one class of Preferred Units or Preferred Stock senior to the Units or Common Stock, if the Fund’s asset coverage, as defined in the 1940 Act, is at least equal to 200% immediately after each such issuance. In March 2018, the SBCAA was signed into law to permit BDCs to reduce the minimum asset coverage ratio from 200% to 150%, so long as certain approval and disclosure requirements are satisfied. Therefore, the Funds may be able to issue more indebtedness or preferred securities if they adopt a lower minimum asset coverage ratio in the future. See “Risk Factors—Risks Related to the Extension Fund’s Business and Structure—Recent legislation may allow the Extension Fund to incur additional indebtedness.”

While any Preferred Units or Preferred Stock or, in certain limited circumstances, debt securities are outstanding, the Funds may be prohibited from making distributions to unitholders or holders of Common Stock or repurchasing Units or Common Stock unless the Funds meet the applicable asset coverage ratios at the time of the distribution or repurchase. The Funds may also borrow amounts up to 5% of the value of the Funds’ total assets for generally up to 60 days without regard to the asset coverage requirement described above. Finally, (i) Preferred Units or Preferred Stock must have the same voting rights as the Units or Common Stock (one unit, one vote), and (ii) holders of the Preferred Units or Preferred Stock must have the right, as a class, to appoint two directors to the board of directors.

As of March 31, 2018, December 31, 2017 and December 31, 2016, Direct Lending’s asset coverage was 435%, 437% and 263% respectively. The asset coverage of the Extension Fund is expected to equal the asset coverage of Direct Lending immediately following the completion of the Exchange. However, the Extension Fund may incur more indebtedness in the future than historically incurred by Direct Lending within the limitations of the 1940 Act.

Regulated Investment Company Classification

Direct Lending is, and the Extension Fund will be, a RIC, under Subchapter M of the Code. As RICs, the Funds generally will not be required to pay corporate-level federal income taxes on any ordinary income or capital gains that the Funds distribute to their unitholders or stockholders as dividends. To continue to qualify as a RIC, each Fund must, among other things, meet certain source-of-income and asset diversification requirements. In addition, to qualify for RIC tax treatment, each Fund must distribute to its unitholders or stockholders, of each taxable year, at least 90% of its “investment company taxable income” for that year, which is generally ordinary income plus the excess of realized net short-term capital gains over realized net long-term capital losses. The Funds’ investment portfolios are also subject to diversification requirements by virtue of each of their status as a RIC.

Code of Ethics

Direct Lending and the Adviser have adopted, and the Extension Fund will adopt, a code of ethics (the “Code of Ethics”) pursuant to Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act that establishes procedures for personal investments and restricts certain transactions by the Funds’ respective personnel. The Code of Ethics generally contains restrictions on investments by employees in securities that may be purchased or held by the Funds. This information is filed with the SEC. For more information on how to obtain a copy of the Code of Ethics, see “Where You Can Find More Information.”

Sarbanes Oxley Act

The Sarbanes-Oxley Act imposes a wide variety of regulatory requirements on publicly held companies and their insiders. Many of these requirements affect the Funds. For example:

•	pursuant to Rule 13a-14 of the Exchange Act, the Funds’ respective chief executive officer and chief financial officer must certify the accuracy of the financial statements contained in their periodic reports;

•	pursuant to Item 307 of Regulation S-K, the Funds’ respective periodic reports must disclose conclusions about the effectiveness of disclosure controls and procedures;

•	pursuant to Rule 13a-15 of the Exchange Act, subject to certain assumptions, the Funds’ respective management is required to prepare an annual report regarding its assessment of internal control over financial reporting and, depending on the Funds’ accelerated filer or loss of emerging growth company status, the Funds’ independent registered public accounting firm may be required to audit the effectiveness of the Funds’ internal control over financial reporting; and

•	pursuant to Item 308 of Regulation S-K and Rule 13a-15 of the Exchange Act, the Funds’ respective periodic reports must disclose any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Fund’s internal control over financial reporting.

The Sarbanes-Oxley Act requires the Funds to review their current policies and procedures to determine whether the Funds comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. The Funds will continue to monitor compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that they are in compliance therewith.

Compliance Policies and Procedures

The Funds and the Adviser have adopted and implemented written policies and procedures reasonably designed to detect and prevent violation of the federal securities laws, and are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and designate a chief compliance officer to be responsible for administering the policies and procedures.

Proxy Voting Policies and Procedures

Since their principal business is the making of secured loans, the Funds do not expect to be asked to vote by proxy with respect to publicly held securities. However, if and to the extent that the Funds hold, and are asked to submit proxies with respect to publicly or privately held securities, the Funds intend to delegate proxy voting responsibility to the Adviser. The proxy voting policies and procedures of the Adviser are set forth below. The guidelines are reviewed periodically by the Adviser and the Funds’ respective Independent Directors, and, accordingly, are subject to change.

An investment adviser registered under the Advisers Act has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, the Adviser recognizes that it must vote client securities in a timely manner free of conflicts of interest and in the best interests of its clients. These policies and procedures for voting proxies for the Adviser’s investment advisory clients are intended to comply with Section 206 of, and Rule 206(4)-6 under, the Advisers Act.

If the Adviser has responsibility for voting proxies in connection with its investment advisory duties, or has the responsibility to specify to an agent how to vote the client’s proxies, it exercises such voting responsibilities through the corporate proxy voting process. The Adviser believes that the right to vote proxies is a significant asset of its clients’ holdings. In order to provide a basis for making decisions in the voting of proxies for its clients, the Adviser has established a proxy voting committee (the “Proxy Committee”) and adopted proxy voting guidelines (the “Guidelines”) and procedures.

The Proxy Committee generally meets quarterly (or at such other frequency as determined by the Proxy Committee), and its duties include establishing proxy voting guidelines and procedures, overseeing the internal proxy voting process, and reviewing proxy voting issues. The members of the Proxy Committee include the Adviser’s personnel from the investment, compliance, legal and marketing departments. The Adviser also uses outside proxy voting services (each an “Outside Service”) to help manage the proxy voting process. An Outside Service facilitates its voting according to the Guidelines (or according to guidelines submitted by the Adviser’s clients) and helps maintain the Adviser’s proxy voting records. The Adviser’s proxy voting and record keeping is dependent on the timely provision of proxy ballots by custodians, clients and other third parties. Under circumstances described below involving potential conflicts of interest, the Adviser may also request an Outside Service to help decide certain proxy votes. In certain limited circumstances, the Adviser may enter into voting agreements or other contractual obligations that govern the voting of proxies. In the event of a conflict between any contractual requirements and the Guidelines, the Adviser will vote in accordance with its contractual obligations. As a matter of firm policy, the Adviser does not disclose to unaffiliated third parties how it expects to vote on upcoming proxies and does not disclose the way it voted proxies without a legitimate need to know such information.

The Guidelines provide a basis for the Adviser’s decisions in the voting of proxies for clients. When voting proxies, the Adviser’s utmost concern is that all decisions be made solely in the interests of the client and with the goal of maximizing the value of the client’s investments. With this goal in mind, the Guidelines cover various categories of voting decisions and generally specify whether the Adviser will vote for or against a particular type of proposal. The Adviser’s underlying philosophy, however, is that the portfolio managers, who are primarily responsible for evaluating the individual holdings of the Adviser’s clients, are best able to determine how best to further client interests and goals. The portfolio managers may, in their discretion, take into account the recommendations of the Adviser’s management, the Proxy Committee, and any Outside Service.

Individual portfolio managers, in the exercise of their best judgment and discretion, may from time to time override the Guidelines and vote proxies in a manner that they believe will enhance the economic value of clients’ assets, keeping in mind the best interests of the beneficial owners. The Guidelines provide procedures for documenting and, as required, approving such overrides. In the event a potential conflict does arise, the primary means by which the Adviser will avoid a conflict of interest is by casting votes solely in the interests of its clients and in the interests of maximizing the value of their portfolio holdings. In this regard, if a potential conflict of interest arises, but the proxy vote to be decided is predetermined under the Guidelines to be cast either in favor or against, then the Adviser will follow the Guidelines and vote accordingly. On the other hand, if a potential conflict of interest arises and there is no predetermined vote, or the Guidelines themselves refer such vote to the portfolio manager for decision, or the portfolio manager would like to override a predetermined vote, then the Guidelines provide procedures for determining whether a material conflict of interest exists and, if so, resolving such conflict.

The Adviser or an Outside Service will keep records of the following items for at least five years: (i) the Guidelines and any other proxy voting procedures; (ii) proxy statements received regarding client securities (unless such statements are available on the SEC’s EDGAR system); (iii) records of votes cast on behalf of clients (if maintained by an Outside Service, that Outside Service will provide copies of those records promptly upon request); (iv) records of written requests for proxy voting information and the Adviser’s response (whether a client’s request was oral or in writing); and (v) any documents the Adviser prepared that were material to making a decision on how to vote, or that memorialized the basis for the decision. Additionally, the Adviser or an Outside Service will maintain any documentation related to an identified material conflict of interest.

Information regarding how Direct Lending voted proxies relating to portfolio securities during the most recent 12-month period ended March 31, 2018 is available without charge, upon request, by contacting the proxy specialist for voting records for Direct Lending at TCW at (213) 244-0000 and on the SEC’s website at www.sec.gov.

Privacy Principles

The Funds are committed to maintaining the confidentiality, integrity and security of nonpublic personal information relating to investors. The following information is provided to describe generally what personal information the Funds collect, how they protect that information and why, in certain cases, they may share information with select other parties.

The Funds may collect nonpublic personal information regarding investors from sources such as subscription agreements, investor questionnaires and other forms; individual investors’ account histories; and correspondence between individual investors and the Funds. They may share information that they collect regarding an investor with their affiliates and the employees of such affiliates for legitimate business purposes, for example, in order to service the investor’s accounts or provide the investor with information about other products and services offered by the Funds or their affiliates that may be of interest to the investor. In addition, they may disclose information that they collect regarding investors to third parties who are not affiliated with the Funds (i) as required by law or in connection with regulatory or law enforcement inquiries, or (ii) as otherwise permitted by law to the extent necessary to effect, administer or enforce investor or Fund transactions.

Any party that receives nonpublic personal information relating to investors from the Funds is permitted to use the information only for legitimate business purposes or as otherwise required or permitted by applicable law or regulation. In this regard, for officers, employees and agents and affiliates, access to such information is restricted to those who need such access in order to provide services to the Funds and to investors. The Funds maintain physical, electronic and procedural safeguards to seek to guard investor nonpublic personal information.

Reporting Obligations

In order to be regulated as a BDC under the 1940 Act, Direct Lending is and the Extension Fund will be required to register a class of equity securities under the Exchange Act. Direct Lending is, and subsequent to the completion of the Exchange and the effectiveness of its Form 10, the Extension Fund will be required to file annual reports, quarterly reports and current reports with the SEC.

Because the Funds do not currently maintain a corporate website, they do not intend to make available on a website annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The Funds do intend, however, to provide electronic or paper copies of filings free of charge upon request. For more information, see “Where You Can Find More Information.”

DISCLOSURE UNDER RULE 506(D)

The disclosures in this section are being provided to you pursuant to “bad actor” rules under Rule 506(d) of the Securities Act (the “Bad Actor Rules”), which came into effect on September 23, 2013. The Bad Actor Rules disqualify issuers from relying on the private placement safe harbor provided by Regulation D under the Securities Act if certain persons participating in the offering have engaged in one or more disqualifying events. Certain transitional provisions in the Bad Actor Rules permit an issuer to rely on Regulation D notwithstanding the occurrence of disqualifying events prior to September 23, 2013, so long as those events are disclosed to investors. In furtherance of the foregoing, please see the following disclosures for the dealer managers for the exchange offer.

Disclosure Statement of Merrill Lynch

On March 8, 2018, Merrill Lynch received an order from the SEC, under Rule 506(d) of the Securities Act, granting a waiver of the “bad actor” disqualification provision in Rule 506(d)(1)(v). During the disqualification period necessitating the waiver, Merrill Lynch is providing the following disclosure to customers who purchase a Rule 506 private placement offering that Merrill Lynch issues or distributes:

Pursuant to an SEC administrative order, without admitting or denying any allegations, Merrill Lynch was ordered to cease and desist from committing or causing any violations and any future violations of Securities Act §5 (a) and (c). The SEC found that Merrill Lynch failed to conduct a reasonable inquiry into “red flags” raised during Merrill’s review of sales of certain American Depositary Shares (“ADS”) and that Merrill Lynch did not have a reasonable basis for believing the sales were not a distribution. The SEC further found that, as a result, Merrill Lynch offered and sold the ADS without a valid registration of the securities and that there was not an available exemption from registration for the securities. Merrill Lynch was ordered to pay disgorgement of $127,545, prejudgment interest of $27,340, and a civil penalty of $1.25 million.

On June 18, 2015, Merrill Lynch and certain of its affiliated entities received an order from the SEC under Rule 506(d) of the Securities Act, granting a waiver of the “bad actor” disqualification provision in Rule 506(d)(1)(iv). During the disqualification period necessitating the waiver, Merrill Lynch is providing the following disclosure to customers who purchase a Rule 506 private placement offering that Merrill Lynch issues or distributes:

Pursuant to an SEC administrative order, without admitting or denying any allegations, Merrill Lynch was ordered to cease and desist from violations of Securities Act §17(a)(2) that the SEC alleged resulted from inadequate due diligence conducted by Merrill Lynch in certain offerings of municipal securities that resulted in Merrill Lynch failing to form a reasonable basis for believing the truthfulness of certain material representations in official statements issued in connection with those offerings. The SEC further alleged that, as a result, Merrill Lynch offered and sold municipal securities on the basis of materially misleading disclosure documents. Merrill Lynch was ordered to pay a civil monetary penalty of $500,000 and to comply with undertakings regarding review of and recommended changes to policies and procedures for municipal underwriting due diligence.

On June 1, 2015, Merrill Lynch and Merrill Lynch Professional Clearing Corporation (the “Firms”) and certain of their affiliated entities received a letter from the Division of Corporation Finance of the SEC, acting pursuant to delegated authority from the SEC, under Rule 506(d) of the Securities Act, granting a waiver of the “bad actor” disqualification provision in Rule 506(d)(1)(iv). During the disqualification period necessitating the waiver, Merrill Lynch is providing the following disclosure to customers who purchase a Rule 506 private placement offering that Merrill Lynch issues or distributes:

Pursuant to an SEC administrative order (the “SHO Order”), the Firms were ordered to cease and desist from violations of Rule 203(b) of Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) arising from practices related to execution of short sales. The Firms acknowledged that they violated Rule 203(b) of Regulation SHO in connection with their practices related to execution of short sales. Specifically, the Firms acknowledged that they (1) accepted new short sale orders in reliance on an easy to borrow list (“ETB List”) after having learned of facts indicating that such reliance was no longer reasonable and therefore orders were accepted without reasonable grounds to believe the security could be borrowed and that the locates were inaccurately documented with an ETB List locate reference, and (2) in certain instances, used data that was more than 24 hours old to construct the ETB List, which, at times, resulted in securities being included on the ETB List when they otherwise should not have been. The Firms agreed in the SHO Order to (1) cease and desist from committing or causing any violations and any future violations of Rule 203(b) of Regulation SHO; (2) be censured; (3) pay disgorgement of $1,566,245.67 plus prejudgment interest; (4) pay a civil monetary penalty of $9 million; and (5) comply with certain undertakings, including retaining an independent consultant within thirty (30) days of entry of the SHO Order to conduct a review of the Firms’ policies, procedures and practices with respect to their acceptance of short sale orders for execution in reliance on the ETB List and procedures to monitor compliance therewith to satisfy certain of their obligations under Rule 203(b) of Regulation SHO.

On May 24, 2017, Bank of America, N.A. (“BANA”), Merrill Lynch and certain of their affiliated entities (the “Parties”) received a letter from the Division of Corporation Finance of the SEC, acting pursuant to delegated authority from the SEC, extending the waiver the Parties initially received on November 25, 2014, through an order from the SEC under Rule 506(d) of the Securities Act granting a waiver of the “bad actor” disqualification provision in Rule 506(d)(1)(ii). The order requires BANA and Merrill Lynch to furnish the following disclosure to their customers who purchase a Rule 506 private placement offering that BANA or Merrill Lynch issues or distributes:

Pursuant to consents executed by BANA, Banc of America Mortgage Securities, Inc. (“BOAMS”), and Merrill Lynch (successor by merger to Bank of America Securities LLC (“BAS”)) on August 15, 2014, and filed with the district court on November 24, 2014, BANA, BOAMS and Merrill Lynch consented to injunctions concerning the offer and sale of certain residential mortgage-backed securities (“RMBS”) to investors. Final judgments were issued on November 25, 2014 enjoining BANA, BOAMS and Merrill Lynch from violations of certain provisions of the Securities Act. Without admitting or denying the allegations, BANA, BOAMS and Merrill Lynch consented to permanent injunctions against violations of Securities Act §17(a)(2) and (3), and were ordered to pay a $109.22 million disgorgement, $109.22 million penalty, and $6.62 million prejudgment interest; and Merrill Lynch and BOAMS consented to permanent injunctions against violations of Securities Act §5(b)(1).

With respect to Securities Act §17(a)(2) and (3), the SEC alleged that BANA, BOAMS and Merrill Lynch (1) underwrote a prime RMBS (“BOAMS 2008-A”) and failed to comply with its representation that each underlying mortgage complied with applicable underwriting guidelines; (2) did not disclose the percentage of loans collateralizing BOAMS 2008-A that were originated by third-party mortgage brokers (“wholesale channel loans”) and the risks attendant with such loans (specifically, that wholesale channel loans were more likely to have material underwriting errors, become delinquent, fail early in the life of the loan, or to prepay); and (3) provided investors and rating agencies with documents that materially misrepresented material facts about debt to income and original combined loan-to-value ratios for the loans underlying BOAMS 2008-A.

With respect to Securities Act §5(b)(1), the SEC alleged that BAS and BOAMS disclosed data, including preliminary loan tapes, which reflected the percentage of wholesale channel loans collateralizing BOAMS 2008-A to certain, but not all, investors and that BAS and BOAMS did not file this data with the SEC.

Rules 506(d) and (e) under Regulation D under the Securities Act require that issuers of Rule 506 private placement offerings include disclosures of prior “bad acts” by covered persons (including but not limited to directors, officers, promoters, and solicitors) which resulted in a conviction or administrative sanction for securities fraud or other violations of specified laws before September 23, 2013.

1.	On December 7, 2010, the SEC issued an administrative and cease-and-desist order (the “2010 Order”) finding that BAS willfully violated Exchange Act §15(c)(1)(A) when certain employees participated in improper bidding practices involving the temporary investment of municipal securities proceeds during the 1998-2002 period. The 2010 Order censured BAS, and ordered BAS to (1) cease and desist from committing or causing such violations and future violations, and (2) pay $36,096,442 disgorgement and prejudgment interest. BAS consented to the order without admitting or denying the SEC’s findings.

2.	On January 25, 2011, the SEC issued an order (the “2011 Order”) finding that (1) between February 2003 and February 2005, Merrill Lynch market makers executing institutional customer orders for securities sometimes shared information concerning those trades with traders on a Merrill securities proprietary trading desk; (2) at times, the traders used that information to place trades for Merrill Lynch after execution of the institutional customer order; (3) the foregoing was improper and contrary to Merrill Lynch’s confidentiality representations to its customers; (4) there were instances between 2002 and 2007 when Merrill Lynch charged institutional and high net worth customers undisclosed mark-ups and mark-downs on riskless securities principal trades for which Merrill had agreed to charge the customer only a commission equivalent fee; (5) in doing so, Merrill Lynch acted improperly and contrary to its customer agreement; (6) from 2002-2007, Merrill failed in many instances to make records of its agreements with institutional customers to guarantee an execution price, which agreements were part of the terms and conditions of the institutional customer orders; (7) as a result of its conduct, Merrill Lynch willfully violated Exchange Act (i) §15(c)(1)(A) by effecting transactions in securities by means of manipulative, deceptive or other fraudulent devices or contrivances, and (ii) §15(g) by failing to establish, maintain, and enforce written policies and procedures reasonably designed to prevent the misuse of material, nonpublic information; (8) under Exchange Act §15(b)(4)(E), Merrill Lynch failed reasonably to supervise its traders with a view toward preventing them from violating the federal securities laws; and (9) Merrill Lynch willfully violated Exchange Act §17(a) and Rule 17a-3(A)(6) by failing to record certain terms and conditions of customer orders. Merrill Lynch neither admitted nor denied the findings in the 2011 Order.

The 2011 Order (1) required that Merrill Lynch cease and desist from committing or causing any violations and any future violations of Exchange Act §§15(c)(1)(A), 15(g) and 17(a) and Rule 17a-3(A)(6) thereunder; (2) censured Merrill Lynch pursuant to Exchange Act §15(b)(4); and (3) required that Merrill pay a $10 million civil monetary pursuant to Exchange Act §§15(b)(4) and 21B.

3.	The Massachusetts Securities Division of the Office of the Secretary of the Commonwealth (“MSD”) alleged violations of the Massachusetts Uniform Securities Act (“Act”) concerning Merrill Lynch’s sale of auction rate securities issued by collateral debt obligations (“ARS CDOs”) to the City of Springfield, Massachusetts (“City”). Without admitting or denying the MSD’s allegations, Merrill Lynch agreed to certain undertakings, to cease and desist from violations of the Act, and to the entry of a censure order. On or about January 31, 2008, Merrill Lynch purchased from the City the ARS CDOs at the $13.9 million par value.

4.	Merrill Lynch entered into consent orders with numerous state securities regulators concerning conduct relating to the marketing and sale of auction rate securities (“ARS”) to customers. Without admitting or denying the allegations, Merrill Lynch agreed to cease and desist from violations of certain state securities laws, and to certain undertakings, including to buy back eligible ARS from eligible investors. Merrill Lynch also paid civil penalties and fines, allocated at the discretion of the states, to resolve all underlying conduct relating to the sale of ARS.

Under the terms of the settlement, Merrill Lynch agreed to undertakings designed to provide liquidity to eligible investors. Merrill Lynch offered to (1) purchase at par from eligible investors certain ARS that failed at auction; (2) pay certain eligible investors who sold certain ARS below par the difference between par and the price at which the ARS were sold; (3) participate in a special arbitration process for the purpose of arbitrating any eligible investor’s consequential damages claim arising from their inability to sell certain ARS; (4) refund to municipal issuers certain refinancing fees received by Merrill Lynch for the issuance or refinancing of such issuers’ ARS; and (5) endeavor to work with issuers and other interested parties to provide liquidity solutions for institutional investors that purchased certain ARS from Merrill Lynch but are not considered eligible investors and are not entitled to participate in the ARS buyback under the terms of the settlement.

Merrill Lynch’s control affiliate BAS entered into similar consent orders with state securities regulators.

Disclosure Statement of Morgan Stanley

You are receiving this disclosure statement as a potential investor in a private placement transaction for which Morgan Stanley is acting as placement agent. This disclosure statement is being furnished to you pursuant to Rule 506(e) of Regulation D under the Securities Act. Rule 506(d) of Regulation D disqualifies issuers from relying on the private placement safe harbor set forth therein if certain covered persons are participating in the offering. Only disciplinary events that occur on or after September 23, 2013 are a basis for disqualification, but pre-existing matters that would have been disqualifying events had they occurred on or after September 23, 2013 are subject to mandatory disclosure pursuant to Rule 506(e).

June 2012 CFTC Order—In June 2012, Morgan Stanley consented to and became the subject of an order by the Commodity Futures Trading Commission (the “CFTC”) that resolved administrative proceedings initiated by the CFTC. In the order, the CFTC found that from April 2008 through October 2009, Morgan Stanley violated the Commodity Exchange Act and CFTC regulations by executing, processing and reporting numerous off-exchange futures trades to the Chicago Mercantile Exchange and Chicago Board of Trade as exchange for related positions (“EFRPs”) in violation of relevant rules because those trades lacked the related cash or other over-the-counter positions required to constitute a valid EFRP. The CFTC also found that Morgan Stanley violated CFTC regulations by failing to supervise the handling of the trades at issue and failing to have adequate policies and procedures designed to detect and deter the foregoing violations. Without admitting or denying the underlying allegations and without adjudication of any issue of law or fact, Morgan Stanley consented to a cease and desist order, a civil monetary penalty of $5.0 million and undertakings related to public statements and future cooperation.

In addition, the following disclosure is being furnished to you (which amends and supplements any prior disclosure furnished to you) as a result of the guidance issued by the SEC on January 3, 2014, which appeared to expand the mandatory disclosure requirement set forth in Rule 506(e). While Morgan Stanley & Co. LLC (“MS&Co.”) does not believe the substance of the following settlement triggers a disclosure obligation under Rule 506(e), it is furnishing you with this disclosure out of an abundance of caution in light of the uncertainty created by the SEC’s recent guidance:

Auction Rate Securities Settlement—In August 2008, MS&Co. Inc. reached an agreement with the Office of the New York State Attorney General and the Office of the Illinois Secretary of State, Securities Department (on behalf of a task force of other states under the auspices of the North American Securities Administrators Association) to settle investigations relating to the sale of auction rate securities (“ARS”). Pursuant to that agreement and with MS&Co. Inc.’s consent, a number of state securities regulators issued final orders against MS&Co. Inc. for engaging in dishonest or unethical conduct related to the marketing and sale of ARS, and failure to supervise reasonably. Under the terms of the settlement agreement, MS&Co. Inc. agreed, without admitting or denying wrongdoing, to: (1) repurchase at par illiquid ARS that were purchased by certain retail clients prior to February 13, 2008; (2) pay certain retail clients that sold ARS below par the difference between par and the price at which the clients sold the securities; (3) arbitrate, under special procedures, claims for consequential damages by certain retail clients; (4) refund refinancing fees to certain municipal issuers of ARS; and (5) pay a total penalty of $35 million.

CUSTODIAN, TRANSFER AND DIVIDEND PAYING AGENT AND REGISTRAR

Direct Lending’s securities and loan documents are held by State Street pursuant to a custodian agreement. The principal business address of State Street is One Iron Street, Boston, MA 02110.

The Extension Fund’s securities and loan documents will be held by State Street pursuant to a custodian agreement. State Street will also act as the Extension Fund’s dividend paying agent and registrar.

BROKERAGE ALLOCATION AND OTHER PRACTICES

Since Direct Lending does, and the Extension Fund will, generally acquire and dispose of investments in privately negotiated transactions, many of the transactions that Direct Lending and the Extension Fund engage in will not require the use of brokers or the payment of brokerage commissions.

Subject to policies established by the applicable board of directors, the Adviser is primarily responsible for selecting brokers and dealers to execute transactions with respect to the publicly traded securities portion of portfolio transactions and the allocation of brokerage commissions. The Adviser does not expect to execute transactions through any particular broker or dealer but will seek to obtain the best net results for Direct Lending or the Extension Fund under the circumstances, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities.

The Adviser generally will seek reasonably competitive trade execution costs but will not necessarily pay the lowest spread or commission available. Subject to applicable legal requirements and consistent with Section 28(e) of the Exchange Act, the Adviser may select a broker based upon brokerage or research services provided to the Adviser and Direct Lending, the Extension Fund and any other clients. In return for such services, Direct Lending or the Extension Fund may pay a higher commission than other brokers would charge if the Adviser determines in good faith that such commission is reasonable in relation to the services provided.

The aggregate amount of brokerage commissions paid by Direct Lending during the three most recent fiscal years is $0.

EXTENSION FUND SHARES ELIGIBLE FOR FUTURE SALE

The number of shares of Common Stock outstanding following the Exchange will depend on the number of Units tendered and accepted in the exchange offer. There will be no public market for Common Stock until an IPO or a Listing, if any.

No assurance can be given as to (a) the likelihood that an active market for Common Stock will develop, (b) the liquidity of any such market, (c) the ability of stockholders to sell securities of the Extension Fund or (d) the prices that stockholders may obtain for any such securities. No prediction can be made as to the effect, if any, that future sales of securities, or the availability of securities for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of securities, or the perception that such sales could occur, may adversely affect prevailing market prices of Common Stock.

THE SHARES OF COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFER AND PURSUANT TO THE NEW SUBSCRIPTION AGREEMENTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS. THE SHARES OF COMMON STOCK MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES OF COMMON STOCK UNDER THE SECURITIES ACT OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE EXTENSION FUND AND ITS COUNSEL, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN ADDITION TO ANY APPLICABLE CONTRACTUAL RESTRICTIONS, AS DESCRIBED HEREIN.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Extension Fund at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about the Extension Fund. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of the Extension Fund and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of Common Stock or the average weekly trading volume of Common Stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Extension Fund (which requires that the Extension Fund be current in its periodic reports under the Exchange Act).

New Subscription Agreement Transfer Restrictions

Prior to 180 days after the date of the final prospectus in an IPO or after a Listing, under the terms of the New Subscription Agreement, holders of Common Stock will not be permitted to transfer any shares of their Common Stock unless (i) the Extension Fund provides its prior written consent, (ii) the transfer is made in accordance with applicable securities laws and (iii) the transfer is otherwise in compliance with the restrictions contained in the New Subscription Agreement. Withdrawal from an investment in the Common Stock generally will not be permitted. In addition, holders of Common Stock will be required under the New Subscription Agreement to enter into separate lock-up agreements with the Extension Fund prior to an IPO with respect to all of their Common Stock, as described below. As a result, an investment in Common Stock should be viewed as illiquid and subject to high risk. See “Description of New Subscription Agreement—Restrictions on Transfer.”

Lock-Up Agreements

The New Subscription Agreement will require that Extension Fund stockholders acknowledge and agree that they will be required to enter into separate lock-up agreements with the Extension Fund prior to an IPO with respect to all of their Common Stock, on such terms as the Extension Fund, in consultation with the underwriters in the IPO, reasonably requests. The lock-up agreements will include additional transfer restrictions that will apply for an additional period beyond the 180-day period following an IPO. In general, the lock-up agreements are expected to provide that, without the prior written consent of the Extension Fund (and a representative of the underwriters, in some cases), such stockholder will not, subject to certain exceptions, during a specified period following an IPO, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of Common Stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of Common Stock or such other securities, in cash or otherwise), (3) assign, mortgage, hypothecate, gift or otherwise dispose or encumber any shares of Common Stock, or (4) if applicable, make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. Although the specific terms of the lock-up agreements will be determined prior to an IPO, it is currently expected that the lock-up agreements will restrict transfers for a period of 180 days following an IPO for, subject to certain exceptions, all of the shares of Common Stock held by a stockholder prior to an IPO, 360 days following an IPO for two-thirds of such shares and 540 days following an IPO for one-thirds of such shares.

It is expected that the Extension Fund, the Adviser and the directors and executive officers of the Extension Fund will also enter into similar lock-up agreements in connection with an IPO of the Extension Fund. See “Description of New Subscription Agreement—Restrictions on Transfer.”

The terms described above with respect to lock-up agreements are subject to change.

LEGAL MATTERS

Certain legal matters, including the legality of the shares being offered herein, will be passed upon by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, and Paul Hastings LLP, San Francisco, California. Paul Hastings LLP also represents the Adviser. Sullivan & Cromwell LLP, New York, New York is representing the dealer managers.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of TCW Direct Lending LLC, incorporated in this Offer to Exchange by reference from TCW Direct Lending LLC’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein and in the Schedule TO by reference.

INDEPENDENT AUDITOR

The consolidated financial statements of TCW Direct Lending Strategic Ventures LLC, incorporated in this Offer to Exchange by reference from Exhibit 99.1 of TCW Direct Lending LLC’s Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein and in the Schedule TO by reference.

WHERE YOU CAN FIND MORE INFORMATION

Direct Lending has filed with the SEC a Schedule TO (of which this document is a part), together with all amendments and related exhibits, under the Exchange Act. The Schedule TO contains additional information about the exchange offer.

Direct Lending is subject to the informational requirements of the Exchange Act. Accordingly, it must file annual, quarterly and current reports, proxy material and other information with the SEC. You can review and copy such information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Such information is also available from the EDGAR database on the SEC’s web site at http://www.sec.gov. You also can obtain copies of such information, after paying a duplicating fee, by sending a request by email to publicinfo@sec.gov or by writing the SEC’s Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, Washington, DC 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (202) 551-8090 or (800) SEC-0330.

The information Direct Lending files and the Extension Fund will file with the SEC is available free of charge by contacting the Adviser at 200 Clarendon Street, 51st Floor, Boston, MA 02116 or by telephone at (213) 244-0531.

In order to be regulated as a BDC under the 1940 Act, the Extension Fund will be required to register a class of equity securities under the Exchange Act. The Extension Fund will file a registration statement on Form 10 prior to the completion of the Exchange to register its Common Stock under the Exchange Act. Subsequent to the effectiveness of its Form 10, which is expected to be approximately 60 days following the filing of the Form 10, the Extension Fund will be required to file annual reports, quarterly reports and current reports, proxy material and other information with the SEC.

The Adviser will provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to herein.

If you have any questions or need assistance with respect to the terms and conditions of the exchange offer or any aspect of the Exchange, or to confirm the amount of your Available Commitment, please contact the Adviser at:

The TCW Group, Inc.

c/o James Bold

1251 Avenue of the Americas, Suite 4700

New York, NY 10020

Email:

james.bold@tcw.com

Telephone:

(212) 771-4522

To submit your Submission Package (or Notice of Withdrawal), or if you have any procedural questions or need assistance with respect to the Submission Package, or would like to request copies of the Offer to Exchange, the other Offering Materials or the information incorporated by reference herein, please contact the Adviser at:

TCW Direct Lending LLC

c/o TCW Asset Management Company LLC

865 South Figueroa Street, Suite 1800

Los Angeles, CA 90017

Attention: Vartan Bezhanyan

Email:

tcwprivatefunds@tcw.com

Telephone:

(213) 244-0531

The dealer managers for the exchange offer are:

BofA Merrill Lynch Morgan Stanley